    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1999
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                   FORM S-11
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          STRATEGIC TIMBER TRUST, INC.

      (Exact name of registrant as specified in its governing instruments)

                            5 NORTH PLEASANT STREET
                        NEW LONDON, NEW HAMPSHIRE 03257
                                 (603) 526-7800
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

             C. EDWARD BROOM, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          STRATEGIC TIMBER TRUST, INC.
                            5 NORTH PLEASANT STREET
                        NEW LONDON, NEW HAMPSHIRE 03257
                                 (603) 526-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

             WILLIAM H. BRADLEY, ESQ.                             ROBERT V. JEWELL, ESQ.
              THOMAS C. HERMAN, ESQ.                           CATHERINE S. GALLAGHER, ESQ.
          SUTHERLAND ASBILL & BRENNAN LLP                         ANDREWS & KURTH L.L.P.
             999 PEACHTREE STREET, N.E                            600 TRAVIS, SUITE 4200
            ATLANTA, GEORGIA 30309-3996                          HOUSTON, TEXAS 77002-3090
                  (404) 853-8000                                      (713) 220-4200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF SECURITIES               AMOUNT BEING      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
            BEING REGISTERED                 REGISTERED(1)          SHARE(2)             PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value.............     19,090,000             $21.00            $400,890,000          $111,448
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes 2,490,000 shares that may be purchased pursuant to the underwriters' over-allotment option.

(2) Estimated based on a bona fide estimate of the maximum aggregate offering price solely for purposes of calculating the registration fee.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 27, 1999

PROSPECTUS

[COMPANY LOGO]

                               16,600,000 SHARES

                          STRATEGIC TIMBER TRUST, INC.
                                  COMMON STOCK
                              $         PER SHARE
                               ------------------
     Strategic Timber Trust, Inc. acquires, owns and manages timberlands and sells timber. We expect to qualify as a real estate investment trust (a "REIT") for federal income tax purposes. We are selling 16,600,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 2,490,000 additional shares of common stock from us under certain circumstances.

     This is an initial public offering. We currently expect the initial public offering price to be between $19 and $21 per share, and we intend to apply to have the common stock listed on the New York Stock Exchange under the symbol "STG."
                               ------------------
      INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR MATERIAL RISKS THAT MAY AFFECT YOUR INVESTMENT IN THE COMMON STOCK, INCLUDING:

     - The volatility of timber prices will affect our financial results;

     - Environmental and endangered species regulations may restrict timber harvesting and impose liabilities on us, and may otherwise restrict our ability to conduct our business;

     - We may not be able to distribute as much cash to you as we currently intend;

     - We have no significant operating history and our management has never operated a REIT or a public company;

     - We may not be able to achieve our intended growth or manage it effectively;

     - Loss of certain key members of our senior management could make it more difficult for us to achieve our business goals;

     - Our financial results and cash flow will change from season to season;

     - Losses of timber from fire and other causes are not insured;

     - Tax laws do not require us to distribute to you as much of the cash we generate as most other REITs must distribute;

     - We will be taxed as a regular corporation if we fail to qualify as a REIT; and

     - Certain laws and provisions of our organizational documents limit potential changes in our ownership or management and limit ownership of our common stock by one person to 9.8% of all outstanding shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                       PER SHARE               TOTAL
                                                                     --------------         ------------
Initial Public Offering Price                                        $                      $
Underwriting Discount                                                $                      $
Proceeds to Strategic Timber Trust (before expenses)                 $                      $

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
  , 1999.
                               ------------------
                              SALOMON SMITH BARNEY

              , 1999

[COMPANY LOGO]                                      STRATEGIC TIMBER TRUST, INC.

      [MAP DEPICTING LOCATION OF REGISTRANT'S TIMBERLANDS AND SURROUNDING
                             MARKETS APPEARS HERE]

                                                                                PROXIMITY TO MARKETS
                                                                                    (CONVERTING
                                                                                    MILLS WITHIN
                                                          MERCHANTABLE TIMBER      MARKET AREA OF
     REGION       ACRES        PREDOMINANT SPECIES         (THOUSAND CUNITS)         PROPERTY)
     ------      -------       -------------------        -------------------   --------------------
  California     122,339   Second-growth redwood,                2,433                   42
                           Douglas-fir, ponderosa pine,
                           true firs
  Louisiana       82,009   Slash and loblolly pine               1,912                   50
  Oregon         232,621   Ponderosa pine, Douglas-fir             891                   14
  Washington      10,822   Douglas-fir, western                    290                   31
                           hemlock, cedar
                 -------                                         -----                  ---

         Total   447,791                                         5,526                  137
                 =======                                         =====                  ===

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY..............................     1
  The Company........................     1
  Summary Risk Factors...............     3
  Structure and Formation of the
     Company.........................     3
  Summary of Equity Ownership of the
     Company.........................     5
  Benefits to Related Parties........     5
  Distributions......................     6
  The Offering.......................     6
  Tax Status.........................     7
  Summary Selected Pro Forma
     Financial and Operating
     Information.....................     8
RISK FACTORS.........................    10
  The Volatility of Timber Prices
     Will Affect Our Financial
     Results.........................    10
  Environmental and Endangered
     Species Regulations May Restrict
     Timber Harvesting and Impose
     Liabilities on Us, and May
     Otherwise Restrict Our Ability
     to Conduct Our Business.........    10
  We May Not Be Able to Distribute as
     Much Cash to You as We Currently
     Intend..........................    11
  We Have No Significant Operating
     History and Our Management Has
     Never Operated a REIT or a
     Public Company..................    11
  We May Not Be Able to Achieve Our
     Intended Growth or Manage It
     Effectively.....................    12
  We Rely on Certain Key Members of
     Our Senior Management...........    12
  Our Financial Results and Cash Flow
     Will Change from Season to
     Season..........................    13
  Losses of Timber from Fire and
     Other Causes Are Not Insured....    13
  Tax Laws Do Not Require Us to
     Distribute to You as Much of the
     Cash We Generate as Most Other
     REITs Must Distribute...........    13
  We Will Be Taxed as a Regular
     Corporation if We Fail to
     Qualify as a REIT...............    13
  Certain Factors Limit Changes in
     Our Ownership or Management.....    14
  Our Actual Timber Inventory May Be
     Less Than Our Current
     Estimates.......................    14
  International Operations Entail
     Certain Risks...................    14
  Our Stock Has Had No Prior Trading
     Market..........................    15

                                        PAGE
                                        ----
  You Will Incur Immediate Dilution
     of Your Common Stock............    15
  Some Members of Management and
     Other Continuing Investors Could
     Have Conflicts of Interest......    15
  Shares Eligible for Sale in the
     Future May Reduce the Market
     Price of Our Common Stock.......    16
  We May Change Our Investment,
     Financing and Other Policies
     Without Your Approval...........    16
  Other Tax Risks....................    17
DISTRIBUTIONS........................    18
STRUCTURE AND FORMATION OF THE
  COMPANY............................    20
  Company Structure..................    20
  Formation of the Company...........    20
  Benefits to Related Parties........    21
USE OF PROCEEDS......................    23
CAPITALIZATION.......................    24
DILUTION.............................    25
SELECTED HISTORICAL FINANCIAL AND
  OPERATING INFORMATION..............    26
PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION..............    30
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................    39
  Overview...........................    39
  Prospective Results of
     Operations......................    39
  Liquidity and Capital Resources....    41
  Commitments and Contingencies......    44
  Historical Results of Operations...    45
  Year 2000..........................    49
  Market Risk........................    51
BUSINESS AND PROPERTIES..............    52
  Overview...........................    52
  Business Strategy..................    54
  Competitive Strengths..............    56
  Industry Overview..................    58
  Initial Timberland Properties......    62
  Harvest Methods....................    69
  Access and Limitations on Access...    70
  Federal and State Regulations......    70
  Customers..........................    74
  Competition........................    74
  Insurance Coverage.................    75
  Legal Proceedings..................    75
  Employees..........................    75

                                        PAGE
                                        ----
POLICIES WITH RESPECT TO CERTAIN
  ACTIVITIES.........................    76
  Investment Policies................    76
  Financing Policies.................    76
  Working Capital Reserves...........    77
  Conflict of Interest Policies......    78
  Reports to Shareholders............    79
  Other Policies.....................    79
MANAGEMENT...........................    80
  Directors and Executive Officers...    80
  Management Relationships...........    82
  Committees of the Board of
     Directors.......................    83
  Executive Compensation.............    83
  Compensation of Directors..........    84
  1999 Incentive Plan................    84
  Employment and Non-Competition
     Agreements......................    86
  Compensation Committee Interlocks
     and Insider Participation.......    87
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.......................    88
PRINCIPAL SHAREHOLDERS...............    89
DESCRIPTION OF CAPITAL STOCK OF THE
  COMPANY............................    90
  General............................    90
  Common Stock.......................    90
  Transfer Agent and Registrar.......    90
  Preferred Stock....................    90
  Restrictions on Ownership and
     Transfer of Shares..............    91
  New York Stock Exchange Listing....    92
CERTAIN PROVISIONS OF GEORGIA LAW AND
  THE COMPANY'S ARTICLES OF
  INCORPORATION AND BYLAWS...........    93
  Ownership Limit....................    93
  Business Combination Provisions of
     Georgia Law.....................    93
  The Board of Directors.............    94
  Special Meetings of Shareholders;
     Consents........................    95
  Preferred Stock....................    95
  Advance Notice of Director
     Nominations and New Business....    95
  Supermajority Vote Requirements for
     Certain Matters.................    95
  Amendment of Articles of
     Incorporation and Bylaws........    95
  Limitation of Liability and
     Indemnification.................    96

                                        PAGE
                                        ----
  Insurance Policies.................    97
SHARES AVAILABLE FOR FUTURE SALE.....    98
  General............................    98
  Registration Rights................    99
THE PARTNERSHIP AGREEMENT............   100
  Management.........................   100
  No Removal of the General Partner;
     Transfer of the General
     Partner's and the Company's
     Interests.......................   100
  Amendments to the Partnership
     Agreement.......................   100
  Transfer of Partnership Units;
     Substitute Limited Partners.....   100
  Redemption of Partnership Units....   101
  Issuance of Additional Limited
     Partnership Interests;
     Additional Capital
     Contributions...................   101
  Other Covenants....................   101
  Exculpation and Indemnification of
     the General Partner.............   101
  Tax Matters........................   102
  Term...............................   102
FEDERAL INCOME TAX CONSEQUENCES......   103
  Legal Opinions.....................   103
  Taxation of the Company............   104
  Taxation of Taxable U.S.
     Shareholders of the Company.....   110
  Taxation of Tax-Exempt Shareholders
     of the Company..................   112
  Taxation of Non-U.S. Shareholders
     of the Company..................   112
  Tax Aspects of the Company's
     Ownership of Interests in the
     Partnership.....................   115
  Other Taxes........................   117
ERISA CONSIDERATIONS.................   119
  General............................   119
  Status of the Company and the
     Partnership under ERISA.........   120
UNDERWRITING.........................   122
EXPERTS..............................   124
LEGAL MATTERS........................   124
ADDITIONAL INFORMATION...............   124
GLOSSARY OF SELECTED TIMBER INDUSTRY
  TERMS..............................   125
INDEX TO FINANCIAL STATEMENTS........   F-1

     Until             , 1999, all dealers that buy, sell or trade the common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

     - Throughout this prospectus, when we say "we," "us," "STT" or the "Company," we generally mean Strategic Timber Trust, Inc., a Georgia corporation, and its subsidiaries. These subsidiaries include Strategic Timber Partners, LP, a Delaware limited partnership, and Pioneer Resources, LLC, an Oregon limited liability company. If the context requires, "STT" or the "Company" may refer to Strategic Timber Trust, Inc. without its subsidiaries.

       We operate our business through Strategic Timber Partners, LP, which we refer to as our "operating partnership" or the "Partnership" in this prospectus. We own all the stock of the sole general partner of the Partnership, a company called Strategic Timber Operating Co., a Delaware corporation, which we refer to as "STOC" in this prospectus.

     - We include cross-references in this prospectus to other parts of this prospectus where you can find further related discussions. The Table of Contents provides the pages on which you can find these discussions.

     - You can find the definitions of certain terms specific to the timber industry in "Glossary of Selected Timber Industry Terms" beginning on page 126 in this prospectus.

     - Unless otherwise indicated, the information in this prospectus assumes that (i) the transactions described under "Structure and Formation of the Company" are completed, (ii) the initial public offering price is $20 per share (the mid-point of the range of anticipated initial public offering prices), and (iii) the underwriters' over-allotment option is not exercised.

     - Unless otherwise indicated, all share and per share information in this prospectus has been adjusted to reflect a 36.59-for-1 common stock split, which will occur prior to completion of this offering.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus represent our expectations for the Company and the common stock only as of the date of this prospectus. You can generally identify these forward-looking statements by the use of the words "may," "will," "expects," "intends," "estimates," "anticipates" or "believes" or similar language.

     We believe the expectations expressed in all forward-looking statements are reasonable and accurate based on information we currently have. However, our expectations may not prove to be correct. Important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors" and in other parts of this prospectus.

     We will not report to the public any changes to any forward-looking statements to reflect events, developments or circumstances that occur after the date of this prospectus.

                                    SUMMARY

     This section summarizes information contained in other parts of this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully before deciding to invest in our common stock.

                                  THE COMPANY

     We acquire, own and manage timberlands and sell timber. We currently own approximately 448,000 acres of timberlands in the states of California, Louisiana, Oregon and Washington. These timberlands generally contain premium species of timber with a variety of end uses and are located in active and competitive timber markets.

     We expect our operations to generate substantial cash. Our revenues will come primarily from the sale of timber. Our ongoing cash operating expenses, working capital and capital expenditures will be substantially lower than for integrated forest products companies that operate timber conversion facilities. As a result, we believe the cash we will generate from our operations will substantially exceed our earnings for accounting purposes.

     We will elect to be taxed as a real estate investment trust or "REIT" for federal income tax purposes. Because of the nature of our income, the tax rules that generally require REITs to distribute substantially all of their earnings to shareholders will not apply to us. We intend to use this flexibility to retain a substantial part of the cash we generate to acquire additional timberlands. We also expect to distribute a portion of our cash to you. These distributions will generally be treated as either tax-free return of capital or as capital gains.

     Our primary objective is to maximize long-term shareholder value through growth. We believe we are well positioned to do this because of:

     - timber's attractive characteristics as an investment asset;

     - our management's experience in acquiring and managing timberlands;

     - the number of opportunities that we believe exist for timberland acquisitions;

     - the quality and geographic diversity of our initial timberlands; and

     - our tax-efficient REIT structure.

     WHY WE BELIEVE TIMBER IS AN ATTRACTIVE INVESTMENT ASSET

     - Timber is a growing and renewable asset, unlike natural resources such as minerals, oil and natural gas.

     - Trees grow predictably, and as they grow they generally become worth more per unit of volume because the logs they produce have higher value end uses.

     - Timber owners have flexibility to harvest more trees when local timber prices are high. When local timber prices are low, owners can harvest less and let their timber continue to grow.

     - We expect consumption of wood and wood products both in the United States and internationally to increase over the foreseeable future. By contrast, worldwide timber harvests have been declining in recent years.

     - Historically, timber prices in the United States have risen faster than inflation over the long term.

     HOW WE INTEND TO CAPITALIZE ON TIMBER AS AN INVESTMENT OPPORTUNITY

     - We will focus on owning timberlands and selling timber.

     - We intend to acquire additional timberlands and capitalize on the growing trend toward consolidation of timberland ownership. We believe this trend will be driven by the desire of integrated forest products companies to recognize greater value from their timberland assets. We also believe this trend will be driven by private timberland owners who lack the scale of operations needed to manage their timberland assets efficiently and who seek greater liquidity and diversification of their timberland ownership.

     - We will actively manage our timberlands to enhance the natural growth of our timber.

     - We will develop marketing plans to increase the amount of cash produced by our timber sales and reforestation plans to increase the long-term value of our timberlands. Our current timber sales plan takes into account the environmental and regulatory restrictions on harvesting that currently affect our timberlands.

     WHY WE THINK WE WILL SUCCEED

     - Our management has substantial experience in the acquisition, ownership and management of timberlands. Since 1985, members of our management have participated in a series of investments in timberland in the United States, Latin America and New Zealand as principals, investment managers and investment advisors.

     - Our timberlands are geographically spread out and generally are located in active and competitive markets and contain premium species of timber with a variety of end uses.

     - We own timberlands and not lumber mills, paper mills or other wood conversion facilities. This frees us from the conflicts that frequently exist within the paper and forest products industry between providing consistent timber supplies to captive conversion facilities and managing forests for growth to increase timberland value.

     - We believe that we are a preferred purchaser of timberlands from other forest products companies because we do not compete with their manufacturing operations.

     - The tax rules that generally require REITs to distribute substantially all of their earnings to shareholders will not apply to us. We intend to use this flexibility to retain a substantial part of the cash that we generate to acquire additional timberlands.

     - Our structure allows us to acquire timber properties in a tax-advantaged manner. A timberland owner can contribute timberlands to us in exchange for interests in our operating partnership. This will permit these owners to defer the tax on their gains while diversifying and obtaining liquidity for their timberland assets.

     HOW TO CONTACT US

     Our principal executive offices are located at 5 North Pleasant Street, New London, New Hampshire 03257, and our telephone number is (603) 526-7800.

                              SUMMARY RISK FACTORS

     You should carefully consider, among other factors, the matters discussed under "Risk Factors" in this prospectus before deciding whether to invest in our common stock. We have summarized below some of these risk factors.

     - Because timber prices are volatile, our financial results and cash flow will likely fluctuate, and this may, from time to time, reduce the amount of cash we pay to you.

     - Environmental and endangered species regulations may restrict timber harvesting and impose liabilities on us, and may otherwise restrict our ability to conduct our business.

     - We may not be able to distribute as much cash to you as we currently intend.

     - We have no significant operating history and our management has never operated a REIT or a public company.

     - We may not be able to achieve our intended growth or manage it effectively.

     - We rely on the business experience and contacts of our senior management. If we lose certain key members of our senior management, it may be more difficult for us to achieve our business goals.

     - Our financial results and cash flow will change from season to season.

     - Losses of timber from fire and other causes are not insured.

     - Tax laws do not require us to distribute to you as much of the cash we generate as most other REITs must distribute, and we intend to retain a substantial portion of this cash to acquire additional timberlands.

     - We will be taxed as a regular corporation if we fail to qualify as a REIT.

     - Certain laws and provisions of our organizational documents may delay or prevent a change in our ownership or management that might be in your best interests. These provisions limit ownership of our common stock by one person to 9.8% of all outstanding shares.

     - Our actual timber inventory may be less than our current estimates.

     - We may invest in timberlands in countries outside the United States. These investments may be riskier than investments in domestic timberlands.

     - The lack of a prior market for the common stock, changes in timber prices and interest rate fluctuations could reduce the market price of our common stock.

     - By purchasing common stock in this offering, you will incur immediate dilution of $3.91 per share, based on an initial public offering price of $20 per share.

     - Some members of our management and other continuing investors could have conflicts of interest.

     - Shares available for sale in the future may reduce the market price of our common stock.

     - We may change our investment, financing and other policies without your approval.

     - You should consider other tax-related risks. If you are a non-United States investor, you should consider issues under the Foreign Investment in Real Property Tax Act (FIRPTA).

                     STRUCTURE AND FORMATION OF THE COMPANY

     Shortly after we formed the Company and our operating partnership in April 1998, we acquired approximately 88,000 acres of timberland in southwest Louisiana. We financed the transaction through a combination of bank loans and the issuance of units in our operating partnership to the sellers. In October 1998, our initial shareholders formed companies to acquire Pioneer Resources, LLC, an entity that held approximately 366,000 acres of timberland in the U.S. Pacific Northwest. The acquisition was financed through a combination of bank loans, the issuance of units to the sellers, and an additional equity contribution by a company affiliated with the sellers of the Louisiana property. At the completion of this offering, the companies formed in October will be merged into our operating partnership. As a result, our operating partnership will control all of our timberlands.

     At the completion of this offering, we will have sold 16,600,000 shares of common stock to the public and received net proceeds (after deducting expenses from this offering) of $306.4 million, based on an initial public offering price of $20 per share. We will use the net proceeds of this offering, together with borrowings under a new credit facility, primarily to: (i) repay in full $509.4 million that we borrowed to acquire our timberlands and (ii) redeem $47.0 million of the existing units held by persons who sold timberland properties to us. See "The Partnership Agreement -- Redemption of Partnership Units" and "Use of Proceeds."

     As a result of this offering and the transactions described above, our structure will be as follows:


Public Shareholders (96.1%)
Continuing Investors (3.9%)(1)

        Strategic Timber Trust, Inc.

Common Stock                                       Continuing
(100% of Shares)                                   Investors

Strategic Timber            Limited Partner        Limited Partner
Operating Co.               Interest (76.7%)       Interest (22.3%)

General Partner
Interest (1.0%)

                          Strategic Timber Partners, LP
                      (holds all investment properties)(2)

---------------

(1) This amount includes 671,770 shares of common stock held by our management and others before this offering. This amount does not include 1,115,000 shares of common stock issuable upon the exercise of options we will grant at the completion of this offering under our stock incentive plan. See "Principal Shareholders" and "Management -- 1999 Incentive Plan."

(2) The operating partnership directly owns all of our timberlands, except for the Pacific Northwest timberlands, which are owned by Pioneer Resources. Upon completion of this offering, the operating partnership will own all of the membership interests in Pioneer Resources.

                   SUMMARY OF EQUITY OWNERSHIP OF THE COMPANY

     After we complete this offering and the formation transactions, the ownership of the Company will be as follows:

                                                                        COMMON STOCK(1)
                                                       -------------------------------------------------
                                                        PERCENTAGE BEFORE        PERCENTAGE ASSUMING
                                                       CONVERSION OF UNITS    CONVERSION OF ALL UNITS(2)
                                                       -------------------    --------------------------
OWNERSHIP OF THE COMPANY
Public Shareholders..................................          96.1%                     74.7%
Management...........................................           3.6                       7.2
Other Continuing Investors...........................           0.3                      18.1
                                                              -----                     -----
                                                              100.0%                    100.0%
                                                              =====                     =====

---------------

(1) Amounts do not include 1,115,000 shares of common stock issuable upon the exercise of options we will grant at the completion of this offering under our stock incentive plan. See "Principal Shareholders" and "Management -- 1999 Incentive Plan."

(2) Assumes that all members of management and other continuing investors convert all of their units into shares of our common stock.

                          BENEFITS TO RELATED PARTIES

     Certain of our affiliates will obtain benefits as a result of this offering and the formation transactions:

     - Each of the following executive officers owns the following aggregate number of shares of common stock and units: C. Edward Broom, 408,329; Christopher J. Broom, 408,329; Thomas P. Broom, 408,329; Nicholas C. Brunet, 90,740; Vladimir Harris, 90,740; and Joseph E. Rendini, 90,740. These shares and units have a total value of $29.9 million, based on an initial public offering price of $20 per share. The shares and units were issued to the executive officers named above in return for services rendered. These executive officers and Kenneth L. Chute, who joined us in January 1999 as our Chief Financial Officer, will also receive options to acquire a total of 875,000 shares of our common stock at the initial public offering price that vest in equal amounts over the three years following completion of this offering.

     - We have employment agreements with Messrs. C. Edward Broom, Christopher
       J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas C. Brunet, Vladimir Harris and Joseph E. Rendini.

     - Louisiana Timber Partners, LLC, the company that sold us the right to acquire the Louisiana property, will receive $12.9 million in cash in redemption of a portion of its units, and will own 1,762,974 units upon completion of this offering. Hanns A. Pielenz, who has agreed to serve on our Board of Directors, and Larry J. Woodard are the principal owners of Louisiana Timber Partners. The units retained by Louisiana Timber Partners will have a value of $35.3 million, based on an initial public offering price of $20 per share. Louisiana Timber Partners acquired its units in exchange for the contribution to our operating partnership of a contract to acquire the Louisiana property.

     - Mach One Partners, LLC, a separate company owned equally by Messrs. Pielenz and Woodard, will receive $10.0 million in cash and 100,110 units at the completion of this offering in redemption of its interest in Strategic Timber Partners II, LP, which will be merged into our operating partnership. These units will have a value of $2.0 million, based on an initial public offering price of $20 per share. Mach One acquired its interest in Strategic Timber Partners II in exchange for a cash contribution of $10.0 million that was used to finance our acquisition of Pioneer Resources.

     - In connection with our acquisition of Pioneer Resources, we paid $35.0 million in cash and issued interests in Strategic Timber Partners II to the former members of Pioneer Resources, including

       Gregory M. Demers. Mr. Demers and a company owned by him beneficially owned 76.5% of Pioneer Resources at the time of the acquisition. Upon completion of this offering and the merger of Strategic Timber Partners II into our operating partnership, Mr. Demers and his company will receive $18.4 million in cash in redemption of a portion of their interests in Strategic Timber Partners II and will beneficially own 1,660,333 units. These units will have a value of $33.2 million, based on an initial public offering price of $20 per share.

     - In connection with our acquisition of Pioneer Resources, T. Yates Exley, one of the former members of Pioneer Resources and one of our Vice Presidents, received an interest in Strategic Timber Partners II. Mr. Exley will receive $1.2 million in cash and 108,516 units in redemption of this interest upon completion of this offering. These units will have a value of $2.2 million, based on an initial public offering price of $20 per share.

     You should review "Certain Relationships and Related Transactions" for additional information concerning benefits to executive officers, directors and other continuing investors.

                                 DISTRIBUTIONS

     We intend to pay regular quarterly cash distributions to you. Our Board of Directors will determine how much cash we can pay out based upon our financial results, available cash flow, possible acquisitions and capital requirements, as well as economic conditions, tax and REIT considerations and other factors. Our belief that we can make these distributions to you is based upon a number of assumptions we have made regarding future operations. However, if any of those assumptions prove to be incorrect, we may not be able to pay to you as much cash as we intend.

     We expect that our first cash distribution, for the period ending June 30, 1999, will be a pro rata share of our expected initial quarterly distribution of $0.175 per share. This equals a distribution of $0.70 per share each year, or 3.5% of the initial public offering price, assuming that price is $20 per share. We intend to maintain this distribution amount unless our actual financial results, available cash flow, possible acquisitions and capital requirements, as well as economic conditions, tax and REIT considerations or other factors differ significantly from the assumptions we used to calculate the initial estimated distribution amount. In addition, our credit facilities may limit or restrict our ability to make cash distributions to you.

     Tax rules generally require REITs to distribute substantially all of their ordinary income to their shareholders. Because substantially all of our income will be treated as capital gain, however, these rules will not apply to us.

     You should review "Distributions," "Risk Factors -- We May Not Be Able to Distribute as Much Cash to You as We Currently Intend," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Federal Income Tax Consequences" for additional information concerning our intended distributions.

                                  THE OFFERING

Common stock we are offering........     16,600,000 shares

Common stock to be outstanding after
  this offering(1)..................     17,271,770 shares

Common stock and units to be
  outstanding after this
  offering(1)(2)....................     22,237,975 shares and units

Use of Proceeds.....................     Primarily to repay indebtedness and to
                                         redeem the interests of some of the
                                         continuing investors.

Proposed NYSE symbol................     We intend to apply for listing on the
                                         NYSE under the trading symbol "STG."
---------------

(1) The number of shares of common stock outstanding excludes 1,115,000 shares issuable upon the exercise of options we will grant at the completion of this offering under our stock incentive plan, and any other shares that may be issued in the future under our stock incentive plan. See "The Partnership Agreement," "Structure and Formation of the Company" and "Management -- 1999 Incentive Plan."

(2) Each unit is redeemable for cash or, at our option, for one share of our common stock.

                                   TAX STATUS

     We plan to elect to be taxed as a REIT for federal income tax purposes beginning with our 1998 tax year. Sutherland Asbill & Brennan LLP has acted as our counsel in connection with this offering and our election to be taxed as a REIT. Based on certain assumptions and factual representations we made to it, Sutherland Asbill & Brennan LLP is of the opinion that we will meet the requirements to qualify as a REIT for federal income tax purposes, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

     As a REIT, we generally will not be subject to federal income taxes on the portion of our net income that we distribute to you. See "Distributions" for a discussion of this requirement in our specific circumstances. We may, however, be subject to certain federal income taxes and certain state and local taxes on our income and property. See "Risk Factors -- We Will Be Taxed as a Regular Corporation if We Fail to Qualify as a REIT," " -- Other Tax Risks" and "Federal Income Tax Consequences."

         SUMMARY SELECTED PRO FORMA FINANCIAL AND OPERATING INFORMATION

     In this section, we have provided you with a summary of the unaudited pro forma financial information. The pro forma balance sheet data presents our pro forma financial condition as if the formation transactions and this offering had occurred as of October 9, 1998. The pro forma operating data for the year ended December 31, 1997 and for the nine months ended September 30, 1998 present our pro forma operating results as if this offering and certain of the formation transactions had occurred as of January 1, 1997. The pro forma operating data include:

     - the historical results of Pioneer Resources (our predecessor operation), as adjusted to eliminate the results of operations and related assets and liabilities we did not acquire, and to recognize revenues and costs of Pioneer Resources' sales that were previously eliminated for financial reporting purposes;

     - the historical results from our Louisiana property only from April 27, 1998, the date we purchased these timberlands; and

     - the historical results from the Coastal forest portion of our Pacific Northwest timberlands only from July 5, 1998, the date Pioneer Resources purchased these timberlands.

     The pro forma operating data, however, do not include the historical results of the Louisiana property prior to the date we purchased these timberlands. We acquired these timberlands from an unrelated family group that did not actively manage the property for commercial timber operations. The pro forma operating data also do not include the historical results of the Coastal forest portion of the Pacific Northwest timberlands prior to the purchase of these timberlands by Pioneer Resources in July 1998. We believe that there is limited continuity between the prior operation of the Coastal forest and Pioneer Resources' actual (and our intended) forestry activities on these timberlands. Because of the lack of continuity of operations before and after these purchases, we believe that inclusion of historical financial information for the Louisiana property and the Coastal forest in the pro forma operating data prior to the dates of acquisition would not be helpful to your understanding of our business or operations.

     This section is a summary. We have included more complete pro forma financial information in other parts of this prospectus. We urge you to read this summary together with "Structure and Formation of the Company," "Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial and Operating Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with the historical financial statements and accompanying notes located elsewhere in this prospectus.

     The pro forma financial information does not necessarily indicate what our financial condition or results of operations actually would have been if all of our pro forma assumptions were correct. Furthermore, we do not believe that this information is indicative of our financial position and results of operations in the future.

                                                                        PRO FORMA
                                                              -----------------------------
                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                       (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT
                                                                   PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................    $60,304          $38,181
Cost of products sold.......................................      5,479           11,014
Cost of timber and property sales...........................      6,116            2,250
Depletion, depreciation and amortization (a)................     34,092           17,079
Selling, general and administrative expenses................      5,502            6,284
Operating income............................................      9,115            1,554
Minority interest...........................................       (217)           1,764
Income (loss) from continuing operations....................        920           (7,963)
Basic income (loss) from continuing operations per share....    $  0.05          $ (0.46)
Diluted income (loss) from continuing operations per
  share.....................................................       0.04            (0.46)
Weighted average number of shares used in the calculation of income (loss) from continuing operations per share:
  Basic.....................................................     17,272           17,272
  Diluted...................................................     22,238           17,272
OTHER DATA:
EBITDDA (b).................................................    $49,323          $20,883

                                                                 OCTOBER 9,
                                                                    1998
                                                               ---------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Timberlands.................................................      $616,307
Total assets................................................       620,665
Long-term debt..............................................       260,214
Minority interest...........................................        72,778
Shareholders' equity........................................       286,425

---------------

(a) The calculation of depletion is based on the capitalized cost of the timber harvested (including our cost of acquisition and any silvicultural activities) divided by available timber volume to be harvested, based on a timber survey.

(b) EBITDDA is operating income, plus other income, depletion, depreciation and amortization, and cost of timber and property sales. EBITDDA is provided because we believe EBITDDA provides useful information for evaluating our potential ability to make cash distributions. You should not construe EBITDDA to be an alternative to operating income (as an indicator of our operating performance) or an alternative to cash flow from operating activities (as a measure of liquidity). EBITDDA is not a financial measure determined in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information presented in this prospectus, in deciding whether to invest in our common stock. Each of these factors could adversely affect the market price of our common stock, our financial results and our ability to distribute cash to you.

THE VOLATILITY OF TIMBER PRICES WILL AFFECT OUR FINANCIAL RESULTS

     CHANGES IN SUPPLY AND DEMAND AFFECT TIMBER PRICES AND OUR REVENUES

     The volatile nature of timber prices can reduce our revenues. The market price for timber can change substantially, based on changes in supply and demand, especially for particular species or in a particular geographic area. Decreases in demand, increases in supply, or both, may reduce prices for our timber, which in turn could reduce our revenues and hurt our financial results.

     The industries that use wood products drive the demand for timber. The vast majority of our timberlands are stocked with softwood sawtimber. The demand for most softwood sawtimber depends on the level of construction, repair and remodeling activity. Interest rates and other local, national and international economic conditions affect the level of construction, repair and remodeling activity. A slowdown in construction is likely to reduce demand for our timber, which would reduce our revenues. Wood substitutes and lower quality wood products increasingly compete with higher quality sawtimber, which may also reduce demand for our timber.

     Pulpwood (which comes from both softwood and hardwood trees) is used to make paper, packaging materials, tissue and similar products. Demand for pulpwood is affected by the general level of economic activity.

     The number of timber sellers and the volume of timber they have available for sale determine the supply of timber. Historically, increases in timber prices have caused owners of timberlands to cut more trees. This increase in supply partly offsets price increases. Certain government agencies, principally the United States Forest Service and the Bureau of Land Management, have the ability to affect the market for timber significantly due to their large timberland holdings. Any substantial increase in sales of timber from government lands could significantly reduce timber prices. The supply of timber available for harvest is also affected by, among other things, environmental and other legal restrictions on harvesting, self-imposed restrictions on harvesting attributable to timberland management decisions, and natural events that destroy trees or entire forests, such as insect infestation, severe weather and fire. See "Business and Properties -- Industry Overview -- Timber Demand, Supply and Prices."

     WEAK EXPORT MARKETS MAY REDUCE DEMAND FOR OUR TIMBER

     Weak overseas markets for wood and wood products, including weak demand in Asia due to its current economic crisis, and the resulting increase in domestic supply have reduced and may continue to reduce the prices that we can obtain for our timber.

ENVIRONMENTAL AND ENDANGERED SPECIES REGULATIONS MAY RESTRICT TIMBER HARVESTING AND IMPOSE LIABILITIES ON US, AND MAY OTHERWISE RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS

     THE PRESENCE OF ENDANGERED OR THREATENED SPECIES MAY RESTRICT HARVESTING

     Federal, state and local laws and regulations intended to protect threatened and endangered species restrict certain activities on our lands, including timber harvesting and road building. We are not allowed to disturb the habitat of a protected species. A number of species that naturally live on or near our timberlands, including the red cockaded woodpecker, peregrine falcon, bald eagle, spotted owl, marbled murrelet, bull trout and coho salmon, are protected under the Federal Endangered Species Act and similar state laws. The Company expects that these laws and regulations will become more restrictive over time. See "Business and Properties -- Federal and State
Regulations -- Endangered Species Law."

     OTHER REGULATIONS AND ENVIRONMENTAL RISKS MAY ADVERSELY AFFECT US

     Our operations and properties are also subject to laws and regulations governing forestry operations, the environment, and health and safety. Some of these laws and regulations could impose significant costs, penalties and liabilities on us for violations or existing conditions whether or not we caused or knew about them. Our lands are also subject to laws and regulations designed to protect wetlands, which may in the future restrict harvesting, road building and other activities. Compliance with, or damages or penalties for violating, current and future laws and regulations could result in significant expense.

     Our Louisiana property contains natural gas and oil wells and pipelines that have been and will continue to be operated by third parties. The operation of those wells and pipelines involves certain hazards, such as well blowouts, cratering, explosions, uncontrollable flows of oil or well fluids, fires, formations with abnormal pressures, pollution, pipeline ruptures and spills, releases of toxic gas and other environmental hazards and risks. The occurrence of any of these events could cause us to incur substantial losses and could negatively affect our financial results. In addition, we may be liable for any environmental damage caused by operators of natural gas and oil wells and pipelines on our Louisiana property.

     WE MAY ACQUIRE PROPERTIES SUBJECT TO ENVIRONMENTAL AND OTHER LIABILITIES

     We may acquire timberlands subject to environmental liabilities and certain other existing or potential liabilities. We may not be able to recover any of these liabilities from the sellers of these properties. In addition, we could be subject to claims or losses under environmental laws for conditions that are not revealed by investigations of those properties by environmental consultants.

WE MAY NOT BE ABLE TO DISTRIBUTE AS MUCH CASH TO YOU AS WE CURRENTLY INTEND

     Our belief that we will be able to distribute cash to you in regular quarterly amounts is based on certain assumptions about our operating conditions, which are described under "Distributions." If any of these assumptions turns out to be incorrect, we may not be able to distribute as much cash to you as we currently intend or possibly any at all. Our ability to distribute cash to you in regular quarterly amounts is also likely to be affected by:

     - the volatility of timber prices;

     - timing and amounts of capital expenditures;

     - required interest and principal payments on our debt and other restrictions in our debt instruments;

     - costs incurred in connection with acquisitions of timber property;

     - our issuance of debt securities, preferred stock, more common stock or other securities with an equal or greater right to receive cash payments; and

     - other factors, some of which are beyond our control.

In particular, we may reduce sales of our timber for harvest during weak markets, which may restrict our ability to distribute cash during those periods.

WE HAVE NO SIGNIFICANT OPERATING HISTORY AND OUR MANAGEMENT HAS NEVER OPERATED A REIT OR A PUBLIC COMPANY

     The Company and the operating partnership were formed in April 1998 and neither entity has any significant operating history. Some of our initial timberlands have relatively short or no operating history under our management and some of our initial timberlands have no operating history at all. For example, prior to our acquisition of the Louisiana property in April 1998, these timberlands had not been actively managed as a commercial timber property. In addition, prior to the acquisition of our Pacific Northwest timberlands in October 1998, these timberlands were managed as part of Pioneer Resources' overall business, which included the operation of converting facilities. Thus, the financial statements contained in this prospectus may not be helpful to your understanding of our business, operations or prospects.

     Although some of our executive officers and directors have substantial experience in the timber industry and managing timberlands held for investment, none of the members of our management has prior experience operating a publicly-owned corporation or operating a REIT.

WE MAY NOT BE ABLE TO ACHIEVE OUR INTENDED GROWTH OR MANAGE IT EFFECTIVELY

     Over time, we intend to grow by acquiring additional timberland properties. Our ability to acquire any property will be subject to a number of factors beyond our control, such as competition from other purchasers for particular timber properties, our ability to obtain any financing we need to purchase the property, and the overall availability of timber properties. We intend to issue units as consideration for some of these acquisitions because this would allow the sellers to defer taxes on their gain from these sales. Any decrease in the market price of our common stock could make it more difficult for us to do this.

     We compete with traditional paper and forest products companies, other public and private timber investment firms, governmental entities and preservationist groups for U.S. timber properties. Many of our competitors have substantially greater financial resources than we do. Competition for these properties may increase prices and may make it difficult for us to acquire timberlands at prices that are acceptable to us. Similar competitive forces may make quality international timber properties more expensive. See "Business and Properties -- Competition."

     Any acquisition that we make will involve numerous risks, which could include some or all of the following:

     - incurrence of additional debt, repayment of which may adversely affect our cash flow and financial results;

     - issuance of more common stock, units or preferred stock, which may dilute the value of our outstanding common stock;

     - assumption of liabilities that we are unaware of at the time of the acquisition (such as environmental liabilities);

     - uncertainties associated with operating in new markets; and

     - difficulties in combining operations of the acquired company or timberlands with our other operations.

     Our acquisition strategy includes exploring acquisition opportunities outside the United States, especially in undeveloped or underdeveloped markets. In addition to the risks mentioned above, international acquisitions will involve the risks described under "-- International Operations Entail Certain Risks."

WE RELY ON CERTAIN KEY MEMBERS OF OUR SENIOR MANAGEMENT

     Our ability to achieve our business goals may depend on the continued employment of certain key members of our senior management who have substantial experience and contacts. If one or more of them becomes unable or unwilling to continue to work for us, the lack of his or their participation may hurt our business and financial results. Even though we have employment and non-competition agreements with each of these executive officers, any of these executive officers could still stop working for us. See
"Management -- Employment and Non-Competition Agreements."

OUR FINANCIAL RESULTS AND CASH FLOW WILL CHANGE FROM SEASON TO SEASON

     The winter rainy season and spring and summer fire hazards limit timber harvesting on our Louisiana property. Similarly, harvesting in the Pacific Northwest is typically interrupted for periods during the winter and spring due to snow and melting snow, and occasionally in the late summer due to fire hazards. Due to these seasonal limitations, we may need to draw on cash reserves or borrow funds to distribute cash to you. We may be unable to borrow funds on reasonable terms or at all. If we acquire additional properties in other locations, the seasonality of our operating results may change.

     Seasonal factors will also affect the timing of our recognition of income for accounting purposes. We enter into cutting contracts with timber buyers that, within limits, let them choose when to harvest our timber. For accounting purposes, we recognize income at the time the purchaser cuts and takes title to the timber and not when we receive advance payments under cutting contracts. The buyer thus has discretion as to the timing of its timber harvest and our recognition of income. The buyer's harvest plan will likely be affected by the same seasonal factors that influence timer harvests generally.

     These buyers may make substantial cash payments in advance of cutting, which we will not escrow and are free to use in operations and distributions. Thus, we expect that we will receive cash prior to the time we recognize income under some of our cutting contracts. Buyers will be entitled to refunds of these advance payments if timber, because of fire or other casualty, is not available for harvest. Even if timber is available for harvest, if the buyer fails to cut the amounts it agreed it would cut due to weather or other reasons, we may be required to pay a partial refund to the buyer. See "Business and Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LOSSES OF TIMBER FROM FIRE AND OTHER CAUSES ARE NOT INSURED

     Insect infestation, severe weather, fire and other causes beyond our control may reduce the volume and value of timber that can be harvested from our timberlands and hurt our financial results and cash flow. As is typical in the industry, we do not maintain insurance for any loss to our timber from natural disasters or other causes.

TAX LAWS DO NOT REQUIRE US TO DISTRIBUTE TO YOU AS MUCH OF THE CASH WE GENERATE AS MOST OTHER REITS MUST DISTRIBUTE

     We anticipate that our ongoing operations will produce net capital gains and net ordinary losses, but unlike most existing REITs, we do not anticipate that we will produce significant ordinary income. Accordingly, we do not anticipate that we will be required to distribute any material amounts of cash to satisfy the tax requirement that a REIT distribute 95% of its ordinary income. Thus, our management has more discretion over the amounts of shareholder distributions than that of most other REITs. We intend to retain a substantial portion of the cash we generate to acquire additional timberlands.

WE WILL BE TAXED AS A REGULAR CORPORATION IF WE FAIL TO QUALIFY AS A REIT

     We intend to elect to be taxed as a REIT for federal income tax purposes beginning in 1998. Although we believe that we qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to fail to qualify as a REIT or may cause us to elect not to be taxed as a REIT. The Internal Revenue Service could challenge our qualification as a REIT. Qualification as a REIT involves highly technical and complex Internal Revenue Code provisions and there are few authoritative interpretations of these provisions. The complexity of these provisions and of the applicable income tax regulations under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership as we do. In addition, future legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "-- Other Tax Risks" and "Federal Income Tax Consequences."

     If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for cash distributions to you in computing our taxable income and would owe federal and state income tax on our taxable income at regular corporate rates. The highest federal income tax rate for corporations currently is 35.0%. The highest state income tax rate for corporations in a state in which we currently own timberlands or maintain an office is approximately 8.8%. With some exceptions, we would also be disqualified from treatment as a REIT for the four taxable years after the year we first failed to qualify. As a result, we would have significantly less money left to pay out to you in each of the years in which we were disqualified as a REIT, and any net income we could distribute would be taxed as ordinary income to you.

CERTAIN FACTORS LIMIT CHANGES IN OUR OWNERSHIP OR MANAGEMENT

     Our Articles of Incorporation and Bylaws, the partnership agreement that governs the operating partnership and Georgia law place certain restrictions on the ownership and transfer of shares of common stock and units. These restrictions are intended in part to ensure we comply with federal tax requirements applicable to REITs, and in part to discourage a change in control of the Company without the consent of our Board of Directors. These provisions could delay or prevent a change in our ownership or removal of our existing management, even where such a change could be beneficial to or desired by you.

     Our Articles of Incorporation prohibit "beneficial ownership" (which may be direct, indirect or constructive) by any person of more than 9.8% of our outstanding shares of common stock or preferred stock (if any), unless our Board of Directors waives the restriction. In addition, staggering the election of our Board of Directors over a three-year period may have an anti-takeover effect because a potential acquiror cannot obtain immediate control of our Board of Directors. See "Certain Provisions of Georgia Law and the Company's Articles of Incorporation and Bylaws."

     Our Articles of Incorporation authorize the Board of Directors to issue preferred stock with whatever rights and preferences it may choose. Our Board of Directors may, without your approval, issue preferred stock with dividend rights, liquidation preferences, conversion rights, voting rights or other rights that could reduce your voting power or other rights. We could use this preferred stock, under certain circumstances, as a method of discouraging, delaying or preventing a change in our ownership or management, even when the holders of a majority of our shares of common stock would approve or benefit from the change in control. Although we have no current intention to issue any shares of preferred stock, we may choose to do so in the future. See "Description of Capital Stock of the Company -- Preferred Stock."

OUR ACTUAL TIMBER INVENTORY MAY BE LESS THAN OUR CURRENT ESTIMATES

     Independent forestry consultants have estimated the volume of our timber inventories. We believe these estimates are reasonably accurate. We use these estimates to calculate the amount of harvestable timber from our timberlands. Our actual timber inventories may differ from these estimates. If the volume of timber we actually own is less than these estimates, the amount of harvestable timber would be lower than we anticipate. This would hurt our financial results and cash flow. See "Business and Properties -- Initial Timberland Properties."

INTERNATIONAL OPERATIONS ENTAIL CERTAIN RISKS

     Our business strategy includes investing in timberlands located outside the United States when our management believes that these timberlands offer higher potential returns after taking into account the increased risks involved. This strategy may include acquiring timberlands in developed and developing countries in South America, Asia, Eastern Europe and other regions. Given the difficulties of evaluating properties outside the United States, we may not correctly assess the potential returns from our foreign investments. Future changes in the economic or political conditions in these countries could affect our ability to retain and sell timber for harvest from those timberlands. Foreign governments may seek to take over or nationalize our timberlands, renegotiate or nullify existing contracts or other rights, or impose laws or regulations that might severely limit the harvesting of timberlands and the import and export of wood and wood products. Foreign governments may impose other policies that might negatively impact our operations, such as production restrictions, price controls, export controls, income and other taxes and environmental regulations. Other political risks, such as changes in governments, civil unrest, war, insurrection, acts of terrorism and diplomatic developments could also adversely affect us.

     We may be subject to other financial risks of overseas investment, including inflation, changing fiscal policies, general economic instability and changing currency exchange rates. From time to time, we may attempt to lessen the effect of changes in exchange rates through foreign currency hedging transactions, but we may not be able to do so.

     We also cannot predict whether U.S. customs, quotas, duties, taxes or other charges, or changes in U.S. foreign trade and investment laws and regulations, will affect the import and export of forest products in the future, or what effects such actions could have on our financial condition or operations.

OUR STOCK HAS HAD NO PRIOR TRADING MARKET

     Prior to this offering, our common stock has not been traded in any public market. We do not know if investor interest will lead to the development of an active trading market or how quickly you will be able to find a buyer for your shares if you want to sell them.

     Together with representatives of the underwriters, we will determine the initial public offering price for the common stock. This initial price may bear no relationship to the price at which the common stock will trade after completion of this offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price.

     We intend to apply to list the common stock for trading on the New York Stock Exchange. If we are approved for listing on the New York Stock Exchange, we would be subject to certain financial and market-related tests established by the New York Stock Exchange to maintain our listing.

     The market price of our common stock may fluctuate significantly due to a number of factors, such as changes in timber prices, changes in environmental or tax laws, the issuance or revisions of securities analysts' estimates regarding us or the timber industry or announcements of changes in federal or state timber sales or timber management policies.

     The market price of the common stock could also be subject to significant fluctuations in response to market forces, many of which are out of our direct control. For instance, the price of our common stock may decrease if interest rates increase. This could occur because an increase in interest rates could cause certain financial instruments, such as U.S. government bonds, to become relatively more attractive investments than our common stock. Additionally, the New York Stock Exchange and other stock markets have recently experienced significant and sometimes rapid changes in both price and volume levels.

     These and other factors have, from time to time, depressed the market prices of stock in both forest products companies and REITs. Often, these changes occur without regard to these companies' operating performances. These forces could similarly affect the price of our common stock.

YOU WILL INCUR IMMEDIATE DILUTION OF YOUR COMMON STOCK

     We are offering our common stock at a price greater than our net tangible book value. Net tangible book value equals the value of our tangible assets minus the amount of our liabilities. Based on an initial public offering price of $20 per share, our expected net tangible book value immediately following this offering is $16.09 per share. Thus, by purchasing common stock in this offering, you will incur immediate dilution of $3.91 per share. See "Dilution."

SOME MEMBERS OF MANAGEMENT AND OTHER CONTINUING INVESTORS COULD HAVE CONFLICTS OF INTEREST

     Conflicts of interest create a risk that people will put other interests ahead of our interests when making decisions that affect us.

     Our President, Chief Executive Officer and Chairman of our Board of Directors, C. Edward Broom, is on the Board of Directors of several privately held timber investment funds. All but one of these funds have been fully invested and no additional timberland investments can be made. The one fund that has not been fully invested could compete with us in acquiring timberlands if we decide to acquire timberlands outside the United States. Under the terms of his employment agreement with us, Mr. Broom has agreed that if we wish to bid on a property and a fund with which he is affiliated is either the seller of the property or also wishes to bid on the property, he will not participate in the transaction on behalf of the fund. We have agreed that Mr. Broom may spend up to 5% of his time working for these timber funds, which will reduce the amount of time he devotes to our business.

     Members of our management or our employees may own timberlands, and some currently do. We have implemented a policy that restricts our management and employees from owning timberlands or selling timber, except in small amounts and subject to the approval of the Audit Committee of our Board of Directors.

     Some of the continuing investors are also engaged in the timber business. In particular, a company controlled by Mr. Demers currently purchases timber from our Oregon timberlands. These continuing investors could compete with us in our efforts to sell timber from our timberlands, as well as in our efforts to acquire additional timberlands.

SHARES ELIGIBLE FOR SALE IN THE FUTURE MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

     Our Articles of Incorporation authorize the issuance of a total of 200,000,000 shares of common stock without additional shareholder approval. See "Description of Capital Stock of the Company." We will offer to the public 16,600,000 shares in this offering. We have reserved a total of 2,224,000 shares of our common stock for issuance under our stock incentive plan. We intend to register all of the shares issuable under this plan for sale in the public market.

     One year from the date of the completion of this offering, the continuing investors may exchange their units for cash, or, at our option, for shares of our common stock on a one-for-one basis. See "The Partnership
Agreement -- Redemption of Partnership Units." As of that date, we have also agreed to register, under certain circumstances, up to 4,966,205 shares of common stock issuable on redemption of units owned by our continuing investors. See "Shares Available for Future Sale."

     We intend to acquire additional timberlands in the future. We anticipate funding these acquisitions through the sale of common stock, the issuance of additional units, or both. Efforts to raise additional capital through the sale of common stock or additional units may cause the market price of our common stock to decrease.

     If we issue any additional shares of common stock, whether pursuant to existing stock options or otherwise, the value of your common stock and your relative voting power may decrease. Our Articles of Incorporation do not grant you preemptive rights, which would allow you to purchase a pro rata portion of any future common stock or securities convertible into common stock that we issue. The market price of our common stock may decrease if the market perceives that we may issue additional shares of common stock, even if we do not choose to do so.

WE MAY CHANGE OUR INVESTMENT, FINANCING AND OTHER POLICIES WITHOUT YOUR APPROVAL

     Our Board of Directors determines our investment, financing and certain other operating policies. Although the Board of Directors has no present intention to amend or revise these policies, the Board of Directors may do so at any time without your approval. See "Policies with Respect to Certain Activities."

OTHER TAX RISKS

     FEDERAL TAX LAW CHANGES MAY BE UNFAVORABLE

     We are one of the first REITs to focus on timberland ownership and sales of timber, and our plan would not have been feasible before certain changes to the Internal Revenue Code were enacted in 1997. Because the complex REIT rules were not generally designed to accommodate investments in timber properties, there is no established law governing the interplay of the tax rules generally applicable to REITs and those applicable to timber operations. Over time, the Internal Revenue Service, the United States Treasury Department or various courts may adopt new interpretations governing this interplay, and these interpretations may be unfavorable to us. See "Federal Income Tax Consequences."

     STATE TAX LAWS MAY NOT CONFORM TO FEDERAL TAX LAW

     We expect to qualify as a REIT for federal income tax purposes. However, our qualification as a REIT under the laws of the individual states will depend, among other things, on such states' conformity with federal tax law.

     If you live in a state that does not conform to the federal tax treatment of REITs, even if we do not do business in that state, cash distributions to you will likely be characterized as ordinary income rather than capital gains for purposes of computing your state taxes. You should consult with your tax advisor concerning the state tax consequences of an investment in our common stock.

     WE EXPECT TO PAY TAX ON CAPITAL GAIN INCOME

     We anticipate that our ongoing operations will produce net capital gains and net ordinary losses, but will not produce significant ordinary income. Accordingly, unlike most existing REITs, we do not anticipate that we will be required to pay out any material amounts of cash to satisfy the requirement that a REIT distribute 95% of its ordinary income.

     If, after we have made our cash distributions for a tax year, we have not distributed 100% of our net taxable income (including capital gains), then we will owe federal income taxes on the undistributed portion of such taxable income at regular federal corporate tax rates. In such cases, we anticipate that we would generally make an election for federal income tax purposes to treat (i) any tax we paid on our retained capital gains as though it were paid on your behalf and (ii) such retained capital gains as though they were distributed to you. Although you must report your share of such gains as income for federal income tax purposes, you will receive a tax credit for your proportionate share of the taxes we paid. You may use the credit to offset your overall liability for federal income tax for that year. If the tax credit, when added to your other tax payments, exceeds your actual tax liability for the year, you would be entitled to a refund. If you are a tax-exempt entity, you would be required to file a return to obtain the refund. State income taxes will depend on the laws of states in which both we and you are subject to tax. We thus may pay state income taxes that do not produce a tax credit for you.

     To the extent that we have funds available (including from operations, borrowings, equity issuances, sales of assets or otherwise), we may elect to use such funds to pay taxes on our retained capital gains. In order to pay such taxes, we may reduce the amount of cash that we would otherwise distribute to you. See "Federal Income Tax Consequences -- Taxation of Taxable U.S. Shareholders of the Company -- Distributions by the Company."

     CAPITAL GAINS DISTRIBUTIONS TO NON-U.S. SHAREHOLDERS ARE GENERALLY SUBJECT TO WITHHOLDING

     We anticipate that substantially all of the amounts of cash we pay out to you will be either capital gains distributions or a return of capital. Under the provisions of the Foreign Investment in Real Property Tax Act (FIRPTA), which apply to non-U.S. shareholders, such capital gain distributions are generally subject to withholding at a rate of 35%.

                                 DISTRIBUTIONS

     The Company intends to pay regular quarterly cash distributions to its shareholders. The Board of Directors, in its sole discretion, will determine the actual amounts of these distributions based on the Company's financial results, available cash flow, possible acquisitions and capital requirements, as well as economic conditions, tax and REIT considerations and other factors. The Board of Directors will review the amount of the Company's distributions from time to time. The Company's belief that it will be able to pay the intended distributions is based on a number of assumptions about operating conditions, which are described below. The following discussion should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial and Operating Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated historical financial statements appearing elsewhere in this prospectus.

     The Partnership has been structured so that distributions will be allocated between the Company and the other limited partners based upon their ownership of Partnership units. Accordingly, upon completion of this offering, the Company and the other limited partners will receive 77.7% and 22.3%, respectively, of all distributions from the Partnership.

     The Company's first distribution, for the period ending June 30, 1999, is expected to be a pro rata share of the expected initial quarterly distribution of $0.175 per share of the Company's common stock (the "Common Stock"). On an annualized basis, this represents a distribution amount of $0.70 per share of Common Stock, or 3.5% of the initial public offering price, based on an initial public offering price of $20 per share. The Company does not expect to change its estimated initial distribution per share if the underwriters' over-allotment option is exercised.

     Based on the amount of working capital that the Company is expected to have upon the completion of this offering and the availability of cash under its new credit facility, the Company believes that, if its assumptions about operating conditions are realized, it will have sufficient cash available to make its intended distributions. The Company intends to maintain the initial distribution amount unless actual financial results, available cash flow, possible acquisitions and capital requirements, as well as economic conditions, tax and REIT considerations or other factors differ significantly from the assumptions used in calculating the initial estimated distribution amount. In addition, the Company's credit facilities may limit or restrict distributions to shareholders. The anticipated initial distribution is based on a number of assumptions, including that (i) there will be no substantial decreases in timber prices in the Company's markets from current levels; (ii) the Company will be able to sell timber volumes for harvest as anticipated in its timber sales plan; and (iii) market and overall economic conditions will not change substantially.

     If any of these assumptions proves to be incorrect, particularly with respect to prices and volumes sold for harvest, the Company may not be able to make distributions at the intended level or at all. In addition, the terms of the Company's indebtedness will under certain circumstances restrict the ability of the Company to distribute cash to shareholders. See "Risk Factors -- We May Not Be Able to Distribute as Much Cash to You as We Currently Intend," "-- We May Change Our Investment, Financing and Other Policies Without Your Approval," "Federal Income Tax Consequences -- Taxation of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The amount of cash needed for the Company to make its intended distribution on an annualized basis is approximately $15.6 million. If the underwriters' over-allotment option is exercised in full, this amount would increase to $17.3 million. On a pro forma basis, the Company would have had cash for distributions (pro forma earnings before interest, taxes, depreciation, depletion and amortization, or "EBITDDA," less pro forma net interest expense and pro forma maintenance capital expenditures) for the nine months ended September 30, 1998 of approximately $7.7 million, compared to its pro forma intended distribution for that period of $11.7 million.

     The Company does not believe, however, that the pro forma operating results for 1998 are indicative of its ability to generate cash from its timberlands in 1999 and beyond. The pro forma results include results for the Louisiana property only from the date the Company purchased the property (April 27, 1998), and for the Coastal forest portion of the Pacific Northwest properties only from July 5, 1998. Pro forma results for 1998 reflect harvest levels for the Louisiana property and the Coastal forest (which together represent the majority of the Company's merchantable timber inventory) that are well below expected future harvest levels. The volume of timber harvested from the Louisiana property for the period from April 27, 1998 to October 9, 1998 and included in the pro forma results of operations was negligible (1,500 cunits). The planned harvest for 1999 is approximately 215,000 cunits. The volume of timber harvested from the Coastal forest from July 5, 1998 to September 30, 1998 and included in the pro forma results of operations was approximately 15,000 cunits. The planned harvest for 1999 is approximately 80,000 cunits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Prospective Results of Operations."

     A tax rule requires REITs to distribute 95% of its ordinary income to shareholders, but this rule does not mandate cash distributions of capital gains. Because substantially all of the Company's taxable income will be treated as capital gains from the sale of timber, this rule will not require the Company to make significant tax-mandated distributions. As a result, management of the Company, rather than tax requirements, will determine distribution and retention policies. In setting these policies, the Company intends to take into account both the expectations of shareholders and the Company's plans for growth.

     If, after giving effect to the Company's distributions for a tax year, the Company has not distributed 100% of its net taxable income (including capital gains), then the Company will be required to pay federal income taxes on the undistributed portion of such taxable income at regular federal corporate tax rates. In such cases, the Company anticipates that it would generally make an election to treat (i) any tax paid by the Company on its retained capital gains as though it were paid on behalf of the Company's shareholders and (ii) such retained capital gains as though they were distributed to the Company's shareholders. Although shareholders are required to report their share of such gains as income, they (including tax-exempt U.S. shareholders) will receive a credit on their own return for their proportionate shares of the taxes paid by the Company. Such shareholders may file claims for refund if their proportionate shares of the taxes paid by the Company, when added to the other tax payments they have made, exceeds their actual tax liabilities. State income taxes may also apply, depending on the laws of the states in which both the Company and each shareholder are subject to tax, and might not result in any usable state tax credit to shareholders.

     If the Company has funds available (including funds from operations, borrowings, equity issuances, sales of assets or otherwise), the Company may elect to use such funds to pay taxes on its retained capital gains. If such funds are not available or, in the judgment of the Board of Directors it would be in the best interests of the Company and its shareholders to obtain or use such funds to pay such taxes, then the amount of cash actually distributed to the Company's shareholders may be reduced to the extent necessary to pay such taxes.

     For a discussion of the federal income tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Consequences."

                     STRUCTURE AND FORMATION OF THE COMPANY

COMPANY STRUCTURE

     At the completion of this offering, the Company will own substantially all of its assets, and will conduct substantially all of its operations, through the Partnership and through the Partnership's wholly owned subsidiary, Pioneer Resources, LLC, an Oregon limited liability company ("Pioneer"). After refinancing its existing debt, the Company will contribute the remaining net proceeds of this offering to the Partnership in exchange for a number of Partnership units equal to the number of shares of Common Stock sold in this offering. Upon the sale of any additional shares of Common Stock, the Company will contribute the net proceeds therefrom to the Partnership in exchange for a number of Partnership units equal to the number of shares sold. For a description of the Partnership units, see "The Partnership Agreement." Strategic Timber Operating Co., a Delaware corporation and a wholly owned subsidiary of the Company ("STOC"), is the sole general partner of the Partnership.

FORMATION OF THE COMPANY

     The Company, the Partnership and STOC were all organized on April 21, 1998 in connection with the Company's acquisition of approximately 88,000 acres of timberland in southwest Louisiana (the "Louisiana Property").

     Louisiana Timber Partners, LLC, a Georgia limited liability company ("LTP"), contributed to the Partnership a contract to acquire the Louisiana Property in exchange for an interest in the Partnership. The parties valued this contract at $50 million. STT and STOC retained the remaining interest in the Partnership. The Partnership then purchased the Louisiana Property on April 27, 1998 for $205.0 million in cash. The Partnership funded the purchase price of the Louisiana Property (and related transaction costs) (i) by borrowing $125.8 million under a $215.0 million bank revolving credit facility (the "Old Partnership Credit Facility") and (ii) through an $85.0 million cash contribution to the Partnership by STT. STT borrowed these funds under a bank bridge loan (the "Bridge Loan").

     In September 1998, the shareholders of STT formed Strategic Timber Trust II, LLC, a Georgia limited liability company ("STT2"). STT2 formed a wholly owned subsidiary, Strategic Timber Two Operating Co., LLC, a Georgia limited liability company ("STTOC"). STT2 and STTOC formed Strategic Timber Partners II, LP ("STP2"), with STTOC serving as its sole general partner. STT2, STTOC and STP2 were formed in connection with STP2's acquisition of Pioneer, which holds approximately 366,000 acres of timberland in the U.S. Pacific Northwest (the "Pacific Northwest Properties").

     On October 9, 1998, STP2 acquired all of the membership interests in Pioneer from its members (the "Former Pioneer Members") in exchange for total consideration of $35.0 million in cash and a 59.1% interest in STP2, which the parties valued at $65.0 million. STP2 funded the cash portion of the purchase price for Pioneer (and related transaction costs) with (i) a cash contribution of $35.0 million by STTOC in exchange for a 31.8% interest in STP2, and (ii) a cash contribution of $10.0 million by Mach One Partners, LLC, an affiliate of LTP ("Mach One"), in exchange for a 9.1% interest in STP2. To fund its contribution to STP2, STT2 borrowed $35.0 million under a bank bridge loan (the "STT2 Bridge Loan"). In connection with the acquisition, Pioneer refinanced its existing debt, leaving approximately $255.0 million outstanding under its credit facility (the "Pioneer Credit Facility").

     Upon completion of this offering, STT2, STTOC and STP2 will be merged with and into the Partnership, leaving Pioneer as a wholly owned subsidiary of the Partnership. In connection with the merger, Partnership units will be issued to the owners of STT2 and the outstanding membership interests in STT2 and STTOC will be canceled.

     In accordance with the terms of the STP2 partnership units held by the Former Pioneer Members and the STP2 partnership units held by Mach One, the Former Pioneer Members will receive $24.1 million in cash and 2,170,086 Partnership units having a value of $43.4 million, based on an initial public offering price of $20 per share, and Mach One will receive $10.0 million in cash (assuming this offering is consummated on March 31, 1999) and 100,110 Partnership units having a value of $2.0 million, based on an initial public offering price of $20 per share, in connection with the merger of STP2 into the Partnership.

     In accordance with the terms of the Partnership units held by LTP, LTP will receive $12.9 million in cash and will retain 1,762,974 Partnership units having a value of $35.3 million, based on an initial public offering price of $20 per share, at the completion of the offering.

     At or immediately prior to the closing of this offering:

     - The Company will sell 16,600,000 shares of Common Stock in this offering.

     - The Partnership will enter into a new $375.0 million revolving credit facility (the "New Credit Facility").

     - The Company will use the net proceeds of this offering and will borrow approximately $260.0 million under the New Credit Facility to repay in full the Bridge Loan and the STT2 Bridge Loan, to repay in full the Old Partnership Credit Facility and the Pioneer Credit Facility and to redeem a portion of the Partnership units held by LTP and a portion of the STP2 partnership units held by the Former Pioneer Members and Mach One. See "Use of Proceeds."

     - In connection with the merger of STT2, STTOC and STP2 into the Partnership, the Partnership will issue 3,203,231 Partnership units to the owners of STT2, the Former Pioneer Members and Mach One.

     - The Company will have employment and non-competition agreements with Messrs. C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Kenneth
       L. Chute, Nicholas C. Brunet, Vladimir Harris, and Joseph E. Rendini.

As a result of the transactions described above (collectively, the "Formation Transactions"), the Company will own 17,271,770 Partnership units, which will represent an approximate 77.7% interest in the Partnership upon the completion of this offering.

     The terms of the transactions described above were determined after arm's-length negotiations between representatives of the Company, LTP, Pioneer, the Former Pioneer Members, and Mach One.

BENEFITS TO RELATED PARTIES

     Certain affiliates of the Company will realize certain material benefits in connection with this offering and the Formation Transactions:

     - Each of the following executive officers will own the following aggregate number of shares of Common Stock and Partnership units: C. Edward Broom, 408,329; Christopher J. Broom, 408,329; Thomas P. Broom, 408,329; Nicholas C. Brunet, 90,740; Vladimir Harris, 90,740; and Joseph E. Rendini, 90,740. These shares and units have a total value of $29.9 million, based on an initial public offering price of $20 per share. The shares and units were issued to the executive officers named above in return for services rendered. These executive officers and Kenneth L. Chute, who joined the Company in January 1999 as Chief Financial Officer, will also receive options to acquire an aggregate of 875,000 shares of Common Stock at the initial public offering price that vest in equal amounts over the three years following completion of this offering.

     - The Company has employment and non-competition agreements with Messrs. C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas C. Brunet, Vladimir Harris and Joseph E. Rendini.

     - LTP will receive $12.9 million in cash in redemption of a portion of its Partnership units, and will own 1,762,974 Partnership units upon completion of this offering. Hanns A. Pielenz, who has agreed to serve as a director of the Company, and Larry J. Woodard are the principal owners of

       LTP. The Partnership units retained by LTP will have a value of $35.3 million, based on an initial public offering price of $20 per share. LTP acquired its Partnership units in exchange for the contribution to the Partnership of a contract (valued by the parties at $50.0 million) to acquire the Louisiana Property.

     - Mach One, which is owned equally by Messrs. Pielenz and Woodard, will receive $10.0 million in cash and 100,110 Partnership units upon completion of this offering in redemption of its interest in STP2. These Partnership units will have a value of $2.0 million, based on an initial public offering price of $20 per share. Mach One acquired its interest in STP2 in exchange for a cash contribution of $10.0 million that was used to finance STP2's acquisition of Pioneer.

     - In connection with the Pioneer acquisition, STP2 paid $35.0 million in cash and issued partnership interests (valued by the parties at $65.0 million) in STP2 to the Former Pioneer Members, including Gregory M. Demers. Mr. Demers and a company owned by him beneficially owned 76.5% of Pioneer at the time of the acquisition. Upon completion of this offering and the merger of STP2 into the Partnership, Mr. Demers and his company will receive $18.4 million in cash in redemption of a portion of their partnership interests in STP2, and will beneficially own 1,660,333 Partnership units. These Partnership units will have a value of $33.2 million, based on an initial public offering price of $20 per share.

     - In connection with the Pioneer acquisition, T. Yates Exley, one of the Former Pioneer Members and a Vice President of the Company, received a partnership interest in STP2. Mr. Exley will receive $1.2 million in cash and 108,516 Partnership units in redemption of his partnership interest in STP2 upon the completion of this offering. The Partnership units will have a value of $2.2 million, based on an initial public offering price of $20 per share.

     Additional information concerning benefits to executive officers, directors and other continuing investors is set forth under "Management" and "Certain Relationships and Related Transactions."

                                USE OF PROCEEDS

     The net cash proceeds to the Company from this offering are estimated to be approximately $306.4 million (approximately $352.7 million if the underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses and based on an initial public offering price of $20 per share.

     The Company will use the net proceeds of this offering, together with approximately $260.0 million of borrowings under the New Credit Facility, as follows: (i) approximately $509.4 million to repay in full debt described in the table below and accrued interest on such debt; (ii) approximately $47.0 million to redeem Partnership units and other partnership interests held by certain continuing investors; (iii) approximately $8.3 million for termination fees on interest rate swaps and related debt; and (iv) $1.5 million for financing costs on the New Credit Facility. See "Structure and Formation of the Company."

     The table below summarizes the debt to be repaid upon completion of this offering:

                                     PRINCIPAL BALANCE AT
                                     DECEMBER 31, 1998(1)   INTEREST RATE      MATURITY DATE
                                     --------------------   -------------    ------------------
Old Partnership Credit Facility....      $133,787,000           7.75%(2)         April 25, 2003
Bridge Loan........................        85,000,000           9.25%(2)       October 27, 1999
Pioneer Credit Facility............       255,000,000           7.90%(2)     September 30, 2003
STT2 Bridge Loan...................        35,000,000           9.06%(3)       October 27, 1999
                                         ------------           -----
          Total/Weighted Average...      $508,787,000           8.17%
                                         ============           =====

---------------

(1) The actual amounts repaid may differ to the extent of any amortization of the principal balance of loans occurring subsequent to December 31, 1998.

(2) These loans each bear interest at a floating rate based on LIBOR plus an applicable margin. The rates shown are interest rates at December 31, 1998.

(3) If the STT2 Bridge Loan has not been repaid as of April 1, 1999, an additional interest payment of $1.05 million will become due.

     If the underwriters' over-allotment option to purchase 2,490,000 additional shares of Common Stock is exercised in full, the Company expects to use the additional net proceeds (which would be approximately $46.3 million, based on an initial public offering price of $20 per share) to reduce amounts outstanding under the New Credit Facility.

     Amounts outstanding under the Old Partnership Credit Facility, the Bridge Loan, the Pioneer Credit Facility and the STT2 Bridge Loan were each incurred within the past year to pay for the Company's initial timberlands and to finance working capital requirements prior to commencement of full-scale operations.

     Pending the uses described above, the Company will invest any unused portion of the net proceeds in interest-bearing accounts or short-term, interest-bearing securities, or both, which are consistent with the Company's intention to qualify for taxation as a REIT.

                                 CAPITALIZATION

     The following table sets forth (i) the combined historical capitalization of STT and STT2 as of October 9, 1998, and (ii) the pro forma capitalization of the Company assuming the completion of the Formation Transactions, this offering and the use of the estimated net proceeds of this offering and borrowings under the New Credit Facility as set forth under "Use of Proceeds," had occurred on October 9, 1998. The information set forth in the following table should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus, "Selected Historical Financial and Operating Information," "Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                OCTOBER 9, 1998
                                                              --------------------
                                                                  STT AND STT2
                                                                  COMBINED(1)
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Debt(2):
  Bridge loans..............................................  $120,000   $     --
  Current portion of long-term debt.........................   136,787         --
  Long-term debt............................................   255,000    260,214
Minority interest...........................................   122,836     72,778
Shareholders' equity:
  Preferred Stock, $.01 par value(3)........................        --         --
  Common Stock, $.01 par value(4)...........................         1        173
  Additional paid-in capital................................        --    306,221
  Accumulated deficit.......................................    (9,514)   (19,969)
                                                              --------   --------
          Total shareholders' equity (deficit)..............    (9,513)   286,425
                                                              --------   --------
          Total Capitalization..............................  $625,110   $619,417
                                                              ========   ========

---------------

(1) As described in "Structure and Formation of the Company," operations of the Company are currently conducted through two separate entities, STT and STT2. As these entities will be merged prior to the completion of this offering, the Company believes it is meaningful to present the combined capitalization of these entities as of October 9, 1998.

(2) See "Use of Proceeds" for information relating to the Company's debt.

(3) 50,000,000 shares of Preferred Stock will be authorized upon completion of this offering. No shares of Preferred Stock are currently, or at the completion of this offering will be, issued and outstanding.

(4) 100,000 shares of Common Stock (prior to the stock split) are currently authorized. 200,000,000 shares of Common Stock will be authorized at the completion of this offering. 18,360 actual shares of Common Stock (prior to the stock split) are currently issued and outstanding. 17,271,770 pro forma shares of Common Stock will be issued and outstanding. Excludes (i) 4,966,205 shares of Common Stock that may be issued upon the redemption of Partnership units; (ii) 2,490,000 shares of Common Stock that the underwriters have the option to purchase solely to cover over-allotments; and (iii) 1,115,000 shares of Common Stock issuable upon exercise of options to be granted under the Company's 1999 Incentive Plan upon completion of this offering. A total of 2,224,000 shares of Common Stock will be reserved for issuance under the 1999 Incentive Plan. See "The Partnership
    Agreement -- Redemption of Partnership Units," "Underwriting" and "Management -- 1999 Incentive Plan".

                                    DILUTION

     The assumed initial public offering price of $20 per share exceeds the net combined tangible book value per share of STT and STT2. Therefore, purchasers of Common Stock in this offering will incur an immediate dilution in the net tangible book value of their shares. The following table illustrates the dilution to purchasers of shares of Common Stock sold in this offering.

  Assumed initial public offering price per share(1)........           $20.00
  Net combined tangible book value per share prior to this
     offering(2)............................................  $17.85
  Decrease in net combined tangible book value per share
     attributable to this offering..........................    1.76
                                                              ------
  Pro forma net tangible book value per share after this
     offering(3)............................................            16.09
                                                                       ------
  Dilution per share purchased in this offering.............           $ 3.91
                                                                       ======

---------------

(1) Before deducting the underwriters' discounts and commissions and other expenses of this offering.

(2) Determined by subtracting the total liabilities of STT and STT2 from the total tangible assets of STT and STT2 and dividing the difference by the sum of the total number of shares of Common Stock issued and outstanding immediately prior to this offering and the number of shares of Common Stock issuable upon the exchange of all Partnership units issued or to be issued in connection with the Formation Transactions.

(3) Determined by subtracting the Company's total liabilities from its total tangible assets and dividing the difference by the number of shares of Common Stock and Partnership units that will be outstanding after this offering. This calculation is based on the pro forma condensed combined balance sheet of the Company contained elsewhere in this prospectus.

     The following table summarizes the number of shares of Common Stock to be sold by the Company in this offering, the total price to be paid for such shares (based on an initial public offering price of $20 per share), the number of shares of Common Stock and Partnership units previously issued or to be issued in the Formation Transactions, and the net tangible book value of the average contribution per share based on total contributions (all determined as if this offering and the Formation Transactions had been completed on October 9, 1998).

                                             SHARES SOLD BY THE        BOOK VALUE OF
                                                COMPANY AND           CONTRIBUTIONS TO
                                          PARTNERSHIP UNITS ISSUED        COMPANY/        PURCHASE PRICE/
                                             BY THE PARTNERSHIP        PARTNERSHIP(1)      BOOK VALUE OF
                                          ------------------------   ------------------    CONTRIBUTION
                                             NUMBER       PERCENT     AMOUNT    PERCENT   PER SHARE/UNIT
                                          ------------   ---------   --------   -------   ---------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE/UNIT DATA)
New investors in this offering..........   16,600,000       74.7%    $332,000     92.4%       $20.00(2)
Common Stock and Partnership units
  outstanding or to be issued in the
  Formation Transactions................    5,637,975       25.3       27,203      7.6          4.82
                                           ----------      -----     --------    -----
          Total.........................   22,237,975      100.0%    $359,203    100.0%
                                           ==========      =====     ========    =====

---------------

(1) Based on the October 9, 1998 book value of the assets to be contributed to the Company/Partnership in connection with this offering and the Formation Transactions, net of liabilities to be assumed.

(2) Before deducting underwriters' discounts and commissions and other estimated expenses of this offering.

            SELECTED HISTORICAL FINANCIAL AND OPERATING INFORMATION

     The following tables set forth selected historical consolidated financial and operating information for STT, STT2 and Pioneer. Pioneer is the predecessor to STT2.

     Information shown for STT and STT2 is presented as of and for the period ended October 9, 1998. The information is derived from the audited historical financial statements of STT and STT2, and should be read in conjunction with such financial statements, which are included elsewhere in this prospectus. The information shown for STT reflects the results of operations for the period from inception (April 21, 1998) to October 9, 1998. Information shown for STT2 does not contain any operating results as of October 9, 1998 as this is the date on which STT2 was formed and acquired Pioneer.

     Information is also presented for both Pioneer and its predecessor, Old Pioneer Resources, LLC ("Old Pioneer"). The selected historical financial and operating information of Pioneer as of and for the years ended December 31, 1996 and 1997 is derived from the audited historical financial statements of Pioneer included elsewhere in this prospectus and should be read in conjunction with such financial statements. Information as of and for the nine months ended September 30, 1997 and 1998 is derived from the unaudited historical financial statements of Pioneer included elsewhere in this prospectus. Management believes that such financial statements were prepared on the same basis as the audited financial statements and contain all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial statements for the interim periods indicated.

     Old Pioneer was formed in April 1994 for the purpose of acquiring certain timber-related assets. The assets of Old Pioneer were contributed to Pioneer upon the formation of Pioneer on January 3, 1996. Information presented for Old Pioneer is derived from the audited historical financial statements of Old Pioneer as of and for the year ended December 31, 1995 included elsewhere in this prospectus, and should be read in conjunction with such financial statements. Information presented for Old Pioneer as of and for the period ended December 31, 1994 is derived from unaudited financial statements that were prepared on the same basis as those that were audited. The results of operations of Old Pioneer and Pioneer among the periods presented are not comparable to one another because (i) financial information of Old Pioneer was prepared using a different basis of accounting than that of Pioneer; (ii) financial and operating information of Pioneer were affected by several acquisitions in 1996 (one of which was the acquisition of the assets of Old Pioneer on January 3, 1996), 1997 and 1998, each of which was accounted for under the purchase method of accounting); and (iii) Old Pioneer conducted different operations than Pioneer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this prospectus.

     The selected historical information presented for STT and STT2 is not comparable to that of Pioneer because STT and STT2 were affected by factors associated with the recent formation of these entities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     This financial and operating information is historical in nature. Information may not be representative of how the Company plans to manage its operations after this offering and the Formation Transactions.

        STRATEGIC TIMBER TRUST, INC. AND STRATEGIC TIMBER TRUST II, LLC
                             (DOLLARS IN THOUSANDS)

                                                                  STT
                                                     AS OF AND FOR THE PERIOD FROM
                                                     INCEPTION (APRIL 21, 1998) TO           STT2
                                                            OCTOBER 9, 1998          AS OF OCTOBER 9, 1998
                                                     -----------------------------   ---------------------
STATEMENT OF OPERATIONS DATA:
Revenues (a):......................................            $     152                   $     --
Operating Expenses:
  Cost of timber sold (a)..........................                  179                         --
  Amortization of deferred financing costs (b).....                1,153                         --
  Selling, general and administrative expenses.....                1,260                         --
                                                               ---------                   --------
  Operating loss...................................               (2,440)                        --
Other Income (Expense):
  Interest expense.................................               (9,024)                        --
  Interest income..................................                    5                         --
                                                               ---------                   --------
Loss before minority interest......................              (11,459)
Minority interest (c)..............................                1,945                         --
                                                               ---------                   --------
Net loss...........................................            $  (9,514)                  $     --
                                                               =========                   ========
CASH FLOW AND OTHER DATA:
EBITDDA (d)........................................            $  (1,108)                  $     --
Cash used in operations............................               (8,856)                        --
Capital expenditures...............................                   --                         --
BALANCE SHEET DATA (AT PERIOD END):
Working capital (e)................................            $(221,681)                  $(37,603)
Timberlands........................................              254,821                    359,900
Total assets.......................................              261,722                    368,862
Total debt.........................................              221,787                    290,000
Shareholders' equity (deficit).....................               (9,513)                        --
Minority interest (f)..............................               47,836                     75,000
OPERATING DATA (UNAUDITED):
Timber harvested (tons)............................                4,342                         --

---------------

(a) Cost of timber sold is greater than revenues because only salvage timber was harvested during the period.

(b) Represents the amortization of financing costs incurred in the Louisiana Property acquisition. Such amortization is over periods from one to five years.

(c) Minority interest represents the 19.6% of the loss attributable to the minority owners of the Partnership.

(d) EBITDDA is defined as operating income plus other income (expense), depletion, depreciation and amortization and cost of timber sold. EBITDDA is provided because management believes EBITDDA provides useful information for evaluating the Company's ability to make cash distributions. EBITDDA should not be construed as an alternative to operating income (as an indicator of the Company's operating performance) or as an alternative to cash flow from operating activities (as a measure of liquidity). EBITDDA is not a financial measure determined in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(e) The negative working capital of STT is caused primarily by the classification of all STT debt as current, due to the inclusion of subjective acceleration clauses in such debt agreements. The negative working capital of STT2 is attributable primarily to debt maturing in less than one year and obligations under interest rate swap agreements.

(f) STT2's minority interest represents the 68.2% interest in STP2 held by minority owners. Although these owners hold more than 50.0% of the equity in STP2 they are considered minority owners for accounting purposes, because they cannot exercise control over STP2.

                             PIONEER RESOURCES, LLC
                             (DOLLARS IN THOUSANDS)

                                              OLD PIONEER                              PIONEER
                                      ---------------------------   ---------------------------------------------
                                       APRIL 15,                                               NINE MONTHS ENDED
                                      1994 THOUGH     YEAR ENDED    YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                      DECEMBER 31,   DECEMBER 31,   -----------------------   -------------------
                                        1994(A)        1995(A)         1996         1997        1997       1998
                                      ------------   ------------   ----------   ----------   --------   --------
                                      (UNAUDITED)                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Logs..............................    $    42        $ 1,600       $ 25,901     $ 39,505    $ 28,296   $ 23,097
  Lumber and by-product sales.......     15,115         31,409         36,004       52,623      38,910     45,213
  Timberland and property sales.....      6,503          1,865            613        6,774       4,240      5,901
                                        -------        -------       --------     --------    --------   --------
          Total revenues............     21,660         34,874         62,518       98,902      71,446     74,211
Operating Expenses:
  Cost of products sold.............     11,331         22,953         25,897       39,602      31,015     45,256
  Cost of timberland and property
     sales..........................      2,672          1,330            486        4,292       2,033      2,536
  Depletion, depreciation and
     amortization...................      2,907          2,982         15,366       25,259      16,738     12,966
  Selling, general and
     administrative expenses........      1,205          2,354          3,144        7,444       5,241      6,937
                                        -------        -------       --------     --------    --------   --------
          Operating income..........      3,545          5,255         17,625       22,305      16,419      6,516
Other Income (Expense):
  Interest expense..................     (1,871)        (3,062)        (6,070)      (8,722)     (6,105)   (12,505)
  Interest income...................        236             46            248          224          87         56
  Other income (expense), net.......        239            343             --          502         662       (780)
                                        -------        -------       --------     --------    --------   --------
  Income (loss) from continuing
     operations before income taxes
     and minority interests.........      2,149          2,582         11,803       14,309      11,063     (6,713)
  Income tax (provision) benefit....         --             --           (978)         355        (250)       249
                                        -------        -------       --------     --------    --------   --------
  Income (loss) from continuing
     operations before minority
     interest.......................      2,149          2,582         10,825       14,664      10,813     (6,464)
Minority interest in loss (income)
  of subsidiary(b)..................         --             --            262           51          48         10
                                        -------        -------       --------     --------    --------   --------
  Income (loss) from continuing
     operations.....................      2,149          2,582         11,087       14,715      10,861     (6,454)
Discontinued operations, net(c).....         --             --            (48)        (945)       (277)      (897)
                                        -------        -------       --------     --------    --------   --------
  Income (loss) before extraordinary
     item...........................      2,149          2,582         11,039       13,770      10,584     (7,351)
Extraordinary item -- loss on
  extinguishment of debt(d).........         --             --           (780)          --          --     (2,106)
                                        -------        -------       --------     --------    --------   --------
Net income (loss)...................    $ 2,149        $ 2,582       $ 10,259     $ 13,770    $ 10,584   $ (9,457)
                                        =======        =======       ========     ========    ========   ========
CASH FLOW AND OTHER DATA:
EBITDDA(e)..........................    $ 9,363        $ 9,910       $ 33,477     $ 52,358    $ 35,852   $ 21,238
Cash flow from operations...........         (f)        16,451         26,806       24,749      16,011      7,767
Capital expenditures................      4,380          5,480          3,359        4,654       4,393      1,885

                                              OLD PIONEER                              PIONEER
                                      ---------------------------   ---------------------------------------------
                                       APRIL 15,                                               NINE MONTHS ENDED
                                      1994 THOUGH     YEAR ENDED    YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                      DECEMBER 31,   DECEMBER 31,   -----------------------   -------------------
                                        1994(A)        1995(A)         1996         1997        1997       1998
                                      ------------   ------------   ----------   ----------   --------   --------
                                      (UNAUDITED)                                                 (UNAUDITED)
BALANCE SHEET DATA (AT PERIOD END):
Working capital.....................    $(8,563)       $(9,219)      $  1,167     $  4,727    $  1,170   $  3,402
Timber, timberlands and timber
  cutting rights....................     26,603         27,230         86,294       99,126     100,673    252,556
Total assets........................     44,892         52,139        132,060      154,430     150,816    301,266
Long-term debt......................     40,456         33,964         96,565      126,941     124,088    288,514
Members' equity.....................      2,150          5,922          9,740       19,937      12,649      4,438
OPERATING DATA (UNAUDITED):
Fee timber harvested (MMBF).........         35             51            106          125          78         75
Non-fee timber purchased (MMBF).....         12             15             31           28          20         36
Lumber production (MMBF)............         22             47             71          106          76        112

---------------

(a) Financial and operating data for the period from April 15, 1994 through December 31, 1994 and for the year ended December 31, 1995 for Old Pioneer are not comparable to other periods presented in this table. See the financial statements of Pioneer and accompanying notes included elsewhere in this prospectus for additional information.

(b) Minority interest represents the minority unitholders' interest in the Kinzua timberlands. See the financial statements of Pioneer and notes thereto included elsewhere in this prospectus.

(c) Discontinued operations relate to Lane Plywood, which was discontinued in 1997.

(d) In 1996 and 1998, borrowings of Pioneer were refinanced, resulting in the write-off of certain deferred financing costs as extraordinary, non-cash charges.

(e) EBITDDA is defined as operating income plus other income (expense), depreciation, depletion and amortization and cost of timberland and property sales. EBITDDA is provided because management believes EBITDDA provides useful information for evaluating the Company's ability to make cash distributions. EBITDDA should not be construed as an alternative to operating income (as an indicator of the Company's operating performance) or as an alternative to cash flow from operating activities (as a measure of liquidity). EBITDDA is not a financial measure determined in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(f) Information necessary to calculate cash flow from operations for the period from April 15, 1994 through December 31, 1994 is not available.

                        PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The following tables set forth, for the periods and dates indicated, pro forma condensed consolidated financial information for the Company. The Pro Forma Condensed Consolidated Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Formation Transactions and this offering had occurred as of October 9, 1998. The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 present unaudited pro forma operating results of the Company as if this offering and certain of the Formation Transactions had occurred as of January 1, 1997.

     The Pro Forma Condensed Consolidated Statements of Operations include the historical results of Pioneer, as this entity represents the predecessor business to the Company. These historical results of Pioneer have been adjusted to (i) eliminate results of operations and related assets and liabilities attributable to Pioneer's timber conversion facilities and other operations that were not acquired by the Company and (ii) recognize revenues and costs of Pioneer's sales that were previously eliminated for financial reporting purposes.

     The Pro Forma Condensed Consolidated Statements of Operations, however, do not include the historical results of the Louisiana Property prior to the purchase of these timberlands by the Company on April 27, 1998. These timberlands were acquired from an unrelated family group that did not actively manage the property for commercial timber operations. The Pro Forma Condensed Consolidated Statements of Operations also do not include the historical results of the Coastal forest portion of the Pacific Northwest Properties prior to the purchase of these timberlands by Pioneer in July 1998. The Company believes that there is limited continuity between the prior operation of the Coastal forest and Pioneer's actual (and the Company's intended) forestry activities on these timberlands. Because of the lack of continuity of operations before and after these purchases, the Company believes that inclusion of historical financial information for the Louisiana Property and the Coastal forest in the Pro Forma Condensed Consolidated Statements of Operations prior to the dates of acquisition would not be helpful to an investor's understanding of the Company's business or operations.

     The pro forma condensed consolidated financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on the dates indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The pro forma condensed consolidated financial information should be read in conjunction with
(i) Strategic Timber Trust, Inc.'s audited consolidated financial statements as of, and for the period from inception (April 21, 1998) to October 9, 1998, (ii) the audited Strategic Timber Trust II, LLC consolidated balance sheet as of October 9, 1998, (iii) the audited Pioneer consolidated financial statements as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, (iv) the unaudited Pioneer consolidated financial statements as of, and for the nine months ended, September 30, 1998 and 1997 and (v) "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                OCTOBER 9, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                       INTERCOMPANY
                                                                     ELIMINATIONS AND
                                           HISTORICAL   HISTORICAL      PRO FORMA
                                              STT          STT2       ADJUSTMENTS(A)         PRO FORMA
                                           ----------   ----------   ----------------        ---------
ASSETS:
Current assets
  Cash...................................   $  1,377     $  1,260       $      --            $  2,637
  Accounts receivable....................         41           --              --                  41
  Due from related party.................        300           --            (300)(b)              --
                                            --------     --------       ---------            --------
          Total current assets...........      1,718        1,260            (300)              2,678
Timberlands..............................    254,821      359,900           1,586(c)          616,307
Property & equipment, net................          7          173              --                 180
Deferred financing costs.................      5,176        7,530         (11,206)(d)           1,500
                                            --------     --------       ---------            --------
          Total assets...................   $261,722     $368,863       $  (9,920)           $620,665
                                            ========     ========       =========            ========
LIABILITIES:
Current liabilities
  Bridge loans...........................   $ 85,000     $ 35,000       $(120,000)(e)        $     --
  Current portion of long-term debt......    136,787           --        (136,787)(e)              --
  Accounts payable.......................         88           --              --                  88
  Due to related party...................        760          300            (300)(b)             760
  Accrued expenses.......................        764          247            (611)(e)             400
  Obligations under swaps................         --        3,316          (3,316)                 --
                                            --------     --------       ---------            --------
          Total current liabilities......    223,399       38,863        (261,014)              1,248
Long-term debt...........................         --      255,000           5,214(e)          260,214
Minority interest........................     47,836       75,000         (50,058)(c,d)        72,778
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock...........................          1           --             172(a,f)            173(g)
  Addition paid-in capital...............         --           --         306,221(a,f,h)      306,221
  Accumulated deficit....................     (9,514)          --         (10,455)(d)         (19,969)
                                            --------     --------       ---------            --------
          Total shareholders' equity
            (deficit)....................     (9,513)          --         295,938             286,425
                                            --------     --------       ---------            --------
          Total liabilities and
            shareholders' equity
            (deficit)....................   $261,722     $368,863       $  (9,920)           $620,665
                                            ========     ========       =========            ========

    The accompanying notes to pro forma condensed consolidated balance sheet are an integral part of this balance sheet.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                OCTOBER 9, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

(a) For purposes of this Pro Forma Condensed Consolidated Balance Sheet, the following proceeds from this offering, and uses of these proceeds, are assumed:

Proceeds from offering:
  Shares to be issued................................   16,600,000
  Offering price per share...........................  $        20
                                                       -----------
  Gross proceeds from this offering..................                 $332,000
  Borrowings under New Credit Facility...............                  260,214(e)
                                                                      --------
          Total proceeds.............................                 $592,214
                                                                      ========
Uses of proceeds:
  Repayment of Old Partnership Credit Facility and
     Bridge Loan.....................................  $   221,787(e)
  Repayment of Pioneer Credit Facility and STT2
     Bridge Loan.....................................      290,000(e)
  Repayment of accrued interest on debt..............          572(e)
  Early termination payment on STT2 Bridge Loan......          525(e)
  Debt financing costs on New Credit Facility........        1,500(e)
  Termination of interest rate swaps and accrued
     interest thereon................................        5,223(e)
  Partial redemption of minority interests...........       47,000(c)
  Fees and expenses associated with this offering....       25,607(h)
                                                       -----------
          Total uses of proceeds.....................                 $592,214
                                                                      ========

(b)  Represents the elimination of intercompany receivables and payables.

(c) Certain minority unitholders (the "Continuing Investors") will receive $47,000 from the offering proceeds based upon contractual commitments with the Company. These payments represent a return of a portion of the Continuing Investors' initial interests. The remainder of these Continuing Investors' interests will be converted into Partnership units. The amount to be paid to the Continuing Investors in excess of the balance of their accounts at October 9, 1998 represents additional consideration paid to the Continuing Investors and has increased the Company's basis in its timberlands.

     In addition, assuming that this offering is consummated on March 31, 1998, one Continuing Investor will be entitled to a dividend of $1,907 based upon contractual commitments with the Company. The Continuing Investor has elected to receive 100,110 Partnership units in lieu of a cash payment of this dividend. The dividend has been reflected as a reduction to minority interest.

(d) Represents the write-off of unamortized debt issuance costs on the early extinguishment of the Company's existing debt instruments (see note (e)). Together with the early termination on the STT2 Bridge Loan and the settlement of outstanding obligations under interest rate swaps (see note
     (e)), the Company will record an extraordinary loss from the early extinguishment of debt of approximately $12,361, net of $2,739 allocated to minority interests.

(e) In conjunction with this offering, the Company plans to repay all outstanding debt and any accrued interest thereon. The Company also plans concurrently to enter into the New Credit Facility, which provides for a $200,000 term loan and a revolving line of credit of up to $175,000. The Company expects to immediately borrow $260,214 on this facility (see note
     (a)). Of the amount expected to be drawn under this facility, approximately $200,000 will relate to a term loan bearing interest at a variable rate expected to initially approximate 7.2% and which will be payable in quarterly installments through March 31, 2004. The remaining $60,214 will relate to a revolving line of credit bearing interest at a variable rate also expected to initially approximate 7.2% and maturing on March 31, 2004. Unused commitment fees on the New Credit Facility will approximate 0.5%. The Company expects to incur approximately $1,500 in debt issuance costs associated with the New Credit Facility.

     In connection with the early retirement of the STT2 Bridge Loan, the Company will be obligated to pay a termination fee of $525 (assuming repayment on or before March 31, 1999). All other debt may be retired prior to maturity without penalty to the Company.

     The Company anticipates that it will terminate all existing interest rate swaps at the date of this offering and enter into replacement swaps to mitigate variable interest rate risk associated with the New Credit Facility. The cost to terminate these swaps is estimated to be $5,223, which represents the fair value of all outstanding swaps as of October 9, 1998.

(f) Includes the effects of a 36.59-for-1 stock split immediately prior to this offering to convert 18,360 shares of Common Stock held by the previous owners of STT into 671,770 shares of Common Stock of the Company.

(g) Represents 17,271,770 shares of Common Stock outstanding after this offering (see notes (a) and (f)) with a par value of $0.01 per share.

(h) Represents assumed underwriting discounts and commissions of $23,240 and other offering fees and expenses of $2,367 (e.g., legal fees, accounting fees, stock listing fees, printing costs, etc.).

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                            ELIMINATION
                                                              OF NON-
                                              HISTORICAL     ACQUIRED        PRO FORMA
                                               PIONEER     OPERATIONS(A)   ADJUSTMENTS(B)   PRO FORMA
                                              ----------   -------------   --------------   ----------
Revenues:
  Log sales.................................   $39,505       $ 14,025         $     --      $   53,530
  Lumber and by-product sales...............    52,623        (52,623)              --              --
  Timber and property sales and other.......     6,774             --               --           6,774
                                               -------       --------         --------      ----------
          Total revenues....................    98,902        (38,598)              --          60,304
Operating Expenses:
  Cost of products sold.....................    39,602        (34,123)              --           5,479
  Cost of timber and property sales.........     4,292             --            1,824(c)        6,116
  Depletion, depreciation and
     amortization...........................    25,259         (1,326)           9,859 (c,d     33,792
  Amortization of deferred financing
     costs..................................        --             --              300 (e,f        300
  Selling, general and administrative
     expenses...............................     7,444         (1,942)              --(g)        5,502
                                               -------       --------         --------      ----------
          Operating income (loss)...........    22,305         (1,207)         (11,983)          9,115
Other Income (Expense):
  Interest expense..........................    (8,722)            --           (6,553)(e)     (15,275)
  Interest income...........................       224             --            7,073(h)        7,297
  Other income (expense), net...............       502           (502)              --              --
                                               -------       --------         --------      ----------

     Income (loss) from continuing
       operations before income taxes and
       minority interest....................    14,309         (1,709)         (11,463)          1,137
Income tax (provision) benefit..............       355             --             (355)(i)          --
                                               -------       --------         --------      ----------
     Income (loss) from continuing
       operations before minority
       interest.............................    14,664         (1,709)         (11,818)          1,137
Minority interest...........................        51            (51)            (217) (j)       (217)(k)
                                               -------       --------         --------      ----------
     Income (loss) from continuing
       operations...........................   $14,715       $ (1,760)        $(12,035)     $      920
                                               =======       ========         ========      ==========
Income from Continuing Operations Per Share:
  Basic.....................................                                                $     0.05(l)
                                                                                            ==========
  Diluted...................................                                                      0.04(l)
                                                                                            ==========
Weighted Average Number of Shares Used in
  the Calculation of Income from Continuing
  Operations Per Share:
  Basic.....................................                                                17,271,770(l)
                                                                                            ==========
  Diluted...................................                                                22,237,975(l)
                                                                                            ==========

    The accompanying notes to pro forma condensed consolidated statements of operations are an integral part of this statement.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                 ELIMINATION
                                                                   OF NON-
                                      HISTORICAL   HISTORICAL     ACQUIRED        PRO FORMA
                                       PIONEER       STT(M)     OPERATIONS(A)   ADJUSTMENTS(B)    PRO FORMA
                                      ----------   ----------   -------------   --------------    ----------
Revenues:
  Log sales.........................   $ 23,097     $    111      $  9,987         $    --        $   33,195
  Lumber and by-product sales.......     45,213           --       (45,213)             --                --
  Timber and property sales and
     other..........................      5,901           41          (956)             --             4,986
                                       --------     --------      --------         -------        ----------
          Total revenues............     74,211          152       (36,182)             --            38,181
Operating Expenses:
  Cost of products sold.............     45,256           --       (34,242)             --            11,014
  Cost of timber and property
     sales..........................      2,536           --          (957)            671(c)          2,250
  Depletion, depreciation and
     amortization...................     12,966          179          (894)          4,596(c,d)       16,847
  Amortization of deferred financing
     costs..........................         --        1,153            --            (921)(e,f)         232
  Selling, general and
     administrative expenses........      6,937        1,260        (1,913)             --(g)          6,284
                                       --------     --------      --------         -------        ----------
          Operating income (loss)...      6,516       (2,440)        1,824          (4,346)            1,554
Other Income (Expense):
  Interest expense..................    (12,505)      (9,024)           --           7,904(e)        (13,625)
  Interest income...................         56            5            --           2,283(h)          2,344
  Other income (expense), net.......       (780)          --           780              --                --
                                       --------     --------      --------         -------        ----------
     Income (loss) from continuing
       operations before income
       taxes and minority
       interest.....................     (6,713)     (11,459)        2,604           5,841            (9,727)
Income tax (provision) benefit......        249           --            --            (249)(i)            --
                                       --------     --------      --------         -------        ----------
     Income (loss) from continuing
       operations before minority
       interest.....................     (6,464)     (11,459)        2,604           5,592            (9,727)
Minority interest...................         10        1,945           (10)           (181)(j)         1,764(k)
                                       --------     --------      --------         -------        ----------
     Income (loss) from continuing
       operations...................   $ (6,454)    $ (9,514)     $  2,594         $ 5,411        $   (7,963)
                                       ========     ========      ========         =======        ==========
Basic and diluted loss from
  continuing operations per share...                                                              $    (0.46)(l)
                                                                                                  ==========
Weighted average number of shares
  used in the calculation of loss
  from continuing operations per
  share.............................                                                              17,271,770(l)
                                                                                                  ==========

    The accompanying notes to pro forma condensed consolidated statements of operations are an integral part of this statement.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

(a) Amounts represent the elimination of revenues and expenses associated with operations of Pioneer that were not acquired by the Company. These operations primarily include the former Pioneer conversion facilities. Amounts also reflect the recognition of logging revenues and costs from the sale of timber from Pioneer's timberlands to conversion facilities previously owned by Pioneer. These sales and costs were previously eliminated for financial reporting purposes, as they were intercompany transactions prior to the acquisition by the Company of the timberlands business of Pioneer. These sales have been recorded at fair value based upon similar arm's-length transactions.

(b) For purposes of these Pro Forma Condensed Consolidated Statements of Operations, the following proceeds from this offering, and uses of these proceeds, are assumed:

Proceeds from offering:
  Shares to be issued.............................   16,600,000
  Offering price per share........................  $        20
                                                    -----------
  Gross proceeds from this offering...............                   $332,000
  Borrowings under New Credit Facility............                    260,214(e)
                                                                     --------
          Total proceeds..........................                   $592,214
                                                                     ========
Uses of proceeds:
  Repayment of Pioneer Credit Facility and STT2
     Bridge Loan..................................  $   290,000(e)
  Early termination payment on STT2 Bridge Loan...          525(e)
  Debt financing costs on New Credit Facility.....        1,500(e)
  Termination of interest rate swaps and accrued
     interest thereon.............................        5,223(e)
  Partial redemption of minority interests........       47,000(j)
  Fees and expenses associated with this
     offering.....................................       25,607(o)
                                                    -----------
                                                                      369,855
                                                                     --------
     Excess cash proceeds.........................                   $222,359(h)
                                                                     ========

(c) Represents adjustments to reflect additional depletion expense after the step-up of the timberlands balance as a result of the application of purchase accounting to the Company's acquisition of Pioneer.

(d) Amount includes depreciation expense of $35 and $27 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, related to property and equipment valued at $173. This property and equipment is being depreciated over a period of five years.

(e) In conjunction with this offering, the Company plans to repay all outstanding debt. The Company also plans concurrently to enter into the New Credit Facility, which provides for a $200,000 term loan and a revolving line of credit of up to $175,000. The Company expects to immediately borrow $260,214 on this facility (see notes (a) and (h)). Of the amount expected to be drawn under this facility, approximately $200,000 will relate to a term loan bearing interest at a variable rate expected to initially approximate 7.2% and which will be payable in quarterly installments through March 31, 2004. The remaining $60,214 will relate to a revolving line of credit bearing interest at a variable rate also expected to initially approximate 7.2% and maturing on March 31, 2004. Unused commitment fees on the New Credit Facility will approximate 0.5%. The Company expects to incur approximately $1,500 in debt issuance costs associated with the New Credit Facility. Such costs have been amortized over a period of five years (see note (f)).

     In connection with the early retirement of the STT2 Bridge Loan, the Company will be obligated to pay a termination fee of $525 (assuming repayment on or before March 31, 1999). This fee will be recorded as a component of the extraordinary loss from the early extinguishment of debt (see note (n)). All other debt may be retired prior to maturity without penalty to the Company.

     The Company anticipates that it will terminate all existing interest rate swaps at the date of this offering and enter into replacement swaps to mitigate variable interest rate risk associated with the New Credit Facility. Termination costs will be recorded as a component of the extraordinary loss from the early extinguishment of debt (see note (n)).

(f) Amount represents amortization expense on debt issuance costs associated with the New Credit Facility (see note (e)). These costs are being amortized on a straight-line basis over five years.

(g) Historical selling, general and administrative expenses have not been adjusted to reflect the reductions in such costs anticipated by management after this offering. Such reductions are anticipated primarily due to: (i) expected cost savings from the reduction of personnel due to the consolidation of all current operations (net of additional costs associated with being a public company) and (ii) changes in the way the Company plans to operate the Pacific Northwest Properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(h) Does not reflect the historical financial results of the Louisiana Property until after its acquisition by the Company on April 27, 1998. Accordingly, it is assumed that no debt associated with the acquisition of these timberlands existed during the year ended December 31, 1997 and, accordingly, excess proceeds of $222,359 were available for investment purposes after this offering on January 1, 1997. Furthermore, it is assumed that $60,214 of these excess proceeds were utilized to pay down the revolving line of credit portion of the New Credit Facility initially borrowed in connection with this offering (see note (e)). It is then assumed that these proceeds were re-borrowed and used with the remaining excess cash proceeds to purchase the Louisiana Property on April 27, 1998. Excess proceeds during all periods presented are assumed to be invested in highly liquid securities earning interest at 4.5% per annum. The Company does not expect to realize this level of interest income after this offering as it does not anticipate maintaining substantial cash balances.

(i) Represents the elimination of all historical taxes recorded by Pioneer since the Company, after the Formation Transactions and this offering, is expected to qualify as a REIT.

(j) The Continuing Investors will receive $47,000 from the offering proceeds based upon contractual commitments with the Company. These payments represent a return of a portion of the Continuing Investors' initial interests. The remainder of these Continuing Investors' interests will be converted into Partnership units. No income statement charge has been recorded related to these payments or conversions as they represent capital transactions.

     In addition, assuming that this offering is consummated on March 31, 1998, one Continuing Investor will be entitled to a dividend of $1,907 based upon contractual commitments with the Company. The dividend has been reflected as a component of minority interest expense for the year ended December 31, 1997. The Continuing Investor has elected to receive 100,110 Partnership units in lieu of cash payment of this dividend.

(k) Represents the minority interest charges, assuming minority ownership in the Partnership of 18.1% after the Formation Transactions and this offering. Amounts are calculated as follows:

                                                                     NINE MONTHS
                                                     YEAR ENDED         ENDED
                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1997            1998
                                                    ------------    -------------
Income (loss) from continuing operations before
  minority interest expense.......................    $  1,137         $(9,727)
Extraordinary loss................................     (10,456)(n)          --
                                                      --------         -------
Net loss before minority interest expense.........      (9,319)         (9,727)
Multiply by: minority interest percentage.........        18.1%           18.1%
                                                      --------         -------
Minority interest before dividends................       1,690           1,764
Less: Dividend on minority interests (see note
  (j))............................................      (1,907)             --
                                                      --------         -------
Minority interest.................................    $   (217)        $ 1,764
                                                      ========         =======

(l) For the year ended December 31, 1997 and for the nine months ended September 30, 1998, basic income (loss) from continuing operations per share is calculated by dividing income (loss) from continuing operations by the weighted average shares outstanding during the period. It is assumed that 17,271,770 shares were outstanding during the entire reporting period.

     For the year ended December 31, 1997, diluted income from continuing operations per share is calculated by dividing income from continuing operations by the weighted average shares outstanding during the period plus the weighted average of common share equivalents outstanding during the period. Approximately 4,966,205 Partnership units, which are convertible on a share for share basis into shares of the Company's common stock, have been considered common share equivalents for the year ended December 31, 1997. Diluted loss per share for the nine months ended September 30, 1998 does not include the effects of the Partnership units since these potential common share equivalents are antidilutive in periods in which a loss from continuing operations is reported. Diluted income
     (loss) from continuing operations per share for both periods does not include the effects of stock options to be granted under the 1999 Incentive Plan, as such stock options will be granted on the date of this offering with an exercise price equal to the offering price.

(m) Amounts shown for historical STT for the nine months ended September 30, 1998 include STT operating results from inception (April 21, 1998) through October 9, 1998. The historical activity of STT reflects limited operations during this time (e.g., sales of salvage timber), as STT was preparing the Louisiana Property for active commercial timber operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." STT activity for the period from October 1, 1998 through October 9, 1998 has not been eliminated, as the Company believes that this activity was immaterial to the Pro Forma Condensed Consolidated Statement of Operations taken as a whole.

(n) In connection with this offering, the Company will retire its existing debt facilities and record an extraordinary charge related to the early extinguishment of this debt (see notes (a) and (e)). This charge will include the write-off of unamortized debt issuance costs related to the extinguished debt, a termination fee for the STT2 Bridge Loan and costs related to terminating obligations under interest rate swaps. This charge has not been shown for the year ended December 31, 1997 as this statement presents only amounts through income (loss) from continuing operations. The amount of this extraordinary charge would approximate $15,100 using historical amounts reported in the STT and STT2 consolidated financial statements as of October 9, 1998.

     However, as described in note (h), it has been assumed that no debt was issued in connection with the Company's acquisition of the Louisiana Property. Accordingly, the extraordinary loss shown in note (k) does not include any write-off of deferred financing costs associated with early retirement of debt used to acquire the Louisiana Property, as well as any termination costs of interest rate swaps related to this debt, as will actually occur.

(o) Represents assumed underwriting discounts and commissions of $23,240 and other offering fees and expenses of $2,367 (e.g., legal fees, accounting fees, stock listing fees, printing costs, etc.). All costs associated with this offering have been charged against additional paid-in capital.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     The following represents management's discussion and analysis of the historical financial condition and results of operations of STT, STT2 and Pioneer (the predecessor to STT2), respectively. The following also presents the pro forma financial condition and results of operations of the Company after giving effect to the Formation Transactions and this offering. See "Structure and Formation of the Company."

     The discussions of historical results are based on the historical financial statements of (i) STT as of, and for the period from inception (April 21, 1998) through October 9, 1998, (ii) STT2 as of October 9, 1998 and (iii) Pioneer for the years ended December 31, 1997, 1996 and 1995 and for the nine months ended September 30, 1998 and 1997, and should be read in conjunction with those financial statements contained elsewhere in this prospectus. Analyses of the anticipated operations and financial condition of the Company are based, in part, on information contained in the "Pro Forma Condensed Consolidated Financial Information."

     The following discussion first addresses the Company's expected operating plan after giving effect to the Formation Transactions and this offering. Subsequent sections discuss seasonality and inflation matters related to the planned operations of the Company, as well as anticipated liquidity and capital resources and commitments and contingencies. An analysis of the historical operating results of STT, STT2 and Pioneer is located later in this section, followed by management's discussions of Year 2000 compliance plans and market risks currently facing the Company.

PROSPECTIVE RESULTS OF OPERATIONS

     GENERAL

     The following discussion is based, in part, on the pro forma information contained in "Pro Forma Condensed Consolidated Financial Information." Management believes that the pro forma financial statements of the Company, as presented, will not be comparable to the results of operations and cash flow that the Company will derive from its assets in 1999 and beyond. The primary reason for this belief is that the pro forma results for the Louisiana Property and certain California timberlands, which together represent the majority of the merchantable timber inventory of the Company, include only partial years of operations at actual harvest levels that are well below expected future levels.

     The pro forma condensed consolidated statements of operations only include results of operations of the Louisiana Property for the period from its acquisition on April 27, 1998 through October 9, 1998. The results of operations prior to April 27, 1998 are not included in the pro forma financial statements due to a lack of continuity of operations and a fundamental change in the management of the Louisiana Property after acquisition. Because the Louisiana Property had not been operated as a commercial forest prior to STT's acquisition of these timberlands, the age of the timber located on the Louisiana Property is disproportionately weighted to over-mature timber that remains standing beyond its economic rotation age. Starting in 1999, the Company will actively focus on the sale of this over-mature timber and, as such, harvest volumes and revenues are expected to substantially exceed historical results.

     Furthermore, from the date of the acquisition of the Louisiana Property through October 9, 1998, STT conducted only limited harvesting operations on the Louisiana Property, while preparing the property for active commercial timber operations. These preparations included conducting a complete timber inventory, detailed mapping, preparation of timber sales plans and initiation of commercial marketing activities. The Company incurred significant one-time preparatory expenses prior to the commencement of the commercial operation of the Louisiana Property that will not occur in future periods.

     The pro forma condensed consolidated financial statements also exclude the historical financial results of certain California timberlands acquired by Pioneer (the predecessor to STT2) in July 1998 due to a lack of continuity of operations. These California timberlands, known as the Coastal forest, were managed in a substantially different manner by the prior owners than the Company expects to manage them. Prior to Pioneer's acquisition of the Coastal forest, the previous owners held these timberlands primarily to seek capital appreciation. Harvests were conducted at relatively low levels with the objectives of thinning and extraction of hardwood species from softwood tracts. Also, once acquired by Pioneer, certain planned harvesting operations were postponed in anticipation of the eventual sale of Pioneer to STT2.

     In May 1998, shortly before the Coastal forest acquisition by Pioneer, the prior owners received approval of an "Option A" timber management plan for the Coastal forest. The Option A timber management plan was developed pursuant to a California permit process that establishes long-term growth and sustainable harvest for a specified timberland. This Option A plan establishes a decade by decade harvesting model through which the Coastal forest has been approved for substantial commercial harvesting of softwood species. The Company intends to manage the property in accordance with the Option A plan and, thus, expects to increase substantially harvest volumes and revenues from the Coastal forest as compared with historical results. See "Business and Properties -- Initial Timberland Properties -- The California Timberlands."

     REVENUES

     In 1999 and beyond, the Company intends to execute a timber sales plan that will generate an increasing revenue stream. This plan primarily will involve the harvesting of mature timber on the Company's various timberlands. For example, timber on the Louisiana Property is weighted to over-mature timber as the prior owners allowed the timber to remain standing beyond its economic rotation age. Similarly, components of the Commander forest in California and the Washington property consist of mature, high-value timber that is at its optimal harvest age. The Company's selling plan for these tracts calls for removing this low-growth timber and replanting with seedlings selected for superior genetic characteristics to increase biological growth rates.

     In selecting tracts to be sold for harvesting in a given year, the Company will evaluate its holdings on an overall basis, taking into account the relative maturity levels and current productivity of tracts available for harvest, the strength of local markets and the desirability of reforesting a particular area so that the Company can increase the growth rate of its timber and better balance the age class distribution of its holdings. The Company enters into cutting contracts with various buyers, generally for terms ranging from three to eighteen months. Under the cutting contracts, the buyer, at its expense, will be required to cut and haul the purchased timber to its own conversion facility, or to another purchaser to whom it is reselling. The Company will recognize revenue when the timber is removed by the buyer and, therefore, the Company will not completely control when its revenues are recognized. The Company's timber sales plan will be modified periodically to adjust for changes in growth patterns, future acquisitions of timberlands, unforeseen events, and general economic conditions.

     In addition to cutting contracts, the Company also expects to derive revenues from several other sources. The Company will grant hunting, grazing, camping and other rights of access to approved hunting clubs and individuals. These hunting leases and other rights will both produce revenues for the Company and provide the Company with assistance in maintaining and protecting its properties. From time to time, the Company expects to make incidental sales of portions of its properties that have a higher and better use than the long-term production of timber. See "Business and Properties."

     EXPENSES

     One of the Company's primary operating expenses will be depletion expense, relating to the cost of timber harvested. The Company's depletion will be calculated based on the capitalized cost of the timber harvested (including cost of acquisition and any silvicultural activities) divided by available timber volume based on an initial timber survey, or cruise. Cruises are expected to be performed annually. Accordingly, depletion rates will be adjusted at that time and applied prospectively. Based on the Company's projected harvest levels, as well as current depletion rates, the Company's expected 1999 depletion expense will be approximately $48.8 million.

     The Company expects that 1999 selling, general and administrative costs will be approximately one-third lower than annualized pro forma selling, general and administrative costs for the nine months ended September 30, 1998. This decline is attributable to the anticipated cost savings primarily from the reduction of personnel due to the consolidation of all current operations (net of additional costs associated with being a public company), as well as changes in the way the Company plans to operate the Pacific Northwest Properties. Planned management changes include focusing sales efforts on sales of standing timber, where customers will be responsible for cutting and hauling timber. In the past, former management of the Pacific Northwest Properties focused on log sales, in which they were responsible for cutting timber and converting it into logs prior to sale. This change in business strategy will mitigate or eliminate previously incurred administrative costs associated with maintaining sorting areas, log yards and other facilities to convert timber into logs.

     SEASONALITY

     The winter rainy season and spring and summer fire hazards limit timber harvesting on the Louisiana Property. Similarly, harvesting on the Company's timberlands in the Pacific Northwest is typically interrupted for periods during the winter and spring due to snow and melting snow, and occasionally in the late summer due to fire hazards. Accordingly, the Company's results of operations may fluctuate on a quarterly basis due to the seasonal nature of the Company's operations.

     EFFECTS OF INFLATION

     Prices for the Company's timber will be subject to cyclical fluctuations due to market or other economic conditions, including the level of construction and remodeling activity. Although timber prices in the U.S. have historically risen faster than inflation over the long-term, these prices generally do not directly follow short-term inflationary trends. Costs of forest operations and general and administrative expenses generally do tend to reflect inflationary trends.

LIQUIDITY AND CAPITAL RESOURCES

     HISTORICAL

     STT has financed its operations through commercial loans. At October 9, 1998, STT has obligations under a Bridge Loan for approximately $85.0 million and under the Old Partnership Credit Facility, a revolving credit facility, for approximately $136.8 million. The Bridge Loan bears interest at a variable rate based on LIBOR plus an applicable margin (9.06% as of October 9, 1998) and matures on October 27, 1999. The maximum borrowing allowed under the Old Partnership Credit Facility is $215.0 million, subject to a "borrowing base" calculation, as defined in the debt agreement and based on the value of merchantable timber on the Louisiana Property, as estimated by STT's lenders. The Old Partnership Credit Facility bears interest at a variable rate based on LIBOR plus an applicable margin (8.06% as of October 9, 1998) and terminates on April 25, 2003.

     STT2 has financed its acquisition of the Pacific Northwest Properties via the issuance of $290.0 million in debt instruments. At October 9, 1998, STT2 has obligations under the STT2 Bridge Loan in the amount of $35.0 million, and under the Pioneer Credit Facility, which consists of a term loan of $200.0 million and a revolving credit facility for $55.0 million. The STT2 Bridge Loan bears interest at a fixed rate of 9.06% at October 9, 1998 and matures on October 27, 1999. The term loan bears interest at adjusted LIBOR plus an applicable margin (7.85% at October 9, 1998) and matures on September 30, 2003. Term loan payments will be made in quarterly installments and will commence on December 31, 1999. The maximum borrowing allowed under the revolving credit facility is $70.0 million, of which approximately $35.0 million can be used for letters of credit. A portion of the revolving credit facility bears interest at LIBOR plus an applicable margin (7.85% at October 9, 1998), while the remaining portion bears interest at the base rate plus an applicable margin (9.25% at October 9, 1998). The revolving credit facility terminates on September 30, 2003.

     STT and STT2 are required to meet certain financial and non-financial covenants under each of the debt instruments, including restrictions on additional borrowings, the maintenance of certain financial ratios and limitations on capital spending, investments, distributions and asset sales. At October 9, 1998, the companies were in compliance with all covenants and expect to remain in compliance in the immediate future. All borrowings are secured by the companies' interests in the operating partnerships, as well as the assets of those partnerships.

     Until the completion of the Formation Transactions and this offering, STT and STT2 expect to finance their on-going operations with cash flows from harvesting activities on their timberlands, as well as by additional borrowings under the Old Partnership Credit Facility and the revolving credit facility portion of the Pioneer Credit Facility. After that time, the Company plans to extinguish all debt using proceeds from this offering as well as funds from the New Credit Facility, which is expected to bear interest at a reduced rate. In addition, the Company will terminate all existing interest rate swaps and enter into replacement swaps to mitigate variable interest rate risk associated with future variable rate borrowings. See "-- Market Risk." Assuming the Formation Transactions and this offering had occurred on October 9, 1998, the Company would have recognized an extraordinary loss of approximately $13.2 million associated with the termination of its existing debt agreements. The actual amount of the extraordinary loss will be determined at the date of this offering.

     PROPOSED NEW CREDIT FACILITY

     In connection with this offering, management is discussing with two commercial banks their "best efforts" arrangement of a lending syndicate to provide the New Credit Facility, a $375.0 million facility that would be used by STT and STT2 to repay all existing debt, fund future Company acquisitions and provide for ongoing working capital requirements. The banks proposing to lead the syndication efforts have indicated that they believe that they will be able to arrange the contemplated $375.0 million loan facility. However, they have not issued credit commitments, and, if issued, the facility commitments may contain terms that are substantially different from the preliminary terms under discussion as outlined below.

     The New Credit Facility, to close at the same time as this offering, would include both a single-advance term loan of $200.0 million and a revolving line of credit of $175.0 million. It is expected that approximately $260.0 million will be outstanding under the new facility at the time of closing, with $60.0 million borrowed under the revolving line of credit and all $200.0 million of the term loan being advanced, assuming net proceeds from the initial public offering of $306.4 million.

     Currently, prospective lenders and the Company are contemplating a five-year term for the proposed New Credit Facility, with no repayment of principal being required prior to maturity, though proposed percentage of asset value limitations on borrowings will be reduced on each anniversary of the facility closing. Both the term and revolving line of credit portions of the facility, together with any related interest rate derivative or swap obligations, will be secured by first liens on all Company assets.

     Amounts advanced up to the $175.0 million revolving line of credit commitment would be limited to agreed-upon percentages of a borrowing base comprised of the value of merchantable timber and of timber sale contracts containing terms approved by the lenders. Initially, revolver advances could be borrowed up to the sum of 60% of independently valued merchantable timber and 80% of the amounts owed to the Company under eligible timber sale contracts, less amounts outstanding under the term loan. At each anniversary of the credit closing, the percentage that may be borrowed against merchantable timber would be reduced by 2%, so that during the final loan year of the five-year maturity only 52% of the value of merchantable timber could be borrowed.

     In current discussions, the proposed lead banks in the credit syndicate have provided preliminary pricing terms. Those terms include interest rates and a fee on unused portions of the revolving line of credit, with each to be adjusted quarterly. The Company will have the option to borrow on the basis of rates tied either to market LIBOR or a bank prime rate.

     Both interest and the unused revolving line of credit fee will be adjusted each quarter based on the ratio of total Company debt at the end of the quarter to cash flows achieved in the four-quarter period concluding at the end of the quarter. Interest rates could vary under the adjustment formulas between a margin of 175 and 300 basis points, for advances borrowed on a LIBOR-rate basis, and 25 and 150 basis points, for advances borrowed on a market prime rate basis. The unused commitment fee could vary between 37.5 and 50 basis points, determined on a per annum basis. Interest and commitment fees would be paid quarterly.

     The Company expects that the New Credit Facility will be subject to numerous covenants, terms and conditions. In current discussions, the prospective lenders have indicated that these new credit terms and conditions will be based on provisions of the $215.0 million Old Partnership Credit Facility used to finance the acquisition of the Louisiana Property. However, each quarter the Company will be required to earn, on a consolidated basis, EBITDDA that exceeds a minimum amount and, in addition, meet agreed-upon ratios to each of total debt, interest charges and the sum of current expenditures for interest, equity distributions and capital purchases.

     The provisions of the New Credit Facility are expected to provide the Company with significant operating flexibility. There will be no restriction on acquisitions of timberlands within the United States, as long as the acquisitions do not cause the Company to be out of compliance with borrowing base and financial covenant terms contained in the credit agreement. However, timberland acquisitions outside the United States will require lender approval.

     It is expected that there will be no limit in the New Credit Facility on shareholder distributions by the Company, so long as such distributions do not cause the Company to default under other terms of the credit agreement. The Company will be able to make up to $5.0 million in capital expenditures each year and execute capitalized leases with total payments aggregating less than $1.0 million annually. There will be no limitation on operating leases entered into in the ordinary course of business.

     Borrowing limitations under the proposed facility will not be as restrictive as those currently applicable to STT and STT2. As proposed in current discussions, the Company will be able to borrow outside the new $375.0 million facility on a pari passu basis, so long as these borrowings do not contain more restrictive covenants or require principal repayment prior to the five-year maturity of the $375.0 million facility. The Company expects to be allowed to secure these other borrowings with first liens on certain of its timberland and other properties.

     The expected costs of entering into the New Credit Facility are currently estimated at $1.5 million.

     The Company anticipates that its initial working capital, together with anticipated cash flow from operations and anticipated borrowings under the New Credit Facility, will provide adequate liquidity to fund its activities in the short-term and for the foreseeable future and to allow for distributions to shareholders in accordance with the Company's initial distribution policy. However, although the Company may have substantial availability under the New Credit Facility immediately after this offering, the Company may still need to obtain additional financing. In particular, one of the Company's principal business strategies is to acquire additional timberlands. The implementation of this strategy will require the Company to make significant capital expenditures, and may require the Company to obtain external financing in addition to the New Credit Facility.

     There can be no assurance that the Company's intentions related to: (i) the financing of its operations in the near-term, (ii) obtaining a New Credit Facility with similar terms as those described above and/or (iii) its intention to repay all of its existing debt obligations with proceeds from this offering and the New Credit Facility will be completed as planned. If this offering is delayed or canceled, or the Company is unable to obtain the New Credit Facility at favorable terms, the Company may not be able to fund ongoing operations, pay its interest cost or repay its debt obligations upon maturity. This would have a material adverse effect on the Company's operating results and financial condition.

     The Company intends to pay regular quarterly dividends to its shareholders. The Board of Directors, in its sole discretion, will determine the actual amounts of these distributions based on the Company's financial results, available cash flow, debt service requirements and other factors. The Company's first distribution, for the period ending June 30, 1999, is expected to be a pro rata share of the expected initial quarterly distribution of $0.175 per share. On an annualized basis, this represents a distribution amount of $0.70 per share. See "Distributions."

COMMITMENTS AND CONTINGENCIES

     STT and STT2 had no material cutting contracts or other contingencies outstanding at October 9, 1998. After October 9, 1998, STT entered into a cutting contract whereby the buyer was granted the right to cut approximately 625 acres of timber. Upon closing the contract, STT received an advance payment of approximately $450,000. The contract became effective on December 29, 1998 and expires on December 31, 2000.

     STT also entered into an agreement in December 1998 with its President and Chief Executive Officer, C. Edward Broom, to sell to Mr. Broom for $3.0 million approximately 6,700 acres of agricultural land that was acquired as part of the Louisiana Property. The sale was effected to provide a source of cash for STT to make certain payments of bank debt. To protect the Company's economic interest in the property, Mr. Broom has agreed that the Company may repurchase the property at any time before December 31, 2000 at the price paid by Mr. Broom, plus a pro rata annual increase at the rate of 8%, compounded annually. See "Certain Relationships and Related Transactions."

     On December 29, 1998, STT2 entered into a contract granting Kinzua Resources, LLC the right to harvest timber on a tract in the Pacific Northwest Properties (approximately 42,000 acres). The contract is in the form of a timber deed where risk of loss passed to Kinzua Resources for the duration of the contract. The contract expires September 30, 1999. Kinzua Resources may harvest any timber on the defined acreage during the period of the contract. After the contract expires, any standing timber on the tract reverts to STT2. Kinzua Resources paid approximately $5.5 million for these rights, none of which is refundable. Kinzua Resources is controlled by Gregory M. Demers, a continuing investor. See "Certain Relationships and Related Transactions."

     Revenues, net income and cash flow from the Company's operations will also be dependent to a significant extent on its ability to harvest timber at adequate levels. Among other factors, conditions that may restrict harvesting of the companies' timberlands include insect infestation, severe weather, fire and other causes beyond the Company's control. As is typical in the forest products industry, STT and STT2 do not, and it is expected that the Company will not, maintain insurance coverage with respect to damage to their timberlands. Even if such insurance was available, the cost would be prohibitive.

     The harvesting of timber is also subject to a variety of state and federal laws and regulations, including environmental, threatened and endangered species and habitat for such species, and air and water quality. These laws and regulations are modified from time to time and are subject to judicial and administrative interpretation. Pending regulatory and legal matters or future governmental regulations, legislation or judicial or administrative decisions may have a material adverse effect on the Company's financial position, results of operations or liquidity. See "Risk Factors -- Environmental and Endangered Species Regulations May Restrict Timber Harvesting and Impose Liabilities on Us, and May Otherwise Restrict Our Ability to Conduct Our Business" and "Business and Properties -- Federal and State Regulations."

     STT and STT2 have made limited capital expenditures to date. Upon the completion of this offering and the Formation Transactions, the Company plans to make capital expenditures in the form of reforestation and silvicultural activities on all of its timberlands. These activities will include thinning, the planned conversion of uneven-aged pine forests to even-aged plantations, road building and maintenance. Such expenditures are expected to be approximately $2.0 million during fiscal 1999. In addition, the Company has engaged Mason, Bruce & Girard, Inc., an independent forestry consultant, for a fee of approximately $1.3 million to develop an "Option A" timber management plan with respect to the Company's Commander forest to be submitted to the California Department of Forestry and Fire Protection. See "Business and Properties -- Initial Timberland Properties."

HISTORICAL RESULTS OF OPERATIONS

     The following discussion focuses on the historical operating results of STT, STT2 and STT2's predecessor, Pioneer. This discussion is historical in nature and may not be representative of how the Company plans to manage the operations after this offering and the Formation Transactions. See "-- Overview" and "-- Prospective Results of Operations" and "Structure and Formation of the Company."

     STRATEGIC TIMBER TRUST, INC.

     Strategic Timber Trust, Inc., the Partnership and STOC were formed on April 21, 1998 to acquire the Louisiana Property for $255.0 million. The transaction was financed with bank loans of approximately $210.8 million and issuance of a 19.6% interest in the Partnership to LTP, who contributed to the Partnership the contract to acquire the Louisiana Property. This interest was valued at approximately $50.0 million on the date of the acquisition. During the reporting period, substantially all of STT's operations were conducted through the Partnership.

     The historical financial statements of STT include the results of operations and cash flows for the period from its inception (April 21, 1998) to October 9, 1998. Since the acquisition of the Louisiana Property, STT has deferred active harvesting on these timberlands to prepare for full-scale commercial operations. During this time, STT conducted a detailed timber inventory, mapped its property, prepared timber sales plans and initiated marketing activities for timber to be sold from the property. The operating results reflect only limited harvesting operations, including the sale of salvage timber and thinning. Expenses incurred relate primarily to interest expense on bank debt and the preparation of the property for active commercial timber operations.

     Revenues. During the reporting period, STT sold salvage timber for approximately $111,000. In addition, STT recognized approximately $41,000 of revenues related to hunting leases issued on the Louisiana Property.

     Expenses. Cost of timber sold represents depletion on timber harvested. The calculation of depletion is based on the capitalized cost of the harvested timber (including cost of acquisition and any silvicultural activities) divided by available timber volume (taking into consideration any growth) based on an initial cruise. Cruises are expected to be performed annually. Accordingly, depletion rates will be adjusted at that time and applied prospectively.

     Deferred financing costs represent the amortization of costs incurred to obtain financing used for acquisitions and working capital requirements. Such costs are amortized over the term of the underlying debt, ranging from one to five years.

     Selling, general and administrative expenses are composed primarily of consulting and management fees, salaries and bank charges. Consulting and management fees represent fees paid for managing and tracking available timber. These expenses also include one-time costs totaling $140,000 associated with preparing the Louisiana Property for active commercial timber operations. Such preparations included the conducting of a complete timber inventory, detailed mapping, preparation of harvest plans and implementation of commercial marketing activities.

     Interest expense represents interest costs on the Company's existing debt, net of the effects of an interest rate swap used to hedge certain exposures to variable interest rates. See "-- Market Risk."

     Interest income results from available cash balances deposited in highly liquid investments with banks.

     Minority interest is the share of the Partnership's income and losses attributable to the minority unitholders of the Partnership.

     STT will elect to be treated as a REIT under provisions of the Internal Revenue Code. As a result, STT is not subject to federal income taxes on distributed income but instead, STT's shareholders are taxed. No benefit for income taxes has been provided on the loss since inception, as the benefit is not currently "more likely than not" to be realized by STT due to its limited operating history. STT's net operating loss is approximately $9.5 million at October 9, 1998.

     STRATEGIC TIMBER TRUST II, LLC

     STT2 and its subsidiaries were established on October 9, 1998 to acquire Pioneer, an entity which owned and managed the Pacific Northwest Properties. The transaction was financed with bank loans of approximately $290.0 million, the issuance of a 59.1% interest in STP2 to the Former Pioneer Members valued at approximately $65.0 million at October 9, 1998 and a cash contribution of $10.0 million by Mach One in exchange for a 9.1% preferred minority interest in STP2.

     Because it was formed on October 9, 1998, STT2 had no operating results during the reporting period.

     PIONEER RESOURCES, LLC

     The historical financial statements of Pioneer are presented as Pioneer is the predecessor to STT2. In addition to the Pacific Northwest Properties, these financial statements include the operating results of Pioneer's sawmill and aircraft operations, neither of which have been acquired by STT2. See "Pro Forma Condensed Consolidated Financial Information" for a discussion of pro forma adjustments required to be made to the historical Pioneer financial statements to reflect the results of operations acquired by STT2.

     Introduction. The predecessor to Pioneer (Old Pioneer) was originally formed in 1994. Pioneer and Old Pioneer, directly or through affiliated companies, have completed a number of significant timberland and other asset acquisitions since inception. In addition, Pioneer has engaged, on a small scale, in the sale or disposal of timberlands not integral to its operations. These acquisitions are described in more detail below and in the notes to the financial statements of Pioneer, which are included elsewhere in this prospectus.

     Each acquisition by Pioneer was accounted for using the purchase method of accounting. Accordingly, the historical financial and operating data vary significantly as a result of the inclusion in the later periods of the effects of these acquisitions and, therefore, are not necessarily comparable and are not indicative of future results of operations. The following table identifies Pioneer's significant acquisitions. Data regarding acreage and merchantable timber are given as of the date of acquisition.

                                           MERCHANTABLE
ACQUISITION                      ACREAGE      TIMBER           SELLER              DATE        CONSIDERATION
-----------                      -------   ------------   -----------------   --------------   -------------
                                           (BOARD FEET
                                           IN MILLIONS)                                        (IN MILLIONS)
Kinzua (East Oregon)             175,525      781.7            Kinzua           April 1994        $130.0
Lane Plywood (West Oregon)         3,130       31.9         Lane Plywood         May 1996           10.0
Pilot Rock (East Oregon)         130,207      188.6       Louisiana Pacific     June 1996           34.0
Commander (California)            43,313      313.7       Louisiana Pacific   September 1997        25.0
Skelly Panther and Swamp Creek
  (West Oregon)                    1,194       14.2         Weyerhaeuser      December 1997          7.4
Riffe Lake (West Washington)       4,899       63.3         Weyerhaeuser      February 1998         15.1
Aloha (West Washington)            5,922       70.5         Weyerhaeuser         May 1998           15.0
Coastal forest (California)       79,026      839.2        Coastal Forest       July 1998          130.0

    Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

     Effective July 2, 1998, Pioneer completed its acquisitions of the Longview and Willits Woods timberlands in California (together, such timberlands being referred to herein as the "Coastal forest"). Prior to this acquisition, the operations of Pioneer consisted primarily of timberlands and sawmills in Oregon, California and Washington. The Coastal forest acquisition (as with all of Pioneer's other acquisitions) was accounted for under the purchase method of accounting.

     Revenues. Revenues for the nine months ended September 30, 1998 increased by 4% compared to the nine months ended September 30, 1997, from $71.4 million to $74.2 million. Revenues from the sale of lumber and by-products increased by 16% from $38.9 million to $45.2 million. These increases are due to an increased volume of lumber sold in 1998 due primarily to increased efficiencies at both the Heppner and Pilot Rock sawmills. Secondly, there was a backlog of delayed sales deliveries in the second half of 1997, which were shipped in the first six months of 1998. Pioneer experienced the industry-wide transportation and delivery problems associated with the Union Pacific rail service.

     The volume of lumber sold increased 48% from 75.7 million board feet to
112.2 million board feet. The Heppner sawmill increased volume 67% from 38.2 million board feet to 63.9 million board feet due to capital improvement projects and productivity gains resulting from an increased work shift that was instituted in the later half of 1997. The Pilot Rock sawmill increased volume 29% from 37.5 million board feet to 48.3 million board feet due to productivity gains from capital improvement projects implemented in the later half of 1997. Additionally, sales volumes for both mills increased due to the aforementioned transportation rail problems in the later half of 1997.

     Pioneer's average lumber prices decreased 26% from the nine-month period ended September 30, 1997 to the comparable period of 1998 due to the industry-wide price declines associated with the Asian export market. Pioneer's average lumber prices were consistent with the lumber market during this time.

     Revenues from the sale of logs decreased by 18% from $28.3 million to $23.1 million. The volume of logs sold decreased by 22% from 54 million board feet to 42 million board feet. The decrease in revenues was due to a general decrease in the market price of logs compounded with a decrease in the volume of Asian export quality logs harvested from the Western Oregon timberlands. Pioneer's management made the decision in 1997 to harvest the majority of the Western Oregon timberlands acquired in May 1996 from Lane Plywood in anticipation of a declining export log market.

     Boise Cascade reduced harvesting on its timber contracts during this period. The Boise Cascade contracts generated revenues of $2.3 million and $16.2 million, respectively, for the nine-month periods ending September 30, 1998 and 1997.

     Revenues from the sale of non-strategic parcels of timberland and other property sold during the period increased significantly from $4.2 million to $5.9 million. The increase is attributed to Pioneer's land management staff that was put in place in late 1996.

     Expenses. Excluding timberland and other property sales and depletion, depreciation and amortization, cost of products sold was 66% of net revenues for the nine-month period ended September 30, 1998 and 46% for the nine-month period ended September 30, 1997. The decrease in gross margin for the nine-month period ended September 30, 1998 resulted from a variety of factors, the most important of which was the decrease in lumber prices during the period. For the nine months ended September 30, 1998, the lumber mills experienced an operating loss of $1.2 million compared to an operating profit of $5.4 million in the nine month period ended September 30, 1997.

     Depreciation, depletion and amortization decreased 23% from $16.7 million to $13.0 million due to a small overall decrease in logs harvested and a substantial decrease in the harvest from the more highly valued Western Oregon timberlands acquired with Lane Plywood. In 1998, Pioneer did not harvest any volumes from these timberlands, which have higher depletion rates than those of its other timberlands. Depreciation and amortization were generally consistent between these periods.

     Selling, general, and administrative expenses increased 32% from $5.2 million to $6.9 million. The increase in selling, general and administrative was due to salary expense associated with staff increases and consulting and legal expenses associated with Pioneer's acquisitions and expanded operations.

     Interest expense increased 105% from $6.1 million to $12.5 million. Most of this increase resulted from the increased debt associated with Pioneer's timberland acquisitions.

     Income taxes relate to Lane Plywood, the only taxable entity within the combined group, and are not material to the combined results of operations.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. Revenues for 1997 increased by 58% compared to 1996, from $62.5 million to $98.9 million. Revenues from the sale of lumber and by-products increased by 46% from $36.0 million to $52.6 million. These increases are due primarily to a full year of operations for the Pilot Rock lumber mill. The Pilot Rock lumber mill operations, acquired from Louisiana Pacific in June 1996, generated revenues of $9.8 million and $23.8 million respectively, for the years ended December 31, 1996 and 1997.

     The volume of lumber sold increased 49% from 71 million board feet to 106 million board feet. This increase in sales volume was due to the full year of operations for the Pilot Rock sawmill facility that had volumes of 20 million board feet in 1996 and 50 million board feet in 1997, respectively. The Heppner sawmill also increased volume from 51 million board feet in 1996 to 56 million board feet in 1997. The increased volumes are due to gains achieved from capital improvement projects and productivity gains resulting from an increased work shift that was instituted in August 1997.

     Pioneer's average lumber prices remained approximately the same for both 1996 and 1997, and were consistent with the lumber market during this time. There was an improvement in lumber prices starting in the first part of 1996 which peaked in the first quarter of 1997. By year-end 1997, prices had declined to comparable levels of those at the beginning of 1996.

     Revenues from the sale of logs increased by 53% from $25.9 million to $39.5 million. The volume of logs sold increased from 56 million board feet in 1996 to 83 million board feet in 1997. The increased volume was a result of Pioneer's decision to increase contracted harvesting with Boise Cascade and to increase harvest volumes of export quality logs. The Boise Cascade contracts generated volumes of 32 million board feet in 1996 and 65 million board feet in 1997. Pioneer decided to increase harvesting on the Western Oregon timberlands acquired in May 1996 from Lane Plywood in anticipation of a declining export log market. The Western Oregon timberland sales volumes were 9 million board feet in 1996 and 18 million board feet in 1997. Pioneer's overall average price of logs sold increased during this period due to an increased mix of the higher valued export quality logs. The export quality logs had an average price decrease of 16% during this period, which was consistent with industry-wide decreases in log prices.

     The Boise Cascade contracts generated revenues of $12.3 million and $26.6 million, respectively, for the years ended December 31, 1996 and 1997. The Western Oregon timberlands acquired from Lane Plywood generated revenues of $7.3 million and $12.3 million, respectively, for the years ended December 31, 1996 and 1997.

     Revenues from sales of non-strategic parcels of timberland and other property sold during the period increased significantly from $0.6 million in 1996 to $6.8 million in 1997. The increased 1997 revenues were attributed to Pioneer's staffing addition of an experienced land management group that was put in place in late 1996. During 1997, the Company sold a total of 6,222 acres in approximately 20 separate transactions.

     Expenses. Excluding timberland and other property sales and depletion, depreciation and amortization, cost of products sold remained relatively consistent at 42% of net revenues for 1996 and 43% of net revenues in 1997. Both the Pilot Rock and Heppner lumber mills maintained comparable operating margins for both 1996 and 1997.

     Depreciation, depletion and amortization increased 64% from $15.4 million for 1996 to $25.3 million in 1997 due to several factors affecting depletion. First, Pioneer harvested 19 million board feet more timber in 1997 than in 1996. Second, Pioneer harvested 9 million board feet more timber in 1997 than in 1996 from the newly acquired Western Oregon timberlands from Lane Plywood. The depletion rate on these export quality timberlands was more than that on the other timberlands. Depreciation and amortization were generally consistent between these periods.

     Selling, general and administrative expenses increased 137% from $3.1 million in 1996 to $7.4 million in 1997. The increase in selling, general and administrative expenses was due to salary expenses associated with staff increases and additional consulting and legal expenses associated with Pioneer's expanded operations.

     Interest expense increased 44% from $6.1 million in 1996 to $8.7 million in 1997. Most of this increase resulted from the increased debt associated with the 1997 timberland acquisitions.

     Other income and expense consisted of $0.5 million of income in 1997. This income consisted mainly of the gain associated with the sale of an aircraft.

     Income taxes are related to Lane Plywood, the only taxable entity within the combined group, and are not material to the combined results of operations.

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. Revenues for 1996 increased by 79% compared to 1995, from $34.9 million to $62.5 million. Revenues from the sale of lumber increased by 15% from $31.4 million in 1995 to $36.0 million in 1996. These increases were attributable primarily to a full year of operations of the Eastern Oregon timberlands and Pilot Rock mill, which were acquired in June 1996. Pioneer had by-product revenues of $10.6 million in 1995 and $3.1 million in 1996, primarily from sales of wood chips to paper manufacturers.

     The volume of lumber sold increased 57% from 21 million board feet to 33 million board feet, primarily due to the inclusion of a full year of operations of the Pilot Rock sawmill. Pioneer's average lumber prices increased approximately 5%.

     Revenues from log sales increased substantially during the period from $1.6 million in 1995 to $25.9 million in 1996. Log sales volume increased 833% from 6 million board feet in 1995 to 56 million board feet in 1996, principally due to the acquisition of additional Eastern Oregon timberlands from Louisiana Pacific and Western Oregon timberlands from Lane Plywood. Eastern Oregon volumes increased from 6 million board feet in 1995 to 47 million board feet in 1996. The incremental volumes from the Western Oregon timberlands for 1996 were 9 million board feet.

     Timberland and other property sales produced revenues of $0.6 million in 1996, down from $1.9 million in 1995.

     Expenses. Excluding timberland and other property sales and depletion, depreciation and amortization, cost of products sold decreased from 70% of net revenues for 1995 to 42% of net revenues in 1996. The increase in gross margin for 1996 resulted from a variety of factors, the most important of which was the increase in log sales operations versus mill operations.

     Depreciation, depletion and amortization increased from $3.0 million for 1995 to $15.4 million in 1996 due to several factors affecting depletion. First, Pioneer harvested 55 million board feet more timber in 1996 than in 1995. Second, Pioneer acquired more timberlands from Louisiana Pacific in 1996, which changed the depletion rates for all harvest volumes. The acquisition of the Pilot Rock Mill and expansion of business increased depreciation and amortization between these two periods.

     Selling, general and administrative expenses increased 34% from $2.4 million in 1995 to $3.1 million in 1996. The absolute increase in costs was primarily due to the greater level of operations in 1996 resulting from the Louisiana Pacific and Lane Plywood acquisitions.

     Interest expense increased 98% from $3.1 million in 1995 to $6.1 million in 1996. Most of this increase resulted from the increased debt associated with the 1996 timberlands and mill acquisitions.

     During 1995, other income and expense reflected nominal other income of $0.3 million.

YEAR 2000

     The Year 2000 issue refers to the problems that may arise from the improper processing of dates and date-sensitive calculations by computers and microprocessors embedded in other systems as the year 2000 approaches and is reached. Historically, most computers (including hardware and software) and other systems have used two digits to determine the year in a date (for example, the year 1975 would be identified by 75). Therefore, such systems cannot distinguish dates in the 2000s from dates in the 1900s.

     To address this issue, STT and STT2 have taken an inventory of all of their information technology ("IT") systems (such as computer hardware and software) and non-IT systems (such as cutting equipment and fire alarms) and have assessed the readiness of these systems for the year 2000.

     In relation to IT systems, both companies use personal computers and personal computer-based applications in their daily operations. As most of the hardware and software for these systems were purchased during 1998, management believes that most of the IT systems of STT and STT2 should already be Year 2000 compliant. To verify this assumption, STT and STT2 have tested approximately half of their personal computers for Year 2000 readiness. Those systems tested appear to be Year 2000 compliant. In addition, STT and STT2 have begun to assess the readiness of software packages they use, including their geographic information system ("GIS"). See "Business and Properties -- Business
Strategy -- Develop Harvest and Reforestation Plans That Increase Long-Term Portfolio Value." In most cases, STT and STT2 have received assurances from the manufacturers of these software packages that the programs are Year 2000 compliant. Management expects that testing on the remaining systems and software applications will be completed by the end of the first quarter of 1999.

     Due to the recent formation of STT and STT2, and because of Pioneer's historical methods of operations, there are a limited number of non-IT systems requiring assessment. Accordingly, STT's and STT2's Year 2000 compliance plans involve assessing and testing IT systems first and non-IT systems second. The Year 2000 compliance of non-IT systems has not yet been assessed. These systems will be assessed in the second quarter of 1999.

     STT and STT2 rely on their customers for revenue and rely on vendors for services (including inventory tracking, reforestation, and other services). Inadequate Year 2000 compliance programs by these parties could have an adverse effect on operations. For instance, if customers become unable to pay, STT and STT2's receivable balances would increase, affecting cash flows. If vendors provided inaccurate inventory data, the Company's harvest plans would not be optimized. STT and STT2 are currently evaluating the Year 2000 readiness of their key customers and vendors.

     On a combined basis, STT and STT2 have spent less than $10,000 through December 31, 1998 on their Year 2000 compliance programs. The companies expect to spend approximately $15,000 during 1999 to address the Year 2000 issue.

     STT and STT2 believe that their most reasonably possible worst case scenario related to the Year 2000 issue is that their key information systems, such as the GIS, will not be Year 2000 compliant. If this or any other component of their Year 2000 compliance plan is not adequately completed prior to January 1, 2000, they can operate their businesses manually until such time as all systems become compliant. Management does not expect that the short-term manual operation of their businesses would have a material adverse effect on the financial condition or results of operations of STT or STT2. However, STT and STT2 cannot be certain that they have identified all potential Year 2000 issues or that they will be Year 2000 compliant by January 1, 2000. Non-compliance by STT, STT2 or their key vendors and customers could have a material adverse effect on the future results of operations or financial condition of the Company.

MARKET RISK

     STT and STT2 are exposed to certain market risks such as changes in interest rates. To manage the volatility relating to these exposures, STT and STT2 have entered into interest rate swaps to manage well-defined interest rate risks. STT's and STT2's derivative instruments are "pay fixed, receive variable" interest rate swaps with highly rated counterparties in which the interest payments are calculated on notional amounts. The notional amounts do not represent amounts to be exchanged by the parties and, thus, are not a measure of exposure to STT and STT2 through their use of derivatives. STT and STT2 have entered into the following interest rate swaps:

                                                     VARIABLE RATE AT
                                                      OCTOBER 9, 1998
                                            -----------------------------------
  NOTIONAL                          FIXED                           FAIR VALUE
   AMOUNT        MATURITY DATE      RATE    RATE      BASED ON      OF SWAP(1)
------------   ------------------   -----   -----   -------------   -----------
STT
$100,000,000   May 13, 2002         5.99%   5.69%   3 Month LIBOR   ($3,096,000)
STT2
$25,000,000    October 14, 2003     6.69%   5.34%   3 Month LIBOR   ($1,044,650)
$25,000,000    October 14, 2003     6.69%   5.34%   3 Month LIBOR   ($1,044,650)
$50,000,000    September 30, 2003   5.77%   5.34%   3 Month LIBOR            --

---------------

(1) In order to terminate the swap on October 9, 1998, STT or STT2 (as applicable) would have to pay the amount shown.

     It is the intention of the Company to terminate these swaps in connection with this offering and enter into replacement swaps to mitigate variable interest rate risk in connection with borrowings under the New Credit Facility.

     STT and STT2 are exposed to credit-related gains or losses in the event of non-performance by any of the counterparties to the interest rate swaps. However, STT and STT2 do not expect any of the counterparties to fail to meet their obligations.

     STT and STT2 do not hold or issue derivative financial instruments for speculative purposes.

                            BUSINESS AND PROPERTIES

     Timber industry terms used in this section are defined in "Glossary of Selected Timber Industry Terms." In this section we refer to timber volumes in terms of board feet, which is the standard for measurement in the western United States, and tons, which is the standard in the southeastern United States. To aggregate our holdings, we have in some cases converted board feet or tons to cunits. Each cunit is equal to 100 cubic feet of timber. We convert one thousand board feet of timber to 2.25 cunits, and one ton of timber to 0.3525 cunits.

OVERVIEW

     GENERAL

     The Company acquires, owns and manages timberlands and sells timber. The Company intends to acquire additional timberlands and capitalize on the growing trend toward consolidation of timberland ownership.

     The Company's initial timberland holdings consist of approximately 448,000 acres in the states of California, Louisiana, Oregon and Washington. These timberlands generally contain premium species of timber with a variety of end uses and are well diversified by geographic location. The timberlands are generally well stocked with premium softwood species (such as Douglas-fir, second-growth redwood, southern pine, ponderosa pine and cedar), containing a total of approximately 5.53 million cunits (approximately 2.46 billion board feet) of merchantable timber.

     The Company's timberlands are generally located in active and competitive markets for sawtimber and specialty products and are in the supply radius of a significant number of solidwood product and pulp and paper manufacturing facilities, including plants owned by vertically integrated forest products companies. Within the market regions the Company serves, total consumption is over 7.2 billion board feet of timber annually. Over each of the next five years, the Company's planned annual timber sales represent approximately three percent of this figure.

     FOCUS ON CASH GENERATION

     The Company expects its operations to generate substantial cash. The Company's revenues will come primarily from the sale of timber. The Company's ongoing cash operating expenses, working capital and capital expenditures will be substantially lower than for integrated forest products companies that operate timber conversion facilities.

     Accounting rules require that as timber is harvested, recorded income must be reduced by a non-cash depletion charge against the initial investment in the harvested timber. This depletion charge will materially reduce any income that can be recorded for accounting purposes from the sales of timber in years immediately following the acquisition of such timber, but will not reduce cash available to the Company for distribution or reinvestment. As a result, the Company believes the cash it will generate from its operations will substantially exceed its earnings for accounting purposes.

     The Company will elect to be taxed as a REIT for United States federal income tax purposes. Because substantially all of the Company's income will be treated as capital gain, it will not be subject to tax rules that generally require REITs to distribute substantially all of their ordinary income to shareholders. The Company intends to use this flexibility to retain a substantial portion of the cash it generates to acquire additional timberlands.

     METHOD OF OPERATION AND REVENUE RECOGNITION

     The Company sells standing timber rather than delivered logs. The Company enters into timber cutting contracts with third parties that require those parties to harvest and pay for standing timber. These parties include forest products companies and, less frequently, brokers and loggers.

     In selecting tracts to be sold for harvesting in a given year, the Company evaluates its holdings on an overall basis, taking into account, among other factors, the relative maturity levels and current productivity of tracts available for harvest, the strength of local markets and the desirability of reforesting a particular area so that the Company can increase the growth rate of its timber and better balance the age class distribution of its holdings. Once the Company has identified specific timber tracts to be offered for harvest, the Company either seeks sealed bids from prospective buyers or negotiates a purchase with one or more individual buyers. In either an auction sale or an individually negotiated purchase, the Company enters into a cutting contract with the buyer.

     Under cutting contracts, the buyer, at its expense, is required to cut and haul the purchased timber to its own conversion facility, or to another purchaser to whom it is reselling. In contracts entered into with auction buyers, three to 18 months are typically allowed for cutting. Negotiated purchasers may be allowed from three months to five years for cutting. Under a cutting contract, the title and risk of loss passes from the Company to the buyer when the timber is harvested.

     In addition to cutting contracts, the Company also expects to derive revenues from several other sources. The Company will grant hunting, grazing, camping, and other rights of access to approved hunting clubs and individuals. These hunting leases and other rights will both produce revenues for the Company and provide the Company with assistance in maintaining and protecting its properties. From time to time, the Company expects to make incidental sales of portions of its properties that have a higher and better use than being held for long-term production of timber.

     For accounting purposes, the Company recognizes income at the time the purchaser cuts and takes title to the timber and not when it receives advance payments under cutting contracts. The buyer has discretion as to the timing of its timber harvest. Buyers may make substantial cash payments in advance of cutting, which the Company does not escrow and is free to use in operations and distributions. Thus, the Company expects that it will receive cash prior to the time it recognizes income under some of its cutting contracts. Purchasers will be entitled to refunds of these advance payments if timber, because of fire or other casualty, is not available for harvest. If timber is available for harvest, but the purchaser fails to cut the amounts it agreed it would cut, a partial refund may be payable by the Company to the purchaser, but the Company may seek remedies for the purchaser's breach of contract.

     The Company expects its revenues will be seasonal. The winter rainy season and spring and summer fire hazards limit harvesting timber on the Louisiana Property. Similarly, harvesting on the Pacific Northwest Properties is typically interrupted for periods during the winter and spring due to snow and melting snow, and occasionally in the late summer due to fire hazards.

     After a timber tract has been harvested, the Company reforests as soon as practical (generally within the next year), using independent contractors working under the supervision of the Company's foresters. The costs of reforestation represent the majority of the Company's capital expenditures.

     OPERATIONAL EXPENSES

     The Company has a low-cost operation because it performs few of the "on the ground" functions required to harvest timber. The Company sells standing timber and does not cut timber directly or hire third-party loggers to cut its timber. These functions are performed by purchasers of the Company's timber. By limiting its expenses, the Company expects to maintain higher operating margins on its timber sales than if it cut and removed timber itself.

     Most of the Company's operating costs are fixed, consisting of employee salaries and the facilities, supplies and benefits costs associated with these employees. The Company currently utilizes a third-party forest management firm to manage its Louisiana Property, but Company employees perform forest management functions with respect to the Pacific Northwest Properties. The Company believes that its current staffing and facilities are sufficient to manage its current timberland holdings as well as additional timberlands that it may acquire within the next few years.

BUSINESS STRATEGY

     To maximize long-term shareholder value, the Company intends to:

     - focus on owning timberlands and selling timber for harvest, not on owning or operating lumber mills or other timber conversion facilities;

     - acquire additional timberlands that will increase the Company's ability to generate cash and enhance the overall value of its timberland assets;

     - actively manage its timberlands to enhance biological timber growth; and

     - develop timber selling and reforestation plans to increase the long-term value of its timberland portfolio. The Company's current timber sales plan has been developed to account for environmental and regulatory restrictions on harvesting that currently affect its timberlands.

     FOCUS ON TIMBERLAND OWNERSHIP AND SELLING TIMBER

     The Company intends to focus on timberland ownership and selling timber for harvest, which it believes will enable it to:

     - avoid the conflicts that frequently exist within the paper and forest products industry between providing consistent timber supplies to captive conversion facilities and managing a forest for growth in order to increase timberland value; and

     - increase the value realized from its timber resources by selling its timber to the highest bidder in each market in which it participates rather than to captive conversion facilities.

     ACQUIRE TIMBERLANDS TO GENERATE CASH AND ENHANCE LONG-TERM VALUE

     As an owner and a seller of timber, as opposed to an owner or operator of timber conversion facilities, the Company is a natural acquiror of timberlands from a variety of potential sellers. The Company believes that U.S. timberland ownership will continue its recent trend of consolidation and, more specifically, will continue to shift from integrated forest products companies to those focusing solely on timberlands and, in some cases, from small landowners to larger organizations with greater financial resources.

     The Company believes that timberland assets are frequently viewed by integrated forest products companies as a means of assuring supply to, and profitability of, their conversion facilities without separate regard for the current value of their timber resources. As a result, the Company believes that these companies are under increasing pressure to realize the value of their timberland assets by selling or monetizing them. The Company believes that it may be viewed as a preferred purchaser of timberlands offered for sale by these companies because the Company does not compete with the manufacturing operations of paper and forest product companies.

     Smaller private timberland owners who seek to diversify their timberland ownership and obtain liquidity also present the Company with acquisition opportunities. The Company believes that small timberland owners lack the scale of operations needed to efficiently manage their timberland assets. Private landowners may be reluctant to make outright sales of their timberlands, even if they would like additional liquidity, because sales may trigger taxes or be inconsistent with their estate plans. These issues can often be compounded by irregular cash flow from smaller timberland tracts.

     Approximately 490 million acres of timberlands in the United States are owned by non-government owners, with the largest such owner owning less than 3% of all such timberlands. The Company believes this fragmented ownership of timberlands presents it with a wide variety of potential timberland acquisition candidates. The Company intends to take advantage of these acquisition opportunities by:

     - maintaining financial flexibility through a conservative capital structure with a target debt-to-total market capitalization ratio of approximately 40%, which it believes will better enable it to fund acquisitions when opportunities arise;

     - retaining a significant portion of internally generated cash primarily for timber acquisitions;

     - utilizing Partnership units as a form of consideration for acquisitions, an approach that will permit the seller to defer taxes and achieve liquidity and professional management; and

     - accessing capital markets to provide additional funds for acquisitions.

     Through acquisitions of timberlands, the Company intends to broaden and enhance the value, marketability and diversity of its timber portfolio. The Company evaluates each proposed acquisition based on the specific characteristics of the property. The Company's evaluation criteria include:

     - volume of merchantable and premerchantable timber on the property;

     - productivity of the property's soils;

     - biological growth rates of timber on the property;

     - regional market supply and demand factors affecting the property;

     - the proportion of sawtimber on the property;

     - whether the acquisition will enhance the mix of species and/or diversify the ages of timber in the Company's overall timber portfolio; and

     - environmental and endangered species conditions, including restrictions on harvesting that could limit the amount of timber that can be cut.

     The Company looks for properties that present it with opportunities to increase cash flow and derive more value from the property than the seller is obtaining. Possible opportunities to derive such additional value and cash flow include the following:

     - modifying a property's timber selling plan in ways that may not be feasible for the seller given the size and composition of the seller's timber portfolio or the seller's purpose in holding the timberlands (for example, as a source of raw material supply for a given mill);

     - employing timber marketing and merchandising opportunities generally not available to or used by the seller;

     - implementing cost saving opportunities available through economies of scale by managing the acquired timberlands as a component of the Company's total portfolio; and

     - leasing tracts for recreation, grazing, hunting and other activities and selling tracts which are suited for better and more valuable uses (such as for residential or commercial development).

     Based on the substantial prior timberland acquisition experience of its management, the Company believes that timberland properties generally can be acquired on more favorable terms when privately negotiated rather than when purchased through competitive auctions. Accordingly, the Company intends to pursue privately negotiated acquisitions as its principal means of acquiring timberlands.

     The Company's principal focus will be on timberlands located within developed markets in the continental United States. Developed markets are areas with a number of independent lumber mills, paper mills, or other timber conversion facilities sufficient to create a competitive market for the Company's timber.

     The Company also intends to explore potential timberland acquisition opportunities in Latin America and in other active timber growing regions of the world. The Company currently intends that timberlands located outside of the United States will comprise no more than 20% of its asset portfolio. The Company intends to seek non-U.S. timberlands with values that are depressed relative to those in the United States, due to undeveloped or underdeveloped forestry management plans, markets and/or infrastructure. Based on the experience of its management, the Company believes many timberland acquisition opportunities outside of the United States are capable of generating higher risk-adjusted returns due to low-cost labor, land, and energy, fertile soils and favorable climates, in combination with the introduction of modern forestry practices and improved product marketing.

     EMPLOY ACTIVE MANAGEMENT PRACTICES TO ENHANCE TREE GROWTH

     Biological growth of trees is a major driver of timberland returns. The Company employs advanced silvicultural techniques to enhance this growth, improve the quality of its timber and reduce the time required for a tree to reach harvestable maturity. The application of forest management techniques such as the choice of seedlings with superior genetic characteristics, pruning, thinning, pest and disease management and fertilization can improve both growth rates and the quality of the wood produced. In order to use these techniques, the Company employs professional forest managers who are silvicultural experts in local forests and tree species.

     DEVELOP HARVEST AND REFORESTATION PLANS THAT INCREASE LONG-TERM PORTFOLIO VALUE

     The Company believes that good silvicultural practices will produce both financial and environmental benefits. The Company's strategy is to design forest management plans to bring each of its forests into a balanced state in which the forest contains a roughly equal number of acres of trees of each age class from newly planted seedlings to mature trees. Once a forest reaches a balanced state, the Company intends to manage it to generate predictable, consistent and sustainable annual timber harvests and cash flow. An additional benefit of active forest management is that the actively managed forest is more resistant to the threats of fire, pests and disease than a forest left purely in its natural state.

     The Company intends to develop operating plans for each of its properties that include site- and species-specific harvest and reforestation plans. While the Company establishes plans for its portfolio as a whole, it maintains the flexibility to increase or decrease harvest levels and alter the species mix and location at each of its timberlands in response to local market conditions. Finally, to enhance values in the future, the Company engages in an active reforestation program, planting species well suited for local soils and markets.

     The Company uses a computer system called a geographic information system ("GIS") in the management of its timberlands. The Company's GIS data, which the Company will compile over a period of years, will include detailed topographical field maps for every stand within the Company's timberlands describing the characteristics, including age, species, size and other characteristics for the timber growing on each such stand.

     With the aid of the GIS, the Company will be able to manage its timberland portfolio actively, track its inventory and develop site-specific harvest plans on multiple scales, adding additional layers of detail, such as the location of roadways or wildlife nesting areas as required. The GIS also permits the Company to analyze the impact that new legislation may have on its timberlands by modeling the effect of such legislation on the Company's timberland portfolio. The GIS will also be used to evaluate potential acquisition opportunities.

     Many of the Company's competitors and smaller timberland owners do not utilize a GIS, mainly due to the relatively high initial cost and to the length of time necessary to collect sufficient data to optimize the use of the GIS. Thus, the Company believes the GIS will give it an advantage over its competitors who do not use this system.

COMPETITIVE STRENGTHS

     EXPERIENCED MANAGEMENT WITH SIGNIFICANT OWNERSHIP

     The Company was founded in April 1998 by C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Vladimir Harris and Joseph E. Rendini, who, collectively, have substantial experience in the acquisition, ownership and management of timberland assets. Since 1985, they have collectively participated in a series of timberland investments in the United States, Latin America and New Zealand, as principals, investment managers and investment advisors.

     Augmenting this core management team, the Company's founders have drawn upon both former colleagues and advisors with diverse experience and expertise in the Company's key areas of timberland acquisition, operation and management. Collectively, the Company's management has diverse experience and expertise in forestry, capital markets, corporate finance, accounting and information systems, which the Company considers its key functional areas.

     Upon completion of this offering, management will beneficially own in the aggregate 1,605,723 shares of Common Stock (including 989,934 shares of Common Stock which may be received in exchange for Partnership units), representing 7.2% of the then outstanding shares of Common Stock and Partnership units. The Company believes that management's equity ownership in the Company aligns the interests of management and shareholders.

     DIVERSIFIED PORTFOLIO OF TIMBERLAND

     The Company's initial portfolio of timberland consists of approximately 448,000 acres of timberlands in the states of California, Louisiana, Oregon, and Washington. These timberlands are well diversified by geographic location, species, age class, and end use market. They are generally well stocked with premium softwood species (such as Douglas-fir, second-growth redwood, southern pine, ponderosa pine and cedar), containing approximately 5.53 million cunits (approximately 2.46 billion board feet) of merchantable timber. The Company's timberlands are generally located in active and competitive markets for timber and are in the supply radius of a significant number of timber conversion facilities.

     FOCUS ON TIMBERLANDS

     As an owner and a seller of timber, as opposed to an owner or operator of timber conversion facilities, the Company is a natural acquiror of timberland holdings from a variety of potential sellers. Paper and forest products companies, which have substantial timberland holdings, may view an independent timberland investor such as the Company as a preferred purchaser when considering the disposition of their timberlands, because the Company does not directly compete with their manufacturing operations.

     REIT STRUCTURE

     The Company intends to operate as an umbrella partnership real estate investment trust ("UPREIT"), owning its timberlands indirectly through the Partnership. The Company believes the UPREIT structure will offer the following benefits to its shareholders:

     - TAX EFFICIENCY -- The Company's REIT structure, coupled with its focus on timberland holdings, will provide substantial tax advantages, including:

      - a single tax on the Company's taxable income, rather than a double tax at both the corporate and shareholder levels;

      - a substantial timber depletion allowance that will reduce the Company's taxable income, without reducing its cash flow;

      - treatment of distributions to the Company's shareholders either as tax-free return of capital or as capital gain;

      - flexibility to retain and reinvest cash primarily for timber acquisitions, rather than making tax-mandated distributions to shareholders; and

      - generally, no unrelated business taxable income to the Company's tax-exempt shareholders.

     - ATTRACTIVE ACQUISITION CURRENCY -- The Company will, under appropriate circumstances, be able to structure timber acquisitions in a way that will permit a seller to obtain liquidity by exchanging timberland for Partnership units without incurring tax at the time of the disposition. This may enhance the Company's ability to complete acquisitions on terms that are more favorable to it.

INDUSTRY OVERVIEW

     TIMBER AS AN ASSET CLASS

     The Company believes that timber represents an attractive asset class for a number of reasons, including the following:

     - REGENERATION -- Timber is a growing and renewable asset, unlike natural resources such as minerals, oil and natural gas.

     - PREDICTABLE GROWTH -- Trees grow predictably and, as they grow, they become worth more per unit of volume because they have higher value end uses. For example, solidwood products, which are made from larger trees, are a higher value end use for timber as compared to pulp or paper products, which are typically made from smaller trees.

     - HARVEST FLEXIBILITY -- Independent timberland owners, such as the Company, have substantial flexibility to increase their harvest when local timber prices are high. When such prices are low, independent owners can harvest less and let their timber continue to grow.

     - FAVORABLE LONG-TERM WORLDWIDE SUPPLY/DEMAND FUNDAMENTALS -- Consumption of wood and wood products has historically been correlated to population growth, economic development and standards of living, which are forecast to continue to increase. However, worldwide timber supplies, especially of high-quality sawtimber, are becoming increasingly constrained due to historical over-cutting, low historical investment in reforestation and silviculture, and numerous environmental restrictions.

     - HISTORICAL REAL PRICE APPRECIATION -- Domestic timber prices have, over the long term, increased at rates in excess of inflation. The U.S. Forest Service (the "USFS") estimates that, from 1967 to 1997, prices for Douglas-fir, ponderosa pine and southern (loblolly) pine increased at average rates of between 7% and 9% per year (between 2% and 4% per year after adjusting for inflation).

     PRODUCTS AND MARKETS

     The timber harvested from the Company's timberlands is sold to be processed as either sawtimber or pulpwood in converting facilities located generally in close proximity to its timberlands. Sawtimber typically is converted into lumber, plywood and other solidwood products. The harvested timber that is of insufficient size or quality to be converted into lumber or other solidwood products is sold for conversion into pulp, paper and engineered wood products. The lumber, pulp, paper and other wood products are then distributed in domestic and international markets. Timber markets, while regional in terms of purchasers of timber, are impacted by the availability and cost of timber from other regions and by global economic conditions.

     TIMBER DEMAND, SUPPLY AND PRICES

     Demand. Demand for timber depends upon the markets for wood products, including lumber, plywood, pulp and engineered wood products. Because these markets are impacted by changes in domestic and international economic conditions, demand for these products can experience significant fluctuations. Regional timber demand can also fluctuate due to changes in operating rates or the number and size of wood conversion facilities within the region.

     The Company's timber portfolio consists primarily of softwood timber. Douglas-fir, southern pine, second-growth redwood, ponderosa and sugar pine, hemlock, cedar and white fir are the most prevalent species on the Company's initial timberlands. Currently, less than 10% of the volume of the Company's merchantable timber consists of hardwoods.

     A substantial portion of softwood timber is converted into lumber. Demand for lumber is primarily impacted by the home construction, repair and remodeling markets and the industrial construction market. Because of the structural strength and stability of Douglas-fir and southern pine lumber, their most important use is for construction lumber. Douglas-fir is particularly well-known for its appearance and hard surface quality. Sugar and ponderosa pines are used primarily for new construction as well as for decorative purposes such as moldings, trims, doors, windows and furniture. These pines are recognized for their strength, durable surface and appearance. Second-growth redwood is also converted into premium-grade lumber used primarily in applications where appearance and durability are important, such as residential porches and decks. Second-growth redwood is known for its natural beauty, superior ability to retain paints and finishes and resistance to decay, insects and chemicals. As a result, second-growth redwood is not generally used for commodity lumber applications and its price has historically been less volatile than that of other premium softwood species.

     The most common applications for hardwood sawtimber include furniture, flooring and moldings. Thus, demand for hardwood sawtimber is generally less susceptible than softwood timber to fluctuations in construction activity. Most of the hardwood timber on the Company's initial timberlands is pulpwood, usable for paper and other commodity applications rather than specialty applications such as furniture.

     Some timber species grown on the U.S. west coast, such as Douglas-fir and hemlock, have historically experienced significant demand in the Japanese markets. These products have strength, appearance and stability characteristics that have historically been highly valued in Japan and, as a result, have attracted higher prices than would have been realized if sold in the domestic market.

     U.S. log exports have declined steadily over the past eight years, generally a result of increased competition from European, Russian and Canadian producers, and more recently the deteriorating economic and financial conditions in Asia. Log exports from the United States have fallen from approximately 7.5 million cunits in 1989 to approximately 3.3 million cunits in 1997.

     Supply. The Pacific Northwest and the southeast are the two principal timber producing regions in the United States.

     The supply of logs available for purchase within the Company's northwestern operating areas has been significantly affected in recent years by reductions in the volume of timber harvested from public lands. This reduction is primarily a result of increased governmental policy emphasis toward protection of endangered species, habitat preservation, conservation and recreation. The timber harvested from federal lands in California, Oregon and Washington in 1997 was approximately 1.4 billion board feet, a decline of 80% from the approximately
6.7 billion board feet harvested in 1988. The Company expects that the amount of timber harvested from federal lands will remain at current levels or continue to decline. This trend changes the supply emphasis to the private sector and thus strengthens the Company's position as a private seller of timber. Timber harvests have declined more in the western United States than in the southeastern United States because public timberland ownership in the west represents a substantially greater proportion of the total than it does in the southeast.

     Timber harvests can fluctuate regionally depending upon factors such as changes in weather conditions, harvest strategies of local forest products industry participants and prevailing timber prices. Rising timber prices often lead to increased harvests on private timberlands. Timber prices are also affected by lumber prices, which depend upon a number of factors, including the level of domestic lumber consumption and production, conditions in export markets and lumber imports from Canada and other countries. Although imports of wood products have historically been limited by freight costs and, since April 1996, by the five-year United States-Canada lumber trade agreement, the recent Asian economic crisis has contributed to reduced lumber and log exports from the United States and increased lumber imports from Canada, Europe and other regions.

     Timber harvesting operations in the Pacific Northwest tend to be seasonal, with interruptions for periods during the winter and spring due to snow and melting snow, and occasionally in the late summer due to fire hazards. Timber harvests in the southeastern United States, including Louisiana, are periodically interrupted during the winter months due to seasonal rains and during the spring and summer due to fire hazards. Although harvesting can generally be performed throughout the year in Louisiana, harvesting will typically peak during the summer months. Conversion operations are able to process logs evenly throughout the year by increasing log inventories during the harvest season and reducing log inventories during the periods of reduced harvesting.

     Lumber imports also compete indirectly with timber harvested in the United States. Because a large portion of logs are converted into lumber, imports of lumber into the United States reduce the demand for logs at U.S. conversion facilities. In 1997, lumber imports, most of which came from Canada, represented 36% of the United States consumption of softwood lumber.

     Log imports into the United States have not historically been significant. Small volumes of logs are imported from Canada into the states of Washington and Maine for conversion into lumber and pulp, but the volumes do not impact the regional markets materially. Global log markets can, however, have an impact upon the prices paid for U.S. logs because U.S. exporters face strong competition in their key export markets.

     Prices. Although timber prices have historically been cyclical over the short term as a result of supply and demand imbalances, over the long term timber prices have increased at rates above inflation. The USFS estimates that between 1967 and 1997, timber prices for Douglas-fir, ponderosa pine and southern (loblolly) pine timber experienced average annual increases of 7.2%, 8.7% and 7.2%, respectively, compared to an average inflation rate of 5.2%.

     The reduction in log supply from public lands that occurred at the beginning of this decade caused prices for logs to increase significantly, reaching peak levels during late 1993 and early 1994. Since 1996, lower domestic lumber prices and greatly reduced exports of Douglas-fir logs and lumber to Japan have negatively impacted prices for Douglas-fir and some pine species in the Pacific Northwest. Strong domestic construction and repair and remodeling markets continue to provide support for softwood log prices.

     The graph below illustrates historical price indices for representative species of timber sold in the areas in which the Company currently operates:

              HISTORICAL PRICE INDICES OF SELECTED TIMBER SPECIES
                                (1990 = 100)(1)

                               1990   1991   1992   1993   1994   1995   1996   1997   1998
                               ----   ----   ----   ----   ----   ----   ----   ----   ----
California Coastal - Redwood   100.0   88.0  144.0  223.8  252.7  184.8  163.4  146.6  161.0
Louisiana - Pine Sawtimber     100.0  101.2  126.6  143.1  176.6  203.3  173.8  231.3  227.8
Washington - Douglas-fir       100.0  100.6  146.1  210.1  200.2  206.6  217.4  193.6  141.9
CPI                            100.0  103.0  105.9  109.0  111.9  114.7  118.5  120.6  122.9

---------------

(1) Price indices for timber have been determined by Mason, Bruce & Girard, Inc., an independent forestry consultant ("MB&G"), and are based upon average delivered log prices adjusted to exclude typical logging and delivery costs for timber in those operating areas. The consumer price index ("CPI") is based on data provided by the U.S. Bureau of Labor Statistics. CPI data for 1998 represent annualized data for the nine months ended September 30, 1998.

     The table below provides actual market prices for sawtimber on the Company's timberlands as of September 30, 1998. All prices are expressed in dollars per thousand board feet, except prices for Louisiana pine sawtimber, which are in dollars per ton.

                                                               PRICES OF STANDING TREES
                                                              AS OF SEPTEMBER 30, 1998(1)
                                                              ---------------------------
CALIFORNIA -- COASTAL FOREST
Second-growth redwood.......................................             $468
Douglas-fir.................................................             $268
CALIFORNIA -- COMMANDER FOREST
Ponderosa pine..............................................             $350
Douglas-fir.................................................             $300
LOUISIANA
Pine........................................................             $ 56
OREGON
Ponderosa pine..............................................             $290
Douglas-fir.................................................             $292
WASHINGTON
Douglas-fir.................................................             $452
Western hemlock.............................................             $315
Cedar.......................................................             $965

---------------

(1) Prices for standing trees are lower than the mill-delivered prices that form the basis for most published timber pricing, because mill-delivered prices include cutting and transportation to the mill. However, the Company believes that the favorable terrain and weather for most of the Company's properties, and their proximate location to mill and end use facilities, will lessen buyers' cutting and removal costs and reduce this price differential. These prices are for sawtimber only and do not reflect pulpwood prices.

INITIAL TIMBERLAND PROPERTIES

     Merchantable timber, acreage, and predominant species for the Company's initial timberland portfolio are summarized by region in the table below.

                                                                              MERCHANTABLE TIMBER
                                                                         ------------------------------
REGION                   ACRES    PREDOMINANT SPECIES                     LOCAL UNITS(A)     CUNITS(A)
------                  -------   -------------------                    ----------------   -----------
California              122,339   Second-growth redwood, Douglas-fir,
                                  ponderosa pine, true firs               1,081,000 MBF(b)   2,433,000
                                                                              5.4 million
Louisiana                82,009   Slash and loblolly pine                          tons(c)   1,912,000
Oregon(d)               232,621   Ponderosa pine, Douglas-fir               396,000 MBF(b)     891,000
Washington               10,822   Douglas-fir, western hemlock, cedar       129,000 MBF(b)     290,000
                        -------                                                              ---------
          Total         447,791                                                              5,526,000
                        =======                                                              =========

---------------

(a) Timber inventories are carried and tracked in the units used in local markets. For purposes of summarizing data at the portfolio level, the Company converts local units into one common unit, the cunit (one cunit equals 100 cubic feet). The conversion rates used are 0.3525 cunits per ton (for the Louisiana Property) and 2.25 cunits per thousand board feet (for the Pacific Northwest Properties).

(b) Verified by MB&G at the time of the Company's purchase of the tracts that make up the Pacific Northwest Properties. The volumes were subsequently adjusted for harvest and growth to October 9, 1998 by MB&G.

(c) Verified by Canal Forest Resources, Inc., an independent forestry consultant ("CFR"), as of September 30, 1998.

(d) Includes approximately 15 million board feet (approximately 33,750 cunits) of merchantable timber inventory under Oregon timber deeds. Under these timber deeds, the Company has the right to harvest timber located on lands not belonging to the Company.

     TIMBERLAND MANAGEMENT STRATEGY

     The Company's existing timberland holdings complement one another well. This is exemplified by the fit between the Louisiana Property and the Coastal forest in California. A substantial portion of the Louisiana Property contains over-mature sawtimber. While these trees are expected to command a premium price in the marketplace due to their size and quality, the overall growth rate of these stands of mature trees is below the potential of the land given the fertile soils and site characteristics. Accordingly, once these slower-growing, mature trees are harvested, and reforestation activities are completed, stand growth on the Louisiana Property will be substantially increased. By contrast, the Coastal forest, though it now contains 886 million board feet of merchantable timber, is relatively immature and is growing at its peak rate. The Company's operating plan over the next few years for the two forests calls for substantial harvesting on the Louisiana Property to reinvigorate growth and for less harvesting of the Coastal forest in order to maintain the rapidly growing base of timber there. By operating these properties as part of an integrated whole, the Company anticipates that it can enhance the productivity of the overall portfolio.

     Similarly, components of the Commander forest in California and the Washington property consist of mature, high-value timber that is at its optimal harvest age. The Company's timber selling plan for the Commander and Washington properties calls for removing this low-growth timber and replanting with seedlings selected for superior genetic characteristics to increase the stands' total biological growth rates. The Eastern Oregon properties consist primarily of uneven-aged stands which contain a significant volume of premerchantable timber. The operating plan for the Eastern Oregon tract includes decreasing harvest levels over the next five years to allow the younger trees to mature and to maintain the property's overall balanced condition.

     The table below reflects the Company's approximate planned sales of timber from its initial timberlands from 1999 through 2003 by region, in thousands of cunits. This table expresses management's current timber sales plan, which is subject to change.

                               TIMBER SALES PLAN
                               (THOUSAND CUNITS)

                                                              1999   2000   2001   2002   2003
                                                              ----   ----   ----   ----   ----
California..................................................  150    145    145    145    145
Louisiana...................................................  215    230    245    245    255
Oregon......................................................  110    105     95     90     85
Washington..................................................   30     30     25     25     25
                                                              ---    ---    ---    ---    ---
          Total.............................................  505    510    510    505    510
                                                              ===    ===    ===    ===    ===

     Due to a substantial amount of over-mature timber on certain of its timberlands, and consistent with prudent forest management practices, the Company plans to sell a volume of timber from its initial timberlands from 1999 to 2003 that is materially greater than the volume it plans to sell thereafter. The Company presently anticipates that its timber sales from its initial timberlands will average approximately 380,000 cunits per year from 2004 to 2013. Within this period, the Company anticipates that its timber sales will reach their lowest level in 2010. As a result of these timber sales plans, the Company expects the biological growth on its initial timberlands to increase from approximately 345,000 cunits in 1999 to approximately 523,000 cunits in 2013. The Company further expects that total timber inventory on these lands will decline from 1999 through 2009, but will increase thereafter. As part of the Company's strategy to grow its business, it intends to acquire additional timberlands in order to augment its current timber sales plans.

     The Company seeks to realize the value of land that may have a higher and better use than for timber production or that is otherwise a candidate for sale or exchange. Some of the Company's timberlands may have greater value if used for ranching, farming or recreational purposes or for residential or commercial development. The Company will also seek to exchange lands with significant environmental and recreational values for lands that are more suitable for commercial timber production.

     THE LOUISIANA PROPERTY

        [GRAPHIC OF TRACT MAP SHOWING LOCATION OF LOUISIANA TIMBERLANDS
                                 APPEARS HERE]

     The Louisiana Property consists of approximately 82,000 acres located in southwest Louisiana, primarily comprised of high quality softwood timber. Over 79.0% of the acreage of the Louisiana Property contains merchantable timber, with a comparably high component of mature pine. Additionally, these timberlands possess highly productive soils and favorable topography and climate. The Company believes that, due to the substantial amount of mature timber on the Louisiana Property, the property is well suited for immediate harvest and replanting to take advantage of superior growing conditions.

     Timber on the Louisiana Property is categorized as set forth below (verified by CFR as of September 30, 1998):

                               LOUISIANA PROPERTY
                                ACREAGE BY TYPE

TYPE                                                          ACRES    PERCENTAGE
----                                                          ------   ----------
Merchantable timber.........................................  64,820      79.0%
Pre-merchantable timber.....................................  13,754      16.8%
                                                              ------     ------
          Total Timberland Acreage..........................  78,574      95.8%
Agricultural land...........................................     473       0.6%
Open/non-forested...........................................   2,962       3.6%
                                                              ------     ------
          Total Acreage.....................................  82,009     100.0%
                                                              ======     ======

     The majority of the property features large blocks that can be easily managed and are highly desirable for the production of timber. This configuration makes the Louisiana Property well suited for establishing and managing plantations. Public and private roads provide adequate access for logging and management activities.

     Prior to the Company's acquisition, the Louisiana Property was not actively managed for commercial timber production. As a result, it now contains a substantial inventory of mature timber, including approximately 3.6 million tons of pine sawtimber valued for the size and quality of the wood. This pine sawtimber represents over 66% of the property's merchantable timber volume, and over 82% of the property's merchantable pine volume. Since most of the timber on this property has been allowed to remain standing past the age that a commercial timber company would normally have harvested it, there is now an abundance of mature timber that is ready for harvest by the Company.

     Since the acquisition of the Louisiana Property, the Company has conducted only limited harvesting operations on the Louisiana Property, while preparing the property for active commercial operations. The Company conducted a complete timber inventory and detailed mapping of the property, prepared timber sales plans and initiated commercial marketing activities for timber to be sold from the property.

     Estimated timber volumes on the Louisiana Property are as set forth below (verified by CFR as of September 30, 1998):

                               LOUISIANA PROPERTY
                         MERCHANTABLE TIMBER BY PRODUCT

                      TIMBER INVENTORY                         AMOUNT     PERCENTAGE
                      ----------------                        ---------   ----------
                                                               (TONS)
Pine sawtimber..............................................  3,602,900      66.4%
Pine pulpwood...............................................    773,444      14.3%
Hardwood sawtimber..........................................    502,286       9.3%
Hardwood pulpwood...........................................    546,222      10.0%
                                                              ---------     ------
          Total.............................................  5,424,852     100.0%
                                                              =========     ======

     Timber buyers in southwest Louisiana predominantly seek quality pine sawtimber used for lumber and plywood. Hardwood sawtimber and both pine and hardwood pulpwood markets exist, but these markets are less competitive. There are 50 mills within 170 truck miles of the property that annually consume 13.6 million tons of sawtimber and 16.8 million tons of pulpwood. The Company's planned timber sales in 1999 would represent approximately 2.0% of this consumption amount. The following map depicts the location of mills located in the vicinity of the Louisiana Property:

    [GRAPHIC DEPICTING LOCATION OF CONVERTING FACILITIES IN MARKET REGION OF
                        LOUISIANA PROPERTY APPEARS HERE]

     The Company will consider selling or exchanging parcels from the Louisiana Property that may have greater value if not used for timber production. In particular, the Louisiana Property includes over 50 individual parcels of less than 200 acres each, which may have a greater value to neighboring landowners than to the Company. The Louisiana Property also includes several parcels that are in close proximity to the Coushatta Indian Casino which may accommodate future commercial development, as could another 160 acre parcel that is adjacent to an interchange for Interstate 10.

     The Company recently sold approximately 6,700 acres of agricultural land from the Louisiana Property that had previously been used for rice farming. See "Certain Relationships and Related Transactions."

     THE CALIFORNIA TIMBERLANDS

     The Company's California timberlands consist of two distinct operating areas, the Coastal forest and the Commander forest, which together contain approximately 122,000 acres.

         [GRAPHIC DEPICTING LOCATION OF COASTAL PROPERTY APPEARS HERE]

     The Coastal forest is located in Mendocino and Sonoma Counties, California, and consists of two blocks. Together, they include approximately 79,000 acres of coastal timberland containing approximately 886 million board feet of merchantable timber, 770 million board feet of which consist of softwood species.

     There are 22 mills in the North Coast resource area, the market area for the Company's Coastal forest. These mills consume an estimated 887 million board feet annually. The Company's planned timber sales in 1999 from the Coastal forest would represent 4.0% of this amount. The following map depicts the location of conversion facilities within this market area:

    [GRAPHIC DEPICTING LOCATION OF CONVERTING FACILITIES IN MARKET REGION OF
                          COASTAL FOREST APPEARS HERE]

     The Coastal forest contains a blend of species as shown below (verified by MB&G as of October 9, 1998):

                                 COASTAL FOREST
                        MERCHANTABLE SOFTWOOD BY SPECIES

                         SPECIES                              BOARD FEET        PERCENTAGE
                         -------                           -----------------    ----------
                                                            (IN THOUSANDS)
                                                           -----------------
Second-growth redwood....................................       412,816            53.6%
Douglas-fir..............................................       287,195            37.3%
Sugar pine...............................................        54,272             7.0%
Whitewoods...............................................        15,611             2.0%
                                                                -------           ------
          Total..........................................       769,894           100.0%
                                                                =======           ======

     The Coastal forest is stocked primarily with second-growth redwood timber. Second-growth redwood timber commands a premium price in the market and experiences a lower degree of price volatility than many other softwood species due to its durability, specialty applications, distinctive coloring, and its relative scarcity. Second-growth redwood grows exclusively in the climatic conditions unique to the limited coastal range from central California to southernmost Oregon due to the soil characteristics, substantial rainfalls, and persistent fog. Approximately 37% of the merchantable softwood inventory on the Coastal forest consists of Douglas-fir, which also grows well under these same conditions and has historically commanded a premium in the marketplace due to its durability, strength, and aesthetic characteristics.

     The Coastal forest is located near the Pacific Ocean, and its terrain ranges from flat to steep slopes. A significant portion of the property is available for harvest using ground-based systems, a condition that is unusual for coastal timberlands in California. Ground-based systems are inexpensive relative to aerial systems such as helicopter and cable harvesting. The Coastal forest is accessible from public roads and across private lands where necessary.

     The Coastal forest is managed under an "Option A" timber management plan filed with and approved by the California Department of Forestry and Fire Protection in May 1998. An Option A timber management plan was developed pursuant to a California permit process that establishes long-term growth and sustainable harvest of a specified timberland. This Option A plan established a decade by decade harvesting model through which the Coastal forest has been approved for substantial commercial harvesting of softwood species. The Company intends to manage the property in accordance with the Option A plan and, thus, expects to increase substantially harvesting and revenues from the Coastal forest as compared with historical results. This plan greatly simplifies the Company's operations on the Coastal property, because it details inventory methods and planned harvest levels and assures the State of California that growth and harvest are being balanced over time.

     Most of the Coastal forest is productive timberland that the Company intends to continue to manage for timber production. A portion of the property is suitable for use as a vineyard, and the Company is working with a former owner of the property to permit it to acquire this land for development of a vineyard, with the Company reserving ownership of the timber located on the property.

         [GRAPHIC DEPICTING LOCATION OF COMMANDER FOREST APPEARS HERE]

     The Commander forest consists of approximately 43,000 acres and is located in Glenn, Tehama, Lake and Mendocino counties in the coastal range of northern California. The Commander forest is located entirely within the Mendocino National Forest. The merchantable timber inventory in the Commander forest is approximately 45% Douglas-fir and 46% various pine and fir species. The Company intends to harvest over-mature timber in order to reinvigorate stand growth in the Commander forest.

     The Commander forest contains a blend of species as shown below (verified by MB&G as of October 9, 1998):

                                COMMANDER FOREST
                         MERCHANTABLE TIMBER BY SPECIES

SPECIES                                                         BOARD FEET     PERCENTAGE
-------                                                       --------------   ----------
                                                              (IN THOUSANDS)
Douglas-fir.................................................     138,931          44.6%
White fir...................................................      75,904          24.4%
Ponderosa and sugar pines...................................      67,752          21.7%
Incense cedar...............................................      28,478           9.1%
Other pine..................................................         539           0.2%
                                                                 -------         ------
          Total.............................................     311,604         100.0%
                                                                 =======         ======

     The Commander forest contains terrain ranging from gentle to steep and most of the timber can be harvested using ground-based systems, although about 15 percent of the property requires aerial (cable or helicopter) systems for harvesting. The timberlands are accessible from public roads and across private lands where necessary.

     The Company does not expect to sell any significant parcels from the Commander forest for higher and better uses. However, because the property contains a number of tracts of less than 100 acres, there may be opportunities to sell some of these small tracts to recreational or other users.

     There are 20 mills in the northern interior and Sacramento resource areas of California, which is the market area for the Company's Commander forest. These mills consume an estimated 1.06 billion board feet annually. The Company's planned timber sales in 1999 from the Commander forest would represent 4.6% of this amount.

    [GRAPHIC DEPICTING LOCATION OF CONVERTING FACILITIES IN MARKET REGION OF
                         COMMANDER FOREST APPEARS HERE]

     The Commander forest is currently managed under an annual timber management plan filed with and approved by the California Department of Forestry and Fire Protection. The Company plans to file an "Option A" timber management plan (similar to the plan filed for the Coastal forest) with the California Department of Forestry and Fire Protection by the end of 1999. This plan will greatly simplify the Company's operations on the Commander property, because it will detail inventory methods and planned harvest levels, assuring the State of California that growth and harvest will be balanced over time.

     THE OREGON TIMBERLANDS

        [GRAPHIC DEPICTING LOCATION OF OREGON TIMBERLANDS APPEARS HERE]

     The Company's Oregon timberlands consist of approximately 233,000 acres located to the east of the Cascade Mountains in Umatilla, Grant, Union, Wheeler and Morrow counties. The Oregon timberlands contain approximately 381 million board feet of merchantable timber, which can be marketed for many different uses. The predominant species are ponderosa pine and Douglas-fir, representing 40% and 33% of the merchantable timber volume, respectively. The Company intends to harvest selectively and thin the Oregon timberlands over the next 15 years to allow the substantial inventory of premerchantable trees to grow into higher value age classes.

     In addition to the 381 million board feet of timber under full fee ownership in eastern Oregon, the Company also owns 15.3 million board feet of merchantable timber under "timber deeds." Under timber deeds, the Company owns timber on a long-term basis without direct ownership of the land itself.

     The Oregon timberlands (including timber owned under timber deeds) contain a blend of species as shown below (verified by MB&G as of October 9, 1998):

                      OREGON TIMBERLANDS AND TIMBER DEEDS
                         MERCHANTABLE TIMBER BY SPECIES

SPECIES                                                         BOARD FEET     PERCENTAGE
-------                                                       --------------   ----------
                                                              (IN THOUSANDS)
Ponderosa pine..............................................     158,557          40.0%
Douglas-fir.................................................     129,718          32.7%
White fir...................................................      68,024          17.2%
Western larch...............................................      28,154           7.1%
Lodgepole pine..............................................       9,770           2.5%
Other.......................................................       1,892           0.5%
                                                                 -------         ------
          Total.............................................     396,115         100.0%
                                                                 =======         ======

     Throughout the western United States, harvest levels have been reduced from public lands over the past ten years. Private owners of timberland have become the beneficiaries of reduced timber supplies from public lands and the resulting competitive market for timber. Many mills in eastern Oregon have closed during the last decade, mostly due to the drastic reduction of timber sales from federal lands. However, many of the remaining mills have increased capacity through mill improvements. Mill capacity is adjusting to accommodate the available supply of eastern Oregon timber. The current annual log consumption by the 14 mills within the market area of the Company's Oregon timberlands is estimated to be 492 million board feet. The Company's planned timber sales in 1999 from the Company's Oregon timberlands would represent 9.9% of this amount.

    [GRAPHIC DEPICTING LOCATION OF CONVERTING FACILITIES IN MARKET REGION OF
                        OREGON TIMBERLANDS APPEARS HERE]

     The Oregon timberlands feature a generally gentle to moderately hilly topography and can be harvested mostly with ground-based systems. The timberlands are accessible from public roads and across private lands where necessary.

     The Company is currently evaluating a number of potential sales of property from the Oregon timberlands for higher and better uses. The Company has identified over 15,500 acres from its Oregon timberlands that are suitable for such sales. The properties that could be sold include parcels that may be suitable for grazing, recreational uses or for exchange with the Bureau of Land Management for timberland.

     THE WASHINGTON TIMBERLANDS

             [GRAPHIC DEPICTING LOCATION OF WASHINGTON TIMBERLANDS
                                 APPEARS HERE]

     The Company's Washington timberlands are located in Lewis, Grays Harbor and Douglas counties and consist of approximately 11,000 acres containing approximately 129 million board feet of merchantable timber. The timber on the Washington timberlands is in even-aged stands with well-defined harvesting programs in place. Soil and site characteristics make these the most productive sites of the Company's western timberland holdings. In addition, the generally gentle topography and fully-roaded nature of the Washington timberlands makes them easily accessible for harvesting activities.

     The Washington timberlands contain a blend of species as shown below (verified by MB&G as of October 9, 1998):

                             WASHINGTON TIMBERLANDS
                         MERCHANTABLE TIMBER BY SPECIES

SPECIES                                                         BOARD FEET     PERCENTAGE
-------                                                       --------------   ----------
                                                              (IN THOUSANDS)
Western hemlock.............................................      57,215          44.4%
Douglas-fir.................................................      30,855          23.9%
Red and incense cedar.......................................      16,069          12.5%
Other conifers..............................................      13,074          10.1%
Red alder...................................................       8,351           6.5%
Other hardwoods.............................................       3,415           2.6%
                                                                 -------         ------
          Total.............................................     128,979         100.0%
                                                                 =======         ======

     Historically, a significant amount of logs produced from privately held timberland in Washington has been sold in the export market, principally due to the demand for Douglas-fir in Asia, and Japan in particular. The export market has weakened considerably since early 1997, however, and many logs that would have previously been exported are now being sold to domestic mills.

     There are a total of 31 mills within the market area served by the Company's Washington timberlands, with a total annual log consumption of approximately 979 million board feet. The Company's planned timber sales from its Washington timberlands in 1999 would represent approximately 1.4% of this amount. Large industrial timberland owners dominate this market. In addition to providing a large portion of the annual timber supply, these companies also generate demand for the resource by operating their own sawmills, export facilities, and, in some cases, pulp mills.

       [GRAPHIC DEPICTING LOCATION OF CONVERTING FACILITIES IN MARKET AREA OF
                     WASHINGTON TIMBERLANDS APPEARS HERE].

HARVEST METHODS

     Harvest methods for the Company's timberlands will vary depending upon geography, topography and soil characteristics. Generally, crawling tractors and wheeled ground skidders will be used on relatively level terrain. Steep terrain will generally dictate the use of more expensive cable or tower logging methods. The Louisiana Property, having comparatively flat terrain, is expected to be harvested using these ground-based skidder and tractor methods. Portions of the Coastal forest, having comparatively steep terrain, are expected to require more cable or tower logging methods. The remaining properties, containing both level and steep terrain, are expected to be harvested using a combination of methods.

     On the Louisiana Property, the Company intends to thin the productive pine timberlands, generally twice prior to final harvest. Thinning is employed both to maintain the optimal stocking density and to improve the quality and health of the remaining timber. Thinning will be conducted using either mechanical harvesters or ground crews. The Company intends to conduct its final harvest of pine plantations when the timber reaches a mature condition, usually between the ages of 26 and 34. These management and harvest guidelines are accepted forestry practice in the southeastern United States and are intended to replicate the natural ecological lifecycle of the southern pine. Following final harvest, the Company will regenerate the site through replanting with appropriate genetically selected seedlings.

     On its Pacific Northwest Properties, the Company will employ a variety of management and harvest techniques. Consistent with prudent forest management, commonly accepted forestry practices, and applicable law, harvest practices will include both partial cutting and clear cutting depending on the specific forest characteristics. For example, in western Washington, Douglas-fir timber stands on steeper slopes should be clear-cut and replanted in order to minimize soil damage and encourage the regeneration of a productive forest. However, in the ponderosa pine forests of eastern Oregon or California, a multiple stage partial harvest will encourage natural regeneration of pine, minimize risks (such as insect infestation) and maintain wildlife habitat.

ACCESS AND LIMITATIONS ON ACCESS

     Substantially all of the timberlands in the Company's timberland portfolio are accessible by a system of established public and private roadways. When maintenance or new roads are needed, third-party road crews typically conduct road and bridge construction under the supervision of Company personnel or contracted forest managers. The Company is also a party to reciprocal road-use and cost-sharing agreements with private landowners and with governmental agencies. See " -- Federal and State Regulations -- Other Regulatory Matters."

FEDERAL AND STATE REGULATIONS

     BACKGROUND AND APPROACH

     The Company's operations are subject to numerous federal, state and local laws and regulations, including those relating to the environment, endangered species, the Company's forestry activities, and health and safety. Endangered species, environmental and other laws could restrict the Company's operations or impose significant costs, damages, penalties and liabilities on the Company. The Company expects that endangered species and environmental laws will become more restrictive over time. Due to the significance of regulation to its business, the Company's plans integrate wildlife, habitat and watershed management into its resource management practices.

     In determining the amount of merchantable timber available for harvesting, the Company excludes all timber that is currently unavailable for harvesting due to regulatory restrictions.

     ENDANGERED SPECIES LAW

     The Federal Endangered Species Act and similar state laws and regulations protect wildlife species threatened with possible extinction. A number of species indigenous to the southern and northwestern United States have been, are and in the future may be protected under these laws and regulations. Protected species indigenous to the southern United States and currently found on or near the Company's properties include the red cockaded woodpecker, Louisiana black bear and bald eagle. Protected species indigenous to the northwestern United States and currently found on or near the Company's properties include the northern spotted owl, marbled murrelet, bald eagle, American peregrine falcon, northern goshawk, steelhead trout, Coho salmon and various other fish species. No comprehensive, systematic survey of endangered species has been conducted on the Company's properties. At the time the Company harvests any specific tract of timberland, it will need to confirm whether its harvesting activities will affect any threatened or endangered species. The presence of protected species on or near the Company's timberlands may significantly affect the Company's operations, including restricting or prohibiting timber harvesting, road building and other silvicultural activities on the affected areas of the Company's timberlands.

     In 1990, the U.S. Fish and Wildlife Service (the "USFWS") listed the northern spotted owl as a threatened species throughout its range in Washington, Oregon and California. At the time of the listing, the USFWS issued suggested guidelines to be followed by landowners in order to comply with the Endangered Species Act's prohibition against harming or harassing owls. The guidelines recommend several measures, including the restriction of harvest activities in areas within a certain proximity of known owl activity centers. The USFWS also proposed a rule for the conservation of the owl on non-federal land. These proposed guidelines were subsequently withdrawn.

     Certain states in which the Company owns timberland properties also have rules and regulations relating to timber harvest activities and the protection of endangered species. The California Forest Practice Rules, the California Endangered Species Act, the Washington Forest Practices Act, the Oregon

Forest Practices Act and related regulations all have specific provisions governing habitat protection for the northern spotted owl, the bald eagle, the marbled murrelet, anadromous fish and other threatened or endangered species.

     Recent surveys have been conducted on the Company's Pacific Northwest Properties recording the presence of the northern spotted owl, the bald eagle and other endangered or threatened species on the Company's properties. The Company has also utilized independent forestry consultants to provide information about its timberlands for its lenders. In connection with this process, the consultants surveyed the presence of wildlife on the Company's properties. The surveys conducted in the first quarter of 1998 showed that there were approximately 70 northern spotted owl activity centers that affect the Company's Commander tract in California, though many of these activity centers are located on adjacent properties. One bald eagle nest was found on the Company's Riffe Lake tract in Washington, and the marbled murrelet and the northern spotted owl are within the range of the Riffe Lake tract, though none are currently known to reside on the property. The surveys conducted as part of the timber harvest planning process and reported in connection with an August 1998 report on the Company's Coastal properties showed that there were approximately 12 pairs or single spotted owls on the Longview tract in California, and that the property is within the range of the bald eagle, peregrine falcon and marbled murrelet. A similar survey conducted on the Company's Willits Woods/Williams Ranch tract in California showed that there were approximately 10 pairs or single spotted owls and one peregrine falcon nest on the property, and that the property is within the range of the bald eagle, the peregrine falcon and the marbled murrelet.

     A Phase I environmental site assessment performed on the Louisiana Property in April 1998 identified red cockaded woodpecker nests, apparently abandoned, on approximately two acres. The Louisiana Property has in the past been, and may still be, inhabited by the red cockaded woodpecker, as well as other protected species. Although no endangered species surveys are required prior to harvesting in Louisiana, there are strict regulations requiring harvest operations to halt in specific areas where evidence of endangered species is observed. Such areas become subject to biological studies to determine appropriate responses to protected species present on the property. The presence of any protected species on the Company's timberlands could materially restrict the Company's harvest plans in the future.

     To the extent required to comply with governmental environmental regulations, the Company will evaluate each tract of timber designated for thinning, harvesting or another silvicultural operation in order to determine whether to conduct a field inspection before commencing operations. The Company also intends to investigate reported sightings of threatened or endangered species to the extent required by industry standards and governmental regulations.

     The Company believes that it is managing its harvesting operations in the areas affected by protected species in compliance with applicable federal and state regulations. The Company does not believe that the presence of any protected species on its lands will materially restrict the Company's ability to proceed with its current harvest plans and other silvicultural activities and operations. However, additional species on or around the Company's timberlands may receive protected status under the Endangered Species Act or similar state laws. Currently protected species may be discovered in significant numbers on or around the Company's timberlands. Additionally, future legislative, administrative or judicial activities related to protected species may adversely affect the Company, its ability to continue its operations as currently conducted, or its ability to implement its business strategy. Any such changes could materially and adversely affect the Company's financial condition and results of operations.

     FORESTRY REGULATIONS

     The operation of the Pacific Northwest Properties is subject to statutes and regulations in the states of Oregon, California and Washington that regulate forestry operations, including the Oregon Forest Practices Act, the California Forest Practice Rules and the Washington Forest Practices Act, which address many growing, harvesting and processing activities on forest lands. Among other requirements, these laws restrict the size and spacing of harvest units and impose certain reforestation obligations on the owners of forest lands. The State of Oregon requires a timber owner to provide prior notification before beginning harvesting activity. The States of Washington and California are more restrictive. The State of Washington requires a rigorous regulatory review taking from 15 to 30 days or more prior to harvesting, depending upon the environmental and other sensitivities of the proposed logging site. Prior to harvesting timber in California, the Company is required to file with the California Department of Forestry, and obtain its approval of, a detailed timber harvest plan prepared by a registered professional forester for the area to be harvested. A timber harvest plan includes information regarding the method of proposed timber operations for a specified forest area, whether the operations will have any adverse impact on the environment and, if so, the measures to be used to reduce any such impact. The ability of the Company to sell timber will depend in part upon its ability to obtain regulatory approval of timber harvest plans. In addition, the Company or its predecessors in interest have filed a sustained yield plan in California. The Oregon Forest Practices Act, the California Forest Practice Rules and the Washington Forest Practices Act and other state laws and regulations control timber slash burning, operations during fire hazard periods, logging activities affecting or utilizing water courses or in proximity to certain ocean and inland shore lines, water anti-degradation and certain grading and road construction activities.

     Louisiana does not currently have any statutes or regulations that the Company believes would materially restrict forestry operations.

     The Company may acquire timberlands in jurisdictions that have forest practices acts that are considerably more restrictive than the best management practices currently utilized by many foresters. Many states are considering or are expected to consider laws and regulations governing forest practices.

     ENVIRONMENTAL LAWS

     Timber operations involve the use and storage of various materials such as herbicides, pesticides, fertilizers and gasoline, and may result in air emissions, releases to soil or groundwater, or discharges of certain materials into streams and other bodies of water. Accordingly, the Company's operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment. Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and the Company expects they will become increasingly stringent. Although the Company believes that it is in substantial compliance with these requirements, these laws and regulations may lead to significant costs, penalties and liabilities, including those related to claims for damages to property or natural resources. Such laws and regulations could also impose restrictions on timber harvesting and other silvicultural activities. As of the date of this prospectus, the Company is not aware of any pending legislative, administrative or judicial action relating to the protection of the environment that could materially and adversely affect the Company.

     Some environmental statutes, such as the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state laws, impose strict liability, regardless of the lack of negligence or fault on the part of the person held liable. Under various laws and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on, from or in its property, often without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's ability to sell such real estate or to use such real estate as collateral. The Louisiana Property contains active and inactive natural gas and oil wells and pipelines, which have been and will continue to be operated by third parties. The operation of natural gas and oil wells involves certain hazards, such as well blowouts, cratering, explosions, uncontrollable flows of oil or well fluids, fires, formation with abnormal pressures, pollution, pipeline ruptures and spills, releases of toxic gas and other environmental hazards and risks. The operators of these natural gas and oil wells and pipelines are primarily responsible for any environmental hazards associated with these activities. Other past activities on the Louisiana Property include an abandoned asphalt plant, an abandoned sawmill and abandoned landfills. The Company does not believe that these past activities have caused any material environmental impacts. As of the date of this prospectus, the Company is not aware of any material environmental liability related to the Louisiana Property.

     Although the Company's operations involve only timberlands, Pioneer and related entities have in the past owned timber processing facilities associated with the Pacific Northwest Properties. These facilities are no longer owned by any entity connected with the Company; however, in certain circumstances, past owners may incur environmental liability. As of the date of this prospectus, the Company is not aware of any material liability relating to these facilities. Additionally, a property connected with the Company's Oregon timberlands was previously the site of an equipment maintenance operation. Remedial activities have been conducted on this property, and no material contamination is believed to remain at the site. Subject to certain limitations, a company affiliated with the sellers of Pioneer has agreed to indemnify the Company against environmental liabilities arising out of the Pacific Northwest Properties relating to conditions that existed at the time of the acquisition.

     The Company may acquire timberlands subject to potential environmental or other liabilities. The Company is not aware of any activities by the Company or any conditions on the timberlands contained in its initial portfolio which would likely result in material liability to the Company for remediation or other environmental costs. However, the Company or any other prior owner or operator of its timberlands, or an owner or operator of any land adjacent to the Company's lands may have created a material environmental condition on the Company's lands, without the Company's knowledge. In addition, the operations of the Company and its contractors on the Company timberlands, currently owned or acquired in the future, could result in material liabilities, fines, costs and restrictions on the Company pursuant to current or future environmental laws and regulations.

     OTHER REGULATORY MATTERS

     The Company's operations will be subject to various other federal and state regulations. For example, the Federal Insecticide, Fungicide, and Rodenticide Act regulates the use of pesticides that may be used in forestry practices. The operations of the Company's timberlands are subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes relating to the health and safety of employees. The Company believes that it is in compliance with OSHA regulations, including general industry standards, permissible exposure levels for toxic chemicals and record-keeping requirements.

     The Federal Clean Air Act and Clean Water Act, and their state equivalents, may affect timber operations through controls on site preparation activities such as slash burning and regulatory programs designed to reduce non-point source pollution discharged into bodies of water. For example, the Environmental Protection Agency and its state counterparts have designated certain bodies of water as "water quality impaired," triggering a requirement to establish Total Maximum Daily Loads ("TMDLs") for such bodies of water. The TMDL process could result in additional limitations on harvesting activities in some or all of the states where the Company operates. The Company's California timberlands are in watersheds that have been designated as water quality impaired. As the TMDL process is completed for these watersheds, precautions to prevent sediment erosion will be required, and additional water quality monitoring during harvesting operations may be necessary. However, the Company's timber sales plans currently provide measures to protect water quality. The Company therefore believes that this designation will have no material effect on its ability to conduct operations.

     In addition, the Company's operations are affected by federal and state laws designed to protect wetlands. The Federal Clean Water Act authorizes the regulation of "wetland" areas. Access to timberlands located within or beyond a protected wetlands area may be limited, and the Company may be required to expend substantial sums for the protection of such wetland areas or avoid harvesting in such areas. The Company has not performed a comprehensive wetlands survey on its properties.

     A portion of the Pacific Northwest Properties consists of sections of land that are intermingled with or adjacent to sections of federal land managed by the USFS and the Bureau of Land Management. Removal of trees from those portions of the Pacific Northwest Properties requires transportation of the logs by truck across logging and general purpose roads. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land and available to the Company pursuant to a reciprocal right-of-way agreement. Removal of federal timber often requires similar access across the Pacific Northwest Properties. Recent litigation (not involving the Company) before the U.S. Court of Appeals for the Ninth Circuit held that the Bureau of Land Management was not required to consult with the USFWS (which administers the Endangered Species Act) prior to approving a private landowner's proposal to build an access road across federal land pursuant to an existing reciprocal right-of-way entered into prior to the enactment of the Endangered Species Act wherein the Bureau of Land Management did not have discretion to disapprove a road segment due to endangered species concerns. However, future federal law or regulation requiring the Bureau of Land Management to consult with the USFWS in connection with a reciprocal right-of-way could materially adversely affect the Company's ability to harvest the affected portion of the Pacific Northwest Properties. To the extent that the Company acquires new timberlands that require access through federal lands, the Company may enter into new reciprocal right-of-way agreements with the Bureau of Land Management or other federal agencies which would require consultation with the USFWS. In addition, the Bureau of Land Management previously attempted to revise regulations governing reciprocal right-of-way agreements to, among other things, expand the Bureau of Land Management's consideration of environmental and cultural factors in granting, issuing or renewing rights-of-way, provide the Bureau of Land Management with regulatory authority to object to the location of roads because of potential effects on threatened or endangered species and allow for the abandonment of rights-of-way under certain circumstances. Future attempts to so revise the applicable regulations, if successful, could materially adversely affect the Company's activities on the Pacific Northwest Properties.

CUSTOMERS

     Currently, the Company is in the process of building a customer base for timber from the Louisiana Property that will enable it to meet its planned timber sales program. The Company has entered into and will continue to enter into cutting contracts with respect to the Louisiana Property in the ordinary course of its business. The Company plans to offer timber for sale to major industrial companies, as well as to develop marketing relationships with timber brokers and independent logging companies in the southeastern United States.

     The Company's eastern Oregon timberlands have historically been a raw material supplier for two previously affiliated sawmills located nearby. Although it is expected that these two mills will continue to be major purchasers of timber from these lands, the Company has initiated a marketing program to diversify its customer base within the region.

     Until mid-1998, the Company's western Washington timberlands had been managed as part of a much larger industrial land base, with the bulk of the harvested timber being converted at affiliated facilities. In the future, the Company intends to take advantage of the diverse market for timber in the region. These potential new markets include many large industrial timber companies as well as several brokers and exporters.

     Historically, the Company has been dealing exclusively with the most prominent lumber producer in northern California with respect to sales of timber from its Commander forest. The Company intends to develop relationships with other wood users in the region. In the redwood region of northern California, the Company anticipates doing business with a diverse group of potential timber customers.

     Currently, the Company is in the process of building a customer base for timber from the Company's Coastal forest.

COMPETITION

     COMPETITION IN TIMBER SALES

     Due to transportation costs, domestic timber conversion facilities tend to purchase raw materials within relatively confined geographic areas. Currently in the United States, the Company and its competitors all benefit from the relatively close proximity of numerous conversion facilities. Additional competitive factors within a market area generally will include species, quality, and consistency in meeting customers' specifications and delivery requirements.

     Within the United States, the Company competes with numerous private timber owners, as well as logs imported into the United States from foreign countries. In addition, the Company competes with the USFS and other governmental and/or public agencies with timber holdings. The level of competition will also tend to vary depending upon prevailing timber prices. Rising timber prices often lead to increased harvesting on private timberlands, including lands not previously made available for commercial timber operations.

     Internationally, the Company expects competitive situations and factors similar to those in the United States. Where the Company seeks to develop the timber resource in a growing locality, it may also experience competition for or limitations on labor, energy, skilled professionals or other resources. Relatively new markets and markets which are not yet fully developed for a particular product may experience sluggish sales due to a lack of market competition, as there may be a limited or undeveloped pool of buyers for a particular product.

     Global price fluctuations may adversely affect demand for particular species, grades, or products or could make substitute species, products or materials economically competitive. Price fluctuations could also bring certain supplies of standing timber to market which have until now been unprofitable to harvest. The Company believes, however, that its current diversified portfolio and its global investment strategy will dampen the negative effects of depressed markets in any given region.

     COMPETITION FOR TIMBERLAND PROPERTIES

     Competition for high-quality timberland within the United States and in certain other countries has intensified, often requiring a flexible approach to identification, negotiation, and completion of successful acquisitions. The Company believes that its competitive strengths will enhance its success in acquisitions despite the greater financial resources of certain of its competitors. See "Risk Factors -- We May Not Be Able to Achieve Our Intended Growth or Manage It Effectively."

INSURANCE COVERAGE

     Certain types of losses (such as damage to the Company's timberlands and associated lost revenues due to fires, ice storms, pests, disease and other natural disasters) are uninsurable at commercially justifiable rates. Accordingly, as is typical in the industry, the Company does not carry insurance for these losses. See "Risk Factors -- Losses of Timber from Fire and Other Causes Are Not Insured."

LEGAL PROCEEDINGS

     Although the Company may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business, the Company is not currently a party to any material legal proceedings.

EMPLOYEES

     Upon the closing of the Formation Transactions, the Company's employees will consist of the persons currently employed by the Company, Pioneer and STOC. As of December 31, 1998, these entities employed 24 salaried full-time employees. Of these employees, nine are part of senior management, nine are in forestry operations and six hold administrative and clerical positions.

     All of the Company's senior management, together with three administrative employees, are located at the Company's headquarters office in New London, New Hampshire.

     As of December 31, 1998, none of the Company's employees were represented by unions or covered by any collective bargaining agreements. The Company has not experienced a work stoppage and the Company's management believes that its employee relations are good.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following discussion summarizes the Company's current investment objectives and policies, disposition and financing policies and policies with respect to certain other activities. These policies have been determined by the Board of Directors and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the Company's shareholders, except that the Company cannot affirmatively take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the Company's issued and outstanding Common Stock.

INVESTMENT POLICIES

     The Company's investment objective is to maximize the total return from its entire portfolio consistent with its long-term policy of increasing sustainable yield. The Company will seek to accomplish its objective primarily through its management of its initial portfolio of timberlands and through acquisitions of additional timberlands.

     The Company's initial portfolio of timberlands includes a total of approximately 448,000 acres in California, Louisiana, Oregon and Washington. The Company intends to expand its timberland holdings in those states where it has existing properties and elsewhere within the United States and abroad. The Company's current policy, however, is to limit its investments outside the United States to no more than 20% of the total value of its assets.

     The Company will focus on long-term equity investments in timberlands. However, the Company may purchase or lease properties for long- or short-term investment. The Company's investments will be financed as described below under "-- Financing Policies." The Company may cause the Partnership to hold or sell any or all of its initial portfolio when circumstances warrant, subject to the restrictions on sale in the Partnership Agreement. The Company also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that has priority over the equity interest of the Company in such properties. To enhance the value of timberlands located in undeveloped or underdeveloped markets, the Company may invest in limited conversion, transport, or export facilities, to stimulate the growth and competition of local timber markets or provide access to export markets.

     While the Company intends to emphasize equity investments in timberlands, it may, in its sole discretion, invest in forest products-related mortgages, partnerships and other interests in timberlands. The Company may invest in securities of entities engaged in timberlands activities, subject to the gross income and asset tests necessary for REIT qualification. The Company may acquire all or substantially all of the securities or assets of other timber owning entities where such investments would be consistent with the Company's investment policies.

     There are currently no other limitations on (i) the percentage of the Company's assets that may be invested in any one property, venture, or type of security, (ii) the number of properties in which the Company may invest or (iii) the concentration of investments in a single geographic region. The Board of Directors may establish such other limitations, and other policies, as it deems appropriate from time to time.

     Under the Partnership Agreement, the Company must conduct all of its investment activities through the Partnership. See "The Partnership Agreement -- Management."

FINANCING POLICIES

     The Company intends to target a ratio of debt to total market capitalization (assuming the exchange of all Partnership units for Common Stock) of approximately 40%. The Board of Directors may, however, reconsider this policy from time to time and reduce or increase such ratio accordingly. Following the completion of this offering and the use of net proceeds from this offering, the Company will have approximately $260.0 million of indebtedness ($213.7 million if the underwriters' over-allotment option is exercised in full), which will constitute approximately 36.9% of its total market capitalization after giving effect to this offering (30.2% if the Underwriters' over-allotment option is exercised in full), in each case assuming the exchange of all Partnership units for Common Stock and an initial public offering price of $20 per share. Prior to the completion of this offering, the Company has financed its activities primarily through bank loans and equity investments. See "Structure and Formation of the Company."

     Generally, the Company will determine all of its financing policies in light of then-current economic conditions and timber prices, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. If the Board of Directors determines that additional funding is desirable, the Company may raise such funds through additional equity offerings (including offerings of senior or convertible securities), debt financings or retention of cash flow (subject to provisions in the Code concerning the taxability of undistributed REIT income and REIT qualification), or a combination of these methods.

     The Company anticipates that borrowings will be made through the Partnership. The Company also may incur indebtedness and re-loan borrowed funds to the Partnership on the same terms and conditions on which the Company borrowed such funds. Debt may be in the form of purchase money obligations to sellers of timberlands to the Partnership, publicly or privately placed debt instruments, or financing from banks, institutional investors or other lenders. Any of this debt may be unsecured or may be secured by mortgages or other interests in the assets of the Company, the Partnership or any newly-created property-owning partnership. Any number or amount of mortgages may be placed on a particular property. In addition, such indebtedness may be recourse to all or any part of the assets of the Company, the Partnership or any newly-created property-owning partnership or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings may be used for the payment of distributions, for working capital, to pay the exchange price payable for Partnership units under the Partnership Agreement, to refinance indebtedness, to finance acquisitions or for other purposes deemed appropriate by the Board of Directors.

     If the Board of Directors determines to raise additional equity capital, the Board has the authority, without shareholder approval, to issue additional shares of authorized Common Stock or Preferred Stock on such terms and for such consideration as it deems appropriate, including in exchange for property. The Company's then-existing shareholders will have no preemptive right to purchase any of the shares so issued. If the Board of Directors determines to raise additional equity capital, the Company will contribute such funds to the Partnership in return for additional Partnership units. In addition, under certain circumstances the Company may issue additional shares of Common Stock in connection with the redemption of Partnership units for shares of Common Stock pursuant to the exercise of the limited partners' exchange rights under the Partnership Agreement. See "The Partnership Agreement."

     The Board of Directors, through its control of STOC, also has the authority to cause the Partnership to issue additional Partnership units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. See "The Partnership Agreement -- Issuance of Additional Limited Partnership Interests; Additional Capital Contributions." The Company may also purchase shares of its Common Stock, subject to restrictions under Georgia law applicable to shareholder distributions. If a holder of Partnership units surrenders its units for exchange, the Company may, at its discretion, cause the Partnership to redeem such Partnership units for cash rather than Common Stock. See "The Partnership Agreement."

WORKING CAPITAL RESERVES

     The Company will maintain working capital reserves in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

CONFLICT OF INTEREST POLICIES

     EMPLOYMENT AGREEMENTS

     C. Edward Broom serves on the Board of Directors (or equivalent management body) of several privately held timber investment funds arising from his previous employment with Resource Investments, Inc. Only one of these funds has committed funds that have not yet been invested. This fund could compete with the Company in acquiring timberlands. Because this fund's investment policies are (i) to invest exclusively outside the United States and (ii) typically to make larger investments than the Company plans to make, the Company does not expect conflicts to arise. In his employment agreement with the Company, Mr. Broom has agreed that if the Company wishes to bid on a property and any fund with which he is affiliated is either the seller of the property or also wishes to bid on the property, he will not participate in the transaction on behalf of such fund. Mr. Broom may not compete against the Company during the term of the employment agreement and for a period of one year thereafter in North America, Central America and South America, and may not solicit purchasers of the Company's timber or prospective sellers of timberlands with which he had contact during the term of his employment with the Company for a period of one year thereafter. Mr. Broom has also agreed to spend no more than 5% of his time devoted to his interests in these timber funds.

     The Company has an employment and non-competition agreement with each of Messrs. Christopher J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas C. Brunet, Vladimir Harris and Joseph E. Rendini effective as of the consummation of this offering. Each of these employment agreements prohibits the employee from competing against the Company during the term of his employment and for a period of one year thereafter in North America, Central America and South America, and from soliciting prospective sellers of timberlands with which he had contact during the term of his employment for a period of one year thereafter. See "Management -- Employment and Non-Competition Agreements."

     OTHER POLICIES GOVERNING COMPETING WITH THE COMPANY

     Pursuant to Georgia law, each of the Company's directors and executive officers is required to discharge his duties in a manner he believes in good faith to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. In addition, under Georgia law, a transaction between the Company and any of its directors or between the Company and a corporation, firm or other entity in which one of its directors has a significant interest may not be challenged on the basis of the director's conflicting interest if (i) after disclosure of the material facts concerning such person's interest and concerning the transaction, the transaction is approved by a majority of the disinterested directors or a majority of the shareholders (not counting shares held or controlled by a director with a conflicting interest), or (ii) the transaction is fair to the Company.

     The Company's policies restrict all employees from investing in timberlands (directly or indirectly) for their own accounts. This policy does not apply to timberlands owned by employees at the time they became employees of the Company. Non-employee directors of the Company may only invest in timberlands (directly or indirectly) if the director first offers the opportunity to the Company on the same terms and conditions available to the director. The Audit Committee of the Board of Directors administers this policy, and can make exceptions in extraordinary circumstances.

     The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws") do not further restrict directors, officers, shareholders or affiliates of the Company from (i) having an interest in investments that are acquired or sold by the Company or its subsidiaries or (ii) acting for their own accounts in investing in timberlands or engaging in other businesses in which the Company engages.

     THE PARTNERSHIP

     The Partnership Agreement gives STOC, as general partner, full and exclusive responsibility and discretion in managing and controlling the business of the Partnership and in making all decisions affecting the business and assets of the Partnership, subject to certain limited exceptions described under "The

Partnership Agreement." The limited partners in the Partnership have agreed that STOC is not required to consider the separate interests of the limited partners (including tax consequences to the limited partners) in conducting the business of the Partnership. The Company owns all of the equity interests in STOC.

REPORTS TO SHAREHOLDERS

     The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm. The Company also intends to furnish its shareholders with quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. See "Additional Information."

OTHER POLICIES

     The Company intends to operate in a manner that will permit it to qualify for taxation as a REIT under the Code unless, because of changes in circumstances, the Code or the Treasury Regulations, the Board of Directors, with the approval of the holders of a majority of the Company's issued and outstanding Common Stock, determines that it is no longer in the Company's best interests to qualify as a REIT. The Company also intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940, as amended. The Company does not intend to (i) invest in the securities of other issuers (other than the Partnership and STOC and other than in connection with timberland acquisitions) for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, or (iii) trade actively in loans or other investments.

     The Company may make investments other than as previously described, although it currently does not intend to do so. The Company has authority to repurchase or otherwise reacquire Common Stock or any other securities it may issue and may engage in such activities in the future. The Board of Directors has no present intention to cause the Company to repurchase any of the shares of Common Stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the Treasury Regulations. Although it may do so in the future, the Company has not issued Common Stock or any other securities in exchange for property except in connection with the Formation Transactions, nor has it reacquired any of its Common Stock or any other securities. See "Structure and Formation of the Company." The Company may make loans to third parties, including, without limitation, to its officers and directors. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than STOC and the Partnership for the purpose of exercising control.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company will be expanded effective immediately upon completion of this offering to include the director nominees named below, each of whom has been nominated for election and has consented to serve. The Company believes that an independent Board of Directors, whose interests are aligned with those of the shareholders, is essential to the creation of long-term shareholder value. Therefore, it is expected that upon completion of this offering, four of seven of the Company's directors will not be employed by, or otherwise affiliated with, the Company ("Independent Directors").

     In connection with the expansion of the Board of Directors, and upon completion of this offering, the Board of Directors will be divided into three classes of directors. The initial terms of the first, second and third classes will expire in 2000, 2001 and 2002, respectively. Beginning in 2000, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the shareholders. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

     Information concerning the current directors, director nominees and executive officers of the Company is set forth below.

                                                                                             TERM EXPIRES
NAME                          AGE                         POSITION                         (DIRECTORS ONLY)
----                          ---                         --------                         ----------------
C. Edward Broom.............  70    President, Chief Executive Officer and Chairman of           2002
                                    the Board of Directors
Christopher J. Broom........  38    Executive Vice President, Chief Investment Officer           2001
                                    and Director
Thomas P. Broom.............  39    Executive Vice President, Chief Operating Officer and        2000
                                    Director
Kenneth L. Chute............  53    Senior Vice President and Chief Financial Officer
Nicholas C. Brunet..........  36    Senior Vice President and Director of Forest
                                    Operations
Vladimir Harris.............  42    Senior Vice President and Director of Acquisitions
Joseph E. Rendini...........  44    Secretary, General Counsel and Vice President
T. Yates Exley..............  38    Vice President -- Strategy and Development
Starling W. Childs, II......  45    Director+                                                    2000
Jay S. Lucas................  44    Director+                                                    2001
Hanns A. Pielenz............  59    Director+                                                    2002
Richard P. Urfer............  62    Director+                                                    2002

---------------

+ Each of these individuals has agreed to serve as a director of the Company upon being elected to the Board of Directors. The Company expects that each of these individuals will be elected as a director of the Company upon completion of this offering.

     CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     C. Edward Broom has been the President and Chief Executive Officer of the Company since its inception and Chairman of the Board of Directors since January 1999. Mr. Broom is responsible for the

Company's overall corporate strategy and direction. Mr. Broom was a co-founder of Resource Investments, Inc. ("RII"), a timberland investment advisory firm, and served as its Chairman and Chief Executive Officer from its founding in 1983 until the firm was acquired by the Union Bank of Switzerland ("UBS") in 1995. Mr. Broom organized Resource Investments Advisors, Inc. ("RIA") in June 1995 after RII was acquired by UBS, and has served as the President, Chief Executive Officer and controlling shareholder of RIA since that time. RIA is a timberland investment management firm that performs some of the same services previously offered by RII. In 1997, Mr. Broom co-founded Strategic Timber Investments LLC ("STI"), which was created as a new timberland investment management firm and succeeded to a portion of the business of RIA, but was subsequently dissolved when the Company was formed. Mr. Broom currently serves on the management committee of each of RII's joint ventures.

     Christopher J. Broom has served as Executive Vice President and Chief Investment Officer of the Company since its inception and a Director since January 1999. Mr. Broom has primary responsibility for the development of investment opportunities, capital development, and investor relations. From 1997 to 1998, Mr. Broom served as Executive Vice President and Director of Marketing and Product Development for STI, which he co-founded. From 1995 to 1997, he served as a Director of UBS Resource Investments, Inc. ("UBSRII"), the successor to RII after its acquisition by UBS, and had overall responsibility for new product development and marketing of the firm's timberland investment services to institutional investors. Mr. Broom previously served RII as Senior Vice President of New Product Development, Client Services and Marketing and Principal from 1988 to 1995.

     Thomas P. Broom has served as Executive Vice President and Chief Operating Officer and a Director of the Company since its inception. Mr. Broom has primary responsibility for management and administration of the Company's timberland portfolio. From 1997 to 1998, Mr. Broom served as Executive Vice President and Director of Operations and Finance for STI, which he co-founded. From 1995 to 1997, he served as Director of Finance and Administration and Fund Manager of UBSRII, and had responsibility for UBSRII's administrative matters, including accounting, insurance, auditing, personnel and facilities management. Mr. Broom previously served as Vice President of Administration of RII from 1992 to 1995. During that time, Mr. Broom also served as the fund manager of RII's Tasman Chile Ltd. joint venture and was responsible for new investment activities for RII in South America.

     Kenneth L. Chute has served as Senior Vice President and Chief Financial Officer of the Company since January 1999, and is responsible for the Company's financial, accounting, treasury and tax functions, credit facilities, information systems, and human resources. Mr. Chute has over 20 years experience in financial management, auditing, accounting systems, mergers, acquisitions, and disposals. From 1979 to 1998, he served as Chief Financial Officer and Vice President of Finance and Administration for Sprague Energy Corp., a diversified energy company located in Portsmouth, New Hampshire. He began his career as an auditor at Arthur Andersen, LLP. Mr. Chute is a Certified Public Accountant and is a member of the American Institute of CPAs, the New Hampshire Society of CPAs, the Institute of Management Accountants and the Financial Executives Institute.

     Nicholas C. Brunet has served as Senior Vice President and Director of Forest Operations of the Company since June 1998, and is responsible for forestry operations of the Company's timberland holdings. From 1996 until the time he joined the Company, Mr. Brunet served as Area Manager for Green Crow Corporation, a land investment and log brokerage firm located in Port Angeles, Washington. From 1995 to 1996, Mr. Brunet served as a Vice President of UBSRII, where he was Fund Manager for U.S. timberlands. From 1990 to 1995, Mr. Brunet served in the same capacity for RII, UBSRII's predecessor.

     Vladimir Harris has served as Senior Vice President and Director of Acquisitions of the Company since its inception. Mr. Harris has primary responsibility for timberland acquisitions. From February to April 1998, Mr. Harris served as Senior Vice President and Chief Investment Officer of STI. From June 1988 through January 1998, he was an officer and a Managing Director of Baldwin & Clarke Corporate Finance, Inc. and Baldwin & Clarke Capital Markets, Inc., which are affiliated financial advisory and investment banking firms based in Bedford, New Hampshire. In these capacities, he specialized in mergers and acquisitions and served as a consultant to UBSRII from 1995 to 1997, and to RII, UBSRII's predecessor, from 1990 to 1995.

     Joseph E. Rendini has served as Secretary, General Counsel and Vice President of the Company since its inception. From 1997 to 1998, Mr. Rendini served as Vice President and General Counsel of STI. From 1994 to 1997, Mr. Rendini engaged in a private civil litigation practice in Boston, Massachusetts. From 1993 through 1994, Mr. Rendini served as Managing Attorney for United States Fidelity + Guaranty Insurance Company for eastern Massachusetts. Prior to joining USF+G, Mr. Rendini engaged in a private civil litigation practice in Boston, Massachusetts and New York, New York.

     T. Yates Exley has served as Vice President -- Strategy and Development of the Company since October 1998. Mr. Exley is responsible for the development and structure of acquisition vehicles and investment partnerships. Mr. Exley served as Executive Vice President of Pioneer from 1997 to 1998. From 1989 to 1997, he was a Senior Vice President at Dillon, Read & Co., Inc., located in San Francisco, California, where he headed that firm's West Coast forest practice business and worked on a wide range of financings, acquisitions, and divestitures within the forest and paper product sector.

     DIRECTORS WHO HAVE AGREED TO SERVE AS OF THE COMPLETION OF THIS OFFERING

     Starling W. Childs, II will become a director of the Company upon the completion of this offering. Since 1997, Mr. Childs has served as a Partner and sales representative for Optimum Yield, Incorporated, a distributor of forestry and agricultural soil additives and fertilizers. Since 1988, Mr. Childs has served as the Chairman of the Board of S. W. Childs Management Corporation, a privately-held brokerage firm located in New York, New York, and served as a director of that firm from 1978 to 1988. Since 1988, Mr. Childs has also served as the Principal of Ecological and Environmental Consulting Services, Inc., an environmental, ecological and forest resource consulting firm located in Lyme, Connecticut.

     Jay S. Lucas will become a director of the Company upon the completion of this offering. Since 1991, Mr. Lucas has served as the President and Managing Director of The Lucas Group, a corporate strategy consulting firm located in New London, New Hampshire that he founded in 1991. From 1982 to 1990, Mr. Lucas was a Vice President and partner at Bain & Company, a leading international corporate strategy consulting firm based in Boston, Massachusetts. Mr. Lucas currently serves as a director of Wolverine (Massachusetts) Corporation, an international manufacturer of industrial ovens, and MIJA Industries, Inc., the leading manufacturer of pressure gauges for the fire protection industry.

     Hanns A. Pielenz will become a director of the Company upon the completion of this offering. Since 1968, Mr. Pielenz has been the Chief Executive Officer and Chairman of Amann Group, a textile manufacturing company based in Germany. Mr. Pielenz also serves as a director of Interglas A.G., a German fiberglass manufacturer. Mr. Pielenz is a resident and citizen of Germany.

     Richard P. Urfer will become a director of the Company upon the completion of this offering. Since 1997, Mr. Urfer has served as the Chief Executive Officer of BW Capital Markets, Inc., the U.S. affiliate of Baden-Wurttembergische Bank AG, the largest privately held commercial bank in the State of Baden-Wurttemberg, Germany. From 1995 to 1997, Mr. Urfer served as an Executive Vice President of RIA. In 1987, Mr. Urfer founded R.P. Urfer & Co., Inc., a corporate finance consulting firm located in Morristown, New Jersey, and served as its Managing Director until 1995. Mr. Urfer currently is a director of Anesta Corp., a pharmaceutical company located in Salt Lake City, Utah, and BW Capital Markets, Inc.

MANAGEMENT RELATIONSHIPS

     C. Edward Broom, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the father of both Christopher J. Broom, Executive Vice President, Chief Investment Officer and a Director of the Company, and Thomas P. Broom, Executive Vice President, Chief Operating Officer and a Director of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE

     Promptly following the completion of this offering, the Board of Directors of the Company will establish an Audit Committee that will at all times consist of three Independent Directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     EXECUTIVE COMMITTEE

     Promptly following the completion of this offering, the Board of Directors will establish an Executive Committee. The Executive Committee will set and execute corporate strategy and policy, and will generally exercise all other powers of the Board of Directors except as prohibited by law. The initial members of the Executive Committee will be Messrs. C. Edward Broom, Christopher
J. Broom and Thomas P. Broom.

     COMPENSATION COMMITTEE

     Promptly following the completion of this offering, the Board of Directors will establish a Compensation Committee that will at all times consist of three Independent Directors. The Compensation Committee will review and make recommendations to the full Board of Directors concerning proposals by management with respect to compensation, bonuses, employment agreements and other benefits and policies respecting such matters for the executive officers of the Company. The Compensation Committee will also administer the Company's stock incentive plan and other benefit plans.

EXECUTIVE COMPENSATION

     The following table shows total compensation paid in 1998 and compensation expected to be paid in 1999 by the Company to C. Edward Broom, its President and Chief Executive Officer, and the other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Kenneth
L. Chute, Senior Vice President and Chief Financial Officer of the Company, was not employed by the Company in 1998, but is included because the Company expects him to be one of the four most highly compensated executive officers in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      ------------
                                                              ANNUAL COMPENSATION      SECURITIES
                                                            -----------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                          YEAR   SALARY($)(1)   BONUS($)    OPTIONS(#)
---------------------------                          ----   ------------   --------   ------------
C. Edward Broom....................................  1998     $168,750(2)     --             --
  President and Chief Executive Officer              1999      225,000        (3)       150,000(4)
Christopher J. Broom...............................  1998     $131,250(2)     --             --
  Executive Vice President and Chief Investment
  Officer                                            1999      175,000        (3)       150,000(4)
Thomas P. Broom....................................  1998     $131,250(2)     --             --
  Executive Vice President and Chief Operating
  Officer                                            1999      175,000        (3)       150,000(4)
Kenneth L. Chute...................................  1998           --        --             --
  Senior Vice President and Chief Financial Officer  1999     $150,000        (3)       137,500(4)
Vladimir Harris....................................  1998     $101,250(2)     --             --
  Senior Vice President and Director of
  Acquisitions                                       1999      135,000        (3)       137,500(4)

---------------

(1) The Company was formed in April 1998; thus, no compensation was paid by the Company in any prior completed year and the amounts indicated above for 1998 reflect compensation for a partial year. Salaries for 1999 are current annual base salaries.

(2) Salaries for 1998 include the following amounts that were earned but not paid in 1998: C. Edward Broom, $18,750; Christopher J. Broom, $56,250; Thomas P. Broom, $62,250; and Vladimir Harris, $33,750. The Company expects to pay these amounts prior to the completion of this offering.

(3) Bonuses for 1999 will be determined by the Board of Directors in its sole discretion, upon recommendation from the Compensation Committee.

(4) The Company will grant these options to purchase Common Stock at the completion of this offering. The exercise price of all of these options will be the initial public offering price. One-third of the options granted to each Named Executive Officer will vest on each of the first, second and third anniversaries of the completion of this offering. No stock options or stock appreciation rights ("SARs") were granted by the Company during 1998 to any of the Named Executive Officers, and the Company does not anticipate granting any SARs to the Named Executive Officers during 1999.

COMPENSATION OF DIRECTORS

     The Company will pay to its directors who are not employees of the Company fees for their services as directors. Each non-employee director will receive an annual retainer of $12,000. In addition, each such director will receive a fee of $1,000 for each meeting of the Board of Directors attended in person, $500 for each such meeting attended by telephone, and $500 for each committee meeting attended. Each non-employee director will also be reimbursed for all expenses incurred in connection with attending Board of Directors and committee meetings in person. Upon the completion of this offering, each non-employee director will receive options to purchase 10,000 shares of Common Stock at an exercise price equal to the initial public offering price. These options will vest over a three-year period, with the first vesting to occur on the first anniversary of the completion of this offering. Any future issuance of stock options to non-employee directors will be in accordance with the terms of the Company's stock incentive plan.

1999 INCENTIVE PLAN

     Prior to the completion of this offering, the Board of Directors will adopt, and the shareholders of the Company will approve, the 1999 Strategic Timber Trust Omnibus Incentive Plan (the "1999 Incentive Plan").

     Under the 1999 Incentive Plan, the Company may grant to employees and non-employee directors stock options, SARs, restricted stock and other stock-based awards, as well as cash-based annual and long-term incentive awards. The Board of Directors believes that the 1999 Incentive Plan will form an important part of the Company's overall compensation program. The 1999 Incentive Plan will support the Company's ongoing efforts to attract and retain talented employees and directors and will give the Company the ability to provide employees with incentives that are directly linked to the profitability of the Company's businesses and increases in shareholder value.

     Eligibility. All employees of the Company, its subsidiaries and its affiliates as well as non-employee directors of the Company, its subsidiaries, and its affiliates, will be eligible to receive awards under the 1999 Incentive Plan. For convenience, both employees and non-employee directors eligible to receive awards under the 1999 Incentive Plan are hereinafter referred to as "employees."

     Administration. It is currently anticipated that the 1999 Incentive Plan will be administered by the Compensation Committee or a subcommittee thereof. The Compensation Committee will make recommendations to the full Board of Directors as to the individuals to whom awards will be granted and the terms of such awards. The Compensation Committee may delegate its authority under the 1999 Incentive Plan to officers of the Company, subject to approval by the Board of Directors, with respect to employees who are not executive officers. The Board of Directors will determine the terms of any awards to members of the Compensation Committee under the Incentive Plan.

     Shares Reserved. 2,224,000 shares of Common Stock may be issued under the 1999 Incentive Plan, representing, upon the completion of this offering, approximately 10% of the shares of Common Stock and Partnership units. The shares of Common Stock subject to any award that terminates, expires or is cashed out without payment being made in the form of Common Stock will again be available for distribution under the 1999 Incentive Plan.

     Options to purchase an aggregate of 1,115,000 shares of Common Stock will be granted to certain executive officers, directors and employees of the Company as of the completion of this offering, at an exercise price equal to the initial public offering price. These options will vest over a three-year period, with the first vesting to occur on the first anniversary of the completion of this offering. Messrs. C. Edward, Christopher J. and Thomas P. Broom will each receive options to purchase 150,000 shares of Common Stock, Messrs. Chute and Harris will each receive options to purchase 137,500 shares of Common Stock, and Messrs. Brunet and Rendini will each receive options to purchase 75,000 shares of Common Stock.

     Cash-Based Annual and Long-Term Incentive Awards. Cash-based annual and long-term incentive awards may be granted under the 1999 Incentive Plan. Such awards will be earned only if corporate, business unit or individual performance objectives over performance cycles established by or under the direction of the Compensation Committee are met. The performance objectives may vary from participant to participant, group to group and period to period. Performance objectives for awards will be based upon such criteria as are established by the Compensation Committee. No annual incentive award paid to a participant with respect to a performance cycle may exceed $1,000,000, and no long-term incentive award paid to a participant may exceed $1,000,000 times the number of years in the performance cycle.

     Stock-Based Awards. The 1999 Incentive Plan will permit the granting of incentive stock options ("ISOs"), which qualify for special tax treatment, and nonqualified stock options. The exercise price for incentive stock options will not be less than the "fair market value" (as defined in the 1999 Incentive Plan) of Common Stock on the date of grant. The 1999 Incentive Plan permits the Compensation Committee to cancel an option upon exercise by the holder and pay the holder, in cash or Common Stock, the difference between the fair market value of the shares covered by the option and the exercise price.

     SARs may also be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or Common Stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price and other terms of SARs will be determined by the Compensation Committee.

     Shares of restricted Common Stock may also be awarded. The restricted stock vests and becomes transferable upon the satisfaction of conditions set forth in the applicable award agreement. Restricted stock awards may be subject to forfeiture if, for example, the recipient's employment terminates before the award vests. Except as specified at the time of grant, holders of restricted stock will have voting rights and the right to receive dividends on their restricted shares.

     The 1999 Incentive Plan also provides for other awards that are denominated in, valued by reference to, or otherwise based on or related to, Common Stock. These awards may include, without limitation, performance shares and restricted stock units that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of Common Stock or the cash equivalent thereof.

     Under the 1999 Incentive Plan, the total number of shares of restricted Common Stock and other shares of Common Stock subject to or underlying ISOs, nonqualified stock options, SARs and other stock-based awards granted to any plan participant may not exceed 25% of the total shares of Common Stock that may be issued under the 1999 Incentive Plan.

     Change in Control Provisions. The 1999 Incentive Plan provides that, if approved by the Board of Directors, in the event of a "Change in Control" (as defined in the 1999 Incentive Plan), all stock options and SARs will become immediately exercisable, the restrictions applicable to outstanding restricted stock and other stock-based awards will lapse, and, unless otherwise determined by the Compensation Committee, the value of outstanding stock options, SARs, restricted stock and other stock-based awards will be cashed out on the basis of the highest price paid (or offered) during the preceding 60-day period. In addition, outstanding incentive awards will be vested and paid out on a prorated basis, based on the maximum award opportunity of such awards and the number of months elapsed compared with the total number of months in the performance cycle.

     Adjustments for Share Dividends, Mergers and Similar Events. The Board of Directors will make appropriate adjustments in outstanding awards under the 1999 Incentive Plan to reflect Common Stock dividends, splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Board of Directors, in its discretion, may provide for substitution or adjustment of outstanding awards, or may terminate all awards with payment of cash or in-kind consideration.

     Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1999 Incentive Plan. The Compensation Committee may at any time amend outstanding awards for the purpose of satisfying changes in law or for any other lawful purpose. However, no such action may be taken which materially and adversely affects any rights under an outstanding award without the holder's consent. Further, amendments to the Incentive Plan may be subject to approval by the Company's shareholders if and to the extent required by the Code to preserve the qualified status of incentive stock options or to preserve tax deductibility of compensation earned under options.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

     The Company has employment agreements with each of Messrs. C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas C. Brunet, Vladimir Harris and Joseph E. Rendini effective as of the consummation of this offering.

     The employment agreement with C. Edward Broom provides for his employment as President and Chief Executive Officer of the Company for a period of four years. Mr. Broom's employment agreement provides for an initial annual base salary of $225,000. Mr. Broom's employment agreement contains provisions relating to his involvement in several privately held timber investment funds. If the Company wishes to bid on a property and any fund with which Mr. Broom is affiliated is the seller of the property or also wishes to bid on the property, Mr. Broom will not participate in the transaction on behalf of such fund. In addition, Mr. Broom has agreed to spend no more than 5% of his time devoted to his interests in these timber funds. The employment agreement otherwise prohibits Mr. Broom from competing against the Company during the term of his employment under the agreement and for a period of one year thereafter in North America, Central America and South America, and from soliciting purchasers of the Company's timber or prospective sellers of timberlands with which he had contact during the term of his employment for a period of one year thereafter. The employment agreement may be terminated by mutual agreement, voluntarily by Mr. Broom or by the Company without cause upon six months' prior written notice during the first two years of the employment term and upon ninety days' notice thereafter, and immediately by the Company for cause or upon the death or disability of Mr. Broom. Mr. Broom or his heirs shall be entitled to one year's compensation if the employment agreement is terminated by the executive for "good reason" (as defined in the agreement), terminated by the Company without cause, or at the expiration of the four-year term (assuming the agreement is not renewed).

     Each of Messrs. Christopher J. Broom, Thomas P. Broom, Chute, Brunet, Harris and Rendini have entered into employment agreements with the Company on substantially similar terms. Each employment agreement provides for an initial minimum annual base salary for each executive officer as follows: Mr. Christopher J. Broom, $175,000; Mr. Thomas P. Broom, $175,000; Mr. Chute, $150,000; Mr. Brunet, $90,000; Mr. Harris, $135,000; and Mr. Rendini, $100,000.
The employment agreement with each such executive provides for his employment as an officer of the Company for a period of four years. Each employment agreement prohibits the executive from competing against the Company during the term of his employment under the agreement and for a period of one year thereafter in North America, Central America and South America, and from soliciting purchasers of the Company's timber or prospective sellers of timberlands with which he had contact during the term of his employment for a period of one year thereafter. The employment agreement may be terminated by mutual agreement, voluntarily by the executive or by the Company without cause upon six months' prior written notice during the first two years of the employment term and upon ninety days' notice thereafter, and immediately by the Company for cause or upon the death or disability of such executive. Each such executive or his heirs shall be entitled to one year's compensation if the employment agreement is terminated by the executive for "good reason," terminated by the Company without cause, or at the expiration of the four-year term (assuming the agreement is not renewed).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Company did not have a compensation committee. Compensation of executive officers of the Company for 1998 was determined by Thomas P. Broom, who was the Company's sole director from the Company's inception until January 1999, and who is Executive Vice President and Chief Operating Officer of the Company. C. Edward Broom, President and Chief Executive of the Company, and Christopher J. Broom, Executive Vice President and Chief Investment Officer of the Company, assisted Thomas P. Broom in determining executive officer compensation for 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1998, the Company concluded a transaction with its President and Chief Executive Officer, C. Edward Broom, pursuant to which Mr. Broom purchased for $3.0 million approximately 6,700 acres of agricultural land that the Company had leased to third parties principally for rice farming. This property was included in the purchase of the Louisiana Property without any separate determination of cost. The Company determined that this property was ancillary to its ongoing business of timber production. The sale was effected to provide a source of cash for the Company to make certain payments of bank debt. The purchase price was determined by Mr. Broom and other senior management to produce the necessary funds to make these payments, and does not necessarily reflect the price the Company might have been able to obtain if the property had been fully prepared for sale and exposed to the market for a sufficient period of time to produce the highest price. In order to protect the Company's economic interest in the property, Mr. Broom has agreed that the Company may repurchase the property at any time before December 31, 2000, at the price paid by Mr. Broom plus a pro-rata annual increase at the rate of 8%, compounded annually.

     In December 1998, the Company sold certain of its eastern Oregon timber to Kinzua Resources, LLC, an entity controlled by Gregory M. Demers, a beneficial owner of more than 5% of the Company's Common Stock, for $5.6 million. The Company executed timber deeds conveying approximately 19.3 million board feet of timber, consisting of a variety of species. Kinzua Resources has regularly acquired and used wood from the eastern Oregon timberlands in the past, and the Company anticipates that it will continue to sell timber from these lands to Kinzua in the ordinary course of business in the future.

     Hanns A. Pielenz, who has agreed to serve as a Director of the Company on or prior to the completion of this offering, owns a 50% interest in each of LTP and Mach One. In April 1998, LTP contributed to the Partnership a contract to acquire the Louisiana Property in exchange for an interest in the Partnership, which the parties valued at $50.0 million. In October 1998, Mach One invested $10.0 million cash in exchange for an interest in STP2, in connection with the Company's acquisition of Pioneer.

     Prior to completion of this offering, the Company will pay approximately $760,000 to Broom Resource Investments, LLC ("BRI"). This amount includes reimbursement of approximately $320,000 in expenses paid on behalf of the Company and $440,000 in fees due to BRI in connection with the Company's acquisition of the Louisiana Property. BRI is owned by Messrs. C. Edward Broom, Christopher J. Broom and Thomas P. Broom, who are executive officers and directors of the Company.

     The Company rents its headquarters office in New London, New Hampshire, from Broom Properties, LLC, a company controlled by Messrs. C. Edward and Thomas
P. Broom. The Company rents this space under a month-to-month lease for $5,000 per month. In 1998, payments to Broom Properties, LLC for this space totaled $30,000.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock and Partnership units exchangeable for Common Stock by
(i) each director and prospective director of the Company, (ii) each Named Executive Officer, (iii) all directors, prospective directors and executive officers of the Company as a group and (iv) each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table assumes that all of the Formation Transactions and this offering have been completed and that the underwriters do not exercise their over-allotment option and gives effect to a 36.59-for-1 stock split, which will occur prior to completion of this offering.

                                                  NUMBER OF SHARES
                                                  OF COMMON STOCK      PERCENTAGE          PERCENTAGE
                                                  AND PARTNERSHIP     OF ALL SHARES     OF ALL SHARES OF
                                                 UNITS BENEFICIALLY     OF COMMON       COMMON STOCK AND
         NAME AND ADDRESS OF OWNER(1)                  OWNED            STOCK(2)       PARTNERSHIP UNITS
         ----------------------------            ------------------   -------------   --------------------
Hanns A. Pielenz(3)............................      1,863,084              9.7%                8.4%
  740 Manatee Cove
  Vero Beach, FL 32963
Larry J. Woodard(3)............................      1,863,084              9.7%                8.4%
  1089 Lighthouse Two
  Hilton Head Island, SC
  29928
Gregory M. Demers(4)...........................      1,660,333              8.8%                7.5%
  25310 Jeans Road
  Veneta, OR 97487
C. Edward Broom................................        408,329              2.3%                1.8%
Christopher J. Broom...........................        408,329              2.3%                1.8%
Thomas P. Broom................................        408,329              2.3%                1.8%
Kenneth L. Chute...............................             --                --                  --
Vladimir Harris................................         90,740                 *                   *
Jay S. Lucas...................................             --                --                  --
Starling W. Childs, II.........................             --                --                  --
Richard P. Urfer...............................             --                --                  --
All directors, prospective directors and
  executive officers as a group (12
  persons)(5)..................................      3,468,807             17.2%               15.6%

---------------
  * Less than 1%

(1) Unless otherwise indicated, each beneficial owner's address is 5 North Pleasant Street, New London, New Hampshire 03257, all Common Stock is owned directly and the indicated person has sole voting and investment power with respect to such Common Stock.

(2) Assumes that the identified person (and no other person) redeems all Partnership units the identified person beneficially owns for shares of Common Stock.

(3) Includes 1,762,974 Partnership units held of record by LTP and 100,110 Partnership units held of record by Mach One. Hanns A. Pielenz, a prospective director of the Company, and Larry J. Woodard each may be deemed to beneficially own the Partnership units held by LTP and Mach One.

(4) Includes 1,393,648 Partnership units held of record by Old Pioneer. Mr. Demers principally owns the membership interests in Old Pioneer.

(5) Includes 289,996 shares of Common Stock and Partnership units beneficially owned by certain executive officers of the Company not named in the table set forth above.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The description of the Company's capital stock set forth below and elsewhere in this prospectus does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each of which will be adopted shortly before completion of this offering. Copies of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws are exhibits to the Registration Statement of which this prospectus is a part.

GENERAL

     Under the Articles of Incorporation, the Board of Directors has the authority to issue up to 200,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 50,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Upon completion of this offering and the Formation Transactions, 17,271,770 shares of Common Stock will be issued and outstanding (19,761,770 shares if the underwriters' over-allotment option is exercised in full), and no shares of Preferred Stock will be issued or outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors. Generally, matters to be approved by shareholders must be voted for by holders of a majority (or with respect to the election of directors, a plurality) of the shares of Common Stock represented in person or by proxy at a meeting, subject to any contractual or other rights of security holders, such as any special rights of holders of Preferred Stock (none of which is currently outstanding). For certain other matters affecting or relating to voting rights of holders of shares of Common Stock, including election of directors and supermajority voting requirements, see "Certain Provisions of Georgia Law and the Company's Articles of Incorporation and Bylaws."

     Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of shares of Common Stock are entitled to share ratably in any dividends and distributions declared and paid by the Company and in any distribution to shareholders upon dissolution of the Company. The Company intends to pay quarterly distributions on the Common Stock, beginning with the quarter ending June 30, 1999. See "Distributions."

     Holders of Common Stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions with respect to such shares. As discussed below, if shares of Common Stock are converted into shares of Excess Stock (as defined below), the rights attributable to such shares will be substantially limited.

     All shares of Common Stock offered hereby will be duly authorized and, when issued and paid for as prescribed herein, will be fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is
                         .

PREFERRED STOCK

     The Board of Directors has the authority, without further shareholder vote, to issue Preferred Stock in one or more series and to fix the rights, preferences and limitations thereof, including dividend rights, conversion rights, sinking fund provisions, voting rights (including rights to elect a specified number of directors), terms and rights of redemption and liquidation preferences. Such rights and preferences could include the right to receive specified dividend payments and payments on liquidation prior to any such payments being made to the holders of Common Stock. The Board of Directors could authorize the issuance of Preferred Stock with terms and conditions that could discourage a takeover or other transaction that holders of Common Stock might believe to be in their best interests. See "Certain Provisions of Georgia Law and the Company's Articles of Incorporation and Bylaws -- Preferred Stock." As of the date of this prospectus, no shares of Preferred Stock are outstanding, and the Company has no current plans to issue any Preferred Stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (the "Five or Fewer Requirement"). The Five or Fewer Requirement does not apply during the first year for which the Company elects to be treated as a REIT. Also, shares of the Company's capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences."

     In order to protect the Company from losing its status as a REIT and to protect the Company from a concentration of ownership among its shareholders, the Articles of Incorporation, subject to certain exceptions, provides that no person may "beneficially own" more than 9.8% (the "Ownership Limit") of the lesser of (a) the aggregate number or (b) the value of outstanding shares of Common Stock or any series of Preferred Stock. Under the Articles of Incorporation, a person generally "beneficially owns" shares for such purpose if such person would be treated as an owner of Common Stock or Preferred Stock either directly or indirectly under section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership under section 544 of the Code, as modified by section 856(h)(1)(B) of the Code. When two or more persons act as a partnership or similar group for the purpose of acquiring, holding or disposing of securities, the group shall be considered a single person under the Articles of Incorporation. The Board of Directors may waive the Ownership Limit as to any person upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel or other evidence acceptable to the Board that ownership by such person will not cause the Company to lose its REIT status, provided the Board receives certain representations and agreements from the person who would exceed the Ownership Limit.

     Any transfer of shares of Common Stock or Preferred Stock that would do any of the following shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock:

          (i) cause any person to beneficially own shares of Common Stock or Preferred Stock in excess of the Ownership Limit not otherwise permitted as provided above;

          (ii) result in the shares of Common Stock or Preferred Stock being beneficially owned by fewer than 100 persons;

          (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code;

          (iv) result in the Company constructively owning 10% or more of the ownership interests in a tenant of the Company within the meaning of section 856(d)(2)(B) of the Code;

          (v) result in the Company failing to qualify as a "domestically controlled REIT" within the meaning of section 897(h)(4)(B) of the Code; or

          (vi) otherwise cause the Company to fail to qualify as a REIT.

The foregoing restrictions on transferability and ownership will not apply if the Board of Directors adopts a resolution recommending that the Company terminate its status as a REIT, and such resolution is approved by the holders of a majority of the issued and outstanding shares of Common Stock.

     If any attempted transfer of Common Stock or Preferred Stock or other event resulting in an increase in any holder's percentage interest in Common Stock or Preferred Stock would cause a purported transferee or holder to be in violation of any of the restrictions described in the previous paragraph, then the purported transferee or holder (the "Prohibited Owner") shall not acquire or shall cease to own, as the case may be, such number of shares in excess of the highest number of shares which would comply with such restrictions. Any such excess stock described above will be converted automatically into an equal number of shares of stock (the "Excess Stock") and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Trading Day (as defined in the Articles of Incorporation) prior to the date of such violative transfer or event.

     As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Owner) will be required to sell such Excess Stock to a person or entity who could own such shares without violating the ownership restrictions. In the case of Excess Stock resulting from a transfer for value, the trustee must distribute to the Prohibited Owner the lesser of the price paid by the Prohibited Owner for such Excess Stock or the sales proceeds received by the trust for such Excess Stock. In the case of Excess Stock resulting from any event other than a transfer for value, the trustee will be required to sell such Excess Stock to a qualified person and distribute to the Prohibited Owner the lesser of the Market Price (as defined in the Articles of Incorporation) of such Excess Stock as of the date of such event or the sales proceeds received by the trust for such Excess Stock. In either case, any proceeds in excess of the amount distributed to the Prohibited Owner will be distributed to the Beneficiary. Prior to a sale of any such Excess Stock by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, the same per share dividends and other distributions paid by the Company with respect to the Common Stock or Preferred Stock which was converted into Excess Stock. A holder of Excess Stock shall not be entitled to any voting rights other than those required by Georgia law.

     In addition, Excess Stock held in the trust shall be deemed to be offered for sale to the Company, or its designee, at the lesser of (i) in the case of Excess Stock resulting from a transfer for value, the price per share in the transaction that created the Excess Stock, or in the case of Excess Stock resulting from any event other than a transfer for value, the Market Price on the date of such event and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     Any person who beneficially owns more than 5% of the outstanding shares of any class or series of the Company's capital stock (or such lower percentages as are then required pursuant to the regulations under the Code) is required to provide a written statement containing certain information to the Company by January 31 of each year. In addition, upon the Company's request, each record and beneficial owner of Common Stock or Preferred Stock shall be required to disclose to the Company in writing such information as the Company may request in order to determine the Company's status as a REIT and to ensure compliance with the Ownership Limit.

     These restrictions do not preclude settlement of transactions through the New York Stock Exchange.

     The ownership restrictions described above could have the effect of delaying, deferring or preventing a change of control of the Company in which holders of Common Stock might receive a premium for their shares over the then prevailing market price. For additional matters that could have the effect of delaying, deferring or preventing a change of control of the Company, see "Certain Provisions of Georgia Law and the Company's Articles of Incorporation and Bylaws."

NEW YORK STOCK EXCHANGE LISTING

     Prior to the date of this prospectus, there has been no public trading market for the Common Stock. The Company intends to apply to have the Common Stock listed on the New York Stock Exchange under the symbol "STG."

        CERTAIN PROVISIONS OF GEORGIA LAW AND THE COMPANY'S ARTICLES OF
                            INCORPORATION AND BYLAWS

     The following summary of certain provisions of Georgia law and of the Articles of Incorporation and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Georgia law and the Articles of Incorporation and Bylaws. Copies of the Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus forms a part.

     Certain provisions of the Georgia Business Corporation Code (the "GBCC") and of the Articles of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest, or other takeover attempt that a shareholder might consider to be in such shareholder's best interest, including such an attempt as might result in payment of a premium over the market price of shares held by shareholders.

OWNERSHIP LIMIT

     The Articles of Incorporation contain restrictions on the number of shares of capital stock that individual shareholders may own. Under the Articles of Incorporation, any transfer of shares of Common Stock or Preferred Stock that would do any of the following shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock: (i) cause any person to beneficially own shares of Common Stock or Preferred Stock in excess of the Ownership Limit (unless waived by the Board of Directors), (ii) result in the shares of Common Stock or Preferred Stock being beneficially owned by fewer than 100 persons, (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, (iv) result in the Company constructively owning 10% or more of the ownership interests in a tenant of the Company within the meaning of section 856(d)(2)(B) of the Code, (v) result of the Company failing to qualify as a "domestically controlled REIT" within the meaning of section 897(h)(4)(B) of the Code, or (vi) otherwise cause the Company to fail to qualify as a REIT.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Directors adopts a resolution recommending that the Company terminate its status as a REIT, and such resolution is approved by the holders of a majority of the issued and outstanding shares of Common Stock. The ownership limitations described above could have the effect of delaying, deferring or preventing a change of control of the Company in which holders of Common Stock might receive a premium for their shares over the then prevailing market price. For additional discussion of these restrictions and the consequences of violating such restrictions, see "Description of Capital Stock of the Company -- Restrictions on Ownership and Transfer of Shares."

BUSINESS COMBINATION PROVISIONS OF GEORGIA LAW

     The Company's Bylaws subject the Company to provisions of the GBCC restricting the Company's ability to engage in business combination transactions with certain significant shareholders. These provisions prohibit certain business combinations between a corporation and any person who has acquired beneficial ownership of 10% or more of the voting stock of the corporation (an "interested shareholder"). The prohibition applies for a period of five years from the date such shareholder became an interested shareholder. The prohibitions do not apply if:

          (i) prior to the time such shareholder became an interested shareholder, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested shareholder;

          (ii) such interested shareholder became the beneficial owner of at least 90% of the outstanding shares of voting stock of the corporation (excluding shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) in the same transaction in which the interested shareholder became an interested shareholder; or

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

          (iii) the interested shareholder, subsequent to becoming an interested shareholder, became the beneficial owner of at least 90% of the voting stock of the corporation (excluding shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) and the business combination was approved by holders of a majority of the voting stock entitled to vote, excluding voting stock beneficially owned by the interested shareholder or by persons who are directors or officers and by subsidiaries and certain employee stock plans.

     The Company's Bylaws also subject the Company to "fair price" provisions of the GBCC that further restrict business combination transactions with interested shareholders. These provisions require the consideration paid for stock acquired in the business combination to meet certain tests, which are designed to ensure that shareholders receive at least fair market value for their shares in the business combination. A business combination with an interested shareholder does not need to meet these tests if:

          (i) the continuing directors unanimously approve the business combination, provided there are at least three continuing directors (a continuing director is any member of the Board of Directors who (i) is not an affiliate or associate of an interested shareholder or any of its affiliates, and (ii) was a director prior to the date the interested shareholder first became an interested shareholder, or a successor to such a director in certain circumstances); or

          (ii) two-thirds of the continuing directors recommend the business combination and a majority of the voting stock entitled to vote (excluding voting stock beneficially owned by the interested shareholder) approves the business combination.

THE BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three classes of directors serving staggered three-year terms. The term of office of the first class of directors will expire at the 2000 meeting of shareholders; the term of the second class of directors will expire at the 2001 annual meeting of shareholders; and the term of the third class of directors will expire at the 2002 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because shareholders will have no right to cumulative voting for the election of directors, at each annual meeting of shareholders the holders of a plurality of the shares of Common Stock will be able to elect all of the successors to the class of directors whose term expires at that meeting. Classification of the Board of Directors expands the time required to change the composition of a majority of directors, which may discourage an acquisition proposal for the Company. The Articles of Incorporation provide that the number of directors of the Company shall be fixed by resolution of the Board of Directors, but shall not be less than three unless the Articles of Incorporation are amended to delete the classification of the Board of Directors.

     The Articles of Incorporation also provide that, except for any directors who may be elected by holders of Preferred Stock (the terms of which provide for the right of such holders to elect a specified number of directors), directors of the Company may be removed only for cause by the affirmative vote of shareholders holding at least a majority of the votes entitled to be cast by all shareholders in the election of directors. Vacancies on the Board of Directors, however occurring, may be filled only by a majority vote of the remaining directors. Directors elected by the Board of Directors to fill vacancies continue until the next election of the class for which such directors have been chosen, except for directors elected to fill vacancies resulting from an increase in the number of directors, who continue until the next election of directors by the shareholders. A vote of shareholders holding at least two-thirds of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provision inconsistent with the foregoing classified board and director removal provisions. These provisions make it more difficult and time-consuming to change majority control of the Board of Directors of the Company and make it more difficult for shareholders to remove incumbent directors and fill the vacancies with their own nominees

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

and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management.

SPECIAL MEETINGS OF SHAREHOLDERS; CONSENTS

     The Bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board of Directors, the President, a majority of the Board of Directors of the Company or holders of outstanding stock having not less than 75% of the votes entitled to be cast by all of the outstanding shares of the capital stock of the Company, and shareholders of the Company may act without a meeting only by unanimous written consent. These provisions make it more difficult for the shareholders to take action without the sanction of Company management.

PREFERRED STOCK

     Under the Articles of Incorporation, the Board of Directors has the power, without a shareholder vote, to establish the preferences and rights of one or more series of Preferred Stock and to issue such shares. The Board of Directors may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, that are senior to and have priority over the rights of holders of Common Stock. The issuance of any such Preferred Stock could discourage, delay or prevent a change in control of the Company. As of the date of this prospectus, no shares of Preferred Stock are outstanding, and the Company has no current plans to issue any Preferred Stock.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws contain provisions requiring advance notice to the Company of
(i) nominations of candidates for election to the Board of Directors who are not nominated by the Board of Directors and (ii) business to be conducted at the Company's annual meeting of shareholders (other than such business as may be brought by or at the direction of the Board of Directors). Without compliance with these provisions, any such nominations or business may not be considered by the shareholders.

SUPERMAJORITY VOTE REQUIREMENTS FOR CERTAIN MATTERS

     Under the Articles of Incorporation and the Bylaws, certain matters require approval by a two-thirds vote of the shareholders and/or Board of Directors, rather than merely a majority vote. A vote of two-thirds of shareholders is required to amend the provisions of the Articles of Incorporation and the Bylaws concerning classification of the Board of Directors and removal and replacement of directors. A vote of two-thirds of shareholders is required to amend the Articles of Incorporation to permit shareholders to act by majority (rather than unanimous) written consent. Approval by two-thirds of the continuing directors and a majority of shareholders (excluding certain persons) is required to amend the Bylaws to eliminate the applicability of the provisions of the GBCC restricting business combinations between the Company and certain significant shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a group, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. See " -- Supermajority Vote Requirements for Certain Matters." The Bylaws may be amended by the Board of Directors or a majority of the shares cast at duly constituted meeting of shareholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's officers and directors are and will be indemnified against certain liabilities in accordance with GBCC, the Articles of Incorporation, the Bylaws and certain indemnification agreements described below.

     GEORGIA BUSINESS CORPORATION CODE

     Section 14-2-851 of the GBCC empowers a corporation to indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts if the director acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

     In addition, section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

     Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as a director of the Company on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advance of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation or for receipt of an improper benefit.

     Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

     Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

     ARTICLES OF INCORPORATION

     Article V of the Articles of Incorporation exculpates the directors of the Company from personal liability for money damages to the Company or its shareholders to the fullest extent permitted by the GBCC, as it may be amended from time to time. Currently, the directors are exculpated from all liability to the Company or its shareholders except for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. The Articles of Incorporation also provide that any repeal or modification of Article V of the Articles of Incorporation by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     BYLAWS

     Article VI of the Bylaws provides that the Company shall indemnify to the fullest extent permitted under the GBCC any person who is or was a director or an officer of the Company, including a director or an officer who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     No amendment, termination, or other elimination of Article VI of the Bylaws or of any relevant provisions of the GBCC or of any other applicable law shall affect or diminish in any way the rights to indemnification under the Bylaws with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing prior to such amendment, termination or other elimination. The indemnification and advancement of expenses provided by, or granted pursuant to, the Bylaws are not exclusive of any other rights permitted by applicable law to which a person seeking indemnification or advancement of expenses may be entitled, whether by contract or otherwise. All rights to indemnification under Article VI of the Bylaws continue as to a person who has ceased to be a director or officer and shall be deemed to be a contract between the Company and each such person.

     INDEMNIFICATION AGREEMENTS

     The Company intends to enter into indemnification agreements with each of its directors and executive officers prior to completion of this offering, and intends to enter into similar agreements with its prospective directors upon completion of this offering. The indemnification agreements require, among other things, that the Company indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the GBCC and the Articles of Incorporation and the Bylaws, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the shareholders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INSURANCE POLICIES

     The Company intends to purchase a policy of insurance providing reimbursement of indemnification payments to officers and directors of the Company and reimbursement of certain liabilities incurred by directors and officers of the Company in their capacities as such, to the extent that they are not otherwise indemnified by the Company.

                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL

     Prior to this offering, there has been no public market for the Common Stock, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price. Limited partners of the Partnership may be entitled under certain circumstances to exchange Partnership units for substantial numbers of shares of Common Stock, which shares may eligible for immediate resale in the public market. See "The Partnership Agreement -- Redemption of Partnership Units."

     Upon completion of this offering, the Company will have 17,271,770 outstanding shares of Common Stock (19,761,770 shares of Common Stock if the Underwriters' over allotment option is exercised in full). The shares of Common Stock being sold hereby will be freely tradeable by persons other than "affiliates" of the Company (as such term is defined in the rules promulgated under the Securities Act) without restriction or registration under the Securities Act, subject to the limitations on ownership set forth in the Company's Articles of Incorporation and Bylaws. See "Description of Capital Stock of the Company -- Restrictions on Ownership and Transfer of Shares." All remaining outstanding shares were issued and sold by the Company in private transactions ("Restricted Shares") and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 thereunder (as described below).

     The Company, its officers and directors, and the Partnership have agreed, subject to certain exceptions, that, for a period of one year from the completion of this offering (the "Lockup Period"), they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any Partnership units or any securities convertible into, or exercisable or exchangeable for, Common Stock or Partnership units.

     On and after the first anniversary of the completion of this offering, the Partnership will be obligated to exchange each Partnership unit at the request of the holder thereof for, at the Company's option, either one share of Common Stock (subject to antidilution adjustments) or cash equal to the fair market value of one share of Common Stock at the time of such exchange (as determined in accordance with the provisions of the Partnership Agreement).

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company.

     If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the three months immediately preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

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

REGISTRATION RIGHTS

     The Company intends to issue options to purchase approximately 1,115,000 shares of Common Stock to executive officers, directors and employees upon completion of this offering, and has reserved additional shares for future issuance under the 1999 Incentive Plan. The Company intends to file one or more registration statements under the Securities Act to register the shares of Common Stock reserved for issuance pursuant to the 1999 Incentive Plan. Each such registration statement will become effective immediately upon filing. Commencing one year after this offering, the Company will also be obligated to file one or more registration statements under the Securities Act to register the shares of Common Stock issuable upon redemption of Partnership units for shares of Common Stock. See "Management -- 1999 Incentive Plan" and "The Partnership Agreement -- Redemption of Partnership Units."

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

                           THE PARTNERSHIP AGREEMENT

     The following summary of the Partnership Agreement describes the material provisions of that agreement as it will be in effect immediately after the Formation Transactions. This summary and the descriptions of certain provisions of the Partnership Agreement set forth elsewhere in this prospectus are qualified in their entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

MANAGEMENT

     The Partnership was formed in April 1998 under the Delaware Limited Partnership Act. STOC, a wholly owned subsidiary of the Company, is the sole general partner of the Partnership. The Company is a limited partner of the Partnership, and upon consummation of this offering will hold approximately 76.7% of the limited Partnership units. The Company will conduct all of its business, including the acquisition and operation of timberlands and its investment and financing activities, through the Partnership.

     Pursuant to the Partnership Agreement, STOC, as the sole general partner of the Partnership, generally will have full and exclusive responsibility and discretion in the management, operation and control of the Partnership. These powers include the ability to cause the Partnership to enter into certain major transactions, such as cutting contracts, acquisitions and dispositions of timberland. No limited partner may take part in the operation, management or control of the business of the Partnership by virtue of being a holder of Partnership units.

NO REMOVAL OF THE GENERAL PARTNER; TRANSFER OF THE GENERAL PARTNER'S AND THE COMPANY'S INTERESTS

     Under the Partnership Agreement, the limited partners, other than the Company, cannot remove STOC as the general partner of the Partnership. The Company and STOC may not transfer (including in connection with mergers and other business combinations involving the Company) any of their Partnership units except in accordance with their respective Articles of Incorporation. In addition, so long as persons other than the Company or STOC hold at least 10% or more of the outstanding Partnership units, the Company and STOC may not transfer any of their Partnership units without the consent of a majority of the Partnership units (not including any Partnership units owned or controlled by the Company or its affiliates), except as otherwise provided in the Partnership Agreement.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     Generally, the Partnership Agreement may be amended with the approval of STOC, as general partner. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, alter the interest of any partner in profits or losses or the right to receive distributions other than as a result of dilution to account for additional capital contributions being made by a new or existing partner, or alter or modify the redemption right described below, must be approved by each partner that would be adversely affected by such amendment.

TRANSFER OF PARTNERSHIP UNITS; SUBSTITUTE LIMITED PARTNERS

     The Partnership Agreement provides that the limited partners, other than the Company, generally may transfer the economic interests in a Partnership unit without the consent of any other person. However, a transferee (other than a family member or a trust for the benefit of a family member) may not be substituted as a limited partner except with the prior written consent of STOC and provided that certain other conditions are met, including an agreement to be bound by the terms and conditions of the Partnership Agreement. In addition, limited partners may not transfer Partnership units in violation of certain regulatory and other restrictions set forth in the Partnership Agreement.

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

REDEMPTION OF PARTNERSHIP UNITS

     On and after the first anniversary of the completion of this offering, at the request of a holder of Partnership units, the Partnership will be obligated to redeem each Partnership unit for cash equal to the fair market value of one share of Common Stock at the time of such redemption (as determined in accordance with the provisions of the Partnership Agreement). However, solely at its option, the Company may assume the Partnership's obligation and elect to acquire any such Partnership unit presented for redemption for either one share of Common Stock (subject to antidilution adjustments) or an amount of cash of the same value. With each acquisition of Partnership units, the Company's percentage ownership interest in the Partnership will increase. The initial limited partners, other than the Company, will have certain rights, pursuant to a separate Registration Rights Agreement, to cause the Company to register under the Securities Act the shares of Common Stock that may be issued to them in exchange for their Partnership units or the resale of such shares by such initial limited partners.

ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS; ADDITIONAL CAPITAL CONTRIBUTIONS

     Generally, STOC, as the sole general partner, is authorized, without the consent of the limited partners, to cause the Partnership to issue additional Partnership units to the Company, to the limited partners or to other persons for such consideration and on such terms and conditions as STOC deems appropriate. However, for so long as the limited partnership interests (not including any Partnership units owned or controlled by the Company or its affiliates) represent at least 15% of the outstanding units, a majority of the limited partnership units (not including any units owned or controlled by the Company or its affiliates) must consent to the issuance of any partnership interests having rights superior to those of the then-existing limited partnership units.

     In order for additional Partnership units to be issued to the Company by the Partnership, (i) the Company must issue additional shares of Common Stock and contribute to the Partnership the entire net proceeds received by the Company from such issuance, or (ii) the Partnership must issue additional Partnership units to all partners in proportion to their respective interests in the Partnership. In addition, STOC, as the general partner, may cause the Partnership to issue to the Company additional partnership units in different series or classes, which may be senior to the Partnership units, in conjunction with an offering of securities of the Company having substantially similar rights, if the net proceeds of such offering are contributed to the Partnership. Consideration for additional Partnership units may be cash or other timber assets. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Partnership or the issuance or sale of any partnership units therein.

     Other than as described above with respect to the Company, no limited partner is required to make any additional capital contributions to the Partnership.

OTHER COVENANTS

     The Partnership Agreement provides that the Partnership may not effect any transaction that would (i) adversely affect the ability of the REIT to qualify as a real estate investment trust under the Code, (ii) subject the REIT to federal income taxes (other than for capital gains that it has elected to retain or (iii) violate any law or regulation applicable to the REIT or the Partnership.

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

     The Partnership Agreement generally provides that neither STOC, as general partner of the Partnership, nor the Company will have liability for monetary damages to the Partnership or any limited partner for losses sustained or liabilities incurred as a result of any act or omission taken or permitted by STOC in connection with the Partnership's business that is determined by STOC, in good faith, to be in, or not against, the Partnership's best interest, unless such act or omission constitutes intentional misconduct, or a knowing violation of law or the Partnership Agreement. In addition, STOC and the Company are not liable for any misconduct or negligence on the part of their agents, provided that such agents were appointed by STOC in good faith. By executing the Partnership Agreement, the limited partners have agreed that, in fulfilling the fiduciary duties owed by STOC to the limited partners, STOC is not required to consider the separate interests of the limited partners (including tax consequences to the limited partners), unless the Partnership Agreement specifies otherwise.

     The Partnership Agreement provides for indemnification of the Company, STOC, and the directors and officers of the Company, as well as any other persons STOC, as general partner, may designate. The Partnership shall indemnify any of these indemnitees against any losses, claims, damages, liabilities, judgments, fines, settlements and expenses arising from the operations of the Partnership so long as the indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of the Partnership, and in the case of any criminal proceeding, the indemnitee had no reasonable cause to believe that its conduct was unlawful. This indemnification is limited to the assets of the Partnership and no partner in the Partnership shall be personally liable for such indemnification. The Partnership may reimburse reasonable expenses incurred by any such indemnitee in defense of an action relating to the operations of the Partnership, if the Partnership receives certain written affirmations and undertakings from the indemnitee. The Partnership may purchase and maintain insurance on behalf of such indemnitees against liabilities incurred by them in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify the indemnitee for the same liability under the Partnership Agreement.

TAX MATTERS

     STOC will be the tax matters partner of the Partnership and, as such, will generally have the authority to make tax elections under the Code on behalf of the Partnership. See "Federal Income Tax Consequences -- Tax Aspects of the Company's Ownership of Interests in the Partnership."

TERM

     The Partnership will continue in full force and effect until December 31, 2199 or until sooner dissolved pursuant to the terms of the Partnership Agreement.

                        FEDERAL INCOME TAX CONSEQUENCES

     This section is a summary of the federal income tax consequences that may be relevant to prospective shareholders of the Company. To the extent set forth below, this section expresses the opinion of Sutherland Asbill & Brennan LLP insofar as it relates to matters of law and legal conclusions.

     This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary, and currently proposed Treasury Regulations thereunder, the legislative history of the Code, existing administrative interpretations and practices of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. Subsequent changes in these authorities may adversely affect the tax consequences described below.

     The discussion below does not address all federal income tax matters affecting the Company or its shareholders. It does not address the tax consequences that may be relevant to particular shareholders that are subject to special treatment under the federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Shareholders of the Company") or non-United States persons (except to the extent discussed under the heading "Taxation of Non-U.S. Shareholders of the Company"). The discussion also does not address any consequences arising under the laws of any state, locality, or foreign jurisdiction (except to the extent discussed under the heading "Other Taxes").

     Prospective purchasers of shares of Common Stock should consult their own tax advisors regarding the specific tax consequences to them of the ownership and disposition of shares of Common Stock in light of their specific tax and investment situations, the specific federal, state, local, and foreign tax laws applicable to them, and the potential changes in applicable tax laws.

LEGAL OPINIONS

     Sutherland Asbill & Brennan LLP has acted as counsel to the Company in connection with this offering and the Company's election to be taxed as a REIT. Unless otherwise noted, all statements as to matters of federal income tax law and legal conclusions contained in this section reflect the opinion of Sutherland Asbill & Brennan LLP. However, none of the statements herein concerning any consequences arising under the laws of any state, locality or foreign jurisdiction constitutes an opinion of counsel. Investors should be aware that an opinion of counsel represents only that counsel's best legal judgment and does not bind the Service or any court. Thus, the Service could challenge the statements and opinions in this section, and a court could reject the statements or opinions if so challenged.

     Based on the accuracy of representations made by the Company, STOC and the Partnership, and subject to the qualifications set forth in the more detailed discussion that follows, Sutherland Asbill & Brennan LLP is of the opinion that, commencing with the Company's taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification as a REIT, and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.

     Sutherland Asbill & Brennan LLP's opinion is based on various assumptions and is conditioned upon certain representations by the Company, STOC and the Partnership, as to factual matters, including representations regarding their organization, business, properties, operations, and future conduct of their businesses. Furthermore, qualification and taxation as a REIT depend upon the Company's ability to meet on an ongoing basis (through actual annual operating results, distribution levels, and diversity of share ownership) the various qualification tests discussed below. Sutherland Asbill & Brennan LLP will not review these results on a continuing basis and cannot provide any assurance that the actual results of the Company's operations for any particular taxable year will satisfy the qualification tests.

     The Company has requested a private letter ruling from the Service relating to certain matters discussed in this section. The Company has requested the Service to rule that timberlands and the timber thereon constitute real estate assets within the meaning of the asset tests for REIT qualification described
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in section 856(c)(4) of the Code. See "-- Taxation of the Company -- Asset
Tests." The Company has also requested the Service to rule that income the Company receives from Timber Cutting Agreements satisfying the requirements of section 631(b) of the Code will qualify as gain from the sale or other disposition of real property which is not property held primarily for sale to customers in the ordinary course of business within the meaning of the gross income tests for REIT qualification described in section 856(c)(2) and (3) of the Code. See "-- Taxation of the Company -- Income Tests." Finally, the Company has requested the Service to rule that such income would not be considered income derived from a prohibited transaction as described in section 857(b)(6) of the Code.

     At present, the Service has not responded in writing to the ruling request. As discussed below, Sutherland Asbill & Brennan LLP is of the opinion that the requested rulings represent the correct interpretation of the law. If the Service does not respond formally to the pending ruling request by the time this prospectus is to be circulated in preliminary form, the Company may withdraw its ruling request and rely solely on the opinion of Sutherland Asbill & Brennan LLP. As noted, an opinion of counsel represents only that counsel's best legal judgment and does not bind the Service or any court. The Service could challenge the statements and opinions in this section, and a court could reject the statements or opinions if so challenged.

TAXATION OF THE COMPANY

     GENERAL

     The Company will elect to be taxed as a REIT under sections 856 through 860 of the Code, beginning with its taxable year ending December 31, 1998. The Company believes that it will be organized and will operate in such a manner as to qualify and remain qualified to be taxed as a REIT. No assurance can be given, however, that the Company will operate in a manner so as to qualify, or remain qualified, as a REIT.

     As a REIT, the Company generally will not be subject to federal income taxes on that portion of its ordinary income or capital gain that it currently distributes to shareholders. The Code generally allows a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid substantially eliminates the "double taxation" (of earnings at the corporation and distributions to the shareholders) that generally results from investment in a regular "C" corporation. However, the Company will be subject to federal income tax as follows:

     - The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, although, as explained below, shareholders of the Company may receive a credit on their returns for their share of the tax paid by the Company with respect to undistributed net capital gains (which can produce a tax refund to the extent the credit exceeds the shareholder's liability for taxes).

     - If the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of the Company's trade or business or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax at the highest corporate rate on such income.

     - If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

     - If the Company fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, the Company will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company's profitability.

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

     - If the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain income the Company elects to retain and pay taxes on) and (iii) any undistributed taxable income from prior periods (other than capital gains from such years which the Company elected to retain and pay taxes on), the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     - Under certain circumstances, the Company may be subject to the "alternative minimum tax" on certain items of tax preference.

     REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements discussed below relating to the Company's organization, sources of income, nature of assets, and distributions.

     Organizational Requirements

     In order to qualify as a REIT, the Company must satisfy the following organizational requirements:

          (i) it must be a corporation, trust, or association that is managed by one or more trustees or directors;

          (ii) its beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest;

          (iii) it must be taxable as a domestic corporation but for sections 856 through 859 of the Code;

          (iv) it must not be a financial institution or an insurance company subject to certain provisions of the Code;

          (v) its beneficial ownership must be held by 100 or more persons; and

          (vi) during the last half of each taxable year no more than 50% in value of its outstanding stock may be owned directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities).

     The Company must meet requirements (i) through (iv) during the entire taxable year. The Company must meet requirement (v) during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements (v) and (vi) will not apply until the Company's taxable year ending December 31, 1999.

     The Company has satisfied requirements (i) through (iv) above with respect to its first taxable year, the taxable year ended December 31, 1998. With respect to requirement (v), the Company has represented that 100 or more persons have held the beneficial ownership of its stock since December 31, 1998. The Company further believes that it will have issued in this offering sufficient Common Stock with sufficient diversity of ownership to allow it to satisfy requirement (vi) above (and continue to satisfy requirement (v) above) for its taxable year ending December 31, 1999. In addition, the Company's Articles of Incorporation provide restrictions intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above regarding the transfer and ownership of Common Stock. Such ownership and transfer restrictions are described in "Description of Capital Stock -- Restrictions on Ownership and Transfer of Shares." However, because of the absence of authority on this issue, there is no assurance that the operation of these Articles of Incorporation provisions will, as a matter of law, prevent a concentration of ownership of stock in excess of the ownership limits described in requirements (v) and (vi) above. If the Company fails to satisfy these requirements, the Company's status as a REIT will terminate; however, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the Company does not know, and would not have known through the exercise of reasonable diligence,
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

whether it failed to meet the requirement set forth in condition (vi) above, the Company will be treated as having met such requirement. See "-- Taxation of the Company -- Failure of the Company to Qualify as a REIT." In rendering its opinion that the Company is organized in a manner that permits the Company to qualify as a REIT, Sutherland Asbill & Brennan LLP is relying on the representations of the Company that the ownership of its stock (without regard to the Excess Stock provisions of the Articles of Incorporation) satisfies the stock ownership requirements set forth in requirement (vi) above.

     There are a few additional organizational requirements that the Company must satisfy in order to be treated as a REIT. Its taxable year must be the calendar year. The Company cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year. And, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. A REIT's failure to comply with such record-keeping requirements would result in a monetary fine imposed on such REIT, unless it is shown that such failure was due to reasonable cause and not to willful neglect. The Company intends to comply with all of these requirements.

     Income Tests

     In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and "gain from the sale or other disposition of real property" other than property held primarily for sale to customers in the ordinary course of business) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these items).

     In applying the gross income tests and the asset tests to a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership is the same in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Partnership will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. For this reason, references in this summary to the income and assets of the Company include the Company's proportionate share of the income and assets of the Partnership. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-- Tax Aspects of the Company's Ownership of Interests in the Partnership."

     The Company owns 100% of the outstanding stock of STOC, a qualified REIT subsidiary (a "QRS"). A corporation will qualify as a QRS if 100% of its stock is held by the Company. A QRS is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of a QRS are treated as assets, liabilities, and such items (as the case may be) of the Company for all purposes of the Code, including the REIT qualification tests. For this reason, references in this summary to the income and assets of the Company include the income and assets of STOC and any other QRS. A QRS is not subject to federal income tax and the Company's ownership of the voting stock of a QRS does not violate the restrictions against ownership of securities of any one issuer that constitute more than 10% of such issuer's voting securities or more than 5% of the value of the Company's total assets, as described below under "-- Taxation of the Company -- Requirements for Qualification -- Asset Tests."

     The Company plans to dispose of standing timber by granting purchasers cutting rights to such timber by contracts ("Timber Cutting Agreements") that satisfy the requirements of section 631(b) of the Code. Section 631(b) generally treats a timber owner's gain or loss on a disposal of timber as though it were

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

gain or loss on the sale of such timber if the owner has held the timber for more than one year and disposes of it under a contract pursuant to which the owner retains an economic interest in the timber. Advance payments received under a section 631(b) contract are taxable in the year received, even though the timber to be cut under the contract might be cut in a later year. If advance payments are refunded by the Company subsequent to the filing of the tax return for the year such advance payments were received, the Company will be required to amend such tax return and may be required to issue revised statements (Forms
1099) to its shareholders, which may necessitate the filing of amended tax returns by such shareholders.

     Any gain the Company recognizes under its Timber Cutting Agreements that satisfy the requirements of section 631(b) will be treated as gain from the sale or other disposition of real property that is not property held primarily for sale to customers in the ordinary course of business within the meaning of the 75% gross income test and the 95% gross income test. As noted above, the Company has requested a private letter ruling from the Service that would confirm this result.

     If the Company receives income from Timber Cutting Agreements that does not satisfy the requirements of section 631(b) of the Code solely because the timber has not been held by the Company for more than one year, such income will qualify as "rents from real property" within the meaning of the two gross income tests, provided that each such Timber Cutting Agreement meets the requirements set forth in the following paragraph.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor who is adequately compensated and from whom the REIT derives no revenue (subject to a 1% de minimis exception).

     The Company anticipates that its only rental income of a material amount from sources other than Timber Cutting Agreements will be from certain real property leases, including hunting leases. In determining that the Company satisfied the gross income tests for the period ending December 31, 1998, Sutherland Asbill & Brennan LLP reviewed available lease documents, determined which leases would produce qualifying "rents from real property" and which leases would not, and relied on representations of the Company (i) that each lease that produced qualifying rents that was not reviewed is substantially identical in all material respects to the terms of a particular lease reviewed,
(ii) that no lessee was a Related Party Tenant and (iii) that specific amounts of the Company's 1998 gross income were derived from specific sources. Based on these representations, the Company satisfied the gross income tests for the period ending December 31, 1998.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it will fail to qualify as a REIT for such year unless it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet the gross income tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. The Company has represented that it will exercise ordinary business care and prudence in attempting to satisfy the gross income tests and will attach a schedule of the sources of its income to its tax return each year. It is not possible, however, to state whether in all

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

circumstances the Company would be entitled to the benefit of the relief provisions. Furthermore, as discussed above in "-- Taxation of the Company -- General," even if the relief provisions apply, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability.

     Any net income realized by the Company from the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business (including the Company's share of any such gain realized by the Partnership) will be treated as income from a "prohibited transaction" and will be subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Income derived from Timber Cutting Agreements that satisfy the requirements of section 631(b) of the Code will be treated as income realized by the Company from the disposition of property used in its trade or business and not as income realized from the sale or other disposition of property held primarily for sale to customers in the ordinary course of the Company's trade or business.

     The Partnership intends to hold its timberlands and other properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its timberlands and other properties and to make such occasional sales of timberlands (as opposed to dispositions of standing timber) or other properties (including "higher and better use" parcels) as are consistent with the Partnership's investment objectives. The Service could contend that one or more of such sales is a prohibited transaction and subject to the 100% penalty tax. Because the determination of whether property is held primarily for sale to customers in the ordinary course of its trade of business depends on all the facts and circumstances surrounding such property's sale, it is not possible for Sutherland Asbill & Brennan LLP to opine whether any such future sale might be a prohibited transaction.

     Given the opinions set forth above concerning the tax treatment of income from Timber Cutting Agreements, the Company has represented that it will satisfy the gross income tests in 1999 and subsequent years.

     Asset Tests

     The Company, at the close of each quarter of its taxable year, must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest (including its allocable share of the assets held directly or indirectly through the Partnership) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Partnership, STOC, any other interests in any QRS, and any entity that is disregarded as a separate entity under Treasury Regulations dealing with entity classification).

     Timberlands and the timber thereon constitute real estate assets within the meaning of the asset tests. The ruling request pending before the Service requests confirmation of this conclusion. Based on counsel's opinion, the Company met the 75% asset test during 1998 and anticipates that it will always meet this test.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, it would lose its REIT status unless (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset requirements either did not
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

exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

     Distribution Requirements

     In order to qualify as a REIT, the Company must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to
(i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. The Company generally must pay these dividends in the taxable year to which they relate. However, the Company may pay a dividend in the following taxable year if it declares the dividend before timely filing its tax return for the taxable year to which the dividend relates and it pays the dividend on or before the first regular dividend payment date after the declaration. The Company intends to make timely distributions sufficient to satisfy these distribution requirements.

     In the event that the Company distributes (or is treated as having distributed) at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the income not distributed at ordinary corporate tax rates. The Company will also be subject to tax at capital gain rates on any of its net capital gain that it does not distribute (or is not treated as having distributed). If the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year (other than capital gain income which the Company elects to retain and pay tax on as provided below) and (iii) any undistributed taxable income from prior periods (other than capital gains from such years which the Company elected to retain and pay tax
on), the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Code allows the Company to elect to retain rather than distribute all or part of its net capital gains. The effect of such an election is that (i) the Company is required to pay the tax on such gains at regular corporate tax rates;
(ii) its shareholders, while required to include their proportionate share of the undistributed net capital gain in income, will receive a credit or refund as the case may be for their share of the tax paid by the Company; and (iii) the basis of a shareholder's stock would be increased by the amount of the undistributed net capital gains included in income by such shareholder minus the amount of capital gains tax paid by the Company. In order for a shareholder to receive the credit or the refund, however, the shareholder must file the necessary forms with the Service.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing or other differences between (i) the actual receipt of income and actual payment of deductible expenses, (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or (iii) the Company's percentage interest in the Partnership's cash flow and the Company's share of taxable income arising upon a disposition of property contributed to the Partnership where the fair market value of such property exceeds its tax basis. If such differences occur, the Company may, in order to meet the distribution requirements, find it necessary to arrange for borrowings, equity issuances or asset sales, or to pay dividends in the form of taxable stock dividends (if it is practicable to do so), or to elect to retain and pay taxes on a portion of its net long-term capital gains.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends. It is,

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however, the Company's intention to meet all distribution requirements for the year in which such requirements arise; hence, the Company does not anticipate paying deficiency dividends.

     FAILURE OF THE COMPANY TO QUALIFY AS A REIT

     If the Company fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company failed to qualify as a REIT would not be deductible by the Company. This would significantly reduce the cash available for the Company to distribute to its shareholders. In addition, if the Company failed to qualify as a REIT, all distributions to shareholders would be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits. In such an event, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS OF THE COMPANY

     As used herein, the term "U.S. Shareholder" means a holder of Common Stock who (for United States federal income tax purposes) is (i) an individual who is a citizen or resident of the United States; (ii) an entity that is a corporation or partnership for United States federal income tax purposes and that is created or organized in the United States or under the laws of the United States or any political subdivision thereof (although certain partnerships so created or organized may be treated, under regulations not yet published, as not a United States person); (iii) any estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a Domestic Trust. A "Domestic Trust" is any trust with respect to which a court within the United States is able to exercise primary supervision over the administration of such trust, and as to which one or more United States fiduciaries have the authority to control all substantial decisions of such trust (although certain trusts classified for United States federal income tax purposes as a United States person prior to August 20, 1996 may, under regulations not yet published, elect to retain their classification as a Domestic Trust).

     DISTRIBUTIONS BY THE COMPANY

     So long as the Company qualifies as a REIT, distributions the Company makes out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. U.S. Shareholders that are corporations will not be eligible for the dividends received deduction with respect to such dividends. Distributions the Company properly designates as capital gain dividends will be taxable to taxable U.S. Shareholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his Common Stock.

     U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to section 291(d) of the Code. Individuals are generally subject to differing rates of tax on various transactions giving rise to long-term capital gains or losses. In general, the long-term capital gain rate applicable to individuals is 20%.

     If the Company elects to retain capital gains rather than distribute them, a U.S. Shareholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. In such a case, shareholders of the Company may receive a credit on their returns for their share of the tax paid by the Company. This may produce a tax refund to the extent the credit exceeds the shareholder's liability for taxes. In order for the shareholder to receive the credit or the refund, however, the shareholder must file the necessary forms with the Service.

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

     To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in its Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in its Common Stock taxable as capital gains (provided that the Common Stock has been held as a capital asset). The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "-- Taxation of the Company -- General" and "--Taxation of the
Company -- Requirements for Qualification -- Distribution Requirements." As a result, shareholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax-free returns of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits. Dividends declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company. The Company will notify each shareholder after the close of the Company's taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Common Stock will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Dividends from the Company (to the extent they do not constitute a capital gain dividend or a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Net capital gain from the sale or other disposition of shares of Common Stock and capital gain dividends will generally not be considered investment income for purposes of the investment interest limitation.

     SALE OF COMMON STOCK

     Upon any sale or other taxable disposition of Common Stock, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the Common Stock has been held by the U.S. Shareholder as a capital asset and will be long-term gain or loss if such Common Stock has been held for more than one year. In general, any loss recognized by a U.S. Shareholder upon the sale or other taxable disposition of Common Stock that has been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

     WITHHOLDING ON COMPANY DISTRIBUTIONS

     The Company will report to its U.S. Shareholders and the Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's federal income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail

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to certify their non-foreign status to the Company. See "-- Taxation of Non-U.S.
Shareholders of the Company."

TAXATION OF TAX-EXEMPT SHAREHOLDERS OF THE COMPANY

     Dividends that a tax-exempt shareholder (other than certain tax-exempt shareholders described below) receives from the Company will not be unrelated business taxable income ("UBTI") unless the tax-exempt shareholder has held its Common Stock as "debt financed property" within the meaning of the Code or has otherwise used such Common Stock in an unrelated trade or business. Similarly, a tax-exempt shareholder's income from the sale of Common Stock will not constitute UBTI unless such tax-exempt shareholder has held such Common Stock as "debt financed property" within the meaning of the Code or has used the Common Stock in an unrelated trade or business.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code sections 501(c)(7), (9), (17) and (20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able properly to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective shareholders should consult their own tax advisors concerning these set aside and reserve requirements.

     In addition, in certain circumstances a pension trust that owns more than 10% of the Company's stock may be required to treat a percentage of the dividends received from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI Percentage rule will apply to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule (requirement
(vi) discussed above under the heading "Taxation of the Company -- Organizational Requirements") that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock. Based on the anticipated ownership of the shares of Common Stock immediately after this offering, and as a result of certain limitations on transfer and ownership of Common Stock contained in the Articles of Incorporation, the Company does not expect the UBTI Percentage rule to apply to any tax-exempt shareholders of the Company. In addition, the Company intends to conduct its business in such a way that it would not be treated as deriving gross income from an unrelated trade or business, even if such rule were to apply.

TAXATION OF NON-U.S. SHAREHOLDERS OF THE COMPANY

     The rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are, for purposes of such taxation, not U.S. Shareholders ("Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances.

     DISTRIBUTIONS BY THE COMPANY

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus

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

generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation. Unless a tax treaty between the United States and the country of residence of the Non-U.S. Shareholder reduces the withholding rate for REIT dividends, the Company is generally required to withhold 35% of any capital gain distribution. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate (which may be 20% or 25% depending upon the facts and circumstances) on long-term capital gains of individuals. It should also be emphasized that the Company believes that the income it will receive under the Timber Cutting Agreements will be characterized for federal income tax purposes as gain from the sale or other disposition of U.S. real property interests.

     Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will be subject to U.S. withholding tax on a gross basis (that is, without allowance of deductions) at a 30% rate, unless the withholding tax rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-U.S. Shareholder.

     For dividends paid prior to January 1, 2000, the Company may rely on a shareholder's address in determining whether the dividend is subject to withholding on the basis of being paid to a Non-U.S. person. If a Non-U.S. Shareholder is relying on a tax treaty to claim a lower withholding rate, the Company will ask such shareholder to provide an appropriately executed Form 1001 to document the claim of treaty benefits.

     Recently finalized United States Treasury Regulations applicable to dividends paid after December 31, 1999 (the "Final Regulations") provide for certain presumptions upon which the Company may generally rely to determine whether, in the absence of certain documentation, a shareholder should be treated as a Non-U.S. Shareholder for purposes of the withholding tax on non-capital gain dividends. The presumptions would not apply for purposes of granting a reduced rate of withholding under a treaty to a Non-U.S. Shareholder. Under the Final Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Shareholder will be required to either (i) provide a Form W-8 certifying such Non-U.S. Shareholder's entitlement to benefits under a treaty together with, in certain circumstances, additional information, or (ii) satisfy certain other applicable treaty certification requirements. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Shareholder that is an entity should be treated as paid to the entity or to those persons or entities holding an interest in such entity.

     In addition, under recently enacted legislation, a Non-U.S. Shareholder will not be entitled to claim the benefit of any reduced rate of withholding tax under any income tax treaty between the United States and a foreign country on an item of income derived through an entity which is treated as a partnership or is otherwise fiscally transparent if: (i) such item is not treated for purposes of the tax laws of such foreign country as an item of income of such Non-U.S. Shareholder; (ii) the treaty does not contain a provision addressing the applicability of the treaty in the case of an item of income derived through a partnership, and (iii) the foreign country does not impose tax on a distribution of such item of income from such entity to such holder.

     The 30% withholding tax applicable to non-capital gain dividends will not apply if the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business (or, alternatively, where an income tax treaty applies, if the dividend is effectively connected with a permanent establishment maintained within the United States by the Non-U.S. Shareholder) and such Non-U.S. Shareholder files appropriate certifications with the Company. Such dividends will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S.

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

Shareholders are taxed with respect to such dividends. In general, a foreign shareholder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of Common Stock.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to gain from the sale or exchange of its Common Stock, the tax treatment of which is described below.

     SALE OF COMMON STOCK

     Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. Shareholders. The Company believes that after this Offering it will be a "domestically controlled REIT," and therefore that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock is expected to become publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain, or (ii) the Non-U.S. Shareholder's investment in Common Stock is effectively connected with its U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain.

     If the Company does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the Common Stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Shareholder's interest in the Company. In general, if (as expected) the Common Stock is "regularly traded" on an established securities market during the quarter in which the Common Stock were sold and the selling Non-U.S. Shareholder holds, directly or indirectly, 5% or less of the Common Stock of the Company during the five-year period ending on the date of disposition, then such sale will not be subject to United States taxation under FIRPTA. The applicable Treasury Regulations may be interpreted to provide that a security is not "regularly traded" for these purposes if during the applicable calendar quarter 100 or fewer persons (treating related parties as one person) in the aggregate own 50% or more of such security or the quarterly trading volume is less than 7.5% of the average number of the issued and outstanding shares of such security (2.5% if there are 2,500 or more shareholders of record). If gain on the sale or exchange of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Stock would be required to withhold and remit to the Service 10% of the purchase price.

     BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     The Company must report annually to the Service and to each Non-U.S. Shareholder the amount of dividends paid to, and the tax withheld with respect to, such shareholder, regardless of whether any tax
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

was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Shareholder resides.

     Backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) will generally not apply: (i) if distributions are paid on or prior to December 31, 1999 to a Non-U.S. Shareholders at an address outside the United States (provided that the payor does not have actual knowledge that the payee is a United States person), (ii) if such distributions are subject to the 30% (or lower treaty rate) withholding tax discussed above, (iii) if the distribution is a capital gains distribution, or (iv) if the distribution is attributable to gain from the sale or exchange by the Company of United States real property interests. For distributions paid after December 31, 1999, the Final Regulations provide certain presumptions and other rules under which Non-U.S. Shareholders may be subject to backup withholding and related information reporting in the absence of required certifications. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. However, information reporting (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, or (d) effective after December 31, 1999, certain brokers that are foreign partnerships with U.S. partners or that are engaged in a U.S. trade or business, unless in each such case the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption.

     The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Shareholder's United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Service.

TAX ASPECTS OF THE COMPANY'S OWNERSHIP OF INTERESTS IN THE PARTNERSHIP

     GENERAL

     All of the Company's assets will be held through the Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held through the Partnership.

     The Company's interest in the Partnership may involve special tax considerations. Such considerations include (i) the allocation of items of income and expense, which could affect the computation of taxable income of the Company, (ii) the status of the Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes, and (iii) the taking of actions by the Partnership which could adversely affect the Company's qualification as a REIT.

     ENTITY CLASSIFICATION

     An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if (i) it is not expressly classified as a corporation under section 301.7701-2(b)(1) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association

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

taxable as a corporation; and (iii) it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."

     Under section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is "qualifying income" within the meaning of section 7704(c)(2) of the Code). "Qualifying income" includes interest, dividends, real property rents, gains from the disposition of real property (whether or not held for sale to customers in the ordinary course of a trade or business), and certain income or gains from the exploitation of natural resources, including timber.

     Based on certain factual representations made by the Company, STOC, and the Partnership, the Partnership will be treated as a partnership (and not as an association taxable as a corporation) for federal income tax purposes.

     If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See
"-- Taxation of the Company -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "-- Taxation of the Company -- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

     PARTNERSHIP ALLOCATIONS

     Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocation of taxable income and loss contained in the Partnership Agreement complies with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

     Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property which has been contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference").
Section 704(c) allocations are solely for federal income tax purposes and do not affect the partners' capital accounts or other economic or legal arrangements among the partners.

     All of the current timber assets of the Partnership have a Book-Tax Difference. When those assets are disposed of (including as a result of timber dispositions pursuant to a Timber Cutting Agreement), the Book-Tax Difference will be accounted for by income allocations to the respective contributing partners.

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

These income allocations will eliminate the Book-Tax Difference over the life of the Partnership. Treasury Regulations under section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences. The Partnership and the Company have determined to use the "remedial method" for accounting for Book-Tax Differences with respect to the properties owned by the Partnership at the time of this offering.

     BASIS IN PARTNERSHIP INTEREST

     The Company's adjusted tax basis in its interest in the Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) will be increased by (a) its allocable share of the Partnership's income and (b) its allocable share of indebtedness of the Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of the Partnership's losses exceeds the adjusted tax basis of the Company's partnership interest in the Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Partnership. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decreases being considered a cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as capital gain, and if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

OTHER TAXES

     The Company, any of its subsidiaries, the Partnership or the Company's shareholders may be subject to foreign, state and local tax in various countries, states and localities, including those countries, states and localities in which it or they transact business, own property, or reside. The state, local or foreign tax treatment of the Company, the Partnership, and the Company shareholders in such jurisdictions may differ from the federal income tax treatment described above.

     Qualification as a REIT under the laws of the individual states will depend, among other things, on such states' conformity with federal tax law. For example, one change made by the Taxpayer Relief Act of 1997 (which eliminated percentage limitations on the amount of income a REIT can have from the disposition of assets held for less than four years) is critical to the federal income tax treatment described in this prospectus. If a state's tax laws do not conform to this change, the Company's status as a REIT under that state's tax laws would be doubtful.

     Louisiana and Oregon conform to this change and otherwise generally follow the federal tax treatment of REITs. New Hampshire does not conform to the federal tax treatment of REITs. Accordingly, the New Hampshire Business Profits Tax will apply to the Company. The Business Profits Tax is a 7% tax on net business profits (with no deduction for dividends distributed to shareholders). The Business Profits Tax is subject to apportionment based on a three-factor formula, so the Company will not be required to pay the tax on the full amount of its income, but rather only on that portion that is attributed to New Hampshire through application of the apportionment formula.

     The Company will be subject to a Business and Occupation tax in Washington, which is a tax on gross receipts. However, receipts from the sale of standing timber are exempt from this Washington tax.

     Some states in which the Company is not engaged in business do not conform to the federal tax treatment of REITs. Since the Company does not do business in those states, it would generally not be subject to taxation by such state. However, cash distributions out of the Company's earnings and profits to shareholders in those states would likely be characterized as ordinary income rather than capital gains for purposes of computing their state tax liability. This difference will generally be relevant only in those states where capital gains are taxed at preferential rates or if a shareholder has a net capital loss carryforward available for state tax purposes.

     The state tax treatment of net capital gains retained by the Company will depend on the state tax laws of the states in which both the Company and its shareholders are subject to tax. It is possible, therefore, that the Company may pay some state income taxes with respect to its undistributed net capital gains that produce no usable state tax credit for its shareholders. For example, although California otherwise generally conforms to the federal treatment of REITs, it has not adopted the provisions dealing with the treatment of retained capital gains. As a result, the Company will pay California taxes on its retained capital gains, but shareholders will not receive a credit for the taxes paid by the Company against their California tax liability, if any.

     Prospective investors should consult their own tax advisors regarding the effect of foreign, state and local tax laws upon an investment in the Common Stock.

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

                              ERISA CONSIDERATIONS

GENERAL

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of section 4975 of the Code that may be relevant to a prospective purchaser of Common Stock (including, with respect to the discussion contained in " -- Status of the Company and the Partnership under ERISA," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan, or an individual retirement account ("IRA")). The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Code that may be relevant to particular shareholders (including plans subject to Title I of ERISA, other retirement plans and IRAs subject to the prohibited transaction provisions of section 4975 of the Code, and governmental plans or church plans that are exempt from ERISA and section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

     A FIDUCIARY MAKING A DECISION TO INVEST IN THE COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF THE COMMON STOCK BY SUCH PLAN OR IRA.

     Each fiduciary of a pension, profit-sharing, or other employee benefit plan (an "ERISA Plan") subject to Title I of ERISA should consider carefully whether an investment in the Common Stock is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require a ERISA Plan's investments to be (i) prudent and in the best interests of the ERISA Plan, its participants, and its beneficiaries, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the ERISA Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of a ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the ERISA Plan's portfolio. A fiduciary also should take into account the nature of the Company's business, the management of the Company, the length of the Company's operating history, the fact that certain investment properties may not have been identified yet, and the possibility of the recognition of UBTI.

     The fiduciary of an IRA or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

     Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an ERISA Plan or with respect to a Non-ERISA Plan or IRA subject to Code section 4975 is subject to (i) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (ii) an additional excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected within the appropriate period. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

STATUS OF THE COMPANY AND THE PARTNERSHIP UNDER ERISA

     The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity because one or more investors in the equity interests in the entity is an ERISA Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Code. An ERISA Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

     If the assets of the Company are deemed to be "plan assets" under ERISA,
(i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving the Company's assets, (ii) persons who exercise any authority over the Company's assets, or who provide investment advice to the Company, would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each ERISA Plan that acquires Common Stock, and transactions involving the Company's assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest, (iii) a fiduciary exercising his investment discretion over the assets of an ERISA Plan to cause it to acquire or hold the Common Stock could be liable under Part 4 of Title I of ERISA for transactions entered into by the Company that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code.

     Regulations of the DOL defining "plan assets" (the "Plan Asset Regulations") generally provide that when an ERISA Plan or Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which this offering occurred). The shares of Common Stock offered hereby are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company anticipates that upon completion of this offering, the Common Stock will be "widely held."

     The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with this offering), certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the Plan Asset Regulations as not affecting that finding include: (i) any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the issuer, (iii) any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and (iv) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Articles of Incorporation on the transfer of the Company's shares of Common Stock will not result in the failure of the Common Stock to be "freely transferable." The Company also is not aware of any other facts or circumstances limiting the transferability of the Common Stock that are not enumerated in the Plan Asset Regulations as those not affecting free transferability, and the Company does not intend to impose in the future (or to permit any person to impose on its behalf) any limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions. The Plan Asset Regulations only establish a presumption in favor of a finding of free transferability, and no assurance can be given that the DOL or the Treasury Department will not reach a contrary conclusion.

     Assuming that the Common Stock will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Stock, the Common Stock should be publicly offered securities, and the assets of the Company should not be deemed to be "plan assets" of any ERISA Plan, IRA, or Non-ERISA Plan that invests in the Common Stock.

     The Plan Asset Regulations also will apply in determining whether the assets of the Partnership will be deemed to be "plan assets." The partnership interests in the Partnership will not be publicly-offered securities. Nevertheless, if the shares of Common Stock constitute publicly-offered securities, the indirect investment in the Partnership by ERISA Plans, IRAs, or Non-ERISA Plans subject to section 4975 of the Code through their ownership of Common Stock will not cause the assets of the Partnership to be treated as "plan assets" of such shareholders.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                 NUMBER
                            NAME                               OF SHARES
                            ----                               ----------
Salomon Smith Barney Inc....................................

                                                               ----------
     Total..................................................   16,600,000
                                                               ==========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' over-allotment option described below) if they purchase any of the shares.

     The underwriters, for whom Salomon Smith Barney Inc. is acting as representative, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $     per share. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share on sales
to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representative. The representative has advised the Company that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     The Company has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,490,000 additional shares of Common Stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     The Company will pay an advisory fee of 0.65% of the gross proceeds of this offering (including any exercise of the Underwriters' over-allotment option) to Salomon Smith Barney Inc. for advisory services in connection with the evaluation, analysis and structuring of the Company's formation and this offering.

     The Company, its officers and directors, and the Partnership have agreed, that subject to certain exceptions, for a period of one year from the date of the consummation of this offering, they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any Partnership units or any securities convertible into, or exercisable or exchangeable for, Common Stock or Partnership units. The owners of units received in the Formation Transactions have agreed not to offer, sell, contract to sell or otherwise dispose of units for a period of one year after consummation of this offering, without the prior written consent of Salomon Smith Barney Inc. However, Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares will be determined by negotiations between the Company and the representative. Among the factors to be considered in determining the initial public offering price are the Company's record of operations, its current financial condition, its future prospects, its markets, the economic conditions in and future prospects for the industry in which the Company competes, its management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to the Company. However, the prices at which the shares will sell in the public market after this offering may be lower than the price at which they are sold by the underwriters. An active trading market in the Common Stock may not develop or continue after this offer.

     The Company has applied to have the Common Stock listed on the New York Stock Exchange under the symbol "STG." In order to meet the requirements for listing of the Common Stock on that exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by the Company in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                                  PAID BY THE COMPANY
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................    $              $
Total.......................................................    $              $

     In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the New York Stock Exchange or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     The Company estimates that the total expenses of this offering will be $2,367,000.

     The Company and the Partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                    EXPERTS

     The financial statements of (i) Pioneer Resources, LLC as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, (ii) Strategic Timber Trust, Inc. as of and for the period from inception (April 21, 1998) to October 9, 1998, and (iii) Strategic Timber Trust II, LLC, as of October 9, 1998, included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports. Information included herein relating to the Company's timber inventory, acreage and timber sales plan with respect to the Pacific Northwest Properties, and the growth rate and species of the Company's timber on such properties, as well as historical price indices and current prices in the Company's markets, has been reviewed by Mason, Bruce & Girard, Inc., an independent forest resource consulting firm, and is included herein in reliance upon the authority of such firm as an expert in timber inventory and appraisals. Information included herein relating to the Company's timber inventory, acreage and timber sales plan with respect to the Louisiana Property, and the growth rate and species of the Company's timber on such property, as well as current prices in the Company's markets, has been reviewed by Canal Forest Resources, Inc., an independent forest resource consulting firm, and is included herein in reliance upon the authority of such firm as an expert in timber inventory and appraisals.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Sutherland Asbill & Brennan LLP, Atlanta, Georgia, and for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas. In connection with the Formation Transactions, Sutherland Asbill & Brennan LLP received 98,268 shares of Common Stock and Partnership units, which are now owned by certain partners of that firm.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act with respect to the Common Stock offered hereby. This prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are not complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon completion of this offering, the Company will be subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. A copy of the Registration Statement, including the exhibits and schedules thereto, as well as such reports, proxy statements and other information may be inspected at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such documents may also be accessed electronically at the Commission's home page on the Internet at http://www.sec.gov.

     In addition, the Company intends to apply to have the Common Stock listed on the New York Stock Exchange under the trading symbol "STG." Once the Common Stock has been listed on the NYSE, information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                   GLOSSARY OF SELECTED TIMBER INDUSTRY TERMS

     As used in this prospectus, the following terms shall have the meanings set forth below unless the context otherwise requires.

BOARD FOOT (BF)              A standard unit of measure for lumber that is 12
                             inches square and one inch thick.

CONVERSION                   The process of sawing or otherwise processing logs
                             or transforming timber into any other type of wood product.

CONVERSION FACILITY          A sawmill, pulp mill or other facility at which
                             timber conversion occurs.

CUNIT A standard unit of measurement of volume equal to one hundred cubic feet.

HARDWOODS                    Trees that generally have broad leaves and are
                             deciduous (losing leaves every year).

LOGS Segments of the main stem of a tree that are cut to specific length and diameter specifications and are utilized as raw materials for lumber, plywood and pulp/paper manufacturers.

LUMBER                       Solidwood product which is manufactured from logs.
                             Lumber is produced in standard dimensions and used for a variety of applications, including building construction, furniture and shipping containers.

MBF One thousand board feet. A common unit of measure for estimating timber volume as well as lumber.

MERCHANTABLE TIMBER          Timber exceeding a minimum size and usable volume
                             that is suitable for sale in the market where the timber is to be sold. Merchantable timber does not include timber that cannot be cost-effectively harvested.

PLANTATION                   A timber stand established either through sowing of
                             seeds or by planting seedlings.

PREMERCHANTABLE TIMBER       Trees which have not yet reached a size where they
                             are marketable.

PULPWOOD Wood that is cut primarily to make wood pulp, which may be manufactured into paper, fiber, paperboard, and other paper products.

SAWTIMBER                    Trees containing logs of sufficient size and
                             quality to be suitable for conversion into lumber or plywood.

SECOND-GROWTH REDWOODS       Redwoods that have been replanted after the
                             original forest was harvested or regrown after being destroyed by fire; these redwoods may be harvested for commercial purposes.

SEEDLINGS                    Live trees less than one inch in diameter at ground
                             level.

SILVICULTURE                 The practice of cultivating forest crops based on
                             the knowledge of forestry; in particular, controlling the establishment, composition and growth of forests.

SOFTWOODS                    Conifers such as Douglas-fir, spruce, loblolly pine
                             and shortleaf pine.

SOLIDWOOD                    A term used to distinguish wood products that are
                             manufactured by sawing or cutting a log, such as lumber or plywood, as opposed to wood products produced from wood pulp, wood fiber or chips.

THINNING Removal of selected trees, usually to eliminate overcrowding, to remove dying or diseased trees and to promote more rapid growth of desired trees. "Pre-commercial thinning" refers to thinning that does not produce merchantable timber.

TIMBER A standing tree or group of standing trees. Once cut, a tree is no longer considered timber, but becomes a log which can then be converted into wood products.

TIMBERLANDS                  Forestland generally capable of producing more than
                             20 cubic feet of wood per acre per year.

WOOD FIBER                   Generally refers to pulpwood or chips used in the
                             manufacture of pulp and paper.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Strategic Timber Trust, Inc. Consolidated Financial
  Statements:
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheet -- October 9, 1998.............   F-3
  Consolidated Statement of Operations -- For the Period
     from Inception (April 21, 1998) through October 9,
     1998...................................................   F-4
  Consolidated Statement of Changes in Shareholder's Equity
     (Deficit) -- For the Period from Inception (April 21,
     1998) through October 9, 1998..........................   F-5
  Consolidated Statement of Cash Flows -- For the Period
     from Inception (April 21, 1998) through October 9,
     1998...................................................   F-6
  Notes to Consolidated Financial Statements................   F-7
Strategic Timber Trust II, LLC and Subsidiaries Consolidated
  Balance Sheet:
  Report of Independent Public Accountants..................  F-11
  Consolidated Balance Sheet -- October 9, 1998.............  F-12
  Notes to Consolidated Financial Statement.................  F-13
Pioneer Resources, LLC and Subsidiaries:
  Report of Independent Public Accountants..................  F-18
  Consolidated Balance Sheets -- December 31, 1996 and 1997
     and September 30, 1998 (Unaudited).....................  F-19
  Consolidated Statements of Operations -- Years Ended
     December 31, 1995, 1996 and 1997 and the Nine Months
     Ended September 30, 1997 (Unaudited) and 1998
     (Unaudited)............................................  F-20
  Consolidated Statements of Changes in Members'
     Equity -- Years Ended December 31, 1995, 1996 and 1997
     and the Nine Months Ended September 30, 1998
     (Unaudited)............................................  F-21
  Consolidated Statements of Cash Flows -- Years Ended
     December 31, 1995, 1996 and 1997 and the Nine Months
     Ended September 30, 1997 (Unaudited) and 1998
     (Unaudited)............................................  F-22
  Notes to Consolidated Financial Statements................  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
  Strategic Timber Trust, Inc.:

     We have audited the accompanying consolidated balance sheet of Strategic Timber Trust, Inc. (a Georgia corporation) and subsidiaries as of October 9, 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (April 21, 1998) to October 9, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Timber Trust, Inc. and subsidiaries as of October 9, 1998, and the results of their operations and their cash flows for the period from inception (April 21, 1998) to October 9, 1998 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Stamford, Connecticut
  December 22, 1998

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                                OCTOBER 9, 1998

                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  1,376,761
  Trade accounts receivable.................................         41,222
  Due from related party....................................        300,000
                                                               ------------
          Total current assets..............................      1,717,983
TIMBERLANDS.................................................    254,820,600
PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................          5,989
  Leasehold improvements....................................          1,400
                                                               ------------
                                                                      7,389
  Less -- Accumulated depreciation..........................           (125)
                                                               ------------
                                                                      7,264
DEFERRED FINANCING COSTS....................................      5,176,371
                                                               ------------
          Total assets......................................   $261,722,218
                                                               ============

                   LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Bridge loan...............................................   $ 85,000,000
  Revolving line of credit..................................    136,787,034
  Accounts payable..........................................         87,970
  Due to related party......................................        760,000
  Accrued expenses..........................................        763,680
                                                               ------------
          Total current liabilities.........................    223,398,684
COMMITMENTS AND CONTINGENCIES...............................
                                                                   ----
MINORITY INTEREST...........................................     47,836,379
SHAREHOLDERS' DEFICIT:
  Common stock ($.01 par value, 100,000 shares authorized,
     18,360 shares issued and outstanding)..................          1,000
  Accumulated deficit.......................................     (9,513,845)
                                                               ------------
                                                                 (9,512,845)
                                                               ------------
          Total liabilities and shareholders' deficit.......   $261,722,218
                                                               ============

       The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (APRIL 21, 1998) THROUGH OCTOBER 9, 1998

REVENUES:
  Timber sales..............................................   $    111,107
  Other.....................................................         41,192
                                                               ------------
          Total revenues....................................        152,299

OPERATING EXPENSES:
  Cost of timber sold.......................................        179,400
  Amortization of deferred financing costs..................      1,152,629
  General and administrative expenses.......................      1,259,993
                                                               ------------
          Operating loss....................................     (2,439,723)

OTHER INCOME (EXPENSE):
  Interest expense..........................................     (9,024,331)
  Interest income...........................................          4,622
                                                               ------------
          Loss before minority interest.....................    (11,459,432)

MINORITY INTEREST IN LOSS OF SUBSIDIARY PARTNERSHIP.........      1,945,587
                                                               ------------
          Net loss..........................................   $ (9,513,845)
                                                               ============

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) FOR THE PERIOD FROM INCEPTION (APRIL 21, 1998) THROUGH OCTOBER 9, 1998

                                                           COMMON    ACCUMULATED
                                                           STOCK       DEFICIT         TOTAL
                                                           ------    -----------    -----------
SHAREHOLDERS' EQUITY, April 21, 1998.....................  $   --    $        --    $        --
  Initial contribution...................................   1,000              --          1,000
  Net loss...............................................      --     (9,513,845)    (9,513,845)
                                                           ------    -----------    -----------
SHAREHOLDERS' DEFICIT, October 9, 1998...................  $1,000    $(9,513,845)   $(9,512,845)
                                                           ======    ===========    ===========

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (APRIL 21, 1998) THROUGH OCTOBER 9, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $  (9,513,845)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Amortization of deferred financing costs...............       1,152,629
     Depletion, depreciation and amortization...............         179,525
     Minority interest in net loss of subsidiary
      partnership...........................................      (1,945,587)
     Non-cash compensation..................................           1,000
  Changes in assets and liabilities:
     (Increase) in trade accounts receivable................         (41,222)
     (Increase) in due from related party...................        (300,000)
     Increase in accounts payable and due to related
      party.................................................         847,970
     Increase in accrued expenses...........................         763,680
                                                               -------------
          Net cash used in operating activities.............      (8,855,850)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of timberlands..................................    (205,218,034)
  Purchases of property and equipment.......................          (7,389)
                                                               -------------
          Net cash used in investing activities.............    (205,225,423)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bridge loan.................................      85,000,000
  Proceeds from revolving line of credit....................     136,787,034
  Deferred financing costs..................................      (6,329,000)
                                                               -------------
          Net cash provided by financing activities.........     215,458,034
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       1,376,761
CASH AND CASH EQUIVALENTS, beginning of period..............              --
                                                               -------------
CASH AND CASH EQUIVALENTS, end of period....................   $   1,376,761
                                                               =============
Cash paid for interest......................................   $   8,414,790
                                                               =============

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 9, 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     ORGANIZATION AND CONTROL --

     Strategic Timber Trust, Inc. ("STT" or the "Company"), a Georgia corporation, was established on April 21, 1998 for the purpose of acquiring, owning and managing timberlands in the United States and abroad. The consolidated financial statements of STT include the accounts of its wholly owned subsidiary, Strategic Timber Operating Co. ("STOC"), a Delaware corporation, and those of Strategic Timber Partners, LP (the "Partnership"), a Delaware limited partnership in which STT has a limited partner interest. STOC is the sole general partner of the Partnership. All significant intercompany transactions have been eliminated.

     On April 27, 1998, STT acquired 88,000 acres of timberland in southwest Louisiana (the "Louisiana Property") for total consideration valued at $255 million. Louisiana Timber Partners, LLC, a Georgia limited liability company ("LTP"), contributed to the Partnership a contract to acquire the Louisiana Property in exchange for 5,000 Partnership Units (representing an aggregate of 19.6% of the total Partnership Units then outstanding), which the parties valued at $50 million. The Partnership purchased the Louisiana Property on April 27, 1998 for $205 million in cash. The Partnership funded the purchase price of the Louisiana Property (i) by borrowing $125.8 million under a $215 million bank revolving credit facility and (ii) through a $85 million cash contribution to the Partnership by the Company. To fund its contribution to the Partnership, the Company borrowed $85 million under a bank bridge loan (the "Bridge Loan"). The Partnership issued 20,500 Partnership Units (including 255 Partnership Units acquired by STOC), representing 80.4% of the total Partnership Units then outstanding, to the Company in exchange for its contribution.

     The Company plans to sell shares of its Common Stock in an initial public offering (the "Offering") in early 1999. Shortly before the Offering, certain timber operations under common ownership will be merged into the Partnership. The Company expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As a REIT, the Company's distributed earnings will not be subject to corporate taxation. The Company intends to pay regular quarterly distributions to shareholders.

     NATURE OF BUSINESS OPERATIONS --

     The Company engages in the management of its timberlands, including reforestation, timber thinning and the marketing of standing timber. STT negotiates and contracts for the sale of its standing timber at fixed prices with buyers who generally cut and pay for the trees during the contract period.

     CONSOLIDATION --

     The financial statements consolidate the accounts of STT and all entities in which STT holds a majority interest. Minority ownership in the Company's subsidiaries is reflected as minority interest expense in the accompanying consolidated statement of operations and minority interest in the accompanying consolidated balance sheet.

     USE OF ESTIMATES --

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates by management in determining the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     REVENUE RECOGNITION --

     Timber sales are recognized when legal ownership and the risk of loss passes to the purchaser and the quantity sold is determinable. This generally occurs when the purchaser severs and measures the timber.

     Revenues are based on actual harvest volumes multiplied by contractually agreed upon prices determined at arm's-length with purchasers.

     CASH AND CASH EQUIVALENTS --

     Cash and cash equivalents include cash and short term investments with original maturities of three months or less.

     TIMBERLANDS --

     The acquisition cost of land and timber, site preparation and other costs relating to the planting and growing of timber are capitalized. Such costs are charged against revenue at the time the timber is harvested, based on the relationship of harvested timber to the estimated volume of currently merchantable timber. These estimates of currently merchantable timber are subject to change based on periodic timber cruises. Timberlands are stated at the lower of cost, net of depletion, or market value.

     PROPERTY AND EQUIPMENT --

     Property and equipment consists principally of leasehold improvements and machinery and equipment. Depreciation is computed on a straight-line basis over the lease term or the estimated useful lives of the assets, which range from three to five years.

     DEFERRED FINANCING COSTS --

     Deferred financing costs consist of fees incurred to obtain the Company's borrowings. These fees are being amortized over the terms of the related debt agreements ranging from one to five years.

     INCOME TAXES --

     The Company intends to elect to be treated as a REIT under provisions of the Internal Revenue Code. As a result, the Company will not be subject to federal income taxes on distributed income. Only the shareholders will be taxed. The Company's net operating loss at October 9, 1998 is approximately $9,514,000. However, no benefit for income taxes has been provided on this loss since inception as the benefit is not currently "more likely than not" to be realized by the Company due to its limited operating history.

     INTEREST RATE SWAPS --

     Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Gains and losses from interest rate swaps are recognized as interest expense as incurred in the accompanying consolidated statement of operations.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. DEBT:

     The Company has the following debt instruments outstanding as of October 9, 1998:

Revolving credit line(a)..............................   $136,787,034
Bridge Loan(b)........................................     85,000,000
                                                         ------------
                                                         $221,787,034
                                                         ============

(a) The Company has a senior revolving credit line (the "Old Partnership Credit Facility") that provides a maximum borrowing of $215,000,000, subject to formula. This credit facility is used to finance acquisitions of timberlands and for general corporate purposes. The facility bears interest at LIBOR plus an applicable margin rate, yielding a rate of 8.06% at October 9, 1998. Interest is payable quarterly. The unused portion of this credit facility is subject to a commitment fee of 50 basis points per annum at October 9, 1998. This facility expires on April 25, 2003 and is secured by all assets and properties of the Partnership, including timberlands.

(b) The Bridge Loan was used to finance the Company's initial acquisition of timberlands and matures on October 27, 1999. However, it is expected that this loan will be retired prior to maturity with the proceeds from the Offering. The loan bears interest at LIBOR plus an applicable margin rate, yielding a rate of 9.06% at October 9, 1998. Interest is payable quarterly. The Bridge Loan is secured by all assets and property of the Company.

     Both instruments described above have certain financial and non-financial covenants, including restrictions on additional borrowings, the maintenance of certain financial ratios and limitations on capital spending, investments, distributions and asset sales.

     All debt has been classified as current in the accompanying consolidated balance sheet due to the inclusion of subjective acceleration clauses in the debt agreements. The Company's intention is to repay all of the borrowings with the proceeds from the Offering.

     The fair value of the above financial instruments approximate their carrying value at October 9, 1998.

3. INTEREST RATE SWAP:

     In connection with the Old Partnership Credit Facility (see Note 2), the Company has entered into a $100 million interest rate swap contract with the primary lender to hedge a portion of the variable interest rate exposure on the underlying debt instrument. Under the terms of the swap, the Company is required to pay interest quarterly to the lender at a fixed rate of 5.99% and receive interest quarterly at the three-month LIBOR rate (5.69% at October 9, 1998). At October 9, 1998, the Company has recorded a payable of approximately $37,000 related to the accrued net interest payment owed to the lender, with the offsetting charge applied to interest expense. The swap will mature on May 13, 2002.

     The fair value of this swap is estimated as the amount receivable from, or payable to, the lender to terminate the agreement as of October 9, 1998. At this date, the fair value of this swap is a payable of approximately $3,096,000.

     The counterparty to the Company's interest rate swap contract is a major financial institution. The Company does not expect non-performance by this institution but periodically monitors the credit quality of this organization. The Company's credit risk on this derivative financial instrument is limited to the unrealized gain on the contract in the event it has a positive fair value.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES:

     As of October 9, 1998, the Company does not have any material commitments under non-cancelable operating leases.

     The Company's operations and timberlands are subject to federal, state and local laws and regulations, including those related to the environment, endangered species and forestry activities. In addition, the Company's land may become subject to laws and regulations designed to protect wetlands. All of these regulations may cause the Company to incur significant costs, damages, penalties and/or other liabilities, and may materially and adversely affect harvesting operations on the Company's timberlands.

     The Company is subject to certain claims and litigation, including unasserted claims, in the normal course of business. While it is not possible to predict with certainty the outcome of these matters, it is management's opinion that the ultimate outcome will not have a material adverse effect on the financial statements of the Company.

5. RELATED PARTY TRANSACTIONS:

     The Company rents office space from a group of officers of the Company. Rental payments under this lease arrangement are $5,000 per month and totaled approximately $25,000 for the period from inception through October 9, 1998.

     The Company has a receivable due from Strategic Timber Trust II, LLC ("STT2") whose members are substantially the same as those of the Company. This receivable, totaling $300,000 as of October 9, 1998, relates to financing-related expenses paid by the Company on behalf of STT2 and has been subsequently repaid.

     The Company also has a payable of $760,000 to Broom Resource Investments, LLC, an entity whose members are executive officers of the Company. This payable relates to certain expenses paid by this entity on behalf of the Company in connection with the acquisition of the Louisiana Property.

6. EMPLOYEE BENEFIT PLANS:

     The Company has established a 401(k) plan. All full time employees are eligible to participate in the plan after completing 1000 hours of service. The plan document provides that the Company may make contributions at the board's discretion. No contributions were made for the period ended October 9, 1998.

7. NON-CASH INVESTING AND FINANCING ACTIVITIES:

     The founding shareholders of the Company provided services valued at $1,000 in lieu of funding the required initial capital contribution to form the Company.

     In connection with the Company's acquisition of the Louisiana Property, LTP, in lieu of cash consideration, received a 19.6% limited partner interest in the Partnership valued at approximately $50 million.

8. MAJOR CUSTOMERS:

     As the Company has recently commenced its timber sales plan on its newly acquired timberlands, the Company has recognized limited revenues during this reporting period. Accordingly, all of the Company's revenues during the reporting period were derived from two customers and were limited to salvage operations. The Company expects that sales to other customers will commence in the near term as the Company continues to expand the operations of these timberlands.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
  Strategic Timber Trust II, LLC:

     We have audited the accompanying consolidated balance sheet of Strategic Timber Trust II, LLC (a Georgia limited liability company) and subsidiaries as of October 9, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Strategic Timber Trust II, LLC and subsidiaries as of October 9, 1998 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Stamford, Connecticut
  December 22, 1998

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

                           CONSOLIDATED BALANCE SHEET
                                OCTOBER 9, 1998

                                  ASSETS
CASH AND CASH EQUIVALENTS...................................   $  1,259,668
TIMBERLANDS.................................................    359,900,000
PROPERTY AND EQUIPMENT:
  Vehicles..................................................        123,167
  Machinery and equipment...................................         50,000
                                                               ------------
          Total property and equipment......................        173,167
DEFERRED FINANCING COSTS....................................      7,529,632
                                                               ------------
          Total assets......................................   $368,862,467
                                                               ============
                      LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt...........................................   $ 35,000,000
  Due to related party......................................        300,000
  Obligations under interest rate swaps and other accrued
     expenses...............................................      3,562,467
                                                               ------------
          Total current liabilities.........................     38,862,467
LONG-TERM DEBT..............................................    255,000,000
MINORITY INTEREST...........................................     75,000,000
MEMBERS' EQUITY:
  Subscription receivable from members......................           (100)
  Membership units (2,810 units authorized, issued and
     outstanding)...........................................            100
                                                               ------------
          Total members' equity.............................             --
                                                               ------------
          Total liabilities and members' equity.............   $368,862,467
                                                               ============

       The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                                OCTOBER 9, 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     ORGANIZATION AND CONTROL --

     Strategic Timber Trust II, LLC ("STT2" or the "Company"), a Georgia limited liability company, was established on October 9, 1998 for the purpose of acquiring, owning and managing timberlands in the United States and abroad. The consolidated financial statements of STT2 include the accounts of its wholly owned subsidiary, Strategic Timber Two Operating Co., LLC ("STTOC"), a Georgia limited liability company, and those of Strategic Timber Partners II, LP ("STP2"), a Georgia limited partnership in which STT2 has a limited partner interest. STTOC is the sole general partner of STP2. The consolidated financial statements of STT2 include the accounts of Pioneer Resources, LLC ("Pioneer"), an Oregon limited liability company wholly-owned by STP2. All significant intercompany transactions have been eliminated.

     On October 9, 1998, STP2 acquired all of the membership interests in Pioneer from its members (the "Former Pioneer Members"), in exchange for total consideration of $35 million in cash and 59.091% interest in STP2. Pioneer holds approximately 366,000 acres of timberland in the U.S. Pacific Northwest (the "Pacific Northwest Properties"). STP2 funded the cash portion of the purchase price for Pioneer (and related transaction costs) with (i) a cash contribution of $35 million by STTOC in exchange for a 31.818% interest in STP2, and (ii) a cash contribution of $10 million by Mach One Partners, LLC ("Mach One") in exchange for a 9.091% interest in STP2. To fund its contribution to STP2, STT2 borrowed $35 million under a bank bridge loan (the "STT2 Bridge Loan"). In connection with the acquisition, Pioneer refinanced its existing debt, leaving $255 million outstanding under its credit facility (the "Pioneer Credit Facility"). The membership interests retained by the Former Pioneer Members were valued at $65 million at the date of acquisition.

     The acquisition was accounted for using the purchase method. The purchase price has been allocated to timberlands, property and equipment and certain other assets and liabilities based on an independent third party valuation of certain of the assets acquired. However, the accounting for this transaction is preliminary and may be subject to certain purchase accounting adjustments as additional information becomes available.

     The members of STT2 also own and control Strategic Timber Trust, Inc. ("STT"), an affiliated entity which was organized in April 1998 to acquire, own and manage timberlands in the United States and abroad. STT has a controlling interest in Strategic Timber Partners, LP (the "Partnership"). STT plans to sell shares of its Common Stock in an initial public offering (the "Offering") in early 1999. Shortly before the Offering, STT2, STTOC and STP2 will be merged with and into the Partnership, resulting in an organization in which Pioneer will remain as a wholly owned subsidiary of the Partnership.

     As STT expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes, STT's distributed earnings will not be subject to corporate taxation. STT intends to pay regular quarterly distributions to shareholders. Only the shareholders will be taxed.

     NATURE OF BUSINESS OPERATIONS --

     The Company engages in the management of its timberlands, including reforestation, timber thinning and the marketing of standing timber from its timberlands. STT2 negotiates and contracts for the sale of its standing timber at fixed prices with buyers who generally cut and pay for the trees during the contract period.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENT -- (CONTINUED)

     CONSOLIDATION --

     The financial statements consolidate the accounts of STT2 and all entities in which STT2 holds a majority or controlling interest. The Company consolidates the results of STP2 (and its wholly owned subsidiary, Pioneer) as the management and control of this entity is held by STTOC (STT2's wholly-owned subsidiary) as general partner of STP2. Minority ownership in the Company's subsidiaries is reflected as minority interest in the accompanying consolidated balance sheet.

     USE OF ESTIMATES --

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates by management in determining the reported amount of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS --

     Cash and cash equivalents include cash and short-term investments with original maturities of three months or less.

     TIMBERLANDS --

     The acquisition cost of land and timber, site preparation and other costs relating to the planting and growing of timber are capitalized. Such costs will be charged against revenue at the time the timber is harvested, based on the relationship of harvested timber to the estimated volume of currently merchantable timber. These estimates of currently merchantable timber are subject to change based on periodic timber cruises. Timberlands are stated at the lower of cost, net of depletion, or market value.

     PROPERTY AND EQUIPMENT --

     Property and equipment consists principally of vehicles and machinery and equipment. Depreciation will be computed on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

     DEFERRED FINANCING COSTS --

     Deferred financing costs consist of fees incurred to obtain the Company's borrowings. These fees will be amortized over the terms of the related debt arguments ranging from one to five years.

2. DEBT:

     The Company has the following debt instruments outstanding as of October 9, 1998:

Pioneer Credit Facility:
  Revolving credit line(a)............................   $ 55,000,000
  Term loan(b)........................................    200,000,000
STT2 Bridge Loan(c)...................................     35,000,000
                                                         ------------
                                                         $290,000,000
                                                         ============

(a) The Company has a revolving credit line that provides a maximum borrowing of $70,000,000, subject to formula. The credit line is used to finance acquisitions of timber and timberland and to provide for working capital needs. A portion of the facility bears interest at LIBOR plus margin, 7.85% at October 9, 1998, while the remaining portion bears interest at the base rate plus margin, 9.25% at

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENT -- (CONTINUED)

     October 9, 1998. Interest is payable quarterly. This facility expires on September 30, 2003 and is secured by certain assets of the Company, including timberlands. However, it is expected that this credit facility will be retired prior to maturity with the proceeds from the Offering (see
     Note 1).

(b) The term loan was used to finance the Company's initial acquisition of timberlands and is payable in quarterly installments commencing on December 31, 1999, with the last installment being due on September 30, 2003. However, it is expected that this loan will be retired prior to maturity with the proceeds from the Offering (see Note 1). The loan bears interest at adjusted LIBOR plus the applicable margin rate, as defined, yielding a rate of 7.85% at October 9, 1998. Interest is payable quarterly. The term loan is also secured by certain assets of the Company, including timberlands.

(c) The STT2 Bridge Loan was also used to finance the Company's initial acquisition of timberlands and matures on October 27, 1999, although early payment is encouraged (see below). Similar to the Company's other debt instruments, it is expected that this loan will be retired prior to maturity with the proceeds from the Offering (see Note 1). The loan bears interest at a fixed rate of 9.06%. Interest is payable quarterly. The STT2 Bridge Loan is also secured by certain assets of the Company, including timberlands.

     Under the STT2 Bridge Loan agreement, additional interest will be charged on the principal balance if the loan is not repaid as of the following dates:

Before January 1, 1999.................................  No additional interest
Between January 1, 1999 and March 31, 1999.............           1.5%
Between April 1, 1999 and June 30, 1999................           4.5%
Between July 1, 1999 and September 30, 1999............          10.5%
After October 1, 1999..................................          19.5%

     All instruments described above have certain financial and non-financial covenants, including restrictions on additional borrowings, the maintenance of certain financial ratios and limitations on capital spending, investments, distributions and asset sales.

     Contractual maturities of debt as of October 9, 1998 are as follows:

YEAR ENDED DECEMBER 31,
-----------------------
        1998................................................   $         --
        1999................................................     37,500,000
        2000................................................     13,750,000
        2001................................................     27,500,000
        2002................................................     36,250,000
        Thereafter..........................................    175,000,000
                                                               ------------
                                                               $290,000,000
                                                               ============

     The fair value of the above financial instruments approximate their carrying value at October 9, 1998.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENT -- (CONTINUED)

3. INTEREST RATE SWAPS:

     In connection with the Company's debt instruments (see Note 2), the Company has entered into a series of interest rate swap agreements to hedge a portion of the variable interest rate exposure on the underlying debt instruments. The following table outlines the key terms of each swap:

                                    NOTIONAL     COMPANY      COMPANY      AT OCTOBER 9,
COUNTERPARTY                         AMOUNT       PAYS       RECEIVES          1998
------------                      ------------   -------   -------------   -------------
First Union.....................  $ 25,000,000   6.69%     3 month LIBOR      5.34%
NationsBank.....................    25,000,000   6.69%     3 month LIBOR      5.34%
ABN Amro........................    50,000,000   5.77%     3 month LIBOR      5.34%
                                  ------------
                                  $100,000,000
                                  ============

     Net interest payments are made quarterly on January 14, April 14, July 14 and October 14, (commencing on January 14, 1999) under the terms of each swap. The maturity dates of the swaps are in 2003. At October 9, 1998, the Company has recorded a payable of approximately $3,316,000 related to such swaps. Such amount represents the fair value of swaps assumed or entered into in connection with the acquisition of Pioneer (see Note 1) and, accordingly, such amounts are reflected as a payable in the accompanying balance sheet as of October 9, 1998.

     The fair value of these swaps is estimated as the amount receivable from, or payable to, the lenders to terminate the agreements as of October 9, 1998.

     The counterparties to the Company's interest rate swap contracts consist of major financial institutions. The Company does not expect non-performance by any of these counterparties but periodically monitors the credit quality of these institutions. The Company's credit risk on these derivative financial instruments is limited to the unrealized gain on those contracts with a positive fair value.

4. COMMITMENTS AND CONTINGENCIES:

     As of October 9, 1998, the Company does not have any material commitments under non-cancelable operating leases.

     The ownership units held by Mach One in the Partnership entitle Mach One to a dividend of 40% per annum on its initial investment of $10,000,000. Dividends are payable at the earlier of the effective date of the Offering or December 31, 1999. The Company's maximum liability under this required payment would be approximately $4,921,000, assuming that such payment is made on December 31, 1999.

     The Company's operations and timberlands are subject to federal, state and local laws and regulations, including those related to the environment, endangered species and forestry activities. In addition, the Company's land may become subject to laws and regulations designed to protect wetlands. All of these regulations may cause the Company to incur significant costs, damages, penalties and/or other liabilities, and may materially and adversely affect harvesting operations on the Company's timberlands.

     The Company is subject to certain claims and litigation, including unasserted claims, in the normal course of business. While it is not possible to predict with certainty the outcome of these matters, it is management's opinion that the ultimate outcome will not have a material adverse effect on the financial statements of the Company.

     The Company has engaged Mason, Bruce & Girard, Inc. for a fee of approximately $1.3 million to develop an "Option A" timber management plan to be submitted to the California Department of Forestry and Fire Protection.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENT -- (CONTINUED)

5. RELATED-PARTY TRANSACTIONS:

     The Company has a payable to STT of $300,000 as of October 9, 1998 related to financing related costs paid by STT on behalf the Company, which has been subsequently been repaid.

6. NON-CASH INVESTING AND FINANCING ACTIVITIES:

     As of October 9, 1998, the founding members of the Company had not funded the required initial capital contribution of $100 to form the Company. Accordingly, the accompanying consolidated balance sheet reflects a receivable from these members, which has been classified as subscriptions receivable within members' equity.

     In connection with the Company's acquisition of the Pacific Northwest Properties, the Former Pioneer Members received a 59.091% ownership interest in STP2 and $35 million in cash in exchange for 100% of their membership interests in Pioneer. The ownership interest in STP2 was valued at approximately $65,000,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
  Pioneer Resources, LLC:

     We have audited the accompanying consolidated balance sheets of Pioneer Resources, LLC (an Oregon limited liability company) and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in members' equity and cash flows for the years then ended. We have also audited the accompanying combined statements of operations, changes in members' equity and cash flows of the Predecessor, as discussed in Note 1, for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Resources, LLC and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended and the Predecessor's results of operations and its cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Portland, Oregon
  June 11, 1998

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                          CONSOLIDATED BALANCE SHEETS
               DECEMBER 31, 1996 AND 1997 AND SEPTEMBER 30, 1998

                                                               DECEMBER 31,
                                                        ---------------------------   SEPTEMBER 30,
                                                            1996           1997           1998
                                                        ------------   ------------   -------------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................  $  4,429,000   $  1,362,000   $         --
  Trade accounts receivable...........................     2,338,000      3,396,000      5,555,000
  Receivables, related party..........................       176,000        256,000      1,209,000
  Inventories.........................................    11,623,000     12,602,000     12,882,000
  Prepaid expenses and deposits.......................       258,000      4,198,000        875,000
  Real estate investments.............................     1,091,000      2,000,000      2,000,000
  Current portion of notes receivable.................            --      1,522,000      2,325,000
  Net current assets of discontinued operation........     3,331,000      3,209,000      1,031,000
                                                        ------------   ------------   ------------
          Total current assets........................    23,246,000     28,545,000     25,877,000
                                                        ------------   ------------   ------------
TIMBER, TIMBERLANDS AND TIMBER CUTTING RIGHTS.........    86,294,000     99,126,000    252,556,000
REAL ESTATE INVESTMENTS...............................     5,128,000      7,409,000      7,316,000
PROPERTY, PLANT AND EQUIPMENT:
  Land................................................     1,233,000      1,145,000      1,132,000
  Buildings...........................................     2,222,000      2,364,000      2,362,000
  Machinery and equipment.............................     8,482,000     10,035,000     11,807,000
  Aircraft............................................     5,735,000      3,660,000      1,199,000
                                                        ------------   ------------   ------------
                                                          17,672,000     17,204,000     16,500,000
  Less -- Accumulated depreciation....................    (1,924,000)    (2,845,000)    (3,641,000)
                                                        ------------   ------------   ------------
          Total property, plant and equipment.........    15,748,000     14,359,000     12,859,000
                                                        ------------   ------------   ------------
NOTES RECEIVABLE......................................     1,420,000      2,546,000        257,000
OTHER ASSETS..........................................       224,000      2,445,000      2,401,000
                                                        ------------   ------------   ------------
          Total assets................................  $132,060,000   $154,430,000   $301,266,000
                                                        ============   ============   ============

                                  LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt................  $ 17,119,000   $ 18,000,000   $ 15,650,000
  Accounts payable....................................     1,749,000      3,096,000      3,466,000
  Accounts payable -- related party...................       101,000         27,000             --
  Accrued liabilities.................................     2,209,000      2,180,000      3,119,000
  Deferred income taxes...............................       901,000        515,000        240,000
                                                        ------------   ------------   ------------
          Total current liabilities...................    22,079,000     23,818,000     22,475,000
                                                        ------------   ------------   ------------
DEFERRED INCOME TAXES.................................     2,363,000      1,688,000      1,453,000
CUTTING CONTRACT DEPOSIT..............................    16,819,000             --             --
LONG-TERM DEBT, less current maturities...............    79,446,000    108,941,000    272,864,000
NET NONCURRENT LIABILITIES OF DISCONTINUED
  OPERATION...........................................       622,000             --             --
MINORITY INTEREST.....................................       991,000         46,000         36,000
MEMBERS' EQUITY.......................................     9,740,000     19,937,000      4,438,000
                                                        ------------   ------------   ------------
          Total liabilities and members' equity.......  $132,060,000   $154,430,000   $301,266,000
                                                        ============   ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE NINE MONTHS ENDED
                          SEPTEMBER 30, 1997 AND 1998

                                                                        PIONEER RESOURCES, LLC AND SUBSIDIARIES
                                                PREDECESSOR(A)   ------------------------------------------------------
                                                --------------                                   NINE MONTHS ENDED
                                                  YEAR ENDED      YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 DECEMBER 31,    -------------------------   --------------------------
                                                     1995           1996          1997          1997           1998
                                                --------------   -----------   -----------   -----------   ------------
                                                                                                    (UNAUDITED)
REVENUES:
  Log sales...................................   $ 1,600,000     $25,901,000   $39,505,000   $28,296,000   $ 23,097,000
  Lumber and by-product sales.................    31,409,000      36,004,000    52,623,000    38,910,000     45,213,000
  Timberland and property sales...............     1,865,000         613,000     6,774,000     4,240,000      5,901,000
                                                 -----------     -----------   -----------   -----------   ------------
        Total revenues........................    34,874,000      62,518,000    98,902,000    71,446,000     74,211,000
OPERATING EXPENSES:
  Cost of products sold.......................    22,953,000      25,897,000    39,602,000    31,015,000     45,256,000
  Cost of timberland and property sales.......     1,330,000         486,000     4,292,000     2,033,000      2,536,000
  Depletion, depreciation and amortization....     2,982,000      15,366,000    25,259,000    16,738,000     12,966,000
  Selling, general and administrative
    expenses..................................     2,354,000       3,144,000     7,444,000     5,241,000      6,937,000
                                                 -----------     -----------   -----------   -----------   ------------
        Operating income......................     5,255,000      17,625,000    22,305,000    16,419,000      6,516,000
OTHER INCOME (EXPENSE):
  Interest expense............................    (3,062,000)     (6,070,000)   (8,722,000)   (6,105,000)   (12,505,000)
  Interest income.............................        46,000         248,000       224,000        87,000         56,000
  Other income (expense), net.................       343,000              --       502,000       662,000       (780,000)
                                                 -----------     -----------   -----------   -----------   ------------
        Income (loss) from continuing
          operations before income taxes and
          minority interest...................     2,582,000      11,803,000    14,309,000    11,063,000     (6,713,000)
INCOME TAX BENEFIT (PROVISION)................            --        (978,000)      355,000      (250,000)       249,000
                                                 -----------     -----------   -----------   -----------   ------------
        Income (loss) from continuing
          operations before minority
          interest............................     2,582,000      10,825,000    14,664,000    10,813,000     (6,464,000)
MINORITY INTEREST IN LOSS OF SUBSIDIARY.......            --         262,000        51,000        48,000         10,000
                                                 -----------     -----------   -----------   -----------   ------------
        Income (loss) from continuing
          operations..........................     2,582,000      11,087,000    14,715,000    10,861,000     (6,454,000)
DISCONTINUED OPERATION:
  Loss from discontinued plywood operation
    (less applicable tax benefits of $30,000
    and $821,000 for 1996 and 1997,
    respectively, and $411,000 for the nine
    months ended September 30, 1997)..........            --         (48,000)   (1,339,000)     (671,000)            --
  Gain (loss) on disposal of discontinued
    plywood operation (less applicable tax
    provision of $241,000 in 1997 and tax
    benefit of $550,000 for the nine months
    ended September 30, 1998).................            --              --       394,000       394,000       (897,000)
                                                 -----------     -----------   -----------   -----------   ------------
        Income (loss) before extraordinary
          item................................     2,582,000      11,039,000    13,770,000    10,584,000     (7,351,000)
EXTRAORDINARY ITEM:
  Loss on extinguishment of debt..............            --        (780,000)           --            --     (2,106,000)
                                                 -----------     -----------   -----------   -----------   ------------
        Net income (loss).....................   $ 2,582,000     $10,259,000   $13,770,000   $10,584,000   $ (9,457,000)
                                                 ===========     ===========   ===========   ===========   ============

---------------

(a) Due to the Transactions discussed in Note 1, the consolidated statements of income for the nine-month periods ended September 30, 1997 and 1998 (unaudited) and the years ended December 31, 1996 and 1997 are not comparable to the combined statement of income of the Predecessor for the year ended December 31, 1995. See the accompanying notes for additional information.

 The accompanying notes are an integral part of these consolidated statements.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                PIONEER
                                                                              RESOURCES,
                                                              PREDECESSOR       LLC AND
                                                                  (A)        SUBSIDIARIES
                                                              -----------    -------------
MEMBERS' EQUITY, December 31, 1994..........................  $2,150,000      $        --
  Member contributions......................................   1,994,000               --
  Member distributions......................................    (804,000)              --
  Net income................................................   2,582,000               --
                                                              ----------      -----------
MEMBERS' EQUITY, December 31, 1995..........................  $5,922,000               --
                                                              ==========
  Member contributions......................................                    1,159,000
  Member distributions......................................                   (1,678,000)
  Net income................................................                   10,259,000
                                                                              -----------
MEMBERS' EQUITY, December 31, 1996..........................                    9,740,000
  Member contributions......................................                    4,075,000
  Member distributions......................................                   (7,648,000)
  Net income................................................                   13,770,000
                                                                              -----------
MEMBERS' EQUITY, December 31, 1997..........................                   19,937,000
  Member contributions (unaudited)..........................                       62,000
  Member distributions (unaudited)..........................                   (6,104,000)
  Net loss (unaudited)......................................                   (9,457,000)
                                                                              -----------
MEMBERS' EQUITY, September 30, 1998 (unaudited).............                  $ 4,438,000
                                                                              ===========

---------------

(a) Due to the Transactions discussed in Note 1, the consolidated statements of changes in members' equity for the years ended December 31, 1996 and 1997 and the nine-month period ended September 30, 1998 (unaudited) are not comparable to the combined statement of changes in members' equity of the Predecessor for the year ended December 31, 1995. See the accompanying notes for additional information.

 The accompanying notes are an integral part of these consolidated statements.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
             AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

                                                        PREDECESSOR             PIONEER RESOURCES, LLC AND SUBSIDIARIES
                                                            (A)        ----------------------------------------------------------
                                                        ------------                                      NINE MONTHS ENDED
                                                         YEAR ENDED      YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                        DECEMBER 31,   ---------------------------   ----------------------------
                                                            1995           1996           1997           1997           1998
                                                        ------------   ------------   ------------   ------------   -------------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)...................................  $ 2,582,000    $ 10,259,000   $ 13,770,000   $ 10,584,000   $  (9,457,000)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities --
    Extraordinary loss................................           --         780,000             --             --       2,106,000
    (Gain)/loss on sale of assets.....................           --              --       (433,000)      (621,000)        212,000
    Minority interest in loss of subsidiary...........           --        (262,000)       (51,000)       (48,000)        (10,000)
    Depletion, depreciation, amortization, and cost of
      timber and property sold........................    4,312,000      15,852,000     29,551,000     18,771,000      15,505,000
    Deferred income taxes.............................           --        (387,000)    (1,154,000)      (497,000)       (128,000)
  Changes in balance sheet captions, (in 1996, net of
    effects of businesses acquired during the period)
    Trade accounts receivable.........................      243,000        (727,000)    (1,094,000)    (2,133,000)       (555,000)
    Inventories.......................................     (393,000)     (5,891,000)       136,000        184,000         702,000
    Related party receivables and payables, net.......      (59,000)       (929,000)       (31,000)    (1,094,000)       (778,000)
    Accounts payable..................................     (262,000)        645,000        235,000      1,899,000         195,000
    Net advances (reduction) on cutting contract
      deposit.........................................    9,575,000       7,244,000    (16,819,000)   (10,835,000)             --
    Changes in other asset and liability accounts,
      net.............................................      452,000         222,000        639,000       (199,000)        (25,000)
                                                        ------------   ------------   ------------   ------------   -------------
        Net cash provided by operating activities.....   16,450,000      26,806,000     24,749,000     16,011,000       7,767,000
                                                        ------------   ------------   ------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for Lane acquisition......................           --     (10,062,000)            --             --              --
  Cash paid for Pilot Rock acquisition................           --     (30,323,000)            --             --              --
  Cash paid for Pioneer Aviation acquisition..........           --      (3,725,000)            --             --              --
  Purchase of minority interest in Pioneer Aviation...           --              --     (1,173,000)    (1,173,000)             --
  Purchases of timber and timberlands.................   (3,476,000)     (9,816,000)   (40,308,000)   (31,394,000)   (162,356,000)
  Purchases of real estate investments................      (19,000)     (1,132,000)    (3,164,000)    (1,087,000)     (1,414,000)
  Purchases of property, plant and equipment..........   (5,480,000)     (3,359,000)    (4,654,000)    (4,393,000)     (1,885,000)
  Collection (issuances) of notes receivable, net.....   (2,581,000)     (1,420,000)    (4,541,000)    (4,093,000)      1,891,000
  Proceeds from sale of fixed assets..................    1,944,000       1,051,000      6,156,000      6,156,000       1,467,000
  Deposit on timber and timberlands...................           --              --      1,169,000      1,169,000              --
  Contribution of Old Pioneer net assets..............           --         524,000             --             --              --
  Acquisition of Kinzua net assets....................           --         152,000             --             --              --
                                                        ------------   ------------   ------------   ------------   -------------
        Net cash used by investing activities.........   (9,612,000)    (58,110,000)   (46,515,000)   (34,815,000)   (162,297,000)
                                                        ------------   ------------   ------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' contributions..............................  $        --    $     10,000   $         --   $         --   $      62,000
  Long-term borrowings................................   13,150,000      55,531,000     66,281,000     63,442,000     193,700,000
  Repayment of borrowings.............................  (19,642,000)    (19,558,000)   (37,212,000)   (37,212,000)    (32,127,000)
  Deferred financing fees incurred....................           --        (150,000)    (2,722,000)    (2,722,000)     (2,363,000)
  Cash payments for members' distributions............           --        (100,000)    (7,648,000)    (7,648,000      (6,104,000)
                                                        ------------   ------------   ------------   ------------   -------------
        Net cash provided by (used in) financing
          activities..................................   (6,492,000)     35,733,000     18,699,000     15,860,000     153,168,000
                                                        ------------   ------------   ------------   ------------   -------------
NET CHANGE IN CASH AND CASH EQUIVALENTS...............      346,000       4,429,000     (3,067,000)    (2,944,000)     (1,362,000)
CASH AND CASH EQUIVALENTS, beginning of period........      352,000              --      4,429,000      4,429,000       1,362,000
                                                        ------------   ------------   ------------   ------------   -------------
CASH AND CASH EQUIVALENTS, end of period..............  $   698,000    $  4,429,000   $  1,362,000   $  1,485,000   $          --
                                                        ============   ============   ============   ============   =============

---------------

(a) Due to the Transactions discussed in Note 1, the consolidated statements of cash flows for the nine-month periods ended September 30, 1997 and 1998 (unaudited) and the years ended December 31, 1996 and 1997 are not comparable to the combined statement of cash flows of the Predecessor for the year ended December 31, 1995. See the accompanying notes for additional information.

 The accompanying notes are an integral part of these consolidated statements.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

1. SALE OF PIONEER RESOURCES, LLC:

     Effective October 9, 1998, a significant portion of the Company's timber and timberland assets was sold to STP2. The acquisition was effected by the acquisition of the ownership interests of Pioneer by STP2.

     Immediately prior to the sale, certain assets and liabilities of Pioneer (including all of the interests in Pioneer's subsidiaries) were conveyed to Frontier Resources, LLC, a newly formed entity with the same ownership structure as Pioneer prior to the transaction.

2. SUMMARY OF OPERATIONS AND BASIS OF PRESENTATION:

     BASIS OF PRESENTATION -- PIONEER

     Pioneer and subsidiaries (collectively, "the Company") was formed in December 1995 for the purpose of acquiring certain assets and liabilities of Old Pioneer, as defined below. Pioneer has three subsidiaries: Kinzua Resources, LLC ("Kinzua") owns and operates sawmills in Heppner and Pilot Rock, Oregon; Pioneer Aviation, LLC ("Pioneer Aviation") owns aircraft and related buildings and equipment; and Lane Plywood, Inc. ("Lane") owns timber and timberlands and real estate. Pioneer, Kinzua and Pioneer Aviation are Oregon limited liability companies. Lane is an Oregon C corporation. One member owns a controlling interest in Pioneer. The accompanying consolidated financial statements represent the financial position of the Company as of December 31, 1996 and 1997 and the results of operations and cash flows for the years then ended. All significant intercompany transactions and balances have been eliminated.

     On January 3, 1996, certain assets and liabilities of Old Pioneer were contributed to Pioneer by noncontrolling members of Old Pioneer and recorded at their historical cost. In addition, Pioneer acquired timber and timberlands from former members of Old Pioneer at fair value. These former members of Old Pioneer collectively represented a controlling ownership in Old Pioneer and did not become members in Pioneer. This acquisition was made with the proceeds from debt financing. Pioneer also acquired 99.5% of the ownership interest in Kinzua. The purchase price of Kinzua approximated Kinzua's book value. Accordingly, the respective assets and liabilities acquired have been recorded at Kinzua's historical cost. This series of transactions is referred to herein as the "Transactions". Because of the insignificant activity on January 1 and January 2, 1996, the Transactions have been reflected as if they occurred on January 1, 1996 in the accompanying financial statements.

     On November 25, 1996, the owners of Pioneer Merger, Inc. ("PMI"), which became a wholly owned subsidiary of Pioneer on the same date, transferred their ownership interests in Lane to Pioneer. Lane then became a wholly owned subsidiary of Pioneer. This transaction was treated as a reorganization under common control and therefore the historical basis of the assets and liabilities did not change. Lane had been under common ownership and management with Pioneer since its acquisition by PMI on May 1, 1996 (see Note 9). Accordingly, the financial position, results of operations and cash flows of Lane have been included in the accompanying consolidated financial statements. In 1997, the plywood operation of Lane was discontinued and the majority of Lane's plywood-related assets were sold in December 1997. See Note 11 for additional discussion of the discontinued plywood operation. Lane continues to manage its timber and timberlands, and real estate investments.

     NATURE OF OPERATIONS

     The Company's primary products are logs and lumber. The Company owns timber and timberlands in the western United States, principally Oregon, California and Washington, and sells logs harvested to unrelated third parties or transfers them to its sawmills for conversion to lumber. The sawmills also

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purchase and convert logs from unrelated third parties. These products are commodities whose price is significantly affected by factors outside of their control. These factors include the availability of logs and lumber from other markets (both domestic and foreign), the demand for new construction materials, and general economic conditions. Lumber is sold principally to furniture manufacturers and the construction market through wholesalers within the United States. External third party log sales are principally made to other wood products converters in the western United States.

     BASIS OF PRESENTATION -- PREDECESSOR

     In April 1994, Old Pioneer Resources, LLC ("Old Pioneer") and Kinzua were formed for the purpose of acquiring the majority of the assets and liabilities of Kinzua Corporation, an unrelated party. Ownership of Old Pioneer and Kinzua consisted of five investors, none of whom held a majority ownership interest. Kinzua had the same ownership structure as Old Pioneer. The acquisition from Kinzua Corporation was accounted for using the purchase method of accounting. The acquired assets of Kinzua Corporation were divided between Old Pioneer and Kinzua -- timber and timberlands to Old Pioneer and the sawmill and related assets to Kinzua.

     Pioneer Aviation was formed in December 1995 for the purpose of acquiring and operating certain assets of Old Pioneer, including aircraft. Old Pioneer distributed these assets to Pioneer Aviation in December 1995. As of December 31, 1995, Pioneer Aviation had the same ownership as Old Pioneer.

     Because of common ownership and management of Old Pioneer, Kinzua and Pioneer Aviation (referred to collectively herein as the Predecessor), the accompanying combined financial statements represent the results of operations and cash flows of the Predecessor for the year ended December 31, 1995. All significant intercompany transactions between Old Pioneer, Kinzua and Pioneer Aviation have been eliminated in the accompanying combined financial statements.

     INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The unaudited interim financial statements included herein have been prepared pursuant to the rules and regulations of the Security and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the management of the Company believes that the disclosures are adequate to make the information presented not misleading. Interim financial statements are by necessity somewhat tentative; judgments are used to estimate interim amounts for items that are normally determinable only on an annual basis.

     The accompanying consolidated balance sheet as of September 30, 1998, and the accompanying consolidated statements of operations and cash flows for the nine-month periods ended September 30, 1997 and 1998 and consolidated statement of changes in members' equity for the nine-month period ended September 30, 1998 are unaudited. In the opinion of management, the accompanying unaudited consolidated balance sheet has been prepared on the same basis as the audited consolidated balance sheet as of December 31, 1997. The accompanying unaudited consolidated statements of operations and cash flows for the nine-month periods ended September 30, 1997 and 1998 and consolidated statement of changes in members' equity for the nine-month period ended September 30, 1998 have been prepared on the same basis as the audited consolidated statements of operations, changes in members' equity and cash flows for the year ended December 31, 1997. The unaudited interim consolidated financial statements include all adjustments which are, in the opinion of management, necessary to present fairly the consolidated balance sheet as of September 30, 1998, the statements of operations and cash flows for the nine-month periods ended September 30, 1997 and 1998 and consolidated statement of changes in members' equity for the nine-month period ended September 30, 1998. Operating results for the nine-

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire year.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid investments with maturities at date of purchase of 90 days or less.

     INVENTORIES

     Inventories are valued at the lower of cost or market value, applied on a last-in, first-out (LIFO) basis. The major types of inventories are as follows:

                                                                1996          1997
                                                             -----------   -----------
          Logs.............................................  $ 8,794,000   $ 7,479,000
          Lumber...........................................    4,503,000     6,586,000
          Supplies and other...............................       14,000         4,000
          LIFO Reserve.....................................   (1,688,000)   (1,467,000)
                                                             -----------   -----------
                    Total..................................  $11,623,000   $12,602,000
                                                             ===========   ===========

     TIMBER AND TIMBERLANDS

     The Company's timber and timberlands consist principally of fee timber located in the western United States. The Company uses a composite rate for timber depletion. Depletion rates are based on estimated remaining merchantable volume; these estimates are subject to change based on periodic timber cruises.

     REAL ESTATE INVESTMENTS

     Real estate investments consist primarily of undeveloped commercial real estate located in Eugene, Oregon, as well as ranch property. A substantial portion of the commercial real estate was obtained as part of the Lane acquisition (see Note 9).

     The Company anticipates selling a portion of its commercial real estate within one year of the balance sheet date. Accordingly, the cost basis associated with parcels anticipated to be sold within one year has been reflected as a current asset in the accompanying consolidated balance sheets.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists principally of land, buildings, machinery and equipment located on the Heppner and Pilot Rock sawmill sites. Aircraft consists of planes and a helicopter owned by Pioneer Aviation and used by the Company as part of its business and timber management activities. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets,

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximately 5 to 15 years for manufacturing equipment, 15 to 40 years for buildings and 5 to 10 years for vehicles and aircraft.

     OTHER ASSETS

     Other assets consist principally of unamortized deferred financing fees. Deferred financing fees are being amortized over the term of the underlying debt.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payables and debt instruments approximates market value as of December 31, 1996 and 1997.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     STATEMENTS OF CASH FLOWS

     Supplemental cash flow information and significant noncash transactions are included as follows:

                                                           PIONEER RESOURCES, LLC AND SUBSIDIARIES
                                    PREDECESSOR(A)   ---------------------------------------------------
                                    --------------                                 NINE MONTHS ENDED
                                      YEAR ENDED     YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                     DECEMBER 31,    ------------------------   ------------------------
                                         1995           1996          1997         1997         1998
                                    --------------   -----------   ----------   ----------   -----------
                                                                                      (UNAUDITED)
SUPPLEMENTAL CASH FLOW
  INFORMATION:
  Cash paid for interest..........     $             $ 5,059,000   $8,497,000   $6,142,000   $12,153,000
  Cash paid for income taxes......           --          258,000      960,000      960,000        76,000
SIGNIFICANT NONCASH TRANSACTIONS:
  Distributions declared but not
     paid.........................      804,000               --           --           --            --
  Reduction of member notes
     receivable in consideration
     for timber and timberlands...           --       10,862,000           --           --            --
  Issuance of long-term debt in
     consideration for timber and
     timberlands..................           --       23,000,000           --           --            --
  Reduction of member notes
     receivable in consideration
     of ownership interest in
     Kinzua.......................           --          969,000           --           --            --
  Issuance of note payable to
     seller in connection with
     Pilot Rock acquisition.......           --        5,000,000           --           --            --
  Reduction of member note
     receivable in consideration
     for interest in Pioneer
     Aviation.....................           --        1,300,000           --           --            --
  Reduction of member note
     receivable in lieu of
     member's distribution........           --        1,578,000           --           --            --
  Reduction of member note
     receivable in consideration
     for real estate
     investments..................           --          980,000           --           --            --
  Contribution of timber deposit
     and equipment for equity
     interest.....................           --               --    4,075,000           --            --
  Application of timber deposit to
     purchase of timber...........           --               --           --           --     3,793,000

---------------

(a) Due to the Transactions discussed in Note 1, the consolidated statements of cash flows for the years ended December 31, 1996 and 1997 and the nine-month periods ended September 30, 1997 and 1998 (unaudited) are not comparable to the combined statement of cash flows of the Predecessor for the year ended December 31, 1995. See the accompanying notes for additional information.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current year's presentation.

4. LONG-TERM DEBT AND SUBSEQUENT REFINANCING:

     On February 26, 1998, the Company refinanced a substantial portion of its outstanding debt as of December 31, 1997. The current portion of long-term debt in the accompanying consolidated balance sheet as of December 31, 1997 reflects the terms of the new agreement with the Bank of Montreal (the Lending Commitment). The debt outstanding as of December 31, 1997 consists of $125,232,000 of borrowings pursuant to a Credit Agreement with the Bank of Montreal and certain other banks. As a part of the refinancing, unamortized deferred financing fees related to refinanced borrowings were written off. These fees totaled $2,249,000 as of December 31, 1997.

     LENDING COMMITMENT TERMS

     The Lending Commitment provides for a senior secured revolving Credit Facility of up to $350,000,000 for a term of seven years. The Lending Commitment will allow the Company to refinance the majority of its outstanding debt and, under conditions defined in the Lending Commitment, will allow the Company to borrow additional funds for acquisitions or other general business purposes. The amount available for borrowing is based on the value of the Company's assets, computed in accordance with terms set forth in the Lending Commitment.

     Interest rates will be based on either a base rate (computed as the higher of the Federal Funds rate plus 0.5% or the Bank of Montreal's prime commercial lending rate) or LIBOR, plus a margin. The margin is contingent upon the Company's EBITDDA (earnings before interest, taxes, depletion, depreciation and amortization) to debt ratio.

     The amount available for borrowing will be permanently reduced, on a quarterly basis, according to the following schedule:

                                                TOTAL ANNUAL
                                                 COMMITMENT    CUMULATIVE
YEAR                                             REDUCTION     REDUCTION
----                                            ------------   ----------
2002..........................................       15%           15%
2003..........................................       20%           35%
2004..........................................       30%           65%
2005..........................................       35%          100%

     In addition, all payments received related to the timber harvesting contract discussed in Note 5 must be applied against the principal portion of outstanding borrowings.

     The Lending Commitment contains covenants which require the Company to maintain certain financial ratios. The Company was in compliance with these covenants based on the consolidated financial statement balances as of December 31, 1997. The Lending Commitment is collateralized by essentially all assets of the Company.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     OTHER DEBT

     Other debt consists of the following:

                                                                 1996        1997
                                                              ----------   --------
Term note, payable in monthly installments of approximately
  $31,000 including interest. Interest is variable (8.25% as of December 31, 1997). Debt is secured by aviation
  equipment.................................................  $2,450,000   $     --
Term note, payable in annual installments of $250,000,
  including interest at 8.0%. Debt is secured by real
  property..................................................   1,000,000    830,000
Term note, payable in annual installments of $81,000,
  including interest at 5.0%. Debt is secured by timber and
  timberlands...............................................     323,000    242,000
Term note, payable in monthly installments of $6,100,
  including interest Interest is variable. Debt is secured
  by aviation equipment.....................................          --    497,000
Other term notes with varying maturities and interest rates.
  Debt is secured by timber and timberlands.................          --    140,000

     REPAYMENT SCHEDULE

     As the majority of the Company's long-term debt was refinanced subsequent to year-end, the following debt payout schedule is computed based on the terms of the Lending Commitment with the Bank of Montreal, as well as the repayment terms of the debt instruments not refinanced.

     These amounts include estimated principal payments required by the sale of timber under the long-term cutting contract as discussed above and in Note 4, which management estimates to be $17,700,000 for 1998 based on timber harvesting plans. These principal amounts are in addition to the regularly scheduled payments required by the Lending Commitment. As this long-term cutting contract expires in 1998, no payments for periods beyond 1998 are included in the debt repayment schedule.

     Principal payments due on long-term debt as of December 31, 1997 (considering the effect of the subsequent refinancing and including the impact of harvest estimates for 1998 as previously discussed) are as follows:

1998..................................................   $ 18,000,000
1999..................................................        615,000
2000..................................................        336,000
2001..................................................        275,000
2002..................................................     16,153,000
Thereafter............................................     91,562,000
                                                         ------------
                                                         $126,941,000
                                                         ============

     As discussed in Note 12, "Acquisitions", the Company acquired timber and timberland properties subsequent to December 31, 1997. These acquisitions were funded primarily through advances on the Credit Facility.

     On October 9, 1998, the Company's outstanding balance under the Credit Facility was paid off as a part of the sale of a significant portion of the Company's timber and timberland assets to STP2. This sale is also discussed in
Note 11.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTEREST RATE SWAPS

     To hedge its exposure to adverse fluctuations in interest rates, the Company entered into loan swap arrangements with two financial institutions in 1997. The interest rate differential on interest rate swap contracts used to hedge underlying debt obligations is reflected as an adjustment to interest expense over the life of the swaps.

     Pursuant to these arrangements, the Company swapped a portion of its variable rate debt for fixed rate debt. The notional amount swapped totaled $70,000,000, which consists of $50,000,000 expiring in 2000 ($40,000,000 of which can be extended to 2002 at the financial institutions' option) and $20,000,000 expiring in 2002.

5. LONG-TERM CUTTING CONTRACT:

     The Company has rights to a cutting contract with an unrelated third party customer. This contract requires periodic advance deposits to the Company prior to harvesting the timber. The purchase price of timber removed under this contract is applied against the advance at the time of harvest according to prices specified in the agreement. During 1997, the deposit balance was fully utilized and the customer began paying the Company for volume removed on a current basis. As discussed in Note 4, these payments will be applied as principal payments against the Company's long-term debt.

6. INCOME TAXES:

     Pioneer, Kinzua and Pioneer Aviation are limited liability companies. As owners of a limited liability company, members of Pioneer, Kinzua and Pioneer Aviation are taxed on their respective share of income and there is no entity level tax. Accordingly, no income tax accounts for Pioneer, Kinzua and Pioneer Aviation have been reflected in the accompanying consolidated financial statements.

     PMI and Lane are C corporations and are, therefore, subject to income taxes. Both companies account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the liability method specified by SFAS 109, the deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates for the years in which the taxes are expected to be paid. As discussed further in Note 11, the plywood operations of Lane were discontinued in September 1997. The components of deferred taxes related to the continuing operations of PMI and Lane included in Pioneer's consolidated balance sheets as of December 31, 1996 and 1997 are as follows:

                                                                 1996         1997
                                                              ----------   ----------
Current liabilities:
  Land......................................................  $  901,000   $  515,000
                                                              ==========   ==========
Long-term liabilities:
  Timber....................................................  $1,284,000   $  483,000
  Land......................................................   1,079,000    1,205,000
                                                              ----------   ----------
                                                              $2,363,000   $1,688,000
                                                              ==========   ==========

     Deferred tax liabilities of $93,000 and $301,000, respectively related to temporary differences between the financial statement and tax bases related to Lane's inventory are included in net current assets of discontinued operation in the accompanying consolidated balance sheets as of December 31, 1996 and 1997.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On a stand-alone basis, Lane's effective tax rate was approximately 38% for the period from acquisition (May 1, 1996) through December 31, 1996 and 1997. These rates differ from the federal statutory due primarily to state taxes. Lane's tax benefit (provision) has been allocated between continuing and discontinued operations in the statements of operations for the period from acquisition (May 1, 1996) through December 31, 1996 and 1997.

7. MEMBERS' EQUITY AND RELATED PARTY TRANSACTIONS:

     The liability of the individual members of the Company is limited to the balances of their respective members' equity accounts.

     The members of the Company are actively involved in managing the Company and are paid regular salaries which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Greg Demers owns or controls a majority of the Company's ownership interest and five other individuals or entities own the balance.

     The Company has had transactions with several of its members and entities affiliated with its members. Related party receivables and payables as of December 31, 1996 and 1997 consist primarily of receivables and payables to members or to entities affiliated with members.

     MINORITY INTEREST

     Greg Demers owns the 0.5% ownership interest in Kinzua not owned by Pioneer. This ownership is reflected as minority interest in the accompanying consolidated financial statements.

     OTHER RELATED PARTY TRANSACTIONS

     Various related parties have used the services of Pioneer Aviation's aircraft and have been charged accordingly for such services at a rate which approximates fair market value ($135,000, $571,000 and $258,000 in 1995, 1996 and 1997, respectively).

     Beginning in 1996, the Company engaged a forest products trading company to market its lumber products. One of the Company's members also has an ownership interest in the trading company. Sales commissions paid to this entity (which approximated market value) were $248,000 and $700,000 in 1996 and 1997, respectively.

8. CONTINGENCIES:

     LAND OWNERSHIP DISPUTE

     In 1994, Old Pioneer filed a lawsuit against an unrelated third party for $6,000,000, alleging that this party was erroneously deeded certain tracts of timber and timberlands (the Township 7 and 8 tracts, valued at $6,000,000) in April 1994. The other party then counter-sued Old Pioneer for $6,000,000. Discovery and trial proceedings occurred through 1997.

     In January 1998, an Oregon Circuit/District Court ruled in Old Pioneer's favor and ordered that the other party reconvey the timber and timberlands to Old Pioneer and compensate Old Pioneer for the value of timber harvested during the period the disputed property was under the other party's control. The other party's claims were denied.

     As the Company believes the other party is likely to appeal the Court's decision, and as the Company has not yet assumed possession of the property or collected damages, the Company has not recorded the gain contingency in the accompanying consolidated financial statements. Any ultimate recoveries from the

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

lawsuit will be allocated among the owners of Old Pioneer at the time of the related transaction. Pioneer's share of any recoveries would be approximately 27% of total recoveries accruing to Old Pioneer.

     OTHER CLAIMS

     The Company is subject to ongoing litigation and claims as part of its normal business operations. In the opinion of management, none of these claims will have a material adverse effect on the Company.

9. ACQUISITIONS:

     Three acquisitions have been reflected in the accompanying consolidated financial statements. In May 1996, Lane was acquired by a group of investors who also have ownership interests in Pioneer. The investors' ownership interests were transferred to Pioneer in November 1996. In June 1996, Pioneer and Kinzua acquired timber and timberlands and a sawmill in Pilot Rock, Oregon. In August 1996, Pioneer acquired a majority ownership interest in Pioneer Aviation.

     LANE PLYWOOD ACQUISITION

     Lane was formed in 1952. PMI was formed in 1996 by members of Pioneer for the purpose of acquiring Lane. Lane was acquired by PMI on May 1, 1996. Lane's operating assets principally consisted of timber-related operations and a plywood operation. The acquisition was accounted for using the purchase method of accounting; the purchase price was $10,100,000. The results of operations of Lane are included in the accompanying consolidated financial statements for all periods beginning May 1, 1996. As discussed in Note 11, Lane's plywood operation was discontinued in 1997. Thus, the results of the plywood operation are reflected as discontinued for all periods presented in the consolidated financial statements.

     On November 25, 1996, the ownership of PMI was transferred to Pioneer. This transaction was accounted for as a reorganization of entities under common control and, accordingly, the carrying values of Lane's accounts were not adjusted as a result of the ownership transfer to Pioneer.

     The following table presents the unaudited pro forma results of discontinued operations for the years ended December 31, 1995 and 1996 as if the Lane acquisition had been consummated at the beginning of the period. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the Lane acquisition been consummated at the beginning of the period.

                                                                            PIONEER RESOURCES
                                                         PREDECESSOR             LLC AND
                                                          YEAR ENDED          SUBSIDIARIES
                                                         DECEMBER 31,         DECEMBER 31,
                                                           1995(A)                1996
                                                     --------------------   -----------------
                                                         (UNAUDITED)           (UNAUDITED)
Revenue from discontinued operation................      $39,027,000           $39,363,000
Loss from discontinued operation...................         (497,000)             (142,000)

---------------

(a) Due to the Transactions discussed in Note 1, consolidated revenue from discontinued operation and loss from discontinued operation for 1996 are not comparable to the combined revenue from discontinued operation and loss from discontinued operation of the Predecessor for 1995.

     Pro forma revenues and results of operations of continuing operations were not materially different than those reported in the historical consolidated results of operations.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     PILOT ROCK ACQUISITION

     In June 1996, Kinzua acquired a sawmill in Pilot Rock, Oregon ("Pilot Rock") for $5,500,000. Concurrently, Pioneer purchased timber and timberlands in northeastern Oregon from the same seller for $28,500,000. The acquisition was accounted for using the purchase method of accounting. Results of operations of the acquired sawmill and timber operations for the period from July 1, 1996 through December 31, 1996 and for the year ended December 31, 1997 are included in the accompanying consolidated financial statements.

     The following table presents the unaudited pro forma revenues and income from continuing operations for the years ended December 31, 1995 and 1996 as if the Pilot Rock acquisition had been consummated at the beginning of the period. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the Pilot Rock acquisition been consummated at the beginning of the period.

                                                                         PIONEER RESOURCES
                                                      PREDECESSOR             LLC AND
                                                      YEAR ENDED           SUBSIDIARIES
                                                     DECEMBER 31,          DECEMBER 31,
                                                        1995(A)                1996
                                                   -----------------   ---------------------
                                                      (UNAUDITED)           (UNAUDITED)
Revenue..........................................     $52,195,000           $74,355,000
Income from continuing operations................         878,000             8,649,000

---------------

(a) Due to the Transactions discussed in Note 1, consolidated revenue from continuing operation and income from continuing operation for 1996 are not comparable to the combined revenue from continuing operation and loss from continuing operation of the Predecessor for 1995.

     PIONEER AVIATION ACQUISITION

     As discussed in Note 1, Pioneer Aviation was a related entity to Pioneer prior to Pioneer acquiring a majority interest in Pioneer Aviation in August 1996. Through a series of purchases, capital contributions and ownership exchanges in 1996 and 1997, Pioneer acquired all of the ownership interest in Pioneer Aviation. The combined total of capital contributions, purchases of other owners' interests and ownership exchanges totaled $5,000,000 and $1,246,000 in 1996 and 1997, respectively. These acquisitions were accounted for by the purchase method of accounting, except exchanges which have been recorded at historical cost. Results of operations have been included in the accompanying consolidated financial statements for each of the periods presented.

10. SEGMENT AND SIGNIFICANT CUSTOMER INFORMATION:

     The Company operates in two industry segments -- timber operations and lumber operations. The timber operations segment consists of sales of logs to both outside customers and to the lumber operations segment. The lumber operations segment consists of lumber and byproducts produced by the Company's two sawmills. Operating income from the timber operations segment includes timberland and property sales of $1,865,000, $613,000 and $6,774,000 in 1995,
1996, and 1997, respectively.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents the Company's sales to certain customers as a percentage of total sales for the applicable period. Other than as reflected in the table, there were no other customers with sales equal to or in excess of 10% of total sales in the applicable periods.

                                                              1995     1996     1997
                                                              ----     ----     ----
Customer A..................................................   25%      --       --
Customer B..................................................   --       33%      29%
Customer C..................................................   18%      13%      --
Customer D..................................................   10%      --       --

     While many of the Company's logs and lumber products are of export-quality, the Company does not directly export any logs or other products.

     Income statement segment information for the years ended December 31, 1995, 1996 and 1997:

                                                                 PIONEER RESOURCES, LLC
                                              PREDECESSOR(A)        AND SUBSIDIARIES
                                              --------------   --------------------------
                                                YEAR ENDED      YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,    --------------------------
                                                   1995           1996           1997
                                              --------------   -----------   ------------
Revenues:
  Timber operations.........................   $11,236,000     $40,244,000   $ 60,303,000
  Lumber operations.........................    31,409,000      30,004,000     52,624,000
  Intersegment sales to lumber operations...    (7,771,000)     (7,730,000)   (14,025,000)
                                               -----------     -----------   ------------
                                               $34,874,000     $62,518,000   $ 98,902,000
                                               ===========     ===========   ============
Operating Income:
  Timber operations.........................   $ 4,156,000     $13,618,000   $ 18,771,000
  Lumber operations.........................     1,099,000       4,007,000      3,534,000
                                               -----------     -----------   ------------
                                               $ 5,255,000     $17,625,000   $ 22,305,000
                                               ===========     ===========   ============
Depreciation, depletion and amortization:
  Timber operations.........................   $ 1,555,000     $13,443,000   $ 23,171,000
  Lumber operations.........................       340,000         639,000        781,000
  General corporate assets..................     1,087,000       1,284,000      1,307,000
                                               -----------     -----------   ------------
                                               $ 2,982,000     $15,366,000   $ 25,259,000
                                               ===========     ===========   ============
Capital Expenditures(b):
  Lumber operations.........................   $   725,000     $   350,000   $    917,000
  General corporate assets..................     4,755,000       3,009,000      3,737,000
                                               -----------     -----------   ------------
                                               $ 5,480,000     $ 3,359,000   $  4,654,000
                                               ===========     ===========   ============

---------------

(a) Due to the Transactions discussed in Note 1, the consolidated revenues, operating income, depreciation, depletion and amortization and capital expenditures for the years ended December 31, 1996 and 1997 are not comparable to the combined revenues, operating income, depreciation, depletion and amortization and capital expenditures of the Predecessor for the year ended December 31, 1995. See the accompanying notes for additional information.

(b) Capital expenditures do not include the cost of acquiring additional timber and timberland properties.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Balance sheet segment information as of December 31:

                                                               1996           1997
                                                           ------------   ------------
Identifiable Assets:
  Timber operations......................................  $ 92,625,000   $108,690,000
  Lumber operations......................................    22,614,000     25,442,000
  General corporate assets...............................    16,821,000     20,298,000
                                                           ------------   ------------
                                                           $132,060,000   $154,430,000
                                                           ============   ============

11. DISCONTINUED OPERATION:

     In September 1997, the Company decided to dispose of its plywood manufacturing operation, as owned and operated by Lane. This operation ceased in November 1997.

     The net losses of the plywood operation for all periods presented are included in the consolidated statements of operations under discontinued operation. Revenues from the plywood operation were $27,788,000 in 1996 and $36,818,000 in 1997. Except for certain receivables, inventories, and other current assets carried at a total estimated net realizable value of $3,209,000 and expected to be recovered in 1998, all assets of the plywood operation were disposed of prior to December 31, 1997.

     The gain in 1997 on disposal of the discontinued operation reflected in the consolidated statement of operations includes gains on the sale of equipment used in the plywood operation, less estimated closure-related costs, net of tax provision on the gain. The loss in 1998 related to the disposal of this operation principally represents costs incurred in excess of those estimated in 1997 for closure-related expenses.

12. ACQUISITIONS:

     TIMBER AND TIMBERLAND ACQUISITIONS

     In 1998, the Company acquired several timber and timberland properties. The most significant properties acquired in 1998 were the Riffe Lake tract in January 1998 (for approximately $15,000,000), the Aloha tract in March 1998 (for approximately $17,000,000) and the Coastal tract in July 1998 (for approximately $131,000,000).

                              [INSIDE BACK COVER]

[PHOTO A]

Mid-rotation, intensively-managed
Southern pine plantation.

                              Life Cycle of A Tree

                STT owns and manages a diversified portfolio of commercial timber, a renewable natural resource.

[PHOTO B]                         [PHOTO C]

Fast-growing 5 year-old Southern  Mature Southern pine ready for
pine plantation in Louisiana.     harvest. Clear, straight and
                                  large diameter sawtimber has
                                  many high-value end uses.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               16,600,000 SHARES

                          STRATEGIC TIMBER TRUST, INC.

                                  COMMON STOCK

                                     [LOGO]

                               ------------------

                                   PROSPECTUS

                                                 , 1999

                               ------------------

                              SALOMON SMITH BARNEY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus which forms a part of this Registration Statement. The Company is sometimes referred to herein as the "Registrant."

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses expected to be incurred by the Company in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

SEC registration fee........................................   $111,448
National Association of Securities Dealers, Inc. filing
  fee.......................................................     30,500
New York Stock Exchange listing fee.........................    175,000
Blue Sky fees and expenses..................................      5,000
Accounting fees and expenses................................          *
Legal fees and expenses.....................................          *
Printing and engraving expenses.............................          *
Registrar and Transfer Agent's fees.........................          *
Directors' and Officers' liability insurance................    155,000
Miscellaneous fees and expenses.............................          *
                                                               --------
          Total.............................................          *
                                                               ========

---------------

* To be provided by amendment.

ITEM 32. SALES TO SPECIAL PARTIES.

     In connection with the Formation Transactions, the following sales of the Company's and the Partnership's securities have occurred within the past six months or will occur upon the completion of this offering:

          (i) In accordance with the terms of the STP2 partnership units held by the Former Pioneer Members and the STP2 partnership units held by Mach One, the Former Pioneer Members will receive $24.1 million in cash and 2,170,086 Partnership units having a value of $43.4 million, based on an initial public offering price of $20 per share, and Mach One will receive $10.0 million in cash (assuming this offering is consummated on March 31, 1999) and 100,110 Partnership units having a value of $2.0 million, based on the initial public offering price of $20 per share, in connection with the merger of STP2 into the Partnership. The Former Pioneer Members acquired their STP2 partnership units in connection with STP2's acquisition of Pioneer. Mach One acquired its interest in STP2 in exchange for $10.0 million cash that was used to finance STP2's acquisition of Pioneer.

          (ii) In accordance with the terms of the Partnership units held by LTP, LTP will receive $12.9 million in cash and will own 1,762,974 Partnership units having a value of $35.3 million, based on an initial public offering price of $20 per share, as of the completion of the offering. LTP acquired its Partnership units in exchange for the contribution to the Partnership of a contract (valued by the parties at $50.0 million) to acquire the Louisiana Property.

          (iii) At the completion of this offering, the shareholders of the Company who formed STT2 will receive 933,035 Partnership units in connection with the merger of STT2, STP2 and STTOC into the Partnership.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     In addition to the issuances described in Item 32, the Company and the Partnership have issued the following securities:

          (i) In April 1998, the Company issued an aggregate of 16,065 (or 587,798 shares adjusted for the Company's 36.59-for-1 stock split) shares of Common Stock to six individuals for services rendered to the Company: C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Charles W. Godfrey, Vladimir Harris and Joseph E. Rendini.

          (ii) In April 1998, the Partnership issued 500 Class B Partnership units and 4,500 Class C Partnership units to Louisiana Timber Partners, LLC in exchange for assignment to the Partnership of a contract to acquire the Louisiana Property. The parties valued the contract at $50.0 million. In connection with the completion of this offering, these units will be converted into an aggregate of 1,762,974 Partnership units and $12.9 million in cash.

          (iii) In April 1998, the Company issued 1,275 shares (or 46,651 shares adjusted for the stock split) of Common Stock to Sutherland Asbill & Brennan LLP in consideration of legal services rendered to the Company.

          (iv) In June 1998, the Company issued 1,020 (or 37,321 shares adjusted for the stock split) shares of Common Stock to Nicholas C. Brunet for services rendered to the Company.

     With respect to the issuances of Common Stock, options and Partnership units convertible into Common Stock described in Item 32 above and in this Item 33, the Registrant relied upon the exemption provided by section 4(2) of the Securities Act, and in all but the issuance of shares to Mr. Brunet, Regulation D, Rule 506, promulgated thereunder.

     Each recipient of the securities described above and in Item 32 represented his or its intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Each recipient had adequate access to information about the Company.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     GEORGIA BUSINESS CORPORATION CODE

     Section 14-2-851 of the GBCC empowers a corporation to indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts if the director acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

     In addition, section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

     Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as a director of the Company on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation or for receipt of an improper benefit.

     Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

     Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

     ARTICLES OF INCORPORATION

     Article V of the Articles of Incorporation exculpates the directors of the Company from personal liability for money damages to the Company or its shareholders to the fullest extent permitted by the GBCC, as it may be amended from time to time. Currently, the directors are exculpated from all liability to the Company or its shareholders except for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. The Articles of Incorporation also provide that any repeal or modification of Article V of the Articles of Incorporation by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     BYLAWS

     Article VI of the Company's Bylaws provides that the Company shall indemnify to the fullest extent permitted under the GBCC any person who is or was a director or an officer of the Company, including a director or an officer who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     No amendment, termination, or other elimination of Article VI of the Bylaws or of any relevant provisions of the GBCC or of any other applicable law shall affect or diminish in any way the rights to indemnification under the Bylaws with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing prior to such amendment, termination or other elimination. The indemnification and advancement of expenses provided by, or granted pursuant to, the Company's Bylaws are not exclusive of any other rights permitted by applicable law to which a person seeking indemnification or advancement of expenses may be entitled, whether by contract or otherwise. All rights to indemnification under
Article VI of the Bylaws continue as to a person who has ceased to be a director or officer and shall be deemed to be a contract between the Company and each such person.

     INDEMNIFICATION AGREEMENTS

     The Registrant will enter into indemnification agreements with each of its directors and executive officers prior to completion of this offering, and intends to enter into similar agreements with its prospective directors upon completion of the offering. The indemnification agreements provide for indemnification to the fullest extent permitted by applicable law, the Articles of Incorporation, the Bylaws and any resolutions of the Board of Directors and shareholders of the Company as in effect on the date of execution of each such indemnification agreement, and to such greater extent as applicable law may thereafter from time to time permit. The terms of these indemnification agreements are consistent with the terms of Article VI of the Registrant's Bylaws and Article V of the Articles of Incorporation.

     INSURANCE

     The Company intends to purchase a policy of insurance providing reimbursement of indemnification payments to officers and directors of the Company and reimbursement of certain liabilities incurred by directors and officers of the Company in their capacities as such, to the extent that they are not otherwise indemnified by the Company.

     UNDERWRITING AGREEMENT

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of the Registrant, its directors and its officers, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     PARTNERSHIP AGREEMENT

     The Partnership Agreement (Exhibit 3.5.4) provides for indemnification of the Company, STOC, and the directors and officers of the Company, as well as any other persons STOC, as general partner, may designate. The Partnership shall indemnify any of these indemnitees against any losses, claims, damages, liabilities, judgments, fines, settlements and expenses arising from the operations of the Partnership so long as the indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of the Partnership, and in the case of any criminal proceeding, the indemnitee had no reasonable cause to believe that its conduct was unlawful. This indemnification is limited to the assets of the Partnership and no partner in the Partnership shall be personally liable for such indemnification. The Partnership may reimburse reasonable expenses incurred by any such indemnitee in defense of an action relating to the operations of the Partnership, if the Partnership receives certain written affirmations and undertakings from the indemnitee. The Partnership may purchase and maintain insurance on behalf of such indemnitees against liabilities incurred by them in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify the indemnitee for the same liability under the Partnership Agreement.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements

          See Index to Financial Statements on page F-1 of the prospectus which forms a part of this Registration Statement.

     (b) Exhibits

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
         1.1*            Form of Underwriting Agreement
         2.1.1+          Contract for the Purchase and Sale of Real Property, dated
                         April 15, 1998, by and between Griffin Logging, Inc. and
                         Louisiana Timber Partners, LLC
         2.1.2+          Partial Assignment and Assumption of Contract, dated April
                         23, 1998, by and between Louisiana Timber Partners, LLC and
                         Strategic Timber Partners, LP

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
         2.1.3+          Contribution Agreement, dated April 23, 1998, by and among
                         Strategic Timber Partners, LP, Strategic Timber Operating
                         Co., the Registrant and Louisiana Timber Partners, LLC
         2.2+            Acquisition and Contribution Agreement, dated October 9,
                         1998, by and among Strategic Timber Trust II, LLC, Strategic
                         Timber Two Operating Co., LLC, Strategic Timber Partners II,
                         LP, Frontier Resources, LLC and all of the former owners of the membership interests of Pioneer Resources, LLC
         2.3*            Plan and Agreement of Merger with respect to the Merger of
                         Strategic Timber Trust II, LLC, Strategic Timber Two
                         Operating Co., LLC, and Strategic Timber Partners II, LP
                         with and into Strategic Timber Partners, LP, dated as of
                         January 25, 1999
         3.1.1           Articles of Incorporation of the Registrant
         3.1.2*          Form of Amended and Restated Articles of Incorporation of
                         the Registrant to be effective on or prior to the
                         consummation of this offering
         3.2.1           Bylaws of the Registrant
         3.2.2*          Form of Amended and Restated Bylaws of the Registrant to be
                         effective on or prior to the consummation of this offering
         3.3             Certificate of Incorporation of Strategic Timber Operating
                         Co.
         3.4             Bylaws of Strategic Timber Operating Co.
         3.5.1           Agreement of Limited Partnership of Strategic Timber
                         Partners, LP
         3.5.2           First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners, LP
         3.5.3           First Amendment to First Amended and Restated Agreement of
                         Limited Partnership of Strategic Timber Partners, LP
         3.5.4           Form of Second Amended and Restated Agreement of Limited
                         Partnership of Strategic Timber Partners, LP, to be
                         effective on or prior to the consummation of this offering
         3.6.1           Agreement of Limited Partnership of Strategic Timber
                         Partners II, LP
         3.6.2           First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners II, LP
         3.7             Operating Agreement of Strategic Timber Trust II, LLC
         3.8             Operating Agreement of Strategic Timber Two Operating Co.,
                         LLC
         3.9             Fourth Amended and Restated Operating Agreement of Pioneer
                         Resources, LLC
         4.1*            Form of Common Stock Certificate
         5.1*            Opinion of Sutherland Asbill & Brennan LLP as to certain
                         matters regarding the shares of Common Stock offered hereby
         8.1             Opinion of Sutherland Asbill & Brennan LLP as to tax matters
                         (included in the prospectus that forms part of this
                         Registration Statement under "Federal Income Tax
                         Consequences")
        10.1*            Form of 1999 Strategic Timber Trust Omnibus Incentive Plan
        10.2*            Form of Indemnification Agreement to be executed between
                         Registrant and certain of its officers and directors
        10.3*            Form of Stock Option Agreement
        10.4*            Form of Stock Option Agreement for Outside Directors

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
        10.5+            Replacement Credit Agreement, dated October 9, 1998, by and among Pioneer Resources, LLC, First Union National Bank, ABN
                         AMRO Bank N.V., NationsBank, N.A., and the other lenders
                         which are or become parties thereto
        10.6+            Loan Agreement, dated April 27, 1998, by and among Strategic
                         Timber Partners, LP, ABN AMRO Bank N.V., and the other
                         lenders which are or become parties thereto
        10.7+            Bridge Loan Agreement, dated April 27, 1998, by and among
                         the Registrant, ABN AMRO Bank N.V. and the lenders named
                         therein
        10.8+            Bridge Loan Agreement, dated October 9, 1998, by and among
                         Strategic Timber Trust II, LLC, ABN AMRO Bank N.V. and the
                         lenders named therein
        10.9.1*          Timber Purchase Agreement, dated December 29, 1998, between
                         Kinzua Resources, LLC and Pioneer Resources, LLC
        10.9.2*          Statutory Bargain and Sale Timber Deed between Kinzua
                         Resources, LLC and Pioneer Resources, LLC, dated December
                         29, 1998
        10.10*           Employment and Non-Competition Agreement between the
                         Registrant and C. Edward Broom
        10.11*           Employment and Non-Competition Agreement between the
                         Registrant and Christopher J. Broom
        10.12*           Employment and Non-Competition Agreement between the
                         Registrant and Thomas P. Broom
        10.13*           Employment and Non-Competition Agreement between the
                         Registrant and Kenneth L. Chute
        10.14*           Employment and Non-Competition Agreement between the
                         Registrant and Vladimir Harris
        10.15*           Employment and Non-Competition Agreement between the
                         Registrant and Nicholas C. Brunet
        10.16*           Employment and Non-Competition Agreement between the
                         Registrant and Joseph E. Rendini
        21.1             Subsidiaries of the Registrant
        23.1             Consent of Arthur Andersen LLP
        23.2             Consent of Sutherland Asbill & Brennan LLP
        23.3             Consent of Mason, Bruce & Girard, Inc.
        23.4             Consent of Canal Forest Resources, Inc.
        24.1             Power of Attorney (included on signature page)
        27.1             Financial Data Schedule
        99.1             Consent of Prospective Director Starling W. Childs, II
        99.2             Consent of Prospective Director Jay S. Lucas
        99.3             Consent of Prospective Director Hanns A. Pielenz
        99.4             Consent of Prospective Director Richard P. Urfer

---------------

* To be filed by amendment.

+ Schedules and similar attachments to this exhibit have been omitted. A list of these omitted schedules has been provided in this exhibit, and the Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request.

ITEM 37. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New London, State of New Hampshire, on the 26th day of January, 1999.

                                            STRATEGIC TIMBER TRUST, INC.

                                            By:     /s/ C. EDWARD BROOM
                                              ----------------------------------
                                                       C. Edward Broom
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Edward Broom and Christopher J. Broom, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to this offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or with any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                 /s/ C. EDWARD BROOM                     President, Chief Executive    January 26, 1999
-----------------------------------------------------      Officer and Chairman of
                   C. Edward Broom                         the Board of Directors
                                                           (Principal Executive
                                                           Officer)

                /s/ KENNETH L. CHUTE                     Senior Vice President and     January 26, 1999
-----------------------------------------------------      Chief Financial Officer
                  Kenneth L. Chute                         (Principal Financial and
                                                           Accounting Officer)

              /s/ CHRISTOPHER J. BROOM                   Executive Vice President,     January 26, 1999
-----------------------------------------------------      Chief Investment Officer
                Christopher J. Broom                       and Director

                 /s/ THOMAS P. BROOM                     Executive Vice President,     January 26, 1999
-----------------------------------------------------      Chief Operating Officer
                   Thomas P. Broom                         and Director

                                 EXHIBIT INDEX

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
         1.1*            Form of Underwriting Agreement
         2.1.1+          Contract for the Purchase and Sale of Real Property, dated
                         April 15, 1998, by and between Griffin Logging, Inc. and
                         Louisiana Timber Partners, LLC
         2.1.2+          Partial Assignment and Assumption of Contract, dated April
                         23, 1998, by and between Louisiana Timber Partners, LLC and
                         Strategic Timber Partners, LP
         2.1.3+          Contribution Agreement, dated April 23, 1998, by and among
                         Strategic Timber Partners, LP, Strategic Timber Operating
                         Co., the Registrant and Louisiana Timber Partners, LLC
         2.2+            Acquisition and Contribution Agreement, dated October 9,
                         1998, by and among Strategic Timber Trust II, LLC, Strategic
                         Timber Two Operating Co., LLC, Strategic Timber Partners II,
                         LP, Frontier Resources, LLC and all of the former owners of the membership interests of Pioneer Resources, LLC
         2.3*            Plan and Agreement of Merger with respect to the Merger of
                         Strategic Timber Trust II, LLC, Strategic Timber Two
                         Operating Co., LLC and Strategic Timber Partners II, LP with and into Strategic Timber Partners, LP, dated as of January
                         25, 1999
         3.1.1           Articles of Incorporation of the Registrant
         3.1.2*          Form of Amended and Restated Articles of Incorporation of
                         the Registrant to be effective on or prior to the
                         consummation of this offering
         3.2.1           Bylaws of the Registrant
         3.2.2*          Form of Amended and Restated Bylaws of the Registrant to be
                         effective on or prior to the consummation of this offering
         3.3             Certificate of Incorporation of Strategic Timber Operating
                         Co.
         3.4             Bylaws of Strategic Timber Operating Co.
         3.5.1           Agreement of Limited Partnership of Strategic Timber
                         Partners, LP
         3.5.2           First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners, LP
         3.5.3           First Amendment to First Amended and Restated Agreement of
                         Limited Partnership of Strategic Timber Partners, LP
         3.5.4           Form of Second Amended and Restated Agreement of Limited
                         Partnership of Strategic Timber Partners, LP, to be
                         effective on or prior to the consummation of this offering
         3.6.1           Agreement of Limited Partnership of Strategic Timber
                         Partners II, LP
         3.6.2           First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners II, LP
         3.7             Operating Agreement of Strategic Timber Trust II, LLC
         3.8             Operating Agreement of Strategic Timber Two Operating Co.,
                         LLC
         3.9             Fourth Amended and Restated Operating Agreement of Pioneer
                         Resources, LLC
         4.1*            Form of Common Stock Certificate
         5.1*            Opinion of Sutherland Asbill & Brennan LLP as to certain
                         matters regarding the shares of Common Stock offered hereby
         8.1             Opinion of Sutherland Asbill & Brennan LLP as to tax matters
                         (included in the prospectus that forms part of this
                         Registration Statement under "Federal Income Tax
                         Consequences")
        10.1*            Form of 1999 Strategic Timber Trust Omnibus Incentive Plan
        10.2*            Form of Indemnification Agreement to be executed between
                         Registrant and certain of its officers and directors
        10.3*            Form of Stock Option Agreement
        10.4*            Form of Stock Option Agreement for Outside Directors

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
        10.5+            Replacement Credit Agreement, dated October 9, 1998, by and among Pioneer Resources, LLC, First Union National Bank, ABN
                         AMRO Bank N.V., NationsBank, N.A., and the other lenders
                         which are or become parties thereto
        10.6+            Loan Agreement, dated April 27, 1998, by and among Strategic
                         Timber Partners, LP, ABN AMRO Bank N.V., and the other
                         lenders which are or become parties thereto
        10.7+            Bridge Loan Agreement, dated April 27, 1998, by and among
                         the Registrant, ABN AMRO Bank N.V. and the lenders named
                         therein
        10.8+            Bridge Loan Agreement, dated October 9, 1998, by and among
                         Strategic Timber Trust II, LLC, ABN AMRO Bank N.V. and the
                         lenders named therein
        10.9.1*          Timber Purchase Agreement, dated December 29, 1998, between
                         Kinzua Resources, LLC and Pioneer Resources, LLC
        10.9.2*          Statutory Bargain and Sale Timber Deed between Kinzua
                         Resources, LLC and Pioneer Resources, LLC, dated December
                         29, 1998
        10.10*           Employment and Non-Competition Agreement between the
                         Registrant and C. Edward Broom
        10.11*           Employment and Non-Competition Agreement between the
                         Registrant and Christopher J. Broom
        10.12*           Employment and Non-Competition Agreement between the
                         Registrant and Thomas P. Broom
        10.13*           Employment and Non-Competition Agreement between the
                         Registrant and Kenneth L. Chute
        10.14*           Employment and Non-Competition Agreement between the
                         Registrant and Vladimir Harris
        10.15*           Employment and Non-Competition Agreement between the
                         Registrant and Nicholas C. Brunet
        10.16*           Employment and Non-Competition Agreement between the
                         Registrant and Joseph E. Rendini
        21.1             Subsidiaries of the Registrant
        23.1             Consent of Arthur Andersen LLP
        23.2             Consent of Sutherland Asbill & Brennan LLP
        23.3             Consent of Mason, Bruce & Girard, Inc.
        23.4             Consent of Canal Forest Resources, Inc.
        24.1             Power of Attorney (included on signature page)
        27.1             Financial Data Schedule
        99.1             Consent of Prospective Director Starling W. Childs, II
        99.2             Consent of Prospective Director Jay S. Lucas
        99.3             Consent of Prospective Director Hanns A. Pielenz
        99.4             Consent of Prospective Director Richard P. Urfer

---------------

* To be filed by amendment.

+ Schedules and similar attachments to this exhibit have been omitted. A list of these omitted schedules has been provided in this exhibit, and the Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request.